As filed with the Securities and Exchange Commission on July 28, 2006

Registration No. _________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GTJ REIT, INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

444 Merrick Road

Lynbrook, NY 11563

(516) 881-3535

(Address, Including Zip Code, and Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Jerome Cooper

President

c/o GTJ Co., Inc.

444 Merrick Road

Lynbrook, NY 11563

(516) 881-3535

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Stuart M. Sieger, Esq.	Adam P. Silvers, Esq.
Ruskin Moscou Faltischek, P.C.	Ruskin Moscou Faltischek, P.C.
1425 Reckson Plaza	1425 Reckson Plaza
East Tower, 15th Floor	East Tower, 15th Floor
Uniondale, New York 11556	Uniondale, New York 11556
(516) 663-6546	(516) 663-6519
(516) 663-6746 (Telecopy)	(516) 663-6719 (Telecopy)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities Being	Amount to be	Offering	Aggregate Offering	Amount of
Registered	Registered(1)	Price per Share	Price(2)	Registration Fee
Common Stock, $.001 par value per share	15,564,454 shares	$11.14	$173,388,018	$18,553

(1)             Includes 10,000,000 shares offered in connection with a business combination and 3,769,122 shares to be offered as part of a distribution of earnings and profits to stockholders following the Reorganization

(2)             Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED JULY  28, 2006

The information in this prospectus is not complete and may be changed or supplemented. We cannot issue any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

PROSPECTUS

GTJ REIT, INC.

Offering of 15,564,454 Shares of Common Stock

The principal purpose of this offering is the issuance of 10,000,000 shares of our common stock for the acquisition of Green Bus Lines, Inc., Triboro Coach Corporation and Jamaica Central Railways, Inc. (the “Bus Companies”) in mergers between such companies and our wholly owned subsidiaries, in order to effect a business combination of such companies (the “Reorganization”). Another purpose of this offering is the issuance of up to an additional 5,564,454 shares of our common stock as part of a proposed distribution of earnings and profits related to an election by us to become a Real Estate Investment Trust (“REIT”) following the Reorganization.

The Reorganization involve a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 6 for a discussion of risk factors relevant to an investment in our common stock, including, but not limited to, the following:

•      We are not raising any financing in this offering.

•      We may incur debt up to 75% of our gross real property assets, to expand our business, which could lead to an inability to pay distributions to our stockholders; additionally, distributions payable to our stockholders may include a return of capital.

•      If we do not qualify as a REIT for federal income tax purposes, we will be taxed as a corporation with adverse tax consequences.

•      We may be required to borrow money, sell assets or issue new securities for cash to pay distributions required of us as a REIT.

•      Certain of our officers and directors may have conflicts of interest because of their other activities.

•      As with the common stock of the Bus Companies, there is no public market for our common stock and none may develop in the foreseeable future. Thus, you may not be able to resell your shares.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from your investment in our shares of common stock is prohibited.

The date of this Prospectus is July 28, 2006

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create an implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

PROSPECTUS SUMMARY

Introduction

The proposed issuance of 10,000,000 shares of common stock by the Company relates to a proposed reorganization (the “Reorganization”) of three affiliated New York corporations with long historical roots in the operation of private bus routes in New York City, namely Green Bus Lines, Inc. (“Green Bus”), Triboro Coach Corporation (“Triboro”) and Jamaica Central Railways, Inc.,  (“Jamaica”) (collectively referred to as the “Bus Companies”) as subsidiaries of GTJ REIT, Inc. The bus businesses of the Bus Companies were acquired by New York City in late 2005 and early 2006, leaving the Bus Companies with a portfolio of real property and a group of outdoor maintenance businesses and a paratransit business. The proposed issuance of up to an additional 5,564,454 shares is part of a distribution of earnings and profits of the Bus Companies relating to an election of GTJ REIT, Inc. to be treated as a real estate investment trust (“REIT”).

Common management of the Bus Companies

The businesses of the Bus Companies have been managed under the direction of a common Board of Directors. The Board of Directors meets approximately once a month to discuss matters relating to the Bus Companies. All corporate actions by the Board with respect to the Bus Companies are decided by the directors, including the election of officers for each of the Bus Companies. The common Boards are maintained in place under voting trust agreements in which approximately 88% of the Green common stock, 89% of the Triboro common stock and 91% of the Jamaica common stock is voted by a single voting trustee, Jerome Cooper, who is also the Chief Executive Officer of the Bus Companies and of our company.

Present operations

The Bus Companies, including their subsidiaries own a total of six rentable parcels of real property, four of which are leased to New York City and one of which is leased to a commercial tenant (all five on a triple net basis), and one of which is used by our operations and the remainder of which is leased to a commercial tenant not on a triple net basis. The annual gross rental income of all of the properties from third party tenants is approximately $9,500,000. There is an additional property of negligible size which is not rentable. The Bus Companies and their subsidiaries, collectively, operate a group of outdoor maintenance businesses, and a paratransit business, with aggregate sales of approximately $27,000,000 in 2005.

Reasons for the proposed Reorganization

As a result of the sales of the Bus Companies’ bus assets to New York City and the execution of the leases described above with New York City and others, the Bus Companies receive a substantial amount of income and cash flow. Because the Bus Companies were organized more than a half-century ago, their real property is still owned by “C” corporations. For tax purposes, these are corporations which are taxed on their income and do not “pass through” their tax liabilities to the shareholders, as would occur in, for example, a limited partnership or a limited liability company. Accordingly, the substantial income being generated under the leases described above is being taxed at the corporate level at a tax rate of approximately 45% and then, if distributed to the shareholders as dividends, would be taxed again at, for example, rates ranging from approximately 15% to 25%, which would result, if such income were fully distributed, in a combined tax rate on the income rates ranging from approximately 60% to 70%.

One solution to this situation is the transfer of all of the real properties to entities which could “pass through” the tax liability. Such transfers would be treated as a sale of the real properties and would generate very substantial tax liabilities. Another solution, sale of the properties to third parties, would entail similar very substantial tax liabilities.

Accordingly, the Board of Directors, after consultation with its tax and legal advisers, determined that the only tax efficient solution to the above situation is the creation of a REIT. Because of special tax rules applicable to REITs, all of the real property of the Bus Companies can be acquired by a REIT in a tax free reorganizations. Furthermore, the income earned by the REIT’s real properties will not be taxed to the REIT provided there is compliance with the REIT rules. Among other requirements, the REIT rules provide, with certain exceptions, that at least 90% of REIT real property taxable income for each year must be distributed to REIT shareholders. Income from the Bus Companies’ outdoor maintenance, paratransit and other activities will continue to be subject to corporate taxation.

In order to adopt a REIT structure, it is necessary in the first instance to combine the Bus Companies and their subsidiaries under a single holding company, which is referred to in this prospectus as the “Reorganization”. We are a Maryland corporation named GTJ REIT, INC and will be the holding company. We have formed three wholly-owned New York corporations and propose that each of the Bus Companies merge with one of these subsidiaries to become our wholly-owned subsidiaries. We will then also own GTJ, Inc. (presently a jointly owned subsidiary of the Bus Companies) which in turn owns certain of the real property described above and all of the outdoor maintenance businesses, and a paratransit business. The mergers require the approval of the holders of at least 66 2/3% of the outstanding shares of common stock of each of Green, Triboro and Jamaica, voting separately and not as one class.

Relative valuation of Bus Companies

Based on the valuations of the real properties and outdoor maintenance businesses, and the paratransit business, and considering the ownership of the same in whole or part by each of the Bus Companies, we have been advised by Ryan Beck & Co. that the relative valuation of each the Bus Companies (as part of GTJ REIT, Inc.) is Green - 42.088%, Triboro - 38.287% and Jamaica -  19.625%. Accordingly, under the Reorganization, 10,000,000 shares of our common stock will be distributed 4,208,800 shares to the shareholders of Green, 3,828,700 shares to the shareholders of Triboro and 1,962,500 shares to the shareholders of Jamaica, in such case in proportion to the outstanding shares held by such shareholders of each Bus Company, respectively.

Distribution of earnings and profits

As part of becoming a REIT, we are required, after the Reorganization, to make a distribution of the Bus Companies’ historical undistributed earnings and profits, estimated to be not more than $62,000,000. We will distribute $20,000,000 in cash, and also make available 5,564,454 of our shares of our common stock, valued at $11.14 per share, which are included in this prospectus. Since we expect all of the $20,000,000 to be elected, we do not expect to issue more than 3,769,122 shares of common stock. The $11.14 value per share is based solely on appraisals of the Bus Companies’ assets and liabilities and is not based on market or trading values, and was derived by dividing such appraised value by the 13,769,122 shares of common stock we expect to be outstanding. Therefore, there is no assurance that our shareholders, after the Reorganization, will be able to realize that value (or any other particular value) for a share of our Common Stock. Each shareholder may elect a combination of cash and stock, or exclusively cash or stock. If more than $20,000,000 of cash is elected in the aggregate, the cash will be distributed pro rata to each stockholder electing to receive some or all of his or her distribution in cash, in an amount totaling $20,000,000, and the balance of the distribution to each such stockholder will be made in shares of our Common Stock.

Annual Dividends

In order to remain a REIT, we will be required to pay dividends to our stockholders each year equal to at least 90% of our taxable real property income, and exclusive of real property capital gains if any.

Organizational chart of the Reorganization

The following chart represents our organization after the Reorganization with six subsidiaries holding our rented real property as qualified REIT subsidiaries, and GTJ and its subsidiaries as taxable REIT subsidiaries.

Summary of pro forma consolidated financial data

Assuming approval by the Bus Companies’ shareholders and consummation of the Reorganization, our pro forma operations for the year ended December 31, 2005, the three months ended March 31, 2005 and 2006, and our pro forma financial position at December 31, 2005 and March 31, 2006 are as follows:

Summary unaudited pro forma combined condensed financial consolidated information

The following summary unaudited pro forma combined condensed consolidated financial data of GTJ REIT, Inc. The unaudited pro forma consolidated financial statement information is based on, and should be read together with the consolidated financial statements as of March 31, 2006 (unaudited) and for the three months ended March 31, 2006 (unaudited) and for the years ended December 31, 2005 and 2004, and 2003 which are found elsewhere in this prospectus.

Pro forma combined condensed consolidated statement of operations data:

	GTJ REIT, INC.
	Three months ended	Years ended December 31,
	March 31, 2006	2005	2004	2003
	(unaudited)
	(in thousands)
Operating revenue	$6,822	$27,527	$25,436	$20,915
Rental income	2,213	9,648	9,632	8,762
Total	9,035	37,175	35,068	29,677
Operating expenses	7,705	29,962	27,524	22,667
Income (loss) from operations	1,330	7,213	7,545	7,010
Other income (expense)	422	(1,673)	(2,344)	(2,067)
Income (loss) from continuing operations before income taxes	1,752	5,540	5,201	4,943
Provision for income tax expense	776	1,515	858	1,821
Income (loss) from continuing operations before income (loss) of unconsolidated affiliates	976	4,025	4,343	3,122
Income (loss) from affiliates	—	—	—	—
Income (loss) from continuing operations	$ ,976	$4,025	$4,343	$3,122

Pro forma combined condensed consolidated balance sheet data:

March 31, 2006
(in thousands)
(unaudited)
Cash and cash equivalentsand restricted cash	$4,802
Working capital	$(290)
Total assets	$70,954
Total liabilities	$59,379
Total shareholders’ equity	$11,575

Changes in Control

Under the provisions of our charter, no individual may own more than 9.9% of our outstanding common stock, in order to insure that REIT ownership rules are not violated, namely that not more than 50% of our common stock can be owned by 5 or less persons. In addition, our board of directors has adopted a Stockholder Rights Plan which is designed to discourage any group from acquiring, in the aggregate, more than 15% of our outstanding common stock, without our board of directors’ approval. In addition, Maryland law has a number of provisions that would discourage or prohibit takeovers of our company without the approval of our board of directors.

Risk Factors

Our company, following the Reorganization, will be subject to a number of risks, among which are the following:

•       We are not raising any financing in this offering, so that we will have to obtain other sources of funding for our growth

•       We may incur debt up to 75% of our gross assets to expand our business, which could lead to an inability to pay distributions to our stockholders; additionally, distributions payable to our stockholders may include a return of capital.

•       If we do not qualify as a REIT for federal income tax purposes, we will be taxed as a corporation.

•       We may be required to borrow money, sell assets or issue new securities for cash to pay distributions required of us as a REIT.

•       Certain of our officers and directors may have conflicts of interest because of their other activities.

•       As with the common stock of the Bus Companies, there is no public market for our common stock and none may develop in the foreseeable future. Thus, although your shares are freely transferable, there may not be a market for the same.

For further information, see “Risk Factors” commencing on page 6.

RISK FACTORS

Before you vote on the Reorganization described in this prospectus, you should be aware that we are subject to various risks, including those described below. You should carefully consider these risks together with all of the other information included in this prospectus before you decide to approve the Reorganization.

Real property business

Our real property portfolio is derived from the Bus Companies and we may not grow or diversify our real estate portfolio in the foreseeable future.

We will own six income producing real properties which are presently owned, collectively, by the Bus Companies. We are raising no funds in this offering and so, without a sale of an existing real property, which is not contemplated for at least 10 years, the raising of funds by the sale of debt or equity securities or significant mortgage financing, our real property portfolio will not grow or be diversified.

We have not determined what other kinds of real property may be the subject of a future investment.

The formation of the Company and the Reorganization are based on the Bus Companies’ real property and outdoor maintenance businesses and a paratransit business. We have formulated no plans with respect to future real property investments. Therefore, we can not predict the future business direction of the Company.

No operating history

Our company is newly formed and has not yet commenced business operations, which makes our future performance and the performance of your investment difficult to predict.

Our company was incorporated on June 26, 2006. We have no prior operating history as a real property company. Therefore, our future performance and the performance of your investment can not be predicted at this time.

Our failure to qualify as a REIT would subject us to corporate income tax and would materially impact our funds available for distribution.

We intend to operate in a manner so as to qualify as a REIT for federal income tax purposes. Qualifying as a REIT will require us to meet several tests regarding the nature of our assets and income on an ongoing basis. A number of the tests established to qualify as a REIT for tax purposes are factually dependent. Therefore, you should be aware that while we intend to qualify as a REIT, it is not possible at this early stage to assess our ability to satisfy these various tests on a continuing basis. Therefore, we cannot assure you that our company will in fact qualify as a REIT or remain qualified as a REIT.

If we fail to qualify as a REIT in any year, we would pay federal income tax on our real property taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would substantially decrease the amount of cash available to be distributed to our stockholders. In addition, we no longer would be required to distribute substantially all of our taxable income to our stockholders. Unless our failure to qualify as a REIT is excused under relief provisions of the federal income tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.

Negative characteristics of real property investments

We may obtain substantial financing on our real property.

The growth and diversification of our real property business is expected to be financed, in substantial part, by mortgage financing. We may borrow sums up to 75% of the value of our real property portfolio. Such loans may result in substantial interest charges which can materially reduce distributions to our stockholders. The documentation related to such loans is expected to contain covenants regulating the manner in which we may conduct our businesses and may restrict us from pursuing opportunities which could be beneficial to our stockholders. In addition, if we are unable to meet our payment or other obligations to our lenders, we risk loss of some or all of our real property portfolio.

We depend upon our tenants to pay rent, and their inability or refusal to pay rent will substantially reduce our collections and thus cash available for distribution to our stockholders.

Our real property, particularly those we may purchase after the Reorganization, will be subject to varying degrees of risk that generally arise from such ownership. The underlying value of our properties and the ability to make distributions to you depend upon the ability of the tenants of our properties to generate enough income to pay their rents in a timely manner. Their inability or unwillingness to do so may be impacted by employment and other constraints on their finances, including debts, purchases and other factors. Additionally, the ability of commercial tenants of commercial properties would depend upon their ability to generate income in excess of their operating expenses to make their lease payments to us. Changes beyond our control may adversely affect our tenants’ ability to make lease payments and consequently would substantially reduce both our income from operations and our ability to make distributions to you. These changes include, among others, the following:

•       changes in national, regional or local economic conditions;

•       changes in local market conditions; and

•       changes in federal, state or local regulations and controls affecting rents, prices of goods, interest rates, fuel and energy consumption.

Due to these changes or others, tenants may be unable to make their lease payments. A default by a tenant, the failure of a tenant’s guarantor to fulfill its obligations or other premature termination of a lease could, depending upon the size of the leased premises and our ability to successfully find a substitute tenant, have a materially adverse effect on our revenues and the value of our common stock or our cash available for distribution to our stockholders.

If we are unable to find tenants for our properties, particularly those we may purchase after the Reorganization, or find replacement tenants when leases expire and are not renewed by the tenants, our revenues and cash available for distribution to our stockholders will be substantially reduced.

Lack of diversification and liquidity of real estate will make it difficult for us to sell underperforming properties or recover our investment in one or more properties.

Our business will be subject to risks associated with investment primarily in real property. Real property investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We cannot assure you that we will be able to dispose of a property when we want or need to. Consequently, the sale price for any property we may purchase of the Reorganization may not recoup or exceed the amount of our investment.

Lack of geographic diversity may expose us to regional economic downturns that could adversely impact our real property operations or our ability to recover our investment in one or more properties.

All of the properties we will initially own are located in the counties of Queens and Brooklyn, New York City. Geographic concentration of properties will expose us to economic downturns in New York City. A recession in this area could adversely affect our ability to generate or increase operating revenues, attract new tenants or dispose of unproductive properties.

Each of the Bus Company real properties has been, and continues to be, used as a bus depot or automobile facility and has certain environmental conditions.

Generally all the Bus Companies’ real property have had activity regarding removal and replacement of underground storage tanks and soil removal. Upon removal of the old tanks, any soil found to be unacceptable was heated off site to burn off contaminants. Fresh soil was brought in to replace earth which had been removed. There are still some levels of contamination at the sites, and groundwater monitoring programs have been put into place. Closures of existing New York State Department of Environmental Control spill numbers may be warranted if it can be shown that the remaining degree of impact is non threatening and within acceptable levels. Each of the properties is in a commercial zone and is still used as a transit depot including maintenance of vehicles. We can not assess what further liability may arise from these sites.

Discovery of previously undetected environmentally hazardous conditions may decrease our revenues and the return on your shares of common stock.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost to remove or remediate hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to you.

Losses for which we either could not or did not obtain insurance will adversely affect our earnings.

We could suffer a loss due to the cost to repair any damage to properties that are not insured or are underinsured. There are types of losses, generally of a catastrophic nature, such as losses due to terrorism, wars, earthquakes or acts of God, that are either uninsurable or not economically insurable. We may acquire properties that are located in areas where there exists a risk of hurricanes, earthquakes, floods or other acts of God. Generally, we will not obtain insurance for hurricanes, earthquakes, floods or other acts of God unless required by a lender or we determine that such insurance is necessary and may be obtained on a cost-effective basis. If such a catastrophic event were to occur, or cause the destruction of one or more of our properties, we could lose both our invested capital and anticipated profits from such property.

You may not receive any distributions from the sale of one of our properties, or receive such distributions in a timely manner, because we may have to provide financing to the purchaser of such property.

If we sell a property or our company, you may experience a delay before receiving your share of the proceeds of such liquidation. In a forced or voluntary liquidation, we may sell our properties either subject to or upon the assumption of any then outstanding mortgage debt or, alternatively, may provide financing to purchasers. We may take a purchase money obligation secured by a mortgage as partial payment. To the extent we receive promissory notes or other property instead of cash from sales, such proceeds, other than any interest payable on those proceeds, will not be included in net sale proceeds until and to the extent the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. In many cases, we will receive initial down payments in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. Therefore, you may experience a delay in the distribution of the proceeds of a sale until such time.

Our outdoor maintenance businesses and paratransit business are subject to a number of risks

We will operate several outdoor maintenance businesses including bus shelters, bill boards advertising displays and outdoor construction and maintenance support. Much of this business is related to large customer contracts with municipalities. The loss by customers of one or more of those contracts could have a material adverse effect on our business. In addition, these businesses have required significant capital and may require significant additional capital in the future. In addition to the risk related to additional investment, the capital may have to be funded by borrowing or asset sales in order to have funds available for REIT mandated distributions to our stockholders, increasing the cost of such capital. In addition, our paratransit business depends on the continuance of one major agreement with the Metropolitan Transit Authority.

Risks related to our common stock

The absence of a public market for our common stock will make it difficult for you to sell your shares.

Prospective stockholders should understand that our common stock, like that of the Bus Companies, is illiquid, and they must be prepared to hold their shares of common stock for an indefinite length of time. Before this offering, there has been no public market for our common stock, and initially we do not expect a market to develop. We have no current plans to cause our common stock to be listed on any securities exchange or quoted on any market system or in any established market either immediately or at any definite time in the future. While our board of directors may attempt to cause our common stock to be listed or quoted in the future, there can be no assurance that this event will occur. Accordingly, stockholders will find it difficult to resell their shares of common stock. Thus, our common stock should be considered a long-term investment. In addition, there are restrictions on the transfer of our common stock. In order to qualify as a REIT, our shares must be beneficially owned by 100 or more persons at all times and no more than 50% of the value of our issued and outstanding shares may be owned directly or indirectly by five or fewer persons at all times. Our charter provides that no person may own more than 9.9% of the issued and outstanding shares of our stock or more than 9.9% in value or in number of shares, whichever is more restrictive, of the issued and outstanding shares of our common stock. Any purported transfer of our shares that would result in a violation of either of these limits will result in such shares being transferred to a trust for the benefit of a charitable beneficiary or such transfer being declared null and void.

The allocation of our common stock among the Bus Companies’ shareholders has been established by appraisals and a fairness opinion.

We have allocated 10,000,000 shares, the initial amount of our outstanding common stock, among the stockholders of the Bus Companies, as follows:  4,208,800 shares for the Green shareholders, 3,828,700 shares for the Triboro shareholders and 1,962,500 shares for the Jamaica shareholders. These allocations are based on appraisals of the Bus Companies’ real property and outdoor maintenance businesses’ and a paratransit business’s assets and liabilities, and a fairness opinion provided by Ryan Beck & Co., Inc. There is no external reference for the value of the Bus Companies and their holdings based on either a market capitalization basis or a recent sale basis. While we do not consider the allocation arbitrary, it is not referenced to actual trading or sale transactions.

Conflicts of interest

Throughout this prospectus, references to affiliates or associates of a person generally mean:

•       any person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other person;

•       any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other person;

•       any person directly or indirectly controlling, controlled by or under common control with such other person;

•       any executive officer, director, manager, trustee or general partner of such other person; and

•       any legal entity for which such person acts as an executive officer, director, manager, trustee or general partner.

•       a member of the immediate family of an affiliate

The conflicts of interest described below may mean our company will not be managed solely in your best interests as a stockholder, which may adversely affect our results of operation and the value of your investment.

Our officers and non-independent directors may have conflicts of interest in managing our business and properties. Thus, they could make decisions or take actions that do not solely reflect your interests as a stockholder. Certain of our officers and directors are also involved in the advising and ownership of other real estate entities, which may give rise to conflicts of interest.

As officers, directors, managers and partial owners of entities with which we do business or with interests in competition with our own interests, these individuals will experience conflicts between their fiduciary obligations to our company and their fiduciary obligations to, and pecuniary interests in other entities with which they may be associated. These conflicts of interest could:

•       limit the time and services that some of our officers devote to our company, and

•       impair our ability to compete for acquisition of properties with other real estate entities that are also advised by such persons.

Certain of our officers will devote only as much of their time to our business as they determine is reasonably required, which may be substantially less than full time. Further, during times of intense activity in other programs, those persons may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. Poor or inadequate management of our business would adversely affect our results of operations and the value of your investment.

The absence of arm’s-length bargaining may mean that our agreements that may not be as favorable to you as a stockholder as they otherwise would have been.

Any existing or future agreements between us and our officers, or their affiliates would not be reached through arm’s-length negotiations, although our objective is to achieve the equivalent thereof.

Possible dilution

Our stockholders’ interests may be diluted in various ways, which could result in lower returns to our stockholders.

Our board of directors is authorized, without stockholder approval, to cause us to issue additional shares of our common stock, or shares of preferred stock on which it can set the terms, and to raise capital through the issuance of options, warrants and other rights, on terms and for consideration as the board of directors in its sole discretion may determine, subject to certain restrictions in our charter in the instance of options and warrants. Any such issuance could result in dilution of the equity of the stockholders. The board of directors may, in its sole discretion, authorize us to issue common stock or other interests or our securities to persons from whom we purchase real property or other assets, as part or all of the purchase price. The board of directors, in its sole discretion, may determine the value of any common stock or other equity or debt securities issued in consideration of property or services provided, or to be provided, to us.

We have adopted the 2006 Incentive Stock Option Plan, under which 1,000,000 of common stock is reserved for issuance, and under which we may grant stock options, restricted stock and other performance awards to our officers, employees, consultants and independent directors. The effect of these grants, including the subsequent exercise of stock options, could be to dilute the value of the stockholders’ investments.

In addition, we plan to will make available 5,564,454 shares of our common stock as part of the distribution of $62,000,000 of earnings and profits which is a condition for our obtaining REIT status, but assuming all of the $20,000,000 of cash is elected, only 3,769,122 of such shares will be issued. This issuance will be dilutive without any offsetting value to our company.

Federal income tax requirements

The requirement to distribute at least 90% of our taxable income may require us to incur debt, sell assets or issue additional securities for cash, which would increase the risks associated with your investment.

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our taxable real property taxable income, other than any net capital gains. To the extent that we distribute at least 90% but less than 100% of our real property taxable income in a calendar year, we will incur no federal corporate income tax on our distributed real property taxable income, but will incur a federal corporate income tax on any undistributed amounts. In addition, we will incur a 4% nondeductible excise tax if the actual amount we distribute to our stockholders in a calendar year is less than a minimum amount specified under federal income tax law. We intend to distribute at least 90% of our real property taxable income to our stockholders each year so that we will satisfy the distribution requirement and avoid the 4% excise tax. However, we could be required to include earnings in our taxable income before we actually receive the related cash. That timing difference could require us to borrow funds or raise additional capital to meet the distribution requirement and avoid corporate income tax and the 4% excise tax in a particular year. In case we don’t distribute 100% of our real property taxable income, we will be subject to taxation at the REIT level on the amount of undistributed real property taxable income and to the extent we distribute such amount, you will be subject to taxation on it at the stockholder level.

The minimum distribution requirements for REIT’s may require us to borrow, sell assets or issue additional securities for cash to make required distributions, which would increase the risks associated with your investment in our company.

Under existing tax law, we would be taxed at the corporate level if, within 10 years after the Reorganization, we sell any real property acquired in the Reorganization. For that reason, we presently intend to hold such real property for at least 10 years. This policy would eliminate a sale as a way to obtain liquidity and would prevent a sale which would otherwise be made to take advantage of favorable market conditions.

Lack of investment diversification

The effect of adverse conditions at specific properties will be magnified to the extent we own  a limited number of properties.

All of our real property is commercial and is located in Queens and Brooklyn, New York and New York City is the sole tenant of four of the properties. The lack of diversity in the properties which we will own, and their principal tenant, New York City, should we not diversify after the Reorganization, could increase your risk of owning our shares. We are not raising any funds in this offering for diversification. Adverse conditions at that limited number of properties or in the location in which the properties exist would have a direct negative impact on your return as a stockholder.

Distributions may include a return of capital

Distributions payable to stockholders may include a return of capital, as distinct from a return on capital. To the extent that our distributions exceed our current and accumulated earnings and profits, such amounts will constitute a return of capital for federal income tax purposes, to the extent of a stockholder’s basis in his stock, and thereafter will constitute capital gain.

Acquisition risks

Our inability to identify or find funding for acquisitions could prevent us from realizing our objectives and could adversely impact the value of your investment in our company.

We may not be able to identify or obtain financing to acquire additional real properties. If we qualify as a REIT, we will be required to distribute at least 90% of our real property taxable income, excluding net capital gains, to our stockholders in each taxable year, and thus our ability to retain internally generated cash is very limited. Also, acquisition capital may be required by our outdoor maintenance and paratransit businesses. Accordingly, our ability to acquire properties or to make capital improvements to or remodel properties will depend on our ability to obtain debt or equity financing from third parties or the sellers of properties.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of additional properties. If we place mortgage debt on properties we acquire in the Reorganization, which we plan to do, we will run the risk of being unable to refinance the additional properties when the loans become due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income would be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital.

We may incur mortgage and other indebtedness, which may increase our business risks.

Significant borrowings by us will increase the risks of owning shares of our company. If there is a shortfall between the cash flow generated by our properties and the cash flow needed to service our indebtedness, then the amount available for distributions to our stockholders will be reduced or eliminated. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. If any mortgages or other indebtedness contain cross-collateralization or cross-default provisions, a default on a single loan could affect multiple properties.

Additionally, when providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, merge with another company, or discontinue insurance coverage. These or other limitations may limit our flexibility and our ability to achieve our operating plans. In particular, we are currently negotiating and anticipate entering into a revolving line of credit with a bank to use for our future acquisitions, which we anticipate will have significant restrictions and covenants. Our failure to meet such restrictions and covenants could result in an event of default under our line of credit and result in the foreclosure of some or all of our properties.

Competition with entities who have greater financial resources could make it more difficult for us to acquire attractive properties and achieve our investment objectives.

If we determine to expand our real property holdings, we would compete for investment opportunities with entities with substantially greater financial resources. These entities may be able to accept more risk than our board of directors believes is in our best interests. This competition may limit the number of suitable investment opportunities available to us. This competition also may increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire properties. In addition, we believe that competition from entities organized for purposes similar to ours may increase in the future.

Investing in properties through joint ventures subjects that investment to increased risk.

Joint venture investments may involve risks not present in an acquisition, including, for example:

•       the risk that our co-venturer or partner in an investment might become bankrupt;

•       the risk that such co-venturer or partner may at any time have economic or business interests or goals which are inconsistent with our business interests or goals; or

•       the risk that such co-venturer or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, such as selling a property at a time when it would have adverse consequences for our stockholders.

Actions by such a co-venturer or partner might have the result of subjecting the applicable property to liabilities in excess of those otherwise contemplated and may have the effect of reducing our cash available for distribution. It also may be difficult for us to sell our interest in any such joint venture or partnership in such property.

Limited working capital

We will have limited sources of working capital and may not be able to obtain capital on acceptable terms or at all, decreasing the value of your investment.

We may not be able to fund our working capital needs. If we qualify as a REIT, we will be required to distribute at least 90% of our real property taxable income, excluding capital gains to our stockholders in each taxable year. However, depending on the size of our operations, we will require a minimum amount of capital to fund our daily operations. In addition, we may require working capital for our outdoor maintenance businesses and paratransit business. We may have to obtain financing from either affiliated or unaffiliated sources to meet such cash needs. This financing may not be available to us on acceptable terms or at all, which could adversely affect our operations and decrease the value of your investment in our company.

We are presently considering a working capital loan of up to $80,000,000. There is no assurance the same will be obtained, or, if obtained will be on terms we would want or could afford.

Borrowings may increase our business risks

As we incur indebtedness, we increase the expenses of our operations, which could result in a decrease in cash available for distribution to our stockholders.

The risk associated with your ownership of our common stock depends upon, among other factors, the amount of debt we incur. We intend to incur indebtedness in connection with our acquisition of properties. We may also borrow for the purpose of maintaining our operations or funding our working capital needs. Lenders may require restrictions on future borrowings, distributions and operating policies. We also may incur indebtedness if necessary to satisfy the federal income tax requirement that we distribute at least 90% of our real property taxable income, excluding net capital gains, to our stockholders in each taxable year. Borrowing increases our business risks.

Debt service increases the expense of operations since we will be responsible for retiring the debt and paying the attendant interest, which may result in decreased cash available for distribution to you as a stockholder. In the event the fair market value of our properties were to increase, we could incur more debt without a commensurate increase in cash flow to service the debt. In addition, our directors can change our policy relating to the incurrence of debt at any time without stockholder approval.

We may incur indebtedness secured by our properties, which may subject our properties to foreclosure.

Incurring mortgage indebtedness increases the risk of possible loss. Most of our borrowings to acquire properties would be secured by mortgages on our properties. If we default on our secured indebtedness, the lender may foreclose and we could lose our entire investment in the properties securing such loan which would adversely affect distributions to stockholders. For federal tax purposes, any such foreclosure would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage and, if the outstanding balance of the debt secured by the mortgage exceeds the basis of the property to our company, there could be taxable income upon a foreclosure. Such taxes would be payable by us if the sale was of Bus Company properties and took place within 10 years after the Reorganization. To the extent lenders require our company to cross-collateralize our properties, or our loan agreements contain cross-default provisions, a default under a single loan agreement could subject multiple properties to foreclosure.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make cash distributions to our stockholders.

A change in economic conditions could result in higher interest rates which could increase debt service requirements on variable rate debt and could reduce the amounts available for distribution to you as a stockholder. A change in economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if we are in need of capital to repay indebtedness in accordance with its terms or otherwise, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments.

Our ability to change policies without a stockholder vote

Our policies described in this prospectus, including the limits on debt, may be changed or eliminated by our board of directors at any time without a vote of our stockholders.

Our policies, including policies intended to protect you as a stockholder and the policies described in this prospectus with respect to acquisitions, financing, limitations on debt and investment limitations, have been determined by our board of directors and can be changed at any time without a vote of our stockholders or notice to you as a stockholder if our board of directors so determines in the exercise of its duties. Therefore, these policies and limitations may not be meaningful to protect your interests as a stockholder.

Possible adverse consequences of limits on ownership and on transfer of our shares

The limitation on ownership of our stock will prevent you from acquiring more than 9.9% of our common stock and may force you to sell common stock back to us.

Our charter limits direct and indirect ownership of our capital stock by any single stockholder to 9.9% of the value of outstanding shares of our capital stock and 9.9% of the value or number (whichever is more restrictive) of outstanding shares of our common stock. We refer to these limitations as the ownership limits. Our charter also prohibits transfers of our stock that would result in (1) our capital stock being beneficially owned by fewer than 100 persons, (2) five or fewer individuals, including natural persons, private foundations, specified employee benefit plans and trusts, and charitable trusts, owning more than 50% of our capital stock, applying broad attribution rules imposed by the federal income tax laws, (3) our company directly or indirectly owning 9.9% or more of one of our tenants, or (4) before our common stock qualifies as a class of “publicly-offered securities,” 25% or more of our common stock being owned by ERISA investors. If you acquire shares in excess of the ownership limits or in violation of the restrictions on transfer, we:

•       will consider the transfer to be null and void;

•       will not reflect the transaction on our books;

•       may institute legal action to enjoin the transaction;

•       will not pay dividends or other distributions to you with respect to those excess shares;

•       will not recognize your voting rights for those excess shares; and

•       will consider the excess shares held in trust for the benefit of a charitable beneficiary.

If such shares are transferred to a trust for the benefit of a charitable beneficiary, you will be paid for such excess shares a price per share equal to the lesser of the price you paid or the “market price” of our stock. Unless shares of our common stock are then traded on a national securities exchange or quoted on a national market system, the market price of such shares will be a price determined by our board of directors in good faith. If shares of our common stock are traded on a national securities exchange or quoted on a national market system, the market price will be the average of the last sales prices or the average of the last bid and ask prices for the five trading days immediately preceding the date of determination.

If you acquire our common stock in violation of the ownership limits or the restrictions on transfer described above:

•       you may lose your power to dispose of the stock;

•       you may not recognize profit from the sale of such stock if the “market price” of the stock increases; and

•       you may incur a loss from the sale of such stock if the “market price” decreases.

Anti-takeover provisions related to us

We have adopted a Stockholder Rights Plan.

Our Stockholder Rights Plan provides that a right is deemed to be issued and outstanding in conjunction with each outstanding share of our common stock. If any person or group, as defined in the plan, acquires more than 15% of our outstanding common stock without the approval of our board of directors, each holder of a right, other than such 15% or more holders, will be entitled to purchase 1000th of a share of our Series A preferred stock for $50.00 which is convertible into our common stock at one-half of the market value of our common stock, or to purchase, for each right, $50.00 of our common stock at one-half of the market value. The effect of this provision is to materially dilute the holdings of such 15% or more holders and substantially increase the cost of acquiring a controlling interest in us. These types of provisions generally inhibit tender offers or other purchases of a controlling interest in a company such as ours.

Limitations on share ownership and transfer may deter a sale of our company in which you could profit.

The limits on ownership and transfer of our equity securities in our charter may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for your common stock. The ownership limits and restrictions on transferability will continue to apply until our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

Our ability to issue preferred stock may include a preference in distributions superior to our common stock  and also may deter or prevent a sale of our company in which you could otherwise profit.

Our ability to issue preferred stock and other securities without your approval also could deter or prevent someone from acquiring our company. Our charter authorizes our board of directors to issue up to 10 million shares of preferred stock. Our board of directors may establish the preferences and rights, including a preference in distributions superior to our common stockholders, of any issued preferred stock designed to prevent, or with the effect of preventing, someone from acquiring control of our company.

Maryland takeover statutes may deter others from seeking to acquire our company.

Maryland law contains many provisions, such as the business combination statute and the control share acquisition statute, that are designed to prevent, or have the effect of preventing, someone from acquiring control of our company with approval of our board of directors. Our bylaws exempt our company from the control share acquisition statute (which eliminates voting rights for certain levels of shares that could exercise control over us) and our board of directors has adopted a resolution opting out of the business combination statue (which prohibits a merger or consolidation of us and a 10% stockholder for a period of time) with respect to affiliates of our company. However, if the bylaw provisions exempting our company from the control share acquisition statute or the board resolution opting out of the business combination statute were repealed by the board of directors, in its sole discretion, these provisions of Maryland Law could delay or prevent offers to acquire our company and increase the difficulty of consummating any such offers. See “Important Provisions of Maryland Law and Our Charter and Bylaws.”

We have a staggered board of directors.

We presently have a seven person board of directors. Each director has or will have a three year term, and only approximately one-third of the directors will stand for election each year. Accordingly, in order to change a majority of our board of directors, a third party would have to wage a successful proxy contest in two successive years, which may deter proxy contests.

Certain provisions of our charter make stockholder action more difficult.

We have certain provisions in our charter and bylaws that require super-majority voting and regulate the opportunity to nominate directors and to bring proposals to a vote by the stockholders.

Forward-looking statements

We make forward-looking statements in this prospectus which may prove to be inaccurate.

This prospectus contains forward-looking statements within the meaning of the federal securities laws which are intended to be covered by the safe harbor created by those laws. Historical results and trends should not be taken as indicative of future operations. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions generally and the real estate market specifically; legislative or regulatory changes, including changes to laws governing the taxation of REITs; availability of capital; interest rates; our ability to service our debt; competition; supply and demand for operating properties in our current and proposed market areas; generally accepted accounting principles; and policies and guidelines applicable to REITs; and litigation. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

THE REORGANIZATION

Introduction

The issuance of 10,000,000 shares of common stock by our company relates to a proposed reorganization (the “Reorganization”) of three affiliated New York corporations with long historical roots in the operation of private bus routes in New York City, namely Green Bus Lines, Inc. (“Green”), Triboro Coach Corporation (“Triboro”) and Jamaica Central Railways, Inc.,  (“Jamaica”) (collectively referred to as the “Bus Companies”). The bus businesses of the Bus Companies were acquired by New York City in late 2005 and early 2006, leaving the Bus Companies with a portfolio of real property, outdoor maintenance businesses and a paratransit business. The issuance of up to an additional 5,564,454 shares is part of a distribution of earnings and profits of the Bus Companies resulting in an election of GTJ REIT, Inc. to be treated as a real estate investment trust (“REIT”).

Historical background of the Bus Companies

Green

In the early part of the twentieth century, entrepreneurs secured permits from New York City to operate surface transit in Manhattan, Brooklyn, and Queens and established transit systems in areas where there had not previously been public transportation. In 1925, approximately one hundred sixty of these bus operators determined to organize themselves into one company, and formed Green.

By the 1920s, New York City’s surface transit policy began to change and it sought to modernize its transit system by replacing its street railways with buses and replacing the street railway franchises and permits with bus franchises.

During the following years, Green grew, and acquired several bus companies with operations in Queens County. The last, and largest, acquisition occurred in 1943, when Green purchased the

Manhattan & Queens Transit Company, thereby providing Green with the routes that connected Jamaica with Manhattan.  The 1950’s saw the initiation of express bus service connecting Queens with Manhattan.

By the 1970’s, operating costs had increased dramatically while revenues remained flat or even declined. New York City, in order to keep surface transit available in the outer boroughs, agreed to subsidize the fares paid by passengers so that the fares would remain at a reasonable level, and to supply Green and other companies with sufficient funding to continue operations. Green’s bus assets were acquired by New York City in January 2006.

Triboro

Triboro was formed in 1931 and began operating a bus line from Corona to Flushing, Queens. Over the succeeding years, Triboro expanded its operations throughout northwestern Queens County. In 1936, Triboro received a 10-year franchise incorporating nine routes in northwestern Queens from New York City. Thereafter, Triboro began to experience financial problems. In 1946, New York City offered the Triboro franchise to Green provided it could act quickly to rescue Triboro from financial failure. Triboro’s outstanding shares were purchased by the controlling shareholders of Green, who then offered the shares to the shareholders of Green. Certain of the Green shareholders declined the purchase of the Triboro shares, but the majority of shares were purchased by such persons, resulting in a substantial commonality of ownership of Green and Triboro. Triboro’s bus assets were acquired by New York City in February 2006.

Jamaica

Jamaica evolved from the Long Island Electric Railway (“LIER”), which was incorporated in 1894. LIER, which operated routes in Nassau and Queens, went bankrupt in 1926, and its routes in Nassau County were abandoned. The Queens routes continued to operate under Jamaica-Central Railway, the company that emerged from the reorganization of LIER. In 1931, New York City announced a plan to widen Jamaica Avenue. In order to do so, Jamaica-Central would have been required to remove its track and have it re-laid, and so instead, it motorized its Jamaica Avenue route. A subsidiary, Jamaica Buses, Inc. (“Jamaica Bus”), was formed that year to operate the buses on the motorized route. In 1933, New York City granted a franchise to Jamaica Bus in exchange for the surrender of all of Jamaica-Central’s trolley franchises. Jamaica Bus then motorized all of its other routes.

Similarly to Triboro, Jamaica-Central and Jamaica Bus thereafter experienced financial difficulties and were taken over by Green, which offered the shares to the Green shareholders, the majority of whom purchased such shares providing a substantial commonality of ownership with Green and Triboro. Jamaica’s bus assets were acquired by New York City in January 2006.

Command

Command Bus Company, Inc. (“Command”) is the successor to the Pioneer Bus Corporation, which was formed from an amalgamation of three small school bus and charter service operators in 1954. Pioneer operated only school bus, charter, and racetrack service until 1960, when it secured a franchise for the local route between Mill Basin and the Kings Highway station of the Brighton Line in Brooklyn. Command was acquired by the Bus Companies using funds provided by each of them and is owned as follows: Green 40%; Triboro 40% and Jamaica Central 20%. Its bus assets were acquired by New York City in December 2005.

GTJ

In the mid 1990s, the Bus Companies experienced increasing operating costs and declining revenues. In order to preserve bus service but maintain fares at reasonable levels, New York City made a decision to subsidize the fares paid by passengers, and to supply the Bus Companies with sufficient funding to continue their operations. The management of the Bus Companies determined that it would be in the best interest of the Bus Companies and their shareholders to develop other businesses, which were placed under GTJ Co., Inc. (“GTJ”), a joint venture company previously formed by the Bus Companies. Based on funds which have previously been provided by the respective Bus Companies at the time of its formation, GTJ was and is owned as follows:  Green 40%; Triboro 40%; and Jamaica 20%.

Shareholders of the Bus Companies

Since their formation, the Green, Triboro and Jamaica shareholders transferred their shares to family members or, on occasion, sold their shares to the Bus Companies. As a result, Green as of July 17, 2006, has 214 shareholders, Triboro has 209 shareholders and Jamaica has 178 shareholders, many of whom own shares in two, or all three, of the Bus Companies.   The holders of a majority of the shares of each Bus Company, have, for decades, entered and reentered into voting trust agreements to effect a stable, common management of the Bus Companies. The sole voting trustee is presently Jerome Cooper, Chief Executive Officer of the Bus Companies and Chief Executive Officer of our company.

Common management of the Bus Companies

From the acquisition of Triboro, and then Jamaica by the shareholder of Green, the businesses of the Bus Companies have been managed under the direction of a common Board of Directors. The Board of Directors meets approximately once a month to discuss matters relating to all of the Bus Companies. All corporate actions with respect to the Bus Companies are decided by the Board of Directors, including the election of officers for each of the Bus Companies. The Board of Directors is maintained in place under voting trust agreements. The present trustee under these voting trust agreements is Jerome Cooper, the Chief Executive Officer of the Bus Companies and Chief Executive Officer of our company.

Operations in the recent past

Since the mid 1990’s, New York City made public statements related to its intention to terminate the franchises held by the Bus Companies and its incorporation of the bus routes into the Metropolitan Transit Authority operations. These statements became more frequent and more pointed. In 1999, the franchise agreements, which had been renewed regularly over the past half-century, expired and were not renewed by New York City. New York City continued to work with the Bus Companies on an ad hoc basis. New York City then began in earnest to negotiate for the purchase of the Bus Companies’ bus assets. At that time, the Bus Companies, in addition to owning the bus routes, owned depots which were stocked with various spare parts and also employed the drivers, mechanics and executive employees necessary to run the bus lines. The buses themselves were owned by New York City and provided under lease to the Bus Companies. Under their arrangement with New York City, the Bus Companies were reimbursed for expenses approved by New York City and in addition received a payment for the services rendered in managing the bus operations and rent for the use of the depots.

Purchase of  Bus Companies’ bus assets by New York City

On November 29, 2005 an agreement (the “Sale Agreement”) was entered into between New York City and the Bus Companies and several of their subsidiaries.

In accordance with the Sale Agreement, the Bus Companies agreed to sell to New York City all of their bus assets including routes, tangible personal property related to bus operations and goodwill. The total purchase price for the bus assets was $25,000,000 allocated as follows:  Green - $10,822,000, Triboro - $9,487,000 and Jamaica - $4,691,000. These amounts include a reallocation of the $3,405,000 paid for the Command Bus bus assets. Command Bus is jointly owned by the Bus Companies. These sums were received upon the respective closing of the purchase of the assets of the Bus Companies, which occurred between December 2005 and February 2006. The Bus Companies were also be paid for spare parts and supplies and the book value of tangible assets in an aggregate amount of approximately $5,000,000.

In addition, upon the conclusion of certain litigations, New York City may pay up to $500,000 to the Bus Companies in the following maximum amounts:  Green - $216,440, Triboro - $189,740 and Jamaica - $93,820. These amounts include reallocation of the maximum sum to be paid to Command Bus Company, Inc. in the amount of $68,100. It is highly probable that the actual payments will aggregate substantially less than $500,000.

New York City assumed many of the liabilities of the Bus Companies including claims for personal injury and property damage, claims related to certain outstanding litigations, obligations under union agreements, pension obligations, severance payments, claims under collective bargaining agreements, workers compensation back-charges, holiday pay and certain operating expenses. In addition, New York City agreed to offer employment to the employees of the Bus Companies, most of whom accepted such offer.

New York City leased certain real property of the Bus Companies for use as bus depots, as follows:

•       A Triboro subsidiary leased New York City its premises at 85-01 24th Avenue, East Elmhurst, NY for an initial term of 21 years, with a first year rent of $2,585,000 escalating to a 21st year rent of $3,785,000.

•       A Green subsidiary leased New York City its premises at 165-25 147th Avenue, Jamaica, NY for an initial term of 21 years with a first year rent of $2,795,000 escalating to a 21st year rent of $4,092,000.

•       A Green subsidiary leased New York City its premises at 49 -19 Rockaway Beach Blvd., Avenue, NY for an initial term of 21 years with a first year rent of $605,000 escalating to a 21st year rent of $886,000.

•       A Jamaica subisdiary leased New York City its premises at 114-15 Guy R. Brewer Boulevard, Jamaica, New York for an initial term of 21 years with a first year rent of $1,515,000 escalating to a 21st year rent of $2,218,000.

These leases are “triple net” leases. This means that New York City has agreed to pay all expenses of the properties, including maintenance, insurance and taxes. Each lease has two renewal terms of 14 years each, so that the total term is a maximum of 49 years. The term of each lease commenced on the date that the Bus Company in question closed the sale of its bus company assets to New York City.

The Bus Companies will be required to pay income taxes on the sums received from New York City pursuant to the Sale Agreement, the amount of which is estimated at approximately $9,586,000. In addition, the Bus Companies incurred approximately $3,100,000 of expenses related to the sale, including lease negotiation commissions, legal and accounting fees.

As a result, only $12,314,000 of the $25,000,000 purchase price is available for distribution.

Present operations

At the present time, the Bus Companies, including their subsidiaries, own a total of seven parcels of real property (one of which is of negligible size), four of which are leased to New York City and two of which are leased to commercial interests, all but one of which are on a triple net basis. The annual gross rental income from third party tenants is approximately $9,500,000. In addition, the Bus Companies and their subsidiaries, collectively, operate a group of outdoor maintenance businesses and a paratransit business with aggregate sales of approximately $27,000,000 in 2005. A more complete description of the ongoing businesses of the Bus Companies is set forth below.

Reasons for the Reorganization

Following the transactions with New York City, the Bus Companies started receiving a substantial amount of income and cash flow primarily as a result of the real property leases. Since the Bus Companies were organized more than a half-century ago, their real property is owned by “C” corporations. For tax purposes, C corporations are taxed on their income and do not “pass through” tax liability to their shareholders, as would occur in, for example, a limited partnership or a limited liability company. Accordingly, the substantial income being generated under the leases described above will, if the Reorganization does not take place, be taxed at the corporate level at a tax rate of approximately 45% and then, if distributed to the shareholders, would be taxed again as dividends at rates ranging from approximately 15% to 25%, which would result, if such income were fully distributed, in a combined tax rate on the income ranging from approximately 60% to 70%. One solution to this situation is the transfer of all of the real properties to entities which could “pass through” the tax liability to their shareholders. However, such transfers would be viewed as a sale of the real properties and would generate estimated tax liabilities at the corporate level in excess of $73,000,000.

Accordingly, retaining the existing structure or a transfer of the real properties has very substantial tax costs, and neither were deemed by the Board of Directors of the Bus Companies to be in the best interests of their shareholders. Therefore, management, after consultation with its tax and legal advisers, determined that the only tax efficient solution to the above situation is the creation of a real estate investment trust or REIT.

Because of the tax rules applicable to REITs, all of the real property of the Bus Companies can be transferred to a REIT without incurring tax recognition. Furthermore, all of the income earned by the properties owned by the REIT will not be taxed to the REIT, provided that REIT rules are complied with. Among other matters, REIT rules require that 90% of the REIT’s real property taxable income, other than capital gains, must be distributed to the REIT shareholders on account of each year. See “REIT Tax Rules” below.

In order to adopt an efficient REIT structure, it is necessary in the first instance to combine the Bus Companies and their subsidiaries under a single holding company, which is referred to as the Reorganization. We are a Maryland corporation and will act as a holding company to own the assets of the Bus Companies. We have formed three New York corporations as wholly-owned subsidiaries, and propose that each of the Bus Companies merge with one of the subsidiaries, thereby collectively becoming our wholly-owned subsidiaries. We would also own GTJ, Inc. (presently a jointly owned subsidiary of the Bus Companies) which in turn owns certain of the real property described above and all of the outdoor maintenance businesses and a paratransit business. The mergers require the approval of the holders of at least 66 2/3% of the outstanding shares of common stock of each of Green, Triboro and Jamaica, voting separately and not as one class.

Ownership of our common stock by Bus Company shareholders

A key issue in the Reorganization is how many of our shares of common stock will be owned by each shareholder of each of the Bus Companies. We will issue a total of 10,000,000 shares of our authorized but unissued common stock to the shareholders of the Bus Companies in connection with the Reorganization. We have had appraisals of the real estate and outdoor maintenance and paratransit businesses of the Bus Companies performed. Certain of these assets are owned directly by each bus company, respectively. Other assets, such as the stock of GTJ, Inc. and its outdoor maintenance subsidiaries, paratransit subsidiary and real property, are owned jointly by the Bus Companies, 40% by Green, 40% by Triboro and 20% by Jamaica. A valuation model has been developed for each of Green, Triboro and Jamaica. Based upon that model, used in the fairness opinion described elsewhere in this prospectus, the relative value of the three companies have been determined to be as follows:  Green—42.088%, Triboro—38.287% and Jamaica—19.625%.

Accordingly, to effect the Reorganization, a total of 4,208,800 shares have been allocated to the shareholders of Green, a total of 3,828,700 shares have been allocated to the shareholders of Triboro and a total of 1,962,500 shares have been allocated to the shareholders of Jamaica, a grand total of ten million shares.

The shares allocated to a Bus Company have then been reallocated among its shareholders in proportion to their shareholdings of that Bus Company as follows.

•       There are presently 3,766.50 shares of Green outstanding, so that the 4,208,800 shares allocated to the Green shareholders will be issued at a rate of 1,117.429975 shares for each outstanding share of Green.

•       There are presently 1,277.10 shares of Triboro outstanding, so that the 3,828,700 shares allocated to the Triboro shareholders will be issued at a rate of 2,997.964137 shares for each outstanding share of Triboro.

•       There are presently 10,064.00 shares of Jamaica outstanding, so that the 1,962,500 shares allocated to the Jamaica shareholders will be issued at a rate of 195.001987 shares for each outstanding share of Jamaica.

No fractional shares will be issued to any person, and fractions will be rounded up or down to the nearest whole share.

Distribution of earnings and profits

Among other matters that must occur in order for us to become a REIT, we must distribute to our shareholders all of the historical earnings and profits accumulated by the Bus Companies but not previously distributed as a condition to our conversion to a REIT. We have been advised that the total of the earnings and profits of the Bus Companies not previously distributed, including the gain on the transactions with New York City, is a sum of not more than $62,000,000.

We propose to make a distribution of $62,000,000 in the following manner. We will make a total of $20,000,000 of cash available for the distribution. We will also make 5,564,454 shares of our common stock available for the distribution at a price, based in part on the fairness opinion set forth elsewhere in this prospectus, at a value of $11.14 per share since we expect all of the $20,000,000 of cash to be elected, we do not expect to issue more than 3,769,122 shares of common stock. The $11.14 value per share is based solely on appraisals of the Bus Companies’ assets and liabilities and is not based on market or trading values, and was derived by dividing such appraised value by the 13,769,122 shares of common stock we expect to be outstanding. Therefore, there is no assurance that our shareholders, after the Reorganization, will be able to realize that value (or any other particular value) for a share of our Common Stock. Each shareholder of the Bus Companies will be advised of the amount of the distribution to that shareholder, based on his or her share ownership, and will be entitled to elect the manner in which the distribution is to be made; for example, all cash, all stock, or a combination of cash and stock.

To the extent that the aggregate elections for cash exceed $20,000,000, the cash portion of the distribution will be allocated among the electing shareholders in proportion to their elections and shareholdings, and the balance of the distribution will be made in shares of common stock valued at $11.14 per share. These shares of common stock are also being registered pursuant to the registration statement of which this prospectus is a part.

Organizational chart upon the Reorganization

The following chart represents our organization after the Reorganization with six subsidiaries holding our rented real property as qualified REIT subsidiaries, and GTJ and its subsidiaries as taxable REIT subsidiaries.

DESCRIPTION OF FAIRNESS OPINION

Opinion of Ryan Beck & Co.

The Board of Directors of the Bus Companies retained Ryan, Beck & Co. (“Ryan Beck”) to advise them with respect to the fairness, from a financial point of view, to the holders of shares of common stock or voting trust certificates in Green, Triboro and Jamaica. Ryan Beck has been asked to advise the Bus Companies’ shareholders as to the fairness in valuation in the combination of Green, Triboro and Jamaica, and their respective subsidiaries, into a single holding company (the “Reorganization”). This would be determined by the allocation of our shares among the Green, Jamaica and Triboro shareholders.

The full text of Ryan Beck’s opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is included as Attachment C to this prospectus. You should carefully read the opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

The Ryan Beck opinion did not address the merits of the underlying business decision to enter into the Reorganization and does not constitute a recommendation to any holder of shares as to how to vote in connection with the merger agreements.

In arriving at its opinion, Ryan Beck has, among other things:

•       reviewed annual reports for the Bus Companies for the years ending December 31, 2003–2005;

•       reviewed certain interim reports and quarterly reports for the Bus Companies;

•       reviewed certain business, financial and other information regarding the Bus Companies;

•       reviewed seven appraisals, dated February 2, 2006, prepared by Cushman & Wakefield, Inc., relating to real estate owned by the Bus Companies;

•       reviewed a valuation, prepared by Empire Valuation Consultants, relating to the fair market value of a minority common stock interest in GTJ;

•       participated in discussions among representatives of the Bus Companies and their financial and legal advisors;

•       reviewed historical documentation regarding the formation and incorporation of the Bus Companies.

In connection with its review, Ryan Beck has relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information and did not assume any responsibility for any independent verification of such information and assumed such accuracy and completeness for purposes of the opinion. In arriving at its opinion, Ryan Beck did not prepare any independent evaluations or appraisals. This summary does not purport to be a complete description of the analyses performed by Ryan Beck, but describes, in summary form, the material analyses of Ryan Beck in connection with it fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial or summary description.

Methodology

In developing a methodology to determine the allocation of shares of the reorganized company among the Green, Triboro and Jamaica shareholders, Ryan Beck looked at the present operations of the Bus Companies. Currently, the Bus Companies, including their subsidiaries, own a total of seven parcels of real property, four of which are leased to New York City and two of which are leased to commercial interests. In addition, the Bus Companies, collectively, own GTJ. Given that the Bus Companies sold their bus businesses to New York City, the bus businesses no longer have a value as a going concern. The value of the Bus Companies exists in their real property and GTJ and its subsidiaries.

In determining a value for the real property, Cushman & Wakefield, Inc. was engaged to appraise the seven parcels of real property. Empire Valuation Consultants was engaged to determine the value of GTJ.

In determining a net value for each of the Bus Companies, Ryan Beck first determined which Bus Company held title to each specific parcel of real property. Based upon the appraisals provided by Cushman & Wakefield, Inc., it was determined that Green held real property worth $51,800,000; Triboro held real property worth $39,400,000; and Jamaica held real estate worth $23,100,000. Ryan Beck then examined the value of GTJ, which, in its entirety, is comprised of four parcels of real property and operating businesses. Cushman & Wakefield appraised the real property parcels at $39,095,000, and Empire Valuation Consultants, Inc., valued the operating businesses at $5,800,000. Accordingly, the combination of these valuations yields a total value for GTJ of $44,895,000. The ownership of GTJ is Green—40%, Triboro—40% and Jamaica—20%.

The next step was to review the current balance sheets of the Bus Companies. This information, which was provided by the Bus Companies, is an accounting of assets and liabilities other than their real property. Based upon data provided by the Bus Companies, Green’s total non-real property assets are $10,760,888 and total liabilities are $7,524,189. Triboro’s total non-real property assets are $14,821,195 and total liabilities are $5,777,060. Jamaica’s total non-real property assets are $4,905,965 and total liabilities are $2,950,002.

Ryan Beck combined the net value of each of the Bus Companies, (Green—$72,994,699; Triboro—$66,402,135 and Jamaica—$34,034,963), to produce a total net asset value of the Bus Companies of $173,431,797. To then determine share allocation in the reorganized company, Ryan Beck divided each Bus Company’s net value by the combined value of the Bus Companies to reach a fractional share allocation ratio. Accordingly, based upon the data provided by Cushman & Wakefield, Empire Valuation Consultants and the Bus Companies. Based thereon, Green shareholders should receive shares equal to 42.088% of the reorganized company, Triboro shareholders should receive share equal to 38.287% of the reorganized company and Jamaica shareholders should receive shares equal to 19.624% of the Reorganized company.

Ryan Beck, was retained by the Board of Directors of the Bus Companies as an independent contractor to determine that the consideration offered the shareholders of the Bus Companies in the Reorganization is fair, from a financial point of view. Ryan Beck received a fee of $100,000 for its opinion.

Prior to this engagement, Ryan Beck did not have an investment banking relationship with the Bus Companies other than as the successor custodian of certain bonds of the Bus Companies approximately $125,000 face amount. Ryan Beck may solicit investment banking business from us in the future.

Green Bus Lines, Inc. and Subsidiary

Final Balance Sheet (not including Real Estate and GTJ)

Cash	$5,706,873
Investments	798,345
Accounts Receivable	4,255,670
Total Assets	10,760,888
Liabilities	7,524,189
Total Shareholders’ Equity	$3,236,699

Real Estate

Green Bus Lines, Inc. and Subsidiary leased to the City of New York the depot and facilities located at 165-25 147th Avenue, Jamaica, New York.
Building and Land Value—$42,600,000
As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

Green Bus Lines, Inc. and Subsidary leased to the City of New York the depot located at 49-19 Rockaway Beach Blvd., Arverna, New York.
Building and Lane Value—$9,200,000
As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

Triboro Coach Corporation and Subsidiaries

Final Balance Sheet (not including Real Estate and GTJ)

Cash	$5,575,184
Investments	2,674,051
Accounts Receivable	6,571,960
Total Assets	14,821,195
Liabilities	5,777,060
Total Shareholders’ Equity	$9,044,135

Real Estate

Triboro leased to the City of New York a bus depot located in East Elmhurst, New York.
Value—$39,400,000
As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

Jamaica Central Railways, Inc.

Final Balance Sheet (not including Real Estate and GTJ)

Cash	$1,711,130
Investments	297,647
Accounts Receivable	2,897,188
Total Assets	4,905,965
Liabilities	2,950,002
Total Shareholders’ Equity	$1,955,963

Real Estate

Jamaica Bus Holding Corp. leased to the City of New York a bus depot located at 114-15 Guy Brewer Boulevard, Jamaica, New York.
Value—$23,100,000
As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

GTJ Co, Inc.

Valuation Summary

Based on the opinion of Empire Valuation Consultants, LLC, which was engaged to evaluate GTJ Co., Inc., not including real estate, the fair market value of a minority interest in the common stock of GTJ Co., Inc. and Subsidiaries as of March 31, 2006, is reasonably stated at $29,000 per share, on a post-real estate divested basis.

Common Shares Outstanding		Share Price		Value
200	x	$29,000	=	$5,800,000

Real Estate

G.T.J. Co., Inc. has leased to Avis Rent-A-Car System an industrial building located at 23-85 87th Street East Elmhurst, New York.

Value - $24,000,000

As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

G.T.J. Co., Inc. owns an industrial building located on 1.39 acres of land located at 612 Wortman Avenue, Brooklyn, New York.

Value – $3,200,000

As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

G.T.J. Co., Inc. owns 9.0 acres of excess land located at 612 Wortman Avenue, Brooklyn, New York.

Value – $11,800,000

As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

G.T.J. Co., Inc. owns a vacant site containing 0.072 acres of land at the North West corner of Rockaway Beach Blvd. and Beach 49th Street Arverne, New York.

Value – $95,000

As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

GTJ Co., Inc.

Valuation Summary

Business Value(1)	$5,800,000
Real Estate(2)
23-85 87th Street
East Elmhurst, NY	24,000,000
Building at 612 Wortman Avenue
Brooklyn, NY	3,200,000
Vacant land at 612 Wortman Avenue
Brooklyn, NY	11,800,000
Vacant land at Rockaway Beach Blvd. and Beach 49th Street
Arverne, NY	95,000
TOTAL	$44,895,000

Ownership
Triboro Coach Corp. and Subsidiaries (40.0%)	$17,958,000
Jamaica Central Railways, Inc. and Subsidiaries (20.0%)	8,979,000
Green Bus Lines, Inc. and Subsidiaries (40.0%)	17,958,000
TOTAL	$44,895,000

(1)                Based on the opinion of Empire Valuation Consultants, LLC, dated March 31, 2006.

(2)                As per the Cushman & Wakefield, Inc. appraisals, dated February 2, 2006.

Relative Valuation of Bus Companies

	Interest in
	G.T.J. Co., Inc.	Real Estate	Other Assets	Liabilities	Net Asset Value	Relative %
Green Bus and Subsidiaries	$17,958,000	$51,800,000	$10,760,888	$7,524,189	$72,994,699	42.088%
Triboro and Subsidiaries	17,958,000	39,400,000	14,821,195	5,777,060	66,402,135	38.288%
Jamaica and Subsidiaries	8,979,000	23,100,000	4,905,965	2,950,002	34,034,963	19.624%
Total	$44,895,000	$114,300,000	$30,488,048	$16,251,251	$173,431,797	100.0%

A copy of the fairness opinion is included as Attachment C to this prospectus.

PRO FORMA FINANCIAL CONSOLIDATED INFORMATION

The unaudited pro forma condensed consolidated financial statement information set forth below is presented to reflect the pro forma effects of the following transaction as if they occurred on the dates indicated as discussed below:

GTJ Reit, Inc. (“the Company”) plans to issue a total of approximately 13,769,122 shares of which 10,000,000 shares of common stock are for a planned Reorganization (“the Reorganization”) of three affiliated New York Corporations Green Bus Lines, Inc. , (“Green ”) Triboro Coach Corporation,  (“Triboro”) Jamaica Central Railways, Inc., (“Jamaica”), collectively referred to the “Bus Companies”. The additional 3,769,122 represent dividend shares to be issued to the shareholders of the Bus Companies for undistributed earnings and profits through the date of the reorganization.

The combined value of the Bus Companies has been computed based on the value of each of the Bus Companies, (Green - $72,994,699; Triboro - $66,402,135 and Jamaica - $34,034,963), to produce a total net asset value of the Bus Companies of $173,431,797.

The Reorganization will be accounted for as combination of entities under the common control and are recorded at the historical basis of the entities as of the date acquired by the Company, The  unaudited condensed historical combined balance sheet at March 31, 2006 included herein includes the combination of Bus Companies”, Command Bus Company, Inc, (“Command”), and GTJ Co., Inc. (“GTJ”) which the Company anticipates  will be materially consistent with the Company’s presentation of its actual consolidated balance sheet after the consummation of the Reorganization.

The unaudited pro forma condensed balance sheet has been prepared as if the Reorganization had occurred on March 31, 2006. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2006 gives effect to the unaudited pro forma adjustments necessary to account for the Reorganization.

The unaudited pro forma condensed historical combined statements of operations for each of the years ended December 31, 2005, 2004 and 2003, combine the historical consolidated statements of operations of the Bus Companies and GTJ and the financial statements of Command for each such year, which financial statements are included elsewhere in this prospectus, and (2) reflects the combination of such companies during a period of common control, which we anticipate will be materially consistent with our presentation of consolidated statements of earnings after the consummation of the Reorganization.

The unaudited pro forma consolidated financial statement information is based on, and should be read together with the financial statements as of March 31, 2006 (unaudited) and for the three months ended March 31, 2006 and 2005 (unaudited) and for the years ended December 31, 2005, 2004 and 2003, which are found elsewhere in this prospectus.

GTJ REIT, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
MARCH 31, 2006
(unaudited)
(in thousands)

	Green Historical	Triboro Historical	Jamaica Historical	GTJ Co., Inc. and Subsidiaries	Command Bus Company, Inc.	Intercompany Adjustment		Total	Proforma Adjustments		GTJ REIT, Inc.
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 572	$ 147	$ 415	$ 4,236	$ —	$ —		$ 5,370	10,000	(c)	$ 915
									(20,000	)(b)
									13,777	(d)
Accounts receivable	—	—	—	3,865	—	—		3,865	(378	)(d)	3,865
Due from bus companies	358	358	—	—	—	(716	)(a)	—	(7,854	)(d)	—
Due from affiliates	4,502	4,056	2,853	4,403	764	(16,578	)(a)	—	—		—
Assets from discontinued operations	17,399	14,388	5,039	351	3,280	—		40,457	(13,777)		26,680
Prepaid expenses and other current assets	681	181	24	3,868	—	—		4,754	—		4,754
Total current assets	23,512	19,130	8,331	16,723	4,044	(17,294)		54,446	(18,232)		36,214
Property and equipment, net	1,463	990	514	6,041	—	—		9,008	—		9,008
Restricted cash	—	—	—	3,887	—	—		3,887			3,887
Assets from discontinued operations	4,749	5,418	2,812	236	—	—		13,215	—		13,215
Investments in affiliates	1,399	1,399	700	—	—	(3,498	)(a)	—	—		—
Deferred Leasing commissions	1,282	836	615	—	—	—		2,733			2,733
Securities available for sale	—	—	—	748	—	—		748	—		748
Goodwill	—	—	—	4,190	—	—		4,190	—		4,190
Other assets	136	—	127	696	—	—		959	—		959
Total Assets	$ 32,541	$27,773	$13,099	$32,521	$4,044	$(20,792)		$ 89,186	$(18,232)		$ 70,954
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$ 8	$ —	$ —	$ 803	$ —	$ —		$ 811	$ —		$ 811
Line of credit	—	—	—	200	—	—		200	10,000	(c)	10,200
Note payable	—	—	—	1,666	—	—		1,666	—		1,666
Liabilites from discontinued operations	9,103	7,082	3,462	69	2,120	—		21,836	—		21,836
Due to affiliates	721	248	683	13,173	2,134	(16,959	)(a)	—	—		—
Due to bus companies	—	—	716	—	—	(716	)(a)	—	—		—
Accrued expenses and other	621	17	193	1,159	—	—		1,991	—		1,991
Total current liabilities	10,453	7,347	5,054	17,070	4,254	(17,675)		26,504	10,000	(b)	36,504
Other liabilities	—	63	—	1,719	—	—		1,782	—		1,782
Unpaid losses and loss adjustment expenses	—	—	—	4,728	—	—		4,728	—		4,728
Liabilities from discontinued operations	11,791	2,544	1,411	619	—	—		16,365	—		16,365
Total liabilities	22,244	9,954	6,465	24,136	4,254	(17,675)		49,379	10,000	(b)	59,379
Shareholders’ equity
Common stock	377	127	17	1,000	500	—		2,021	(2,021	)(b)	138
									138	(b)
									296	(d)
Additional-paid-in-capital	—	—	—	998	—	—		998	2,021	(b)	3,315
									41,862	(b)	41,862
Retained earnings (deficit)	22,232	19,393	7,623	6,394	(975)	(3,118	)(a)	51,549	(674	)(d)	(18,979)
									(62,000	)(b)
									(7,854	)(d)
Accumulated other comprehensive (loss) income	(12,312)	(1,701)	(1,006)	(7)	265	—		(14,761)	—		(14,761)
Total shareholders equity	10,297	17,819	6,634	8,385	(210)	(3,118)		39,807	(28,232)		11,575
Total liabilities and shareholders’ equity	$ 32,541	$27,773	$13,099	$32,521	$4,044	$(20,792)		$ 89,186	$(18,232)		$ 70,954

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

GTJ REIT, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2006
(unaudited)
(in thousands, except per share data)

	Green Historical	Triboro Historical	Jamaica Historical	GTJ Co., and Subsidiaries	Command Bus Company, Inc.	Inter- company Adjustment		Total	Proforma Adjustments			GTJ Reit, Inc.
Operating revenue	$—	$—	$—	$6,822	$—	$—		$6,822	$—			$6,822
Rental income	913	285	224	791	—	—		2,213	—			2,213
Total	913	285	224	7,613	—	—		9,035	—			9,035
Operating expenses	54	14	—	7,152	—	—		7,220	189		(f)	7,705
									296		(f)
Income (loss) from operations	859	271	224	461	—	—		1,815	(485)			1,330
Other income (expense)	—	—	—	1,825	—	(1,214)		611	(189	)(f)		422
Income (loss) from continuing operations before income taxes	859	271	224	2,286	—		(e)	2,426	(674)			1,752
Provision for income tax expense (benefit)	294	81	70	331	—	—		776	—			776
Income (loss) from continuing operations before equity in earnings (loss) of affiliated companies	565	190	154	1,956	—	(1,214)		1,650	(674)			976
Equity in earnings (loss) of affiliated companies	604	604	302	—	—	(1,530)	(e)	—	—			—
Income (loss) from continuing operations	$1,169	$794	$456	$1,956	$—	$(2,724)		$1,650	$(674)			$976
Income (loss) per comon share
Basic	—	—	—	—	—	—		—	—			$.07
Diluted	—	—	—	—	—	—		—	—			$.07
Weighted average common shares outstanding
Basic	—	—	—	—	—	—		—	—			13,769
Diluted	—	—	—	—	—	—		—	—			13,969

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

GTJ REIT, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005
(unaudited)
(in thousands, except per share data)

	Green Historical	Triboro Historical	Jamaica Historical	GTJ Co., and Subsidiaries Historical	Command Bus Company, Inc. Historical	Inter- company Adjustment		Total	Proforma Adjustments		GTJ REIT, Inc.
Operating revenue	$—	$—	$—	$27,527	$—	$—		$27,527	$—		$27,527
Rental income	—	—	—	1,969	—	—		1,969	7,679	(h)	9,648
Total	—	—	—	29,496	—	—		29,496	—		37,175
Operating expenses	236	54	—	27,734	—	—		28,024	756	(h)	29,962
									1,182	(h)
Income (loss) from operations	(236)	(54)	—	1,762	—	—		1,472	5,741		7,213
Other income (expense)	—	—	—	1,154	—	(2,209	)(g)	(1,055)	(618	)(h)	(1,673)
Income (loss) from continuing operations before income taxes	(236)	(54)	—	2,916	—	(2,209)		417	5,123		5,540
Provision for income tax expense	380	345	302	488	—	—		1,515	—		1,515
Income (loss) from continuing operations before equity in earnings (loss) of affiliated companies	(616)	(399)	(302)	2,428	—	(2,209)		(1,098)	5,123		4,025
Equity in earnings (loss) of affiliated companies	1,390	1,390	695	—	—	(3,475	)(g)	—	—		—
Income (loss) from continuing operations	$774	$991	$393	$2,428	$—	$(5,684)		$(1,098)	$5,123		$4,025
Income (loss) per common share
Basic	—	—	—	—	—	—		—	—		$0.29
Diluted	—	—	—	—	—	—		—	—		$0.29
Weighted average common shares outstanding
Basic	—	—	—	—	—	—		—	—		13,769
Diluted	—	—	—	—	—	—		—	—		13,969

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

GTJ REIT, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(unaudited)
(in thousands, except per share data)

	Green Historical	Triboro Historical	Jamaica Historical	GTJ Co., and Subsidiaries Historical	Command Bus Company, Inc. Historical	Intercompany Adjustment		Total	Proforma Adjustments		GTJ REIT, Inc.
Operating revenue	$—	$—	$—	$25,436	$—	$—		$25,436	$—		$25,436
Rental income	—	—	—	1,953	—	—		1,953	7,679	(j)	9,632
Total	—	—	—	27,389	—	—		27,389	—		35,068
Operating expenses	245	90	—	25,250	—	—		25,585	757	(j)	27,524
									1,182	(i)(j)	7,545
Income (loss) from operations	(245)	(90)	—	2,139	—	—		1,804	5,740
Other income (expense)	—	—	—	(818)	—	(1,096	)(i)	(1,914)	(430	)(j)	(2,344)
Income (loss) from continuing operations before income taxes	(245)	(90)	—	1,321	—	(1,096)		(110)	5,310		5,201
Provision for income tax expense	167	412	11	268	—	—		858	—		858
Income (loss) from continuing equity in earnings (loss) of affiliated companies	(412)	(502)	(11)	1,053	—	(1,096)		(968)	5,310		4,343
Equity in earnings (loss) of affiliated companies	156	156	78	—	—	(390	)(i)	—	—		—
Income (loss) from continuing operations	$(256)	$(346)	$67	$1,053	$—	$(1,486)		$(968)	$5,310		$4,343
Income (loss) per common share
Basic	—	—	—	—	—	—		—	—		$0.32
Diluted	—	—	—	—	—	—		—	—		$0.31
Weighted average common shares outstanding
Basic	—	—	—	—	—	—		—	—		13,769
Diluted	—	—	—	—	—	—		—	—		13,969

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

GTJ REIT, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(unaudited)
(in thousands except per share data)

	Green Historical	Triboro Historical	Jamaica Historical	GTJ Co. and Subsidiaries Historical	Command Bus Company, Inc. Historical	Intercompany Adjustment		Total	Proforma Adjustments		GTJ REIT, Inc.
Operating revenue	$—	$—	$—	$20,915	$—	$—		$20,915	$—		$20,915
Rental income	—	—	—	1,083	—	—		1,083	7,679		8,762
Total	—	—	—	21,840	—	—		21,998	—		29,677
Operating expenses	251	93	—	20,384	—	—		20,728	757	(l)	22,667
									1,182	(l)
Income (loss) from operations	(251)	(93)	—	1,614	—	—		1,270	5,740		7,010
Other income (expense)	—	—	—	(245	—	(1,409	)(k)	(1,654)	(413	)(l)	(2,067)
Income (loss) from continuing operations before income taxes	(251)	(93)	—	1,369	—	(1,409)		(384)	5,327		4,943
Provision for income tax expense (benefit)	596	483	83	659	—	—		1,822	—		1,821
Loss from continuing operations before equity in loss of affiliated companies	(847)	(576)	(83)	709	—	(1,409)		(2,206)	5,327		$3,122
Equity in loss of affiliated companies	(2,096)	(2,096)	(1,048)	—	—	5,240	(k)	—	—		—
Income (loss) from continuing operations	$(2,943)	$(2,672)	$(1,131)	$709	$—	$3,831		$(2,206)	$5,327		$3,122
Income (loss) per common share
Basic	—	—	—	—	—	—		—	—		$0.23
Diluted	—	—	—	—	—	—		—	—		$0.22
Weighted-average common share outstanding
Basic	—	—	—	—	—	—		—	—		13,769
Diluted	—	—	—	—	—	—		—	—		13,969

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Basis of Presentation

(1)          Gives effect to the proposed issuance of 13,769,122 shares of common stock held by the GTJ REIT relating to a proposed Reorganization of the Bus Companies. The mergers will be accounted for as a combination of entities under common control and are recorded at the historical basis of the entities being acquired.

The combined the net value of each of the Bus Companies, (Green—$72,994,699; Triboro—$66,402,135 and Jamaica—$34,034,963), to produce a total net asset value of the Bus Companies of $173,431,797.  Based on the valuations of the real properties and outdoor maintenance businesses, and the paratransit business, and considering the ownership of the same in whole or part by each of the Bus Companies, the relative valuation of each the Bus Companies (as part of the Reorganization) is Green—42.088%, Triboro—38.287% and Jamaica—19.625%.

Accordingly, under the Reorganization, 10,000,000 shares of our common stock will be distributed 4,208,800 shares to the shareholders of Green, 3,828,700 shares to the shareholders of Triboro and 1,962,500 shares to the shareholders of Jamaica, in such case in proportion to the outstanding shares held by such shareholders of each Bus Company, respectively.

As part of becoming a REIT, the Company is required, after the Reorganization, to make a distribution of the Bus Companies’ historical undistributed earnings and profits, calculated to be an estimated $62,000,000.  The Company would distribute up to $20,000,000 in cash, and also make available for distribution 3,769,122 shares of the Company’s common stock, valued at $11.14 per share calculated as follows:

Total Value of the Company	$173,431,797
Assumed E&P—Cash distribution	20,000,000
Total value after cash distribution	153,431,797
Assumed E&P—Stock distribution	42,000,000
Total value after stock distribution	$111,451,797
Reorganization shares	10,000,000
Share Value Post Earnings and Profits	$11.14

Each shareholder may elect a combination of cash and stock, or exclusively cash or stock. If more than $20,000,000 of cash is elected in the aggregate, cash will be distributed pro rata to each stockholder electing to receive some or all of his or her distribution in cash, in an amount totaling $20,000,000, and the balance of the distribution to each such stockholder will be made in our common stock. For the purposes of the pro forma, the Company assumed that $20,000,000 would be distributed in cash and 3,769,122 shares (with an approximate value of $42,000,000) would be distributed.

The dilutive income (loss) per common share reflects grants of stock options to purchase an aggregate of 200,000 shares of common stock pursuant to the 2006 Incentive Award Plan for all periods presented.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Pro Forma Condensed Consolidated Balance Sheet at March 31, 2006

Intercompany Adjustments

(a)   The intercompany adjustments reflect the elimination of intercompany accounts necessary to prepare consolidated financial statements. These adjustments are summarized as follows:

•        The elimination of $358,000 receivable/payable between Green Bus and Jamaica, since the companies will be consolidated.

•        The elimination of $103,000 receivable/payable between Green and Jamaica, since the companies will be consolidated.

•        The elimination of $3.7 million receivable/payable between Green and GTJ, since the companies will be consolidated.

•        The elimination of $1.5 million, unconsolidated losses from affiliates, and investments in affiliates between Green and GTJ and Command Bus Company, Inc. (“Command”) since the companies will be consolidated.

•        The elimination of $358,000 receivable/payable between Triboro and Jamaica, since the companies will be consolidated.

•        The elimination of $103,000 receivable/payable between Triboro and Command, since the companies will be consolidated.

•        The elimination of $3.7 million receivable/payable between Triboro and GTJ, since the companies will be consolidated.

•        The elimination of $1.5 million, unconsolidated losses from affiliates, and investments in affiliates between Triboro and GTJ and Command, since the companies will be consolidated.

•   The elimination of $2.1 million receivable/payable between Jamaica and the GTJ, since the companies will be consolidated.

•        The elimination of $754,000, unconsolidated losses from affiliates, and advances in affiliates between Jamaica and GTJ and Command, since the companies will be consolidated.

Pro Forma Adjustments

(b).  To record shares issued in the reorganization and the payment of the dividend distribution to the shareholders.

(c).   To record the borrowing of $10.0 million of GTJ REIT, Inc.’s proposed credit line facility to be used to pay the cash part of the dividend distribution.

(d).  To record the reclassification of cash related to discontinued operations to cash, record cash used for the payment of salaries and interest expense, and record cash used for the 2005 dividend distribution.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2006

(e)                                Intercompany Adjustments

The intercompany adjustments reflect the elimination of intercompany accounts necessary to prepare consolidated financial statements. These adjustments are summarized as follows:

•        The elimination of Green’s $604,000 equity income of the GTJ and Command since both will be consolidated.

•        The elimination of Triboro’s $604,000 equity income of the GTJ and Command, since both will be consolidated.

•        The elimination of  Jamaica’s $302,000 equity income of the GTJ and Command, since both will be consolidated.

•        The elimination of $1.2 million service fees charged to the Bus Companies by Varsity Transit, Inc, which is part of the GTJ and will be consolidated.

(f) Pro Forma Adjustments

•        Effect of new management compensation of $970,000 as a result of the proposed new compensation structure as a result of the reorganization and compensation charges related to the issuance of stock options under Statement of Financial Accounting Standards No. 123. (SFAS No. 123) which requires the Company to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation. That cost will be recognized over the period during which an employee us required to provide service in exchange for the award, usually the vesting period.

•   Effect of interest expense on the borrowing of $10.0 million of GTJ Reit, Inc.’s proposed credit facility to be used to pay the cash part of the dividend distribution to the shareholders.

Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2005

Intercompany Adjustments

(g)  The intercompany adjustments reflect the elimination of intercompany accounts necessary to prepare consolidated financial statements. These adjustments are summarized as follows:

•        The elimination of Green’s $1.4 equity income of the GTJ and Command since both will be consolidated.

•        The elimination of Triboro’s $1.4 million equity income of the GTJ and Command since both will be consolidated.

•        The elimination of Jamaica’s $700,000 equity income of the GTJ and Command since both will be consolidated.

•        The elimination of $2.2 million service fees charged to the Bus Companies by Varsity Transit, Inc which is part of the GTJ and will be consolidated.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

(h) Pro Forma Adjustments

•        Effect of new management compensation of $1.9 million as a result of the proposed reorganization and compensation charges related to the issuance of stock options under Statement of Financial Accounting Standards No. 123. (SFAS No. 123) which requires the Company to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation. That cost will be recognized over the period during which an employee us required to provide service in exchange for the award, usually the vesting period.

•        Effect of $7,7 million of rental income related to the leases with New York City.

•        Effect of interest expense on the borrowing of $10.0 million of GTJ Reit, Inc.’s proposed credit facility to be used to pay the cash part of the dividend distribution to the shareholders.

Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2004

Intercompany Adjustments

(i)  The intercompany adjustments reflect the elimination of intercompany accounts necessary to prepare consolidated financial statements. These adjustments are summarized as follows:

•        The elimination of Green’s $156,000 equity income of the GTJ and Command since both will be consolidated.

•        The elimination of Triboro’s $156,000 equity income equity losses of the GTJ and Command since both will be consolidated.

•        The elimination of Jamaica’s $67,000 equity loss of the GTJ and Command, since both will be consolidated.

•        The elimination of $1.1 million service fees charged to the Bus Companies by Varsity Transit, Inc which is part of the GTJ, and will be consolidated.

(j) Pro Forma Adjustments

•                       Effect of new management compensation of $1.9 million as a result of the proposed reorganization new compensation structure as a result of the reorganization and compensation charges related to the issuance of stock options under Statement of Financial Accounting Standards No. 123. (SFAS No. 123) which requires the Company to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation. That cost will be recognized over the period during which an employee us required to provide service in exchange for the award, usually the vesting period.

•                       Effect of $7.7 million of rental income to the leases with New York City.

•                       Effect of interest expense on the borrowing of $10.0 million of GTJ Reit, Inc.’s proposed credit facility to be used to pay the cash part of the dividend distribution to the shareholders.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION (Continued)

Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2003

(k) Intercompany Adjustments

The intercompany adjustments reflect the elimination of intercompany accounts necessary to prepare consolidated financial statements. These adjustments are summarized as follows:

•        The elimination of Green’s $2.1 million equity loss of the GTJ and Command Bus Lines, Inc. since both will be consolidated.

•        The elimination of Triboro’s $2.1 million equity loss of the GTJ and Command since both will be consolidated.

•        The elimination of Jamaica’s $1.05 million equity loss of the GTJ and Command since both will be consolidated.

•        The elimination of $1.4 million service fees charged to the Bus Companies by Varsity Transit, Inc which is part of the GTJ and will be consolidated.

(l) Pro forma Adjustments

•        Effect of new management compensation of $1.9 million as a result of the proposed reorganization new compensation structure as a result of the reorganization and compensation charges related to the issuance of stock options under Statement of Financial Accounting Standards No. 123. (SFAS No. 123) which requires GTJ REIT, Inc., to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation. That cost will be recognized over the period during which an employee us required to provide service in exchange for the award, usually the vesting period.

•        Effect of $7.7 million of rental income related to the leases with New York City.

•        Effect of interest expense on the borrowing of $10.0 million of GTJ Reit, Inc.’s proposed credit facility to be used to pay the cash part of the dividend distribution to the shareholders.

Excluded from the Pro Forma Adjustments were the following:

•        Transaction expenses of $2.4 million related to professional fees incurred by the Company in connection with the Reorganization

These expenses will be recorded in the periods incurred.

BUSINESS OF THE BUS COMPANIES

Introduction

Our business immediately after the Reorganization will consist of: (a) the ownership of 6 parcels of rentable real property, five of which have triple net leases and (b) the ownership and operation of a group of outdoor maintenance businesses and a paratransit business.

Real Property Business

Green real property

Green presently owns two parcels of real property that are leased to New York City.

Green owns real property located at 165-25 147th Avenue, Jamaica, New York (the “147th Avenue Property”) in fee simple. The 147th Avenue Property consists of a 151,068 square foot industrial building located on 6.567 acres. The 147th Avenue Property is comprised of three parcels. The main parcels contains an entire block which is bordered by Rockaway Boulevard to the South, 167th Avenue to the North, 146th Avenue to the West and 147th Avenue to the East. A second parcels is located on the SE corner of 147th Avenue and 167th Street and a third parcels is located on the NE corner of 147th Avenue and 167th Street. The real property is leased to New York City as a bus depot for an initial term of twenty-one years with a first year rent of $2,795,000.00 which rent escalates to a 21st year rent of $4,092,000.00. Rent continues to escalate during the following two fourteen year extension terms. Cushman and Wakefield has appraised the 147th Avenue Property at $42,600,000.

Green also owns real property at 49-19 Rockaway Beach Boulevard, Queens, New York (the “Rockaway Beach Property”) in fee simple. The Rockaway Beach Property consists of a 28,790 square foot industrial building on 3.026 acres. The Rockaway Beach Property is located on both the north and south side of Rockaway Beach Boulevard. One parcel is located on the South side of Rockaway Beach Boulevard between Beach 47th and Beach 49th Street. This parcel is developed with a 28,790 square foot industrial building. The second parcel which is comprised of six contiguous tax lots is located on the North side of Rockaway Beach Boulevard between Beach 49th Street and Beach 50th Street. The Rockaway Beach property has been leased to New York City as a bus depot for an initial term of 21 years with a first year rent of $605,000 escalating over the term to a 21st year rent of $886,000. The rent escalates during the two fourteen year extension terms. Cushman and Wakefield has appraised the Rockaway Beach Property at $9,200,000.

Triboro real property

Triboro owns real property located at 8501 24th Avenue, East Elmhurst, New York (the “24th Avenue Property”) in fee simple. The 24th Avenue Property consists of a 118,430 square foot industrial building on 6.432 acres. The 24th Avenue Property is located on the block front bordered by 23rd Avenue to the North, 24th Avenue to the South, 85th Street to the West and 87th Street to the East in East Elmhurst, New York. The 24th Avenue Property has been leased to New York City as a bus depot for an initial term of 21 years, with a first year rent of $2,585,000.00 escalating during the term to a 21st year rent of $3,785,000.00. The rent escalates during the two fourteen year extension terms. Cushman and Wakefield has appraised the 24th Avenue Property at $39,400,000.

Jamaica real property

Jamaica owns real property at 114-15 Guy Brewer Boulevard, Jamaica, New York (the “Guy Brewer Property”) in fee simple. The Guy Brewer Property consists of a 75,800 square foot industrial building on 4.616 acres. The Guy Brewer Property is located on the NE corner of 115th Avenue and Guy Brewer Boulevard in Jamaica, New York. The Guy Brewer Property has been leased to New York City as a bus depot for an initial term of twenty one years with a first year rent of $1,515,000.00 escalating to a 21st year rent of $2,218,000.00. Escalations continue during two fourteen year renewal terms. Cushman and Wakefield has appraised the Guy Brewer Property at $23,100,000.

GTJ real property

GTJ, a jointly-owned subsidiary of the Bus Companies, owns real property at 612 Wortman Avenue, Brooklyn, New York (the “Wortman Property”) in fee simple. The Wortman Property consists of an industrial building of 27,250 square feet located on 10.389 acres. The Wortman Property is located along the entire block front surrounded by Wortman Avenue to the North, Cozine Avenue to the Sourth, Fountain Avenue to the East and Montauk Avenue to the West. An additional parcel made up of three tax lots is located along the entire block front bordered by Cozine Avenue, Milford Avenue, Flatlands Avenue and Logan Street. The Wortman Property is primarily leased to Varsity Transit, Inc. (“Varsity”) as a bus depot, which purchased certain bus routes and buses from the Bus Companies in 2003 (see “Related Party Transactions”. Varsity has occupied a portion of the Wortman Property since 2003 based on an oral agreement, and has now entered into a written lease related to its tenancy. Under the lease, Varsity is leasing 195,813 square feet of outdoor parking and approximately 11,852 square feet of indoor maintenance and office space for $231,800 per year from September 2005 to January 2006 and for $311,800 per year from February 2006 to August 2006, increasing by the cost of living index from September 2006 to August 2010 through when the term ends. Varsity also pays a 60% share of utility and building maintenance costs. Varsity has the right to terminate the term on six months’ notice at an earlier date. Varsity also has the right to lease the space for up to four - five year consecutive extension terms after 2010 at a rental rate equal to 90% of then fair market value at the beginning of the first extension term, with rent for following years at a compounding of annual CPI index increases. The balance of the Wortman Property is occupied by Transit Facility Management, Inc., a subsidiary of GTJ, as a bus depot. Cushman and Wakefield has appraised the Wortman Property at $11,800,000.

GTJ also owns real property at 23-85 87th Street, East Elmhurst, New York (the “87th Street Property”) in fee simple. The 87th Street Property consists of a 52,020 square foot industrial building on 7.016 acres. The 87th Street Property is located on the block front bordered by 23rd Avenue to the North, 24th Avenue to the South, 87th Street to the West and 89th Street to the East in East Elmhurst, New York. The 87th Street Property is leased to Avis Rent-A-Car Systems, Inc. as an automobile leasing and maintenance depot under a lease dated October 31, 2003 with a term ending October 31, 2023, with a base rent of $1,800,000 per year. For the sixth, eleventh and sixteenth years, the base rent will be increased by the greater of 105% of the immediately preceding base rent or the cumulative cost of living index increase for the preceding five years but not in excess of 115% of the immediately preceding base rent. The initial base rent has been reduced to $1,530,000 per year until rezoning takes place at which time the initial base rent will be increased to $1,800,000 per year. Cushman and Wakefield has valued the 87th Street Property at $24,000,000.

No plans for renovation or improvement

Our real properties were, and except for the 87th Street Property, currently are, used as bus depots. We have no plans or obligations to renovate or develop any of our present real properties.

Financing

At June 30, 2006, there was a mortgage on the GTJ real property for $2,500,000, under which $1,666,200 is outstanding with interest at the prime lending rate of the mortgage. The Bus Companies also have a $4,000,000 revolving credit under which $495,000 was outstanding at June 30, 2006.

Competitive Position

We believe the Bus Companies’ real properties are in a favorable competitive position, as we believe that there are not numerous sites in Queens and Brooklyn, New York that are suitable as bus depots or for the mass parking of automobiles.

Insurance Coverage

The Bus Companies’ real properties are covered under an umbrella liability insurance policy providing for $10,000,000 of coverage. The Bus Companies also insure their real and personal property. We believe that the Bus Companies’ insurance coverage is adequate in amount and coverage.

Occupancy

The Bus Companies’ real properties are fully occupied. New York City is the sole tenant of four of the real properties, Avis Rent A Car is the sole tenant of the fifth real property, and Varsity Bus is the majority tenant of the sixth real property, the balance of which is occupied by GTJ’s paratransit operations.

Expiration of leases

The New York City leases expire in 2026 and 2027 and the Avis Rent A Car lease expires in 2023. The only lease that expires in the next 10 years is the Varsity Bus lease which expires in 2010. Such lease represents approximately 11.79% of the Bus Companies’ real property and approximately 3.18% of the Bus Companies’ gross rental income.

Depreciation

The following table provides information on depreciation of the Bus Companies’ real property:

Property	Tax Basis	Depreciation Method	Remaining Life
147th Street and Rockaway Beach	$3,448,262	MACRS	20 years
24th Avenue	$1,993,628	MACRS	20 years
Guy Brewer	$2,520,674	MACRS	20 years
Wortman and 87th Street	$3,589,790	MACRS	20 years

Real property taxes

The following table provides information on real property taxes of the Bus Companies’ real property. We are not planning any improvements to any of the real property.

Property	Tax Rate	Annual Amount
147th Street	11.3060%	$390,115
Rockaway Beach	11.3060%	$61,236
24th Avenue	11.3060%	$372,593
Guy Brewer	11.3060%	$154,895
Wortman	11.3060%	$117,350
87th Street	11.3060%	$362,560

Certain Rental Data

The following table sets forth certain rental data of the Bus Companies’ real property. It should be noted that rentals include outdoor parking and indoor maintenance and office space. For purposes of the following, aggregate rent is divided by aggregate square footage used, since the leases do not differentiate between outdoor parking and indoor maintenance and office space. No data prior to 2006 is provided for the real properties leased to New York City since, for the previous five years, the same were used by the Bus Companies for their bus operations. No data prior to 2003 is provided for the 87th Street and Wortman properties, since prior to 2003, the same were used by the Bus Companies for their operations.

Property	Rental Per Square Foot
147th Avenue (New York City)	2006—$9.75
Rockaway Beach (New York City)	2006—$4.58
24th Avenue (New York City)	2006—$9.21
Guy Brewer (New York City)	2006—$7.52
Wortman (Varsity Bus lease only)	9/2003—8/2004—$1.10 9/2004—8/2005—$1.10 9/2005—1/2006—$1.17 2/2006—8/2006—$1.50
87th Street (Avis Rent A Car)	2003—2006 average—$5.88

Environmental Issues

The Bus Companies’ real property have had removal and replacement of underground tanks. Upon removal of the old tanks, any soil found to be unacceptable was heated off site to burn off contaminants. Fresh soil was brought in to replace the soil that was removed. There are still some levels of contamination at the sites, and some groundwater monitoring programs have been put into place. Closures of existing New York State Department of Environmental Control spill numbers may be warranted if it can be shown that the remaining degree of impact is non threatening and within acceptable levels. Each of the real properties is in a commercial zone and is still used as transit depots including maintenance of vehicles.

The following apply to each of the Bus Companies’ real properties:

•       147th Avenue Property—twenty underground storage tanks (“USTs”) were removed and two USTs were abandoned. Approximately 3,135 tons of soil were removed and some soil and groundwater contamination remains.

•       Rockaway Beach Property—sixteen USTs were abandoned and there appears to be little soil contamination.

•       24th Avenue Property—11 USTs were removed and four USTs were abandoned. Approximately 1,461 tons of soil were removed. Some petroleum products remain in the soil and groundwater.

•       Guy Brewer Property—10 USTs were removed and one UST was abandoned. Approximately 3,062 tons of soil were removed. Some petroleum products remain in the soil and groundwater.

•       Wortman Property—thirty USTs were removed. Approximately 2,966 tons of soil were removed. Soil and groundwater contamination remains.

•       87th Street Property—twenty-two USTs were removed and two USTs were abandoned. Approximately 5,635 tons of soil were removed. Soil and groundwater contamination remains.

Each of these properties is being monitored by the New York State Department of Environmental Conservation (“DEC”). Sampling and reports are being periodically provided by the Bus Companies to DEC.

While the Bus Companies do not anticipate liabilities beyond continuing tests and some additional soil removal, it is possible that material liabilities may result from past contamination. The Bus Companies can not assess the probability of such liabilities or the likely amount of costs of if such liabilities are asserted.

The tenants of the Bus Companies’ real properties are responsible for environmental conditions which occur during their tenancies.

Outdoor maintenance and paratransit businesses

The Bus Companies, through their commonly owned subsidiary, GTJ operate a group of outdoor maintenance businesses and a paratransit business. The majority of these operations are based in the New York metropolitan area, with additional operations based in the Los Angeles, California and Phoenix, Arizona metropolitan areas.

New York metropolitan area operations

These operations include MetroClean Express Corp., Shelter Express Corp. Shelter Electric Maintenance Corp. and Transit Facility Management Corp.

MetroClean Express Corp.

MetroClean Express Corp. was founded in 1998 and has two major divisions, the outdoor advertising service division and the traffic control services division.

The outdoor advertising service division provides services to outdoor advertising agencies for which we install and maintain bus shelters, urban panels, banners, murals, kiosks, automated pay toilets, video screens and information centers. The work provided under these contracts is for the installation and maintenance of these structures, as well as the posting of advertisements in their illuminated and nonilluminated display boxes.

The traffic control services division provides operation support to engineering and construction companies for which it protects road crews working on highways and roadways. With the use of safety barriers and vehicles equipped with protectors and attenuators, our crews secure work areas to allow contractors to conduct their services. Other aspects of this division are the installation of concrete barriers which provide protection and security on highways and buildings. In addition, this division owns and offers for lease bucket trucks, light towers, cargo vans, back-up trucks, display boards, arrow boards, concrete barriers, wooden barriers, man-lifts and under bridge inspection units.

Shelter Express Corp.

Shelter Express provides service to CBS Outdoor, which is completing its contract with New York City for installation, maintenance and posting of all the bus shelters in the five boroughs of New York. A new contract is being awarded to Cemusa USA, a Spanish corporation currently doing business in Miami, Boston, San Antonio and Chicago. Cemusa is expected to replace the existing 3,200 New York City bus shelters, install over 330 newsstands and construct 20 automated pay toilets. Shelter Express is currently negotiating with Cemusa to provide operating services for the removal of existing CBS Outdoor bus shelters and other shelters while installing the new outdoor furniture which Cemusa will be responsible for providing to New York City as part of its 20 year contract. The installation process will take place over a five year period, and therefore, there will be a requirement for both new and old shelters to be serviced during this period. Shelter Express is currently maintaining our relationship with CBS Outdoor while we provide support services that Cemusa requires during the demonstration period in which prototype units are being installed and presented for inspection to representatives of New York City.

Shelter Electric Maintenance Corp.

Shelter Electric Maintenance Corp. is a licensed electrical contractor which provides support services for the activities of MetroClean Express and Shelter Express and services other customers. Based on the growth and development of outdoor furniture advertising, Shelter Electric clients now also include Clear Channel Outdoor for electrification of urban panels and wall hangings, Titan Outdoor for outdoor kiosks, and it is currently awaiting the completion of a contract with Cemusa to provide electric services for it under its new contract with New York City.

Los Angeles metropolitan area operations

Shelter Clean, Inc. is based in Los Angeles, California. Shelter Clean was established in 2000 and provides support services for outdoor furniture advertisements to advertising agencies. Shelter Clean also engages in the installation, maintenance, posting repair and cleaning of bus shelters, kiosks and other related structures where additional displays are located. Shelter Clean’s major contracts at the present time are with CBS Outdoor, JC DeCaux Outdoor, Van Wagner Outdoor, Orange County Transit Authority and the City of Los Angeles Department of Transportation. As part of its services Shelter Clean provides its customers with site selection and marking, permit acquisition and execution, sub-contractor liaison, assembly and installation, record keeping, cost analysis and inventory control. Its services include cleaning, trash containment, damage repair, graffiti removal, glass replacement, lighting repair and repainting.

Phoenix area operations

On May 1, 2006 Shelter Clean of Arizona commenced outdoor maintenance operations in Phoenix, Arizona with a three year contract and the possibility of a two year extension option. This operation requires capital expenditures for leased premises and trucks and other equipment.

Transit Facility Management Corp.

Transit Facility Management Corp. (“TFM”) is one of several private paratransit bus companies in New York City under contract to the Metropolitan Transit Authority as part of the joint plan between the Metropolitan Transit Authority and the New York City Department of Transportation to provide paratransit service. This service is provided by the Metropolitan Transportation Authority to comply with the Americans with Disabilities Act of 1990. TFM began operating paratransit service in October 2001, providing door-to-door public transportation service to people with disabilities unable to use conventional public transit services. The routes held by TFM include transit services in each of the five boroughs of New York City.

Starting with a fleet of 50 vans in 2001 TFM has expanded and is now operating 90 vans with approximately 208,000 service vehicle hours and carrying 303,000 passengers annually. The vans are purchased by the New York City Transit Authority and provided without charge to TFM. These vehicles provide seating capacity for 7 passengers and availability of up to three wheelchair passengers.

The paratransit service is regulated by the New York City Transit Authority. Based on the need for this particular service for the disabled community, there is growth potential over the next several years. TFM’s contract with the Metropolitan Transit Authority, as extended, expires on September 30, 2008.

Employees

Shelter Express, MetroClean and Shelter Electric had a total of 146 employees as of April 1, 2006, 122 of whom are union members. Transit Facility Management had 176 employees as of April 1 2006, 145 of whom are union members. Shelter Clean had 80 employees as of April 1, 2006, none of whom are union members. The union agreements expire between May 2006 for Shelter Electric while Shelter Express and Metro Clean expire in June 2007. TFM’s labor contract expires in August 2007. The Company considers its relations with its employees to be good.

Facilities

Shelter Express, MetroClean and Shelter Electric share leased facilities of approximately 60,000 square feet in Long Island City, New York under a month to month lease providing for current rent of $225,000 per year. TFM occupies approximately one-third of the Wortman Property and pays approximately $150,000 in annual rent.

Litigation

The outdoor maintenance and paratransit businesses are presently not parties to any litigation except litigation in the ordinary course of their business, carrying no material liabilities for such businesses.

Competition

Each of the outdoor maintenance businesses faces substantial competition in its respective market. Competition is based on price and level of service. These companies compete with companies with greater financial and physical resources, including greater numbers of vehicles and other equipment. The Company believes that its outdoor services operations are significant in each market in which it operates as a percentage of all such services in the market.

Appraisal

The outdoor maintenance and paratransit operations have been appraised by Empire Valuation Consultants, LLC collectively at $5,800,000.

REAL PROPERTY MANAGEMENT POLICIES

Introduction

Following the Reorganization, we will have a portfolio of six rentable parcels of real property, four of which are leased to New York City and one of which is leased to Avis Rent A Car, each under long-term triple net leases and one of which is leased to the purchasers of Varsity Bus, with the balance of such real property occupied by the GTJ’s paratransit operations. We do not plan to sell any of these properties for at least 10 years, for tax reasons, and view them as (a) a source of current earnings and (b) a source of financing, which, together with financing we may desire to obtain through possible sales of our debt or equity securities, may be used to expand and diversify our real property operations.

The following discussion assumes that we will develop a real property portfolio beyond the six real properties we will own upon the Reorganization and relates to such future real properties, although there can be no assurance that any of the same will be acquired.

Our real property investment objectives

Our objective is to acquire quality real properties so we can provide our stockholders with:

•       stable cash flow available for distribution;

•       preservation and protection of capital; and

•       growth of income and principal without taking undue risk.

Additionally, we intend to:

•       invest in income producing real property generally through equity investments in a manner which permits us to qualify as a REIT for federal income tax purposes; and

•       Seek to realize capital appreciation upon the ultimate sale of the properties.

We believe the following are key factors for our success in meeting our objectives.

Investing in real estate

We will seek to acquire quality real properties at favorable prices rather than lesser real properties at low prices. We believe that quality tenants seek well-managed properties that offer superior and dependable services, particularly in competitive markets.

We believe that a critical success factor in property acquisition lies in possessing the flexibility to move quickly when an opportunity presents itself to buy or sell a property. We believe that employing highly qualified industry professionals will allow us to better achieve this objective.

We intend to acquire fee ownership of real properties, but may also enter into joint venture arrangements. We seek to maximize current and long-term net income and the value of our assets. Our policy is to acquire assets where we believe opportunities exist for reasonable investment returns.

Decisions relating to the purchase or sale of properties will be made by our board of directors. Our board of directors is responsible for monitoring the administrative procedures, investment operations and performance of our company to ensure our policies are carried out. Our board of directors will review our investment policies to determine that our policies are in the best interests of our stockholders and will set forth their determinations in the minutes of the board meetings. You will have no voting rights with respect to implementing our investment objectives and policies, all of which are the responsibility of our board of directors and may be changed at any time.

Types of investments

We intend to invest primarily in quality real properties. To the extent it is in the best interests of our stockholders, we will strive to invest in a geographically diversified portfolio of real properties that will satisfy our primary investment objectives of providing our stockholders with stable cash flow, preservation of capital and growth of income and principal without taking undue risk. Because a significant factor in the valuation of income-producing real property is the potential for future income, we anticipate that the majority of properties we acquire will have both the potential for growth in value and providing cash distributions to stockholders.

We intend to acquire properties with cash and mortgage or other debt, including a proposed $80 million revolving line of credit with a financial institution. We are currently negotiating such financing. There can be no assurance we will obtain the same. We may also acquire properties for cash or shares of our common stock. On properties purchased on an all-cash basis, we may later incur mortgage indebtedness by obtaining loans secured by selected properties, if favorable financing terms are available. The proceeds from such loans would be used to acquire additional properties and increase our cash flow.

We do not intend to incur aggregate indebtedness in excess of 75% of the gross fair market value of our real properties. Fair market value will be determined by an internal or independent certified appraiser and in a similar manner as the fair market determination at the time of purchase satisfactory to our board of directors.

Considerations related to possible acquisitions

The following considerations will be evaluated by us in relation to potential purchases of real property:

•       geographic location and type;

•       construction quality and condition;

•       potential for capital appreciation;

•       the general credit quality of current and potential tenants;

•       the potential for rent increases;

•       the interest rate environment;

•       potential for economic growth in the tax and regulatory environment of the community in which the property is located;

•       potential for expanding the physical layout of the property;

•       occupancy and demand by tenants for properties of a similar type in the same geographic vicinity;

•       prospects for liquidity through sale, financing or refinancing of the property;

•       competition from existing properties and the potential for the construction of new properties in the area; and

•       treatment under applicable federal, state and local tax and other laws and regulations.

We will not close the purchase of any property unless and until we obtain an environmental assessment, a Phase I review, for each real property purchased and are generally satisfied with the environmental status of the real property.

We may also enter into arrangements with the seller or developer of a real property whereby the seller or developer agrees that if, during a stated period, the property does not generate a specified cash flow, the seller or developer will pay in cash to our company a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations.

In determining whether to purchase a particular real property, we may obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the real property is not purchased, and is normally credited against the purchase price if the real property is purchased.

In purchasing real properties, we will be subject to risks, including:

•       changes in general economic or local conditions;

•       changes in supply of or demand for similar competing properties in an area;

•       changes in interest rates and availability of permanent mortgage funds which may render the sale of a property difficult or unattractive;

•       changes in tax, real estate, environmental and zoning laws;

•       periods of high interest rates and tight money supply which may make the sale of properties more difficult;

•       tenant turnover; and

•       general overbuilding or excess supply in the market area.

We anticipate that the purchase price of properties we acquire will vary depending on a number of factors, including size and location. In addition, our cost will vary based on the amount of debt we incur in connection with financing the acquisition. We may not be able to purchase a diverse portfolio of real properties unless we find sources of financing, since no funds are being raised in this offering. It is difficult to predict the actual number of properties that we will actually acquire because the purchase prices of properties varies widely and our investment in each will vary based on the amount and cost of leverage we use.

Real property acquisition

We intend to acquire real properties through wholly-owned subsidiaries of our company. In addition to fee simple interests, we may acquire long-term ground leases. Other methods of acquiring a real property may be used when advantageous. For example, we may acquire properties through a joint venture or the acquisition of substantially all of the interests of an entity that in turn owns a parcel of real property.

We are currently negotiating and anticipate entering into an $80 million revolving line of credit with a financial institution, which we plan to use to facilitate our acquisition opportunities, with the intention of placing permanent financing on the acquired property at a later date. We believe our line of credit will allow us to secure acquisition contracts faster after we identify a strategic property, and will be an attractive feature of our bids to sellers seeking to complete a sale quickly. We may also use our line of credit to pay required REIT distributions to our stockholders, as necessary. There is no assurance the line of credit can or will be obtained.

We may commit to purchase real properties subject to completion of construction in accordance with terms and conditions specified by our board of directors. In such cases, we will be obligated to purchase the real property at the completion of construction, provided that (1) the construction conforms to definitive plans, specifications and costs approved by us in advance and embodied in the construction contract and (2) an agreed upon percentage of the real property is leased beforehand. We will receive a certificate of an architect, engineer or other appropriate party, stating that the real property complies with all plans and specifications. Our intent is to leave development risk with the developer.

If remodeling is required prior to the purchase of a real property, we will anticipate paying a negotiated maximum amount either upon completion or in installments commencing prior to completion. Such amount will be based on the estimated cost of such remodeling. In such instances, we will also have the right to review the seller’s books during and following completion of the remodeling to verify actual costs. In the event of substantial disparity between estimated and actual costs, an adjustment in purchase price may be negotiated.

We are not specifically limited in the number or size of properties we may acquire or on the percentage of net proceeds of this offering which we may invest in a single property. The number and mix of properties we may acquire will depend upon real estate and market conditions and other circumstances existing at the time we are acquiring our real properties.

Joint ventures

We may invest in general partnership and joint venture arrangements with other real estate investors. You should note that there is a potential risk that our company or its joint venture partner will be unable to agree on a matter material to the joint venture on joint venture decisions and we may not control the decision. Furthermore, we cannot assure you that we will have sufficient financial resources to exercise any right of first refusal that may be part of a partnership or joint venture agreement.

Our policies with respect to borrowing

When we think it is appropriate, we will borrow funds to acquire or finance properties. We may later refinance or increase mortgage indebtedness by obtaining additional loans secured by selected properties, if favorable financing terms are available. We will use the proceeds from such loans to acquire additional properties for the purpose of increasing our cash flow and providing further diversification. We anticipate that aggregate borrowings, both secured and unsecured, will not exceed 75% of our real property fair market value. Our board of directors will review our aggregate borrowings to ensure that such borrowings are reasonable in relation to our net assets. We may also incur indebtedness to finance improvements to properties and, if necessary, for working capital needs or to meet the distribution requirements applicable to REITs under the federal tax laws.

When incurring secured debt, we will seek to incur nonrecourse indebtedness, which means that the lenders’ rights upon our default generally will be limited to foreclosure on the property that secured the obligation, but we may have to accept recourse financing, where we remain liable for any shortfall between the debt and the proceeds of sale of the mortgaged real property. If we incur mortgage indebtedness, we will endeavor to obtain level payment financing, meaning that the amount of debt service payable would be substantially the same each year, although some mortgages are likely to provide for one large payment and we may incur floating or adjustable rate financing when our board of directors determines it to be in our best interest.

Our board of directors controls our policies with respect to borrowing and may change such policies at any time without stockholder approval.

Sale or disposition of our real property

Our board of directors will determine whether a particular real property should be sold or otherwise disposed of after consideration of the relevant factors, including performance or projected performance of the property and market conditions, with a view toward achieving our principal investment objectives.

When appropriate to minimize our tax liabilities, we may structure the sale of a real property as a “like-kind exchange” under the federal income tax laws so that we may acquire qualifying like-kind replacement property meeting our investment objectives without recognizing taxable gain on the sale. Furthermore, our general policy will be to reinvest in additional real properties proceeds from the sale, financing, refinancing or other disposition of our real properties that represent our initial investment in such real property or, secondarily, to use such proceeds for the maintenance or repair of existing properties or to increase our reserves for such purposes. The objective of reinvesting such portion of the sale, financing and refinancing proceeds is to increase the total value of real estate assets that we own, and the cash flow derived from such assets to pay distributions to our stockholders.

Despite this policy, our board of directors may determine to distribute to our stockholders all or a portion of the proceeds from the sale, financing, refinancing or other disposition of real properties. In determining whether any of such proceeds should be distributed to our stockholders, our board of directors will consider, among other factors, the desirability of real properties available for purchase, real estate market conditions and compliance with the REIT distribution requirements. Alternatively, our board of directors may determine not to make distributions of capital.

In connection with a sale of a property, our preference will be to obtain an all-cash sale price. However, we may accept a purchase money obligation secured by a mortgage on the property as partial payment. There are no limitations or restrictions on our taking such purchase money obligations. The terms of payment upon sale will be affected by custom in the area in which the property being sold is located and the then economic conditions. To the extent we receive notes, securities or other property instead of cash from sales, such proceeds, other than any interest payable on such proceeds, will not be included in net sale proceeds available for distribution until and to the extent the notes or other property are actually paid, sold, refinanced or otherwise disposed of. Thus, the distribution of the proceeds of a sale to you as a stockholder, may be delayed until such time. In such cases, we will receive payments in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years.

A property may be sold before the end of the planned holding period if:

•       in the judgment of our board of directors, the value of a property might decline substantially;

•       an opportunity has arisen to improve other properties;

•       we can increase cash flow through the disposition of the property; or

•       in our judgment, the sale of the property is in our best interest.

The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of the relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation. We cannot assure you that this objective will be realized. The selling price of a property will be determined in large part by the amount of rent payable under the lease. If a tenant has a repurchase option at a formula price or if operating expenses increase without a commensurate increase in rent under our gross leases, we may be limited in realizing any appreciation. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing economic conditions.

Lease purchases

To the extent consistent with our proposed REIT status, we may acquire long-term ground leases, or master leases for real property we can then sublet in parcels, as is determined by our board of directors.

Changes in our investment objectives

Subject to the limitations in our charter, our bylaws and the Maryland General Corporation Law, or MGCL, the business and policies of our company will be controlled by our board of directors. Our board of directors has the right to establish policies concerning investments and the right, power and obligation to monitor our procedures, investment operations and performance of our company.

Thus, prospective stockholders must be aware that the board of directors, acting consistently with our organizational documents, applicable law and their fiduciary obligations, may elect to modify or expand our objectives and policies from time to time.

Making loans and investments in mortgages

We do not plan to make loans to other entities or persons unless secured by mortgages, although we may advance funds to GTJ. We will not make or invest in mortgage loans unless we obtain an appraisal concerning the underlying property from a certified independent appraiser. In addition to the appraisal, we will obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.

We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of our company, would exceed an amount equal to 75% of the fair market value of the property, unless we find substantial justification due to the presence of other underwriting criteria.

Investment in securities

We will not invest in equity securities of another entity, other than a wholly-owned subsidiary, directly or indirectly, unless our board of directors approves the investment as part of a real property investment. We may purchase our own securities if the board of directors determine such purchase to be in our best interests. We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

Distribution policy

We cannot assure you that we will make distributions. In order to qualify as a REIT for federal income tax purposes, among other things, we are required to distribute each taxable year at least 90% of our real property taxable income, other than net capital gains but may be unable to do so.

We will have a policy of generally making distributions on a quarterly basis. We will seek to avoid, to the extent possible, the fluctuations in distributions that might result if distribution payments were based solely on actual cash received during the distribution period. To implement this policy, we may use cash received during prior periods or cash received subsequent to the distribution period and prior to the payment date for such distribution payment, to pay annualized distributions consistent with the distribution level established from time to time by our board of directors. Our ability to maintain this policy will depend upon the availability of cash flow and applicable requirements for qualification as a REIT under the federal income tax laws. Therefore, we cannot assure you that there will be cash flow available to pay distributions or that distributions will not fluctuate. If cash available for distribution is insufficient to pay distributions to you as a stockholder, we may obtain the necessary funds by borrowing, issuing new securities or selling assets. These methods of obtaining funds could affect future distributions by increasing operating costs.

To the extent that distributions to our stockholders are made out of our current or accumulated earnings and profits, such distributions would be taxable as ordinary dividend income. To the extent that our distributions exceed our current and accumulated earnings and profits, such amounts will constitute a return of capital to our stockholders for federal income tax purposes, to the extent of their basis in their stock, and thereafter will constitute capital gain.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
Green Bus Lines, Inc. and Subsidiary

The following table summarizes certain historical consolidated financial data of Green Bus Lines, Inc. and Subsidiary, which you should read in conjunction with its financial statements and the related notes contained in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus. The selected historical financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004, and 2003, have been derived from our audited consolidated financial statements at those dates and for those periods, contained elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2003 and 2002 and for the years ended December 31, 2002 and 2001 have each been derived from our audited consolidated financial statements at that date and for that period, not contained in this prospectus. The selected historical consolidated financial data as of March 31, 2006 and 2005 are unaudited. For the three month periods ended March 31, 2006 and 2005, all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the interim consolidated financial statements, have been included. Results for the three months ended March 31, 2006 and March 31, 2005 are not necessarily indicative of the results for the full year.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(in thousands)			(in thousands)
	(unaudited)
Statement of Operations Data:
Total revenues	$913	$—	$—	$—	$—	$—	$—
Income from continuing operations before income taxes	$859	$(59)	$(236)	$(246)	$(251)	$(299)	$(294)
Income tax expense	294	136	380	167	596	38	314
Equity in earnings (loss) of affiliated companies, net of tax	604	169	1,389	156	(2,499)	(1,035)	(483)
Income (loss) from continuing operations	1,169	(26)	773	(257)	(3,346)	(1,372)	(1,091)
Discontinued operations:
Income (loss) from discontinued operations, net of taxes	(662)	400	954	718	1,322	1,116	832
Gain on sale of discontinued operations, net of taxes	6,535	—	—	—	—	—	—
Total income from discontinued operations	5,873	400	954	718	1,322	1,116	832
Net income (loss)	$7,042	$374	$1,727	$461	$(2,024)	$(256)	$(259)

	March 31,	December 31,
	2006	2005	2004	2003	2002	2001
	(in thousands) (unaudited)	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$572	$4	$11	$24	$22	$41
Assets from discontinued operations	22,148	19,971	19,869	15,063	36,892	34,676
Property and equipment, net	1,463	1,517	1,754	2,469	2,002	2,488
Total assets	$32,541	$28,161	$27,397	$26,360	$39,581	$37,843
Liabilities from discontinued operations	$20,894	$24,214	$20,862	$17,033	$29,534	$21,171
Total liabilities	$22,245	$24,774	$21,135	$16,968	$29,541	$21,177

(1)          On November 29, 2005, the Company entered an agreement (the “Agreement”) and subsequently closed on January 9, 2006, with the City of New York  to buy, all of the Company’s assets used in connection with the Company’s bus operations. As a result of the Agreement and sale of bus assets, the operations of the bus operations are presented as discontinued operations in the accompanying consolidated financial statements for all periods presented.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Triboro Coach Corporation and Subsidiaries

The following table summarizes certain historical consolidated financial data of Triboro Coach Corporation and Subsidiaries, which you should read in conjunction with its financial statements and the related notes contained in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus. The selected historical financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004, and 2003, have been derived from our audited consolidated financial statements at those dates and for those periods, contained elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2003 and 2002 and for the years ended December 31, 2002 and 2001 have each been derived from our audited consolidated financial statements at that date and for that period, not contained in this prospectus. The selected historical consolidated financial data as of March 31, 2006 and 2005 are unaudited. For the three month periods ended March 31, 2006 and 2005, all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the interim consolidated financial statements, have been included. Results for the three months ended March 31, 2006 and March 31, 2005 are not necessarily indicative of the results for the full year.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(in thousands)			(in thousands)
	(unaudited)
Statement of Operations Data:
Total revenues	$285	$—	$—	$—	$—	$—	$—
Operating income (loss)	$14	$(13)	$(54)	$(90)	$(93)	$(139)	$(137)
Income from continuing operations before
income taxes	271	(13)	(54)	(90)	(93)	(139)	(137)
Income tax expense	81	104	345	412	483	368	385
Equity in earnings (loss) of affiliated companies, net of tax	604	169	1,390	156	(2,499)	(1,035)	(483)
Income (loss) from continuing operations	794	52	991	(346)	(3,075)	(1,542)	(1,005)
Equity in earnings (loss) of affiliated companies, net of tax
Discontinued operations:
Income (loss) from discontinued operations, net of taxes	(1,157)	287	992	1,784	509	548	450
Gain on sale of discontinued operations	7,207	—	—	—	—	—	—
Total income from discontinued operations	6,050	287	992	1,784	509	548	450
Net income (loss)	$6,844	$339	$1,983	$1,438	$(2,566)	$(994)	$(555)

	At March 31,	At December 31,
	2006	2005	2004	2003	2002	2001
	(in thousands)		(in thousands)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$147	$30	$73	$4	$—	$7
Assets from discontinued operations	19,806	18,055	18,150	20,928	27,433	24,378
Property and equipment, net	990	1,003	1,057	2,169	1,242	1,334
Total assets	$27,773	$24,538	$24,319	$23,223	$28,824	$25,894
Liabilities from discontinued operations	9,626	13,165	14,206	13,536	16,850	11,768
Total liabilities	$9,954	$13,487	$14,329	$13,779	$17,068	$11,987

(1)           On November 29, 2005, the Company entered an agreement (the “Agreement”) and subsequently closed on February 20, 2006, with the City of New York  to buy, all of the Company’s assets used in connection with the Company’s bus operations. As a result of the Agreement and sale of bus assets, the operations of the bus operations are presented as discontinued operations in the accompanying consolidated financial statements for all periods presented.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
Jamaica Central Railways, Inc. and Subsidiaries

The following table summarizes certain historical consolidated financial data of Jamaica Central Railways, Inc. and Subsidiaries, which you should read in conjunction with its financial statements and the related notes contained in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus. The selected historical financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004, and 2003, have been derived from our audited consolidated financial statements at those dates and for those periods, contained elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2003 and 2002 and for the years ended December 31, 2002 and 2001 have each been derived from our audited consolidated financial statements at that date and for that period, not contained in this prospectus. The selected historical consolidated financial data as of March 31, 2006 and 2005 are unaudited. For the three month periods ended March 31, 2006 and 2005, all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the interim consolidated financial statements, have been included. Results for the three months ended March 31, 2006 and March 31, 2005 are not necessarily indicative of the results for the full year.

	Three Months Ended
	March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(in thousands)		(in thousands)
	(unaudited)
Statement of Operations Data:
Total revenues	$224	$—	$—	$—	$—	$—	$—
Operating income (loss)	$224	$—	$—	$—	$—	$(87)	$(78)
Income from continuing operations before income taxes	224	—	—	—	—	(87)	78
Income tax expense (benefit)	70	(104)	302	11	83	124	78
Equity in earnings (loss) of affiliated companies, net of tax	302	85	695	78	(1,249)	(518)	(241)
Income (loss) from continuing operations	456	189	393	(67)	(1,332)	(729)	(241)
Discontinued operations:
Income (loss) from discontinued operations, net of taxes	(977)	5	215	(70)	217	(92)	136
Gain on sale of discontinued operations	3,775	—	—	—	—	—	—
Total income from discontinued operations	2,798	5	215	(70)	217	(179)	214
Net income (loss)	$3,254	$194	$608	$(3)	$(1,115)	$(821)	$(105)

	At March 31,	At December 31,
	2006	2005	2004	2003	2002	2001
	(in thousands)			(in thousands)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$415	$63	$87	$93	$62	$392
Assets from discontinued operations	7,850	8,231	8,279	11,896	14,936	13,849
Property and equipment, net	514	514	514	514	514	514
Total assets	$13,099	$11,922	$11,831	$12,609	$15,928	$14,834
Liabilities from discontinued operations	4,873	8,137	7,742	8,732	11,281	8,476
Total liabilities	$6,465	$8,917	$8,491	$8,758	$11,289	$8,543

(1)           On November 29, 2005, the Company entered an agreement (the “Agreement”) and subsequently closed on January 30, 2006, with the City of New York to buy, all of the Company’s assets used in connection with the Company’s bus operations. As a result of the Agreement and sale of Acquired Assets, the operations of the Bus operations are presented as discontinued operations in the accompanying consolidated financial statements for all periods presented.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
GTJ Co., Inc. and Subsidiaries

The following table summarizes certain historical consolidated financial data of GTJ Companies, Inc. and Subsidiaries, which you should read in conjunction with its financial statements and the related notes contained in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus. The selected historical financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004, and 2003, have been derived from our audited consolidated financial statements at those dates and for those periods, contained elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2003 and 2002 and for the years ended December 31, 2002 and 2001 have each been derived from our audited consolidated financial statements at that date and for that period, not contained in this prospectus. The selected historical consolidated financial data as of March 31, 2006 and 2005 are unaudited. For the three month periods ended March 31, 2006 and 2005, all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the interim consolidated financial statements, have been included. Results for the three months ended March 31, 2006 and March 31, 2005 are not necessarily indicative of the results for the full year.

	Three Months Ended
	March 31,		Year Ended December 31,
	(in thousands)		(in thousands)
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)
Statement of Operations Data:
Total revenues	$7,613	$6,957	$29,496	$27,389	$21,998	$80,845	$77,980
Operating income (loss)	461	494	1,762	2,140	1,614	1,158	2,708
Other income (expense)	1,825	(83)	1,155	(819)	(245)	(3,807)	(2,520)
Income from continuing operations before income taxes	2,286	411	2,917	1,320	1,368	(2,649)	188
Income tax (expense) benefit	331	49	488	268	659	174	(1,353)
Income (loss) from continuing operations	1,956	363	2,428	1,053	709	2,475	1,165
Discontinued operations:
Income (loss) from discontinued operations	—	(6)	160	(326)	(6,670)	—	—
Gain on sale of discontinued operations	—	—	—	—	—	—	—
Total income from discontinued operations	—	—	160	(326)	(6,670)	—	—
Net income (loss)	$1,956	$357	$2,588	$727	$(5,961)	$2,475	$1,165

	At March 31,	At December 31,
	2006	2005	2004	2003	2002	2001
	(in thousands) (unaudited)	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$4,236	$3,130	$3,177	$3,114	$2,526	$2,406
Accounts receivable, net	3,865	4,439	4,594	3,843	3,637	6,758
Property and equipment, net	6,041	5,959	6,224	6,375	14,978	17,839
Total assets	$32,521	$30,350	$31,208	$28,585	$40,595	$45,069
Line of credit	$200	$200	$200	$—	$3,000	$2,120
Notes payable	1,666	1,666	1,735	2,490	12,084	10,334
Total liabilities	$24,136	$23,921	$27,340	$24,436	$31,509	$33,528

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
Command Bus Company, Inc.

The following table summarizes certain historical consolidated financial data of Command Bus Company, Inc., which you should read in conjunction with its financial statements and the related notes contained in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus. The selected historical financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004, and 2003, have been derived from our audited consolidated financial statements at those dates and for those periods, contained elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2003 and 2002 and for the years ended December 31, 2002 and 2001 have each been derived from our audited consolidated financial statements at that date and for that period, not contained in this prospectus. The selected historical consolidated financial data as of March 31, 2006 and 2005 are unaudited. For the three month periods ended March 31, 2006 and 2005, all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of the interim consolidated financial statements, have been included. Results for the three months ended March 31, 2006 and March 31, 2005 are not necessarily indicative of the results for the full year.

	Three Months Ended
	March 31,		Year Ended December 31,
	(in thousands)		(in thousands)
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)
Statement of Operations Data:
Discontinued operations:
Income (loss) from discontinued operations, net of taxes	$(445)	$67	$(1,647)	$(337)	$(287)	$(113)	$(42)
Gain on sale of discontinued operations	—	—	2,533	—	—	—	—
Income (loss) from discontinued operations	(445)	67	886	(337)	(287)	(113)	(42)
Net income (loss)	$(445)	$67	$886	$(337)	$(287)	$(113)	$(42)

	At March 31,	At December 31,
	2006	2005	2004	2003	2002	2001
	(in thousands)	(in thousands)
	(unaudited)
Balance Sheet Data:
Total assets	$4,044	$5,023	$6,591	$7,195	$10,690	$8,826
Total liabilities	$4,254	$9,247	$10,341	$9,601	$12,681	$9,323

(1)          On November 29, 2005, the Company entered an agreement (the “Agreement”) and subsequently closed on December 5, 2005, with the City of New York  to buy, all of the Company’s assets used in connection with the Company’s bus operations. As a result of the Agreement and sale of Acquired Assets, the operations of the Bus operations are presented as discontinued operations in the accompanying consolidated financial statements for all periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Bus Companies

Management’s discussion and analysis of results of operations and financial condition should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus. Descriptions of all documents incorporated by reference herein or included as exhibits hereto are qualified in their entirety by reference to the full text of such documents so incorporated or included. The following discussion below includes Green, Triboro and Jamaica and their collectively owned affiliates Command and GTJ.

Overview

Operations in the recent past

During the past several years, New York City had made public statements related to its termination of the franchises held by the Bus Companies and the incorporation of the bus routes into the Metropolitan Transit Authority operations. These statements became more frequent and more pointed. The franchise agreements, which had been renewed regularly over the past half-century, expired and were not renewed by New York City; however New York City continued to work with the Bus Companies on an ad hoc basis and under the threat of litigation then began to negotiate for the purchase of the Bus Companies’ bus assets. The Bus Companies, in addition to owning the bus routes, owned depots which were stocked with various spare parts and employed both the drivers, mechanics and executive employees necessary to run the bus lines. The buses were owned by New York City and provided to the Bus Companies. Under their arrangement with New York City, the Bus Companies were reimbursed for expenses approved by New York City and in addition received a payment for the services rendered in managing the bus operations and the use of the depots.

Purchase of bus assets by New York City

On November 29, 2005 an agreement (the “Sale Agreement”) was entered into between the City and the Bus Companies and several of their subsidiaries.

In accordance with the Sale Agreement, the Bus Companies agreed to sell to New York City all of their bus assets including routes, tangible personal property related to bus operations and goodwill. The total purchase price for the bus assets was $25,000,000 allocated as follows:  Green - $10,822,000, Triboro - $9,487,000 and Jamaica - $4,691,000. These amounts include a reallocation of the $3,405,000 paid for the Command assets. Command is jointly owned by the Bus Companies. These sums were received upon the respective closing of the purchase of the assets of the Bus Companies, which occurred between December 2005 and February 2006. New York City also purchased spare parts and supplies at their invoiced value and other tangible assets at book value.

In addition, upon the settlement of certain litigations, New York City will pay up to $500,000 to the Bus Companies in the following maximum amounts:  Green - $216,440, Triboro - $189,740 and Jamaica - $93,820. These amounts include reallocation of the maximum sum to be paid to Command in the amount of $68,100.

New York City leased certain real property of the Bus Companies for use as bus depots, as follows:

•       Triboro leased New York City its premises at 85-10 24th Avenue, East Elmhurst, NY for an initial term of 21 years, with a first year rent of $2,585,000 escalating to a 21st year rent of $3,785,000.

•       Green leased New York City its premises at 165-25 147th Avenue, Jamaica, NY for an initial term of 21 years with a first year rent of $2,795,000 escalating to a 21st year rent of $4,092,000.

•       Green leased New York City its premises at 49-19 Rockaway Beach Blvd., Arverne, NY for an initial term of 21 years with a first year rent of $605,000 escalating to a 21st year rent of $886,000.

•       Jamaica leased New York City its premises at 114-15 Guy Brewer Boulevard, Jamaica, New York for an initial term of 21 years with a first year rent of $1,515,000 escalating to a 21st year rent of $2,218,000.

These leases are what are known as “triple net” leases. This means that the City has agreed to pay all expenses of the properties, including maintenance, insurance and taxes. Each lease has two renewal terms of 14 years each, so that the total term is a maximum of 49 years. The term of each lease commenced on the date that the Bus Company in question, closed the sale of its bus company assets to the City.

Green

Results of Operations

As a result of sale of Green’s bus operations, all operations related to the bus operations have been reclassified as discontinued operations. The remaining operations of Green are related to the real properties owned and operated by Green and reflect the depreciation recorded on each of the buildings and leasehold improvements as well as Green’s equity ownership in GTJ and Command.

Three Months Ended March 31, 2006 vs. Three Months Ended March 31, 2005 (Unaudited)

The following table sets forth results of operations of Green for the periods indicated:

	Three Months Ended March 31,
	2006	2005
Operating revenue	$912,820	$—
Operating expenses:
Depreciation and amortization	53,996	59,051
Total operating expenses	53,996	59,051
Income (loss) from continuing operations before income taxes, equity in earnings (loss) of affiliated companies	858,824	(59,051)
Provision for income taxes	294,198	136,411
Equity in earnings of affiliated companies, net of tax	604,373	169,663
Net earnings (loss) from continuing operations	1,168,999	(25,799)
Discontinued Operations:
(Loss) income from discontinued operations, net of tax	(662,552)	399,842
Gain on sale of discontinued operations, net of tax	6,535,330	—
Net income	$7,041,777	$374,043

Operating Revenue

Operating revenue for the three months ended March 31, 2006 represents rental income from New York City for the recently signed leases for Green’s real properties. There were none in the 2005 period.

Depreciation

Depreciation expense for the three months ended March 31, 2006 was $53,996, a decrease of $5,055 from the three months ended March 31, 2005 depreciation expense of $59,051. Depreciation expense represents depreciation on Green’s real properties

Provision for Income Taxes

The provision for income tax represents federal, state, and local taxes on income before income taxes. Provision for income taxes for the three months ended March 31, 2006 was $294,198, an increase of $157,787 from the three months ended March 31, 2005 provision for income taxes of $136,411.

Equity in Earnings (Loss) Of Affiliated Companies, Net of Tax

Equity in earnings of affiliated companies, net of tax was $604,373, for the three months ended March 31, 2006 and reflects an increase of $434,710 for the three months ended March 31, 2005, which showed equity in loss of affiliated companies, net of tax of $169,663. The increase was related to increased earnings from Green’s forty percent interest in GTJ totaling $639,578 offset by decreased earnings of $204,868 from Greens’s forty percent interest in Command.

Income (Loss) From Discontinued Operations, Net of Taxes

Income (loss) from discontinued operations reflect the operating results of Green’s bus operations. Discontinued operations reflected a loss of $662,552 for the three months ended March 31, 2006 versus income of $399,842 for the three months ended March 31, 2005. The increase in loss of discontinued operations of $1,062,394 is primarily related to increased professional fees and costs related to the Reorganization.

Gain on Sale of Discontinued Operations, Net of Tax

Gains on sale of discontinued operations reflect the gain on the sale of Greens’s bus operations to New York City in the 2006 period.

Net Income (Loss)

For the three months ended March 31, 2006, Green had net income of $7,041,777 versus net earnings of $374,043 three months ending March 31, 2005. The increase in net earnings is primarily attributable to gain on the sale of Green’s bus company operations to New York City.

Year Ended December 31, 2005 vs. December 31, 2004 and December 31, 2004 vs. December 31, 2003

The following table sets forth results of operations of Green for the periods indicated:

	Years Ended December 31,
	2005	2004	2003
Operating revenue	$—	$—	$—
Operating expenses:
Depreciation and amortization	236,205	245,656	251,395
Total operating expenses	236,205	245,656	251,395
Loss from continuing operations before income taxes, equity in (loss) earnings of affiliated companies	(236,205)	(245,656)	(251,395)
Provision for income taxes	380,038	166,630	595,720
Equity in earnings (loss) of affiliated companies, net of tax	1,389,712	156,196	(2,498,879)
Income (loss) from continuing operations	773,469	(256,090)	(3,345,994)
Discontinued operations:
Income from discontinued operations, net of tax	953,499	717,525	1,322,420
Net income (loss)	$1,726,968	$461,435	$(2,023,574)

Depreciation

For 2005, depreciation and amortization expense decreased $9,451 to $236,205 from $245,656 in 2004. For 2004, depreciation and amortization decreased $5,739 to 245,656 from $251,395 income in 2003. Depreciation  and amortization expense represents depreciation on the Green’s owned real properties.

Provision for Income Taxes

The provision for income taxes represents federal, state, and local taxes on income before income taxes. For 2005, the provision for taxes increased $213,408 to $380,038 from $166,630 in 2004. For 2004, the provision for income taxes decreased $429,090 to $166,630 from $595,720 for 2003.

Equity in Earnings (Loss) Of Affiliated Companies, Net of Tax

For 2005, equity in earnings (loss) of affiliated companies, net of tax was $1,389,712, an increase of $1,233,516 from the 2004 equity in earnings (loss) of affiliated companies, net of tax was earnings of $156,196. The increase was related to increased earnings from Green’s forty percent interest in GTJ totaling $744,332 and increased earnings from Green’s forty-percent interest in Command totaling $489,184. For 2004, the equity in earnings (loss) increased 2,655,075 from a loss of $2,498,879 in 2003. The increase was related to increased earnings from Green’s interest in GTJ totaling $2,675,116 offset by decreased earnings from Command totaling $20,041 in 2003.

Income From Discontinued Operations

Income from discontinued operations reflect the operating results of Green’s bus operations. For 2005, discontinued operations reflected income of $953,499 an increase of $235,974 from $717,525 in 2004. The increase of $235,974 was primarily related to higher income tax expense recorded of $316,109 in 2004 compared to $121,502 recorded in 2005. For 2004, income from discontinued operations decreased $604,895 from $1,322,420 in 2003. The decrease of $604,895 was primarily related to higher income tax expense recorded in 2004 of $316,109 compared to a tax benefit of $161,824 recorded in 2003.

Net Income (Loss)

For 2005, Green had net income of $1,726,968 compared to net income of $461,435 in 2004 and a net loss of $(2,023,574) in 2003. The changes were due to the factors discussed above.

Financial Position

March 31, 2006 (Unaudited) vs. December 31, 2005

Current assets increased by $2,619,194 to $23,511,795 at March 31, 2006 from $20,892,601 at December 31, 2005, primarily due to increases in assets from discontinued operations of $2,384,113 and increases in deferred income tax assets of $87,725, which were offset by decreases in prepaid expenses of $220,645, and prepaid income taxes of $103,889.

Investment in affiliates increased by $604,373 to $1,399,467 at March 31, 2006 from $795,094 at December 31, 2005. The increase was primarily related to earnings from unconsolidated subsidiaries.

Deferred leasing commissions increased by $1,281,580 at March 31, 2006 from $0 at December 31, 2005, and was related to the real estate commission that Green paid for the negotiation of its lease that was entered into with New York City.

Current liabilities decreased $2,692,109 to $10,453,809 at March 31, 2006 from $13,145,918 at December 31, 2005.  The decrease was primarily related to a reduction in liabilities from discontinued operations of $3,482,849 most of which were assumed by the New York City as part of the sale of Green’s bus operations. This decrease was partially offset by increases in income tax payable of $231,910, and amounts due to affiliates of $595,494.

December 31, 2005 vs. December 31, 2004

Current assets increased by $629,469 to $20,892,601 at December 31, 2005 from $20,263,132 at December 31, 2004.

Investment in affiliates increased to $795,094 at December 31, 2005 from $0 at December 31, 2004 which was primarily related to earnings from unconsolidated subsidiaries.

Current liabilities decreased $739,458 to $13,145,918 at December 31, 2005 from $13,885,376 at December 31, 2004.

Cash Flows

Three Months Ended March 31, 2006 vs Three Months Ended March 31, 2005 (Unaudited)

At March 31, 2006, Green had $5,720,251, in cash and cash equivalents, including cash from discontinued operations, an increase of $4,710,000 as compared to the three months ended March 31, 2005:

	For The Three Months
	Ended March 31,
	2006	2005
Cash provided by (used in) operating activities	$4,439,767	$(1,452,458)
Cash provided by (used in) investing activities	345,376	(1,968)
Cash used in financing activities	(75,143)	(75,143)
Increase (decrease) in cash and cash equivalents	$4,710,000	$(1,529,569)

Operating Activities

Cash provided by operating activities of $4,439,767 for the three months ended March 31, 2006 increased $5,892,225 versus ($1,452,458) of cash used in operating activities for the three months ended March 31, 2005. For the three months ended March 31, 2006, cash provided by operating activities of $4,439,767 was primarily related to the net earnings from continuing operations of $1,168,999, decreases in (i) prepaid expenses of $220,645, (ii) prepaid income taxes of $103,889, (iii) net amounts due from affiliates of $723,102, (iv) increases in income taxes payable of $231,909, and (v) net cash flow provided by discontinued operations of $4,046,798. These increases were primarily offset by (i) a deferred income tax benefit of $69,602, (ii) equity earnings of affiliated companies of $604,373, and (iii) an increase in prepaid real estate commission of $1,281,750.

For the three months ended March 31, 2005, cash used in operating activities of $1,452,458 was primarily related to (i) net loss from continuing operations of $25,799, (ii) increases in due from affiliates of $109,701, (iii) decrease in prepaid expenses of $103,363, (iv) increase in income taxes payable of $230,166. These changes were partially offset by net cash flow used in discontinued operations of $1,639,896, and equity earnings of affiliated companies of $169,663.

Investing Activities

Cash provided by investing activities of $345,376 for the three months ended March 31, 2006 increased $347,344 versus $(1,968) used for investing activities for the three months ended March 31, 2005. The increase was primarily related to proceeds from the sale of property and equipment of $341,882, which was included as part of cash provided by discontinued operations.

Financing Activities

Cash used in financing activities was $75,143 for the three months ended March 31, 2006 and 2005, and represents dividend payments made to shareholders.

Year Ended December 31, 2005 vs. December 31, 2004 and Year Ended December 31, 2004 vs. December 31, 2003

At December 31, 2005, Green had $1,010,251, including cash from discontinued operations, in cash and cash equivalents, a decrease of $2,179,045 from the year ended December 31, 2004. At December 31, 2004, Green had $3,189,296, including cash from discontinued operations, in cash and cash equivalents, an increase of $1,153,839 from the year ended December 31, 2003. The change in cash and cash equivalents was as follows:

	For The Year Ended
	December 31,
	2005	2004	2003
Cash (used in) provided by operating activities	$(2,237,712)	$1,266,636	$2,427,487
Cash provided by (used in) investing activities	359,237	(70,797)	(844,049)
Cash used in financing activities	(300,570)	(42,000)	(606,000)
(Decrease) increase in cash and cash equivalents	$(2,179,045)	$1,153,839	$977,438

Operating Activities

Cash used in operating activities for 2005 was $2,237,712 as compared with cash provided by operating activities in 2004 of $1,266,636, a difference of $3,504,348. For 2005, cash used in operating activities of $2,237,712 was primarily related to (i) equity earnings of affiliated companies of $1,389,712, (ii) deferred tax benefit of $101,121, (iii) and net cash flow used in discontinued operations of $1,853,291. These decreases in cash flow were partially offset by (i) the net earnings from continuing operations of $773,469, (ii) depreciation expense of $236,505, and, (iii) decreases in prepaid income taxes of $103,889.

For 2004, cash provided by operating activities of $1,266,636 was primarily related to (i) the net loss from continuing operations of $256,090, (ii) equity earnings of affiliated companies of $156,196, (iii) increases in prepaid income taxes of $70,871, (iv) decrease in income tax payable of $181,673. These changes were partially offset by (i) depreciation expense of $276,753, (ii) net amounts due to/from affiliates of $186,054 and (iii) net cash flow provided by discontinued operations of $1,520,322.

For 2003, cash provided by operating activities of $2,427,487 was primarily related to (i) the net loss from continuing operations of $3,345,994, (ii) increases in prepaid income taxes of $310,533, (iii) net amounts due from affiliates of $362,976. These increases were partially offset by (i) equity loss of affiliated companies of $2,498,879, (ii) depreciation expense of $558,528, and (iii) net cash flow provided by discontinued operations of $3,031,019.

Investing Activities

Cash provided by investing activities of $359,237 for 2005 increased $430,034 versus cash used in investing activities at $(70,797) for 2004 and was related to cash flow provided by discontinued operations of $359,237. For 2004, cash used in operating activities decreased $773,252 from $884,049 in 2003. For 2004, cash used in investing activities was primarily related to (i) capital expenditures of $13,500 and (ii) amounts due from affiliates of $515,701 partially offset by cash flow provided by discontinued operations of $458,404. For 2003, cash used in investing activities was primarily related to amounts due from affiliates of $961,518 offset by cash flow provided by discontinued operations of $117,469.

Financing Activities

Cash used in financing activities of $300,570 for 2005 increased $258,570 versus $42,000 for 2004. For 2004, cash used in financing activities decreased $564,000 from $606,000 in 2003. Cash used in financing activities in 2005 related to the payment of dividends. The 2004 amount related to the repurchase of Green stock and in 2003, amount related to net cash used in financing activities from discontinued operations of $600,000.

Triboro

As discussed above, as a result of the sale of Triboro’s bus routes, all operations related to the bus operations has been reclassified to discontinued operations. The remaining operations of Triboro are related to the real property owned and operated by Triboro and reflect the depreciation recorded on the building and leasehold improvements, as well as Triboro’s equity ownership in GTJ and Command.

Results of Operations

Three Months Ended March 31, 2006 vs. Three Months Ended March 31, 2005 (Unaudited)

The following table sets forth results of operations of Triboro for the periods indicated:

	Three Months Ended March 31,
	2006	2005
Operating revenue	$284,658	$—
Operating expenses:
Depreciation and amortization	13,550	13,398
Total operating expenses	13,550	13,398
Income (loss) from continuing operations before income taxes, equity in earnings (loss) of affiliated companies	271,108	(13,398)
Provision for income taxes	81,476	104,266
Equity in earnings (loss) of affiliated companies, net of tax	604,373	169,663
Income (loss) from continuing operations	794,005	51,999
Discontinued operations:
Income (loss) from discontinued operations, net of tax	(1,157,211)	287,172
Gain on sale of discontinued operations, net of tax	7,207,363
Net income (loss)	$6,844,157	$339,171

Operating Revenue

Operating revenue for the three months ended March 31, 2006 represents rental income under the leases from New York City for Triboro’s real property. There were none in the 2005 period.

Depreciation

Depreciation expense for the three months ended March 31, 2006 was $13,550, a decrease of $152 from the three months ended March 31, 2005 depreciation expense of $13,398. Depreciation expense represents depreciation on the Triboro’s real property.

Provision for Income Taxes

The provision for income tax represents federal, state, and local taxes on earnings before income taxes. Provision for income taxes for the three months ended March 31, 2006 was $81,476, a decrease of $22,790 from the three months ended March 31, 2005 provision for income taxes of $104,266.

Equity in Earnings (Loss) Of Affiliated Companies, Net of Tax

Equity in earnings of affiliated companies, net of tax was earnings of $604,373 for the three months ended March 31, 2006, an increase of $434,710 from the three months ended March 31, 2005. The increase was primarily related to increased earnings from the Triboro’s forty percent interest in GTJ totaling $639,578 offset by decreased earnings of $204,868 from Triboro’s forty percent interest in Command.

Income (Loss) From Discontinued Operations, Net of Taxes

Income (loss) from discontinued operations reflect the operating results of Triboro’s bus operations. Discontinued operations reflected a loss of $1,157,211 for the three months ended March 31, 2006 versus a gain of $287,172 for the three months ended March 31, 2005. The decrease of $1,444,383 is primarily related to increased professional fees and costs related to the Reorganization.

Gain on Sale of Discontinued Operations, Net of Tax

Gains on sale of discontinued operations of $7,207,363 reflects the gain on the sale of Triboro’s bus operations to New York City.

Net Income

For the three months ended March 31, 2006, Triboro had net income of $6,844,157 versus net income of $339,171 for the three months ended March 31, 2005. The increase in net income is primarily attributable to the gain on the sale of Triboro’s bus operations to New York City.

Results of Operations

Year Ended December 31, 2005 vs. December 31, 2004 and December 31, 2004 vs. December 31, 2003

The following table sets forth results of operations of Triboro for the periods indicated:

	Years Ended December 31,
	2005	2004	2003
Operating revenue and subsidies	$—	$—	$—
Operating expenses:
Depreciation and amortization	54,200	90,095	93,042
Total operating expenses	54,200	90,095	93,042
Loss from continuing operations before income taxes and equity in earnings (loss) of affiliated companies	(54,200)	(90,095)	(93,042)
Provision for income taxes	344,551	412,148	483,195
Equity in earnings (loss) of affiliated companies, net of tax	1,389,712	156,196	(2,498,879)
Income (loss) from continuing operations	990,961	(346,047)	(3,075,116)
Discontinued Operations:
Income from discontinued operations, net of tax	991,592	1,784,017	509,684
Gain on sale of discontinued operations, net of tax
Net income (loss)	$1,982,553	$1,437,970	$(2,565,432)

Depreciation

For 2005, depreciation and amortization expense decreased $35,895 to $54,200 from $90,095 in 2004. For 2004, depreciation and amortization decreased $2,947 from $93,042 in 2003. Depreciation and amortization expense represents depreciation on Triboro’s real property.

Provision for Income Taxes

The provision for income taxes represents federal, state, and local taxes on earnings before income taxes. For 2005, the provision for taxes decreased $67,597 to $344,551 from $412,148 in 2004. For 2004, the provision for income taxes decreased $71,047 from $483,195 in 2003.

Equity in Earnings (Loss) Of Affiliated Companies, Net of Tax

Equity in earnings of affiliated companies in 2005, net of tax was $1,389,712, an increase of $1,233,516 from the 2004 equity earnings of affiliated companies, net of tax of $156,196. The increase was related to increased earnings from Triboro’s forty percent interest in GTJ totaling $639,578 offset by decreased earnings of $204,868 from Triboro’s forty percent interest in Command. For 2004, equity in earnings (loss) increased $2,655,075 from a loss of $2,498,879 in 2003. The increase was related to increased earnings from Triboro’s interest in GTJ totaling $2,675,116 offset by decreased earnings from Command totaling $20,041.

Income (Loss) From Discontinued Operations

Income (loss) from discontinued operations reflect the operating results of Triboro’s bus operations. For 2005, discontinued operations reflected a gain of $991,592, a decrease of $792,425 from income of $1,784,017 in 2004. The decrease of $792,425 was primarily related to an increase in the operating subsidy. For 2004, income from discontinued operations increased $1,274,333 from $509,684 in 2003. The increase of $1,274,333 was primarily related to an increase in the operating subsidy.

Net Income (Loss)

For 2005, Triboro had net income of $1,982,553 compared to $1,437,970 in 2004 and a net loss of $2,565,432 in 2003. The changes were due to the factors discussed above.

Financial Position

March 31, 2006 (Unaudited) vs. December 31, 2005

Current assets increased by $2,709,873 to $19,130,481 at March 31, 2006 from $16,420,608 at December 31, 2005, primarily due to (i) increases in assets from discontinued operations of $2,653,290, (ii)  increases in amounts due from affiliates of $454,534, and (iii) an increase in cash of $116,951. These increases were partially offset by (i) decreases in other receivables of $32,446, (ii) decreases in prepaid expenses of $182,144, and (iii) decreases in prepaid income taxes of $300,312.

Investment in affiliates increased by $604,372 to $1,399,466 at March 31, 2006 from $795,094 at December 31, 2005. The increase was primarily related to earnings from unconsolidated subsidiaries.

Deferred leasing commissions increased by $835,535 at March 31, 2006 from $0 at December 31, 2005, which was related to the real estate commission that Triboro paid for the negotiation of its lease that was entered into with New York City.

Current liabilities decreased $1,937,921 to $7,347,002 at March 31, 2006 from $9,284,923 at December 31, 2005. The decrease was primarily related to the decrease in liabilities from discontinued operations of $2,011,492, offset by an increase in amount due to affiliates of $244,876.

December 31, 2005 vs. December 31, 2004

Current assets increased by $1,791,596 to $16,420,608 at December 31, 2005 from $14,629,012 at December 31, 2004 primarily due to (i) increases in assets from discontinued operations of $2,217,616 and (ii) increases in prepaid income taxes of $471,236, partially offset by a decrease in the net amounts due from affiliates of $851,828.

Investment in affiliates increased by $795,094 at December 31, 2005 from $0 at December 31, 2004, primarily related to earnings from unconsolidated subsidiaries.

Current liabilities increased $1,330,565 to $9,284,923 at December 31, 2005 from $7,954,358 at December 31, 2004. This increase was primarily related to (i) the liabilities from discontinued operations of $1,147,646, (ii) income taxes payable of $78,825, and (iii) other current liabilities of $101,453.

Cash Flows

Three Months Ended March 31, 2006 vs Three Months Ended March 31, 2005 (unaudited)

At March 31, 2006, Triboro had $6,336,348 in cash and cash equivalents, including cash from discontinued operations, an increase of $4,298,677 from the three months ended March 31, 2005:

	For The Three Months
	Ended March 31,
	2006	2005
Cash provided by (used in) operating activities	$3,491,838	$(724,058)
Cash provided by (used in) investing activities	193,648	(35,103)
Cash used in financing activities	(76,032)	(90,336)
Increase (decrease) in cash and cash equivalents	$3,609,454	$(849,497)

Operating Activities

Cash provided by operating activities of $3,491,838 for the three months ended March 31, 2006 increased $4,215,896 versus $724,058 of cash used in operating activities for the three months ended March 31, 2005. For the three months ended March 31, 2006, cash provided by operating activities of $3,491,838 was primarily related to (i) the net earnings from continuing operations of $794,005, (ii) decreases in prepaid expenses of $182,144, (iii) decreases in prepaid income taxes of $300,312, (iv) net amounts due from affiliates of $432,005, and (v) net cash flow provided by discontinued operations of $3,363,225. These factors were primarily offset by (i) increases in deferred income tax benefit of $82,559, (ii) equity earnings of affiliated companies of $604,373, (iii) increases in leasing commissions of $835,535 and (iv) a decrease in income taxes payable of $70,936.

For the three months ended March 31, 2005, cash used in operating activities of ($724,058) was primarily related to (i) the net earnings from continuing operations of $51,999, (ii) net amounts due to from affiliates of $10,400, (iii) decrease in prepaid expenses of $91,977 and (iv) increase of income taxes payable of $102,133. These factors were partially offset by net cash flow used in discontinued operations of $804,793, and equity earnings of affiliated companies of $169,663.

Investing Activities

Cash provided by investing activities of $193,648 for the three months ended March 31, 2006 increased $228,751 versus $35,103 of cash used in investing activities for the three months ended March 31, 2005. The increase was due to net cash flow provided by discontinued operations for investing activities.

Financing Activities

Cash used in financing activities of $76,032 for the three months ended March 31, 2006 decreased $14,304 versus $90,336 for the three months ended March 31, 2005. For the three months ended March 31, 2006, cash used in financing activities of $76,032 was for dividend payments. For the three months ended March 31, 2005, cash used in financing activities was for dividend payments of $76,836 and $13,500 for the repurchase of Triboro stock.

December 31, 2005 vs. December 31, 2004 and December 31, 2004 vs. December 31, 2003

At December 31, 2005, Triboro had $2,726,894 in cash and cash equivalents, including cash from discontinued operations, an increase of $160,274 for the year ended December 31, 2005. The change in cash and cash equivalents was as follows:

	For The Year Ended
	December 31,
	2005	2004	2003
Cash provided by (used in) operating activities	$(537,867)	$2,170,934	$5,874,057
Cash provided by (used in) investing activities	696,295	(881,122)	(1,638,035)
Cash (used in) financing activities	(318,702)	(26,400)	(2,848,836)
Increase (decrease) in cash and cash equivalents	$(160,274)	$1,263,412	$1,387,186

Operating Activities

Cash used in operating activities for 2005 decreased $2,708,801 to $537,867 versus $2,170,934 of cash provided by operating activities for 2004. For 2005, cash used in operating activities of $537,867 was primarily related to (i) the net earnings from continuing operations of $990,961, (ii) depreciation expense of $54,200, and (iii) net amounts due from affiliates of $211,209. These factors were partially offset by (i) equity earnings of affiliated companies of $1,389,712, (ii) an increase of other receivables of $34,290, (iii) an increase in prepaid expenses of $74,459, (iv) prepaid income taxes of $186,171, and (v) an increase in net cash flow used in discontinued operations of $118,130.

For 2004, cash provided by operating activities of 2,170,934 was primarily related to (i) the net loss from continuing operations of $389,559, (ii) equity earnings of affiliated companies of $156,196, (iii) increases in other receivables of $230,280 and (iv) of prepaid expenses of $156,324. These increases were partially offset by depreciation expense of (i) $135,607; (ii) net amounts due from affiliates of $574,229, and (iii) net cash flow provided by discontinued operations of $2,409,120.

For 2003, cash provided by operating activities of $5,874,057 was primarily related to (i) the net loss from continuing operations of $3,075,116, (ii) increase in net amounts due to affiliates of $142,460. These increases were partially offset by (i) equity loss of affiliated companies of $2,498,879, (ii) depreciation expense of $239,262, (iii) decreases in other receivable of $103,001, (iv) decreases in prepaid expenses of $24,682, and (v) net cash flow provided by discontinued operations of $6,358,375.

Investing Activities

Cash provided by investing activities of $696,295 for 2005 increased by $1,577,417 versus $881,122 of cash used in investing activities for 2004. For 2005, cash used in investing activities was related to $3,990 of capital expenditures, an increase of $643,261 in amounts due from affiliates, and $57,024 from cash provided by investing activities.

For 2004, cash used in investing activities was related to $3,990 of capital expenditures. a decrease in the amount due from affiliates of $1,201,638, and $324,506 of cash provided by investing activities from discontinued operations.

For 2003, cash used in investing activities was related to $3,500 of capital expenditures, an increase in the amount due from affiliates of $1,642,833, and offset by $8,298 of cash provided by investing activities from discontinued operations.

Financing Activities

Cash used in financing activities was $318,702 for 2005 increased by $292,302 versus $26,400 for 2004. Cash used in financing activities decreased $2,822,436 from $2,848,836 in 2003. Cash used in financing activities in 2005 related to the payment of dividends totaling $305,202 and to the repurchase of Triboro stock of $13,500. The 2004 amount related to the repurchase of Triboro stock totaling $26,400. The 2003 amount related to the repurchase of Triboro stock totaling $4,500.

Jamaica

As discussed above, as a result of the sale of Jamaica’s bus routes, all operations related to the Bus operations has been reclassified to discontinued operations. The remaining operations of Jamaica are related to the real property owned and operated by Jamaica and represent the depreciation recorded on the related buildings and leasehold improvements as well as Jamaica’s equity ownership in GTJ and Command.

Results of Operations

Three Months Ended March 31, 2006 vs. Three Months Ended March 31, 2005 (unaudited)

The following table sets forth results of operations of Jamaica for the periods indicated:

	March 31,
	2006	2005
Operating revenue	$223,701	$—
Operating expenses:
Depreciation and amortization	—	—
Total operating expenses	—	—
Earnings from continuing operations before income taxes, equity in earnings (loss) of affiliated companies	223,701	—
Provision (benefit) for income taxes	70,128	(104,419)
Equity in earnings (loss) of affiliated companies, net of tax	302,186	84,832
Net earnings (loss) from continuing operations	455,759	189,251
Discontinued Operations:
Loss (income) from discontinued operations, net of tax	(977,265)	5,275
Gain on sale of discontinued operations, net of tax	3,775,342	—
Net income	$3,253,836	$194,526

Operating Revenue

Operating revenue for the three months ended March 31, 2006 represents rental income under the leases with New York City for Jamaica’s owned real property. There were none in the 2005 period.

Provision (Benefit) for Income Taxes

The provision (benefit) for income tax represents federal, state, and local taxes payable on earnings before income taxes. Provision for income taxes for the three months ended March 31, 2006 was $70,128, an increase of $174,547 from the benefit recorded for the three months ended March 31, 2005 of $104,419.

Equity in Earnings (Loss) of Affiliated Companies, Net of Tax

Equity in earnings of affiliated companies, net of tax was $302,186 for the three months ended March 31, 2006, an increase of $217,354 from the three months ended March 31, 2005 of $84,832. The increase was related to increased earnings from Jamaica’s twenty percent interest of GTJ totaling $319,789 offset by a decrease in earnings from Command totaling $102,334.

Income (Loss) From Discontinued Operations, Net of Taxes

Discontinued operations reflected a loss of $977,265 for the three months ended March 31, 2006 versus income of $5,275 for the three months ended March 31, 2005. The loss from discontinued operations is primarily related to increased professionals fees and costs related to the transition from a Bus Company to the restructuring of Bus Companies to a REIT.

Gain on Sale of Discontinued Operations, Net of Tax

Gains on sale of discontinued operations reflect the gain on the sale of Jamaica’s operations to New York City.

Net Income (Loss)

For the three months ended March 31, 2006, Jamaica had for net income of $3,253,836 versus net income of $194,526 for the three months ended March  31, 2005 an increase of $3,059,310. The increase in net earnings is primarily attributable to the gain on the sale of Jamaica’s bus company operations to New York City.

Results of Operations

Year Ended December 31, 2005 vs. December 31, 2004 and December 31, 2004 vs. December 31, 2003

The following table sets forth results of operations of Jamaica for the periods indicated:

	Years Ended December 31,
	2005	2004	2003
Operating revenue and subsidies	$—	$—	$—
Operating expenses:
Depreciation and amortization	—	—	—
Total operating expenses	—	—	—
Income from continuing operations before income taxes, equity in earnings (loss) of affiliated companies	—	—	—
Provision for income taxes	301,507	11,412	83,483
Equity in earnings (loss) of affiliated companies, net of tax	694,856	78,098	(1,249,440)
Income (loss) from continuing operations	393,349	66,686	(1,332,923)
Discountinued Operarations:
Gain(loss) from discontinued operations, net of tax	214,638	(69,553)	217,639
Gain on sale of discontinued operations, net of tax	—	—	—
Net income (loss)	$607,987	$(2,867)	$(1,115,284)

Provision for Income Taxes

The provision for income taxes represents federal, state, and local taxes on earnings before income taxes. For 2005, the provision for taxes increased $290,095 to $301,507 from $11,412 in 2004. For 2004, the provision for income taxes decreased $72,071 from $83,483 in 2003.

Equity in Earnings (Loss) Of Affiliated Companies, Net of Tax

For 2005, the equity in earnings of affiliated companies, net of tax was $694,856, an increase of $616,758 from the 2004 equity in earnings of affiliated companies, net of tax of $78,098. The increase was related to increased earnings from the Company’s twenty percent interest in GTJ totaling $372,167 and increased earnings from Command totaling $244,591. For 2004, the equity in earnings increased by

$1,327,538 over an equity in loss of affiliated companies, net of tax of $1,249,440 in 2003. The change was related to increased earnings from Jamaica’s twenty-percent interest in GTJ totaling $1,337,558 offset by decreased earnings from Command totaling 10,020 in 2003.

Income (loss) From Discontinued Operations

For 2005, discontinued operations reflected a gain of $214,638, an increase of $284,191 from a loss of $69,553 in 2004. The increase of $284,191 is primarily attributable to other non-operating income of $145,123 received in 2005. For 2004, loss from discontinued operations decreased $287,192 from a gain of $217,639 in 2003. The decrease is primarily attributable to higher service fees charged to Jamaica totaling $472,383 compared to $266,010 in 2003.

Net Income (Loss)

For 2005, Jamaica had net income of $607,987 compared to a loss of $2,867 in 2004 and a loss of $1,115,824 in 2003. The changes were due to the factors discussed above.

Financial Position

March 31, 2006 (unaudited) vs. December 31, 2005

Current assets increased by $1,221,960 to $8,331,344 at March 31, 2006 from $7,109,384 at December 31, 2005, primarily due to (i) increases in assets from discontinued operations of $581,745, (ii) increases in cash from continuing activities of $352,068, and (iii) amounts due from affiliates of $342,612.

Investment in affiliates increased by $302,186 to $699,732 at March 31, 2006 from $397,546 at December 31, 2005. The increase was primarily related to earnings from unconsolidated subsidiaries.

Deferred leasing commissions increased by $615,000 at March 31, 2006 from $-0- at December 31, 2005, primarily related to the real estate commission that Jamaica paid for its negotiation of its lease with New York City.

Current liabilities decreased $1,903,622 to $5,054,497 at March 31, 2006 from $6,958,119 at December 31, 2005. The decrease was primarily related to the liabilities from discontinued operations of $2,715,561 most of which were assumed by New York City as part of the sale of Jamaica’s bus operations. This decrease was partially offset by increases in income taxes payable of $102,828, and amounts due to affiliates of $752,901.

December 31, 2005 vs. December 31, 2004

Current assets decreased by $682,039 to $7,109,384 at December 31, 2005 from $7,791,423 at December 31, 2004. The decrease is primarily related to decreases (i) in amounts due from affiliates of $96,800, (ii) decreases in assets from discontinued operations of $422,004, and (iii) in prepaid income taxes of $131,017.

Investment in affiliates increased to $397,546 from $0 at December 31, 2004.

Current liabilities increased $277,777, to $6,958,119 at December 31, 2005 from $6,680,342 at December 31, 2004. The increase is primarily related to increases in (i) liabilities from discontinued operations totaling $246,076, and (ii) in income tax payable of $82,461, partially offset by a decrease of $69,296 of amounts due to affiliates.

Cash Flows

Three Months Ended March 31, 2006 vs Three Months Ended March 31, 2005 (Unaudited)

At March 31, 2006, Jamaica had $1,759,422 in cash and cash equivalents, including cash from discontinued operations, an increase of $1,582,878 for the three months ended March 31, 2006:

	For The Three Months Ended
	March 31,
	2006	2005
Cash provided by (used in) operating activities	$1,665,860	$(253,714)
Cash provided by (used in) investing activities	259,287	(47,491)
Cash used in financing activities	(342,269)	(53,197)
Increase (decrease) in cash and cash equivalents	$1,582,878	$(354,402)

Operating Activities

Cash provided by operating activities of $1,665,860 for the three months ended March 31, 2006 increased $1,919,574 versus $253,714 of cash used in operating activities for the three months ended March 31, 2005. For the three months ended March 31, 2006, cash provided by operating activities of $1,665,860 was primarily related to (i) the net earnings from continuing operations of $455,759 (ii) decreases in prepaid expense of $75,301, (iii) increase in income taxes payable of $82,461, (iv) increases in other current liabilities of $18,187, and (v) cash provided by discontinued operations of $2,292,259. The increases were partially offset by (i) deferred tax benefit of $31,675, (ii) equity earnings of affiliated companies of $302,186, (iii) increase in prepaid income taxes of $36,200 and (iv) increase in deferred leasing commissions of $615,000. For the three months ended March 31, 2005, cash used in operating activities of $253,714 was primarily related to net income from continuing operations of $189,251, partially offset by equity in earnings of affiliated companies of $84,832 and net cash flow used in discontinued operations of $387,629.

Investing Activities

Cash provided by investing activities of $259,287 for the three months ended March 31, 2006 increased $306,778 versus $47,491 of cash used in investing activities for the three months ended March 31, 2005, and was primarily due to net cash flow attributable to discontinued operations for investing activities.

Financing Activities

Cash used in financing activities was $342,269 for the three months ended March 31, 2006, an increase of $289,072 versus $53,197 for the three months ended March 31, 2005. For the three months ended March 31, 2006, cash used in financing activities of $42,269 was for dividend payments and net cash used in financing activities from discontinued operations was $300,000. For the three months ended March 31, 2005, cash used in financing activities was for dividend payments of $42,697 and $10,500 for the repurchase of Jamaica stock.

December 31, 2005 vs. December 31, 2004 and December 31, 2004 vs. December 31, 2003

At December 31, 2005, Jamaica had $176,544 including cash from discontinued operations in cash and cash equivalents a decrease of $917,362 for the year ended December 31, 2005. The change in cash and cash equivalents was as follows:

	For The Year Ended
	December 31,
	2005	2004	2003
Cash (used in) provided by operating activities	$(782,229)	$501,647	$2,682,088
Cash (used in) provided by investing activities	(254,987)	(768,595)	175,763
Cash provided by (used in) financing activities	119,854	(10,500)	(1,789,185)
(Decrease) increase in cash and cash equivalents	$(917,362)	$(277,448)	$1,068,666

Operating Activities

Cash used by operating activities of $782,229 for 2005 increased in $1,283,876 versus cash provided by operating activities of $501,647 for 2004. For 2005, cash used by operating activities of $782,229 was primarily related to (i) the net earnings from continuing operations of $393,349, (ii) decreases in other receivables of $37,830, (iii) decreases in prepaid income taxes of $33,870, and (iv) decrease in amounts in due to/from affiliates of $53,504 offset by (i) equity earnings of affiliated companies of $694,856, (ii) increase in prepaid expenses of $44,521, and (iii) cash used by discontinued operations of $551,628. For 2004, cash provided by operating activities decreased $2,180,441 from $2,682,008 in 2003. For 2004, cash provided by operating activities of $501,647 was primarily related to the net earnings from continuing operations of $66,686 offset by equity earnings of affiliated companies of $78,098, and increases in other receivables of $62,621, and net cash flow provided by discontinued operations of $584,187. For 2003, cash provided by operating activities of $2,682,088 was primarily related to the net loss of $1,332,923 offset by an increase in prepaid expenses of $75,395 offset by equity loss of affiliated companies of $1,249,440 and net cash flow provided by discontinued operations of $2,869,954.

Investing Activities

Cash used in investing activities of $254,987 for 2005 decreased $513,608 versus $768,595 for 2004. For 2004, cash used in investing activities increased $944,358 from $175,763 of cash provided by investing activities in 2003. For 2005, cash used for investing activities of $254,987 was primarily related to (i) capital expenditures of $107,415, (ii) increase in amount due from affiliates of $6,705, and (iii) net cash flow used for investing activities attributable to the discontinued operations of $140,867. For 2004, cash used for investing activities of $768,595 was primarily related to (i) amount due to affiliates of $619,739 and (ii) net cash flow used for investing activities attributable to discontinued operations of $148,856. For 2003, cash provided by investing activities of $175,763 was primarily related to (i) a decrease in amount due from affiliates of $167,685 and (ii) net cash flow provided by discontinued operations of $8,078.

Financing Activities

Cash provided by financing activities of $119,854 for 2005 was an increase of $130,354 versus cash used in financing activities of $10,500 for 2004. For 2004, cash used in financing activities decreased $1,778,685 from $1,789,185 in 2003. For 2005, cash provided by financing activities of $119,854 was primarily related to the payment of dividends totaling $169,646 and the repurchase of Jamaica stock for $10,500, offset by net cash provided by financing activities of $300,000 from discontinued operations. For 2004, cash used for financing activities was related to the repurchase of Jamaica stock of $10,500. For 2003, cash used for financing activities of $1,789,185 was primarily related to the repurchase of Jamaica stock for $3,500 and cash used in financing activities of $1,785,685 from discontinued operations.

GTJ

Results of operations

The results of operations for GTJ include the accounts of GTJ Co., Inc. and its subsidiaries:

Three Months Ended March 31, 2006 vs. Three Months Ended March 31, 2005 (Unaudited)

The following table sets forth results of operations of GTJ and its subsidiaries for the periods indicated:

	Three Months Ended
	March 31,
	2006	2005
Operating revenue	$7,612,827	$6,957,165
Operating and maintenance expenses:
Equipment maintenance and garage expenses	729,587	703,687
Transportation expenses	1,682,703	1,460,913
Contract maintenance and station expenses	1,702,388	1,483,911
Traffic solicitation and advertising	—	31,695
Insurance and safety expenses	722,784	693,495
Administrative and general expenses	1,496,299	1,483,079
Depreciation and amortization expense	130,700	88,490
Operating and highway taxes	506,399	426,388
Other operating expenses	180,702	91,133
Total operating and maintenance expenses	7,151,562	6,462,791
Income (loss) from operations	461,265	494,374
Other income (expense):
Service fees, net of related expenses	1,214,441	154,314
Interest income	10,923	39,885
Interest expense	(31,668)	(25,675)
Change in insurance reserves	(10,792)	(153,946)
Ceding commission	—	(68,241)
Other nonoperating income (expense)	642,007	(29,373)
Total other income (expense)	1,824,911	(83,036)
Income (loss) from continuing operations before Income taxes	2,286,176	411,338
Provision (benefit) for income taxes	330,572	48,810
Net income from continuing operations	1,955,604	362,528
Income (loss) from discontinued operations, net of income taxes	227	(5,643)
Net income	$1,955,831	$356,885

Operating Revenue

Operating revenue for the three months ended March 31, 2006 was $7,612,827 an increase of $655,662 from the three months ended March 31, 2005 operating revenue of $6,957,165. The increase of $655,662 was primarily attributable to increased revenue from Metro Clean of $437,297 as a result of increased business, and an increase of rental revenue of $211,535.

Operating Expenses

Operating expenses for the three months ended March 31, 2006 was $7,151,562 an increase of $688,771 from the three months ended March 31, 2005 operating expenses of $6,462,791. The increase of $688,771 was primarily the result of increased costs of transportation expenses of $221,790 and contract maintenance and station expenses of $218,477 as result of increased business in GTJ’s outdoor maintenance business.

Other Income (Expense)

Other income (expense) for the three months ended March 31, 2006 was $1,824,911, an increase of $1,907,947 from the three months ended March 31, 2005 ($83,036). The increase of $1,907,947 was primarily the result of a termination fee of $1,687,799 related to termination agreement between GTJ and the Bus Companies for various services that GTJ performed for the Bus Companies.

Provision for Income Taxes

The provision for income tax represents federal, state, and local taxes on net income before income taxes. The provision for income taxes for the three months ended March 31, 2006 was an increase of $281,762 from the three months ended March 31, 2005 of $48,810 and was primarily the result of increased tax expense related to increased income of continuing operations of $1,874,838.

Discontinued Operations, Net of Income Taxes

Discontinued operations, net of income taxes, for the three months ended March 31, 2006 was income of $227 an increase of $5,870 from the three months ended March 31, 2005 loss from discontinued operations, net of tax of $5,643. Amounts primarily represent remaining wind-down costs of the Varsity Charter and Varsity Coach business which was sold in 2003.

Net Income

For the three months ended March 31, 2006, GTJ had net income of $1,955,831 versus net income of $356,885. The increase in net income was primarily due to the factors discussed above.

Year Ended December 31, 2005 vs. December 31, 2004 and December 31, 2003

	Years Ended December 31,
	2005	2004	2003
Operating revenue	$29,496,053	$27,389,249	$21,997,994
Operating and maintenance expenses
Equipment maintenance and garage expenses	3,207,224	3,181,049	2,312,778
Transportation expenses	6,174,946	5,530,292	4,597,621
Contract maintenance and station expenses	7,199,675	6,669,902	5,229,497
Insurance and safety expenses	3,065,220	1,072,939	724,087
General and administrative expenses	5,718,506	6,443,391	5,182,137
Depreciation and amortization expense	467,799	529,735	467,526
Operating and highway taxes	1,443,422	1,438,431	1,430,103
Other operating expenses	457,353	383,843	440,729
Total operating and maintenance expenses	27,734,145	25,249,582	20,384,478
Income (loss) from operations	1,761,908	2,139,667	1,613,516
Other income (expense):
Service fees, net of related expenses	2,311,836	1,095,579	1,409,388
Interest income	135,935	177,259	97,024
Interest expense	(144,587)	(153,780)	(200,434)
Change in insurance reserves	(1,077,488)	(1,298,719)	(1,244,343)
Ceding commission	(68,241)	(364,365)	(159,192)
(Loss) on disposal of asset	—	—	(8,995)
Other nonoperating (expense)	(2,815)	(275,311)	(138,780)
Total other income (expense)	1,154,640	(819,337)	(245,332)
Income from continuing operations before income taxes	2,916,548	1,320,330	1,368,184
Provision for income taxes	488,320	267,635	659,141
Net income from continuing operations	2,428,228	1,052,695	709,043
Income (loss) from discontinued operations, net of income taxes	159,733	(325,563)	(6,669,700)
Net income (loss)	$2,587,961	$727,132	$(5,960,657)

Operating Revenue

For 2005, operating revenue increased $2,106,804 to $29,496,053 from $27,389,249 in 2004. For 2004, operating revenue increased $5,391,255 from $21,997,994 in 2003. The increase of $2,106,804 in 2005 compared to 2004 was primarily related to increased revenues from GTJ’s paratransit business of approximately $1,050,000. The increase of $5,391,255 in 2004 compared to 2003 was primarily the result of (i) increased rental revenue of approximately $1,200,000, (ii) increased revenues from GTJ’s paratransit business of approximately $356,000 as a result of the increase in the number of vehicles from 2003, and (iii) increased revenues from GTJ’s outdoor maintenance business of approximately of $3,835,000.

Operating Expenses

For 2005, operating expenses increased $2,484,563 to $27,734,145 from $25,249,582 in 2004. For 2004, operating expenses increased $4,865,104 to $25,249,582 from $20,384,478 in 2003. The increase of $2,484,563 in 2005 compared to 2004 was primarily related to (i) increased transportation expenses of $644,654, (ii) increased contract maintenance and station expenses of $529,773, and (iii) increased insurance and safety expenses of $1,992,281. These costs increased as the result of the increase in revenues which resulted in increased labor costs and related benefits. This increase was partially offset by a decrease in general and administrative expenses of $724,885. This decrease was primarily related to a pension curtailment charge of approximately $400,000 that occurred in 2004. The increase of $4,865,104 in 2004 compared to 2003 was primarily related to (i) increased costs related to equipment maintenance and garage expenses of $868,271 (ii) increased transportation expenses of $932,671, (iii) increased contract maintenance and station expenses of $1,440,405, (iv) increased insurance and safety expenses of $348,852, and (v) increased general and administrative costs of $1,261,254 These costs increased as the result of the increase in revenues which resulted in increased labor costs and related benefits, and commissions paid to third party for services rendered to GTJ.

Other Income (Expense)

For 2005, other income (expense) increased $1,973,977 to $1,154,640 from other income (expense) of $(819,337) in 2004. For 2004, other income (expense) decreased by $(574,005) to $(819,337) from other income (expense) of $(245,332) in 2003. The increase of $1,973,977 in 2005 as compared to 2004 was primarily related to (i) increase of $1,216,257 of service fees charged by GTJ to the Bus Companies, (ii) reduction in insurance reserves of $221,231 from GTJ’s Transit Alliance Insurance subsidiary, and (iii) decreased commissions on insurance policies written by GTJ’s Transit Alliance Insurance subsidiary. The decrease of $574,005 in 2004 compared to 2003 was primarily related to (i) decreases in services fees charged by GTJ to the Bus Companies of $313,809 and (ii) increased commissions on insurance policies written by GTJ of $205,173.

Provision for Income Taxes

The provision for income tax represents federal, state, and local taxes on net income before income taxes. The provision for income taxes for 2005 was a provision of $488,320, compared to a provision of $267,635 in 2004, and a provision of $659,141 in 2003.

Income (Loss) from Discontinued Operations, Net of Income Taxes

For 2005, income from discontinued operations, net of income taxes increased $485,296 to income of $159,733 from a loss of $325,563 loss in 2004. For 2004, loss from discontinued operations, net of tax decreased $6,344,137 to a loss of $325,563 from a loss of $6,669,700. The increase of $485,296 in 2005 compared to 2004 is primarily attributable to the wind-down costs of the Varsity Charter Corp. and Varsity Coach Inc. businesses which were sold in 2003. The 2003 amount of $6,669,700 includes the actual costs related to sale of Varsity Charter Corp. and Varsity Coach Inc., while 2004 includes only amounts related to the winding-down of the businesses.

Net Income (Loss)

For 2005, GTJ had net income of $2,587,961, compared to income of $727,132 in 2004, and a loss of $5,960,657 in 2003. The changes in net income were primarily due to the factors discussed above.

Financial Position

March 31, 2006 (Unaudited) vs. December 31, 2005

Current assets increased by $2,811,399 to $16,723,080 at March 31, 2006 from $13,911,681 at December 31, 2005, primarily due to increases in cash of $1,105,923, amounts due from affiliates of $1,513,593, prepaid expenses and other current assets of $900,157, and deferred taxes of $155,000. These increases were offset by decreases in accounts receivable of $573,641, assets of discontinued operations of $229,326, and notes receivable of $60,307.

Current liabilities increased $576,512 to $15,403,702 at March 31, 2006 from $14,827,190 at December 31, 2005.

December 31, 2005 vs. December 31, 2004

Current assets decreased $565,090 to $13,911,681 at December 31, 2005 from $14,476,771 at December 31, 2004.

Current liabilities decreased $3,286,455 to $16,493,391 at December 31, 2005 from $19,779,846 at December 31, 2004, primarily due to decreases in liabilities of discontinued operations of $1,129,179, amounts due to affiliates of $1,171,778, and other current liabilities of $1,967,842.

Cash Flows

Three Months Ended March 31, 2006 vs Three Months Ended March 31, 2005 (Unaudited)

At March 31, 2006, GTJ had $4,236,353 in cash and cash equivalents, an increase of $1,105,923 for the three months ended March 31, 2006:

	For The Three Months Ended
	March 31,
	2006	2005
Cash provided by (used in) operating activities	$1,022,516	$(813,697)
Cash (used in) provided by investing activities	(12,101)	1,628,618
Cash provided by (used in) by financing activities	95,508	(162,642)
Increase (decrease) in cash and cash equivalents	$1,105,923	$652,279

Operating Activities

Cash provided by operating activities for the three months ended March 31, 2006 was $1,022,516 as compared with cash used in operating activities for the three months ended March 31, 2005 of $813,697, a difference of $1,836,213. For the three months ended March 31, 2006, cash provided by operating activities of $1,022,516 was primarily related to net earnings from continuing operations of $1,955,604, increases in (i) net operating activities with affiliates of $1,310,895, (ii) prepaid expenses and other current and noncurrent assets of $855,262, (iii) decreases in accounts payable of $250,680, and (iv) decreases in other current and non current liabilities of $137,673. These decreases were primarily offset by (i) decreases in retainange receivable of $387,288, (ii) increases in accrued expenses of $196,717, and (iii) cash flows provided by discontinued operations of $398,895.

Investing Activities

Cash used in investing activities of $12,101 for the three months ended March 31, 2006 decreased $1,640,719 versus $1,628,618 of cash provided by investing activities for the three months ended March 31, 2005. The decrease was primarily the result of sales of securities available for sale of $1,399,152, occurring during the three months ended March 31, 2005.

Financing Activities

Cash provided by financing activities was $95,508 for the three months ended March 31, 2006 and increased $258,150 from cash used in financing activities of $162,642 for the three months ended March 31, 2005 and was primarily the result of a reduction in the amount of net financing of affiliates of $150,002, occurring during the three months ended March 31, 2005.

Year Ended December 31, 2005 vs. December 31, 2004 and Year Ended December 31, 2004 vs. December 31, 2003

At December 31, 2005, GTJ had $3,130,430 in cash and cash equivalents a decrease of $46,647 for the year ended December 31, 2005. The change in cash and cash equivalents was as follows:

	For The Year Ended
	December 31,
	2005	2004	2003
Cash (used in) provided by operating activities	$(1,893,952)	$(1,799,004)	$6,118,835
Cash provided by (used in) investing activities	1,618,344	(892,825)	(6,645,625)
Cash provided by (used in) financing activities	228,961	(2,755,108)	1,114,349
Increase (decrease) in cash and cash equivalents	$(46,647)	$63,279	$587,559

Operating Activities

Cash used in operating activities for 2005 was $1,893,952 as compared with cash used in operating activities of $1,799,004, a difference of $94,948. For 2005, cash used in operating activities of $1,893,952 was primarily related to net income of continuing operations of $2,428,228 offset by (i) change in insurance reserves of $1,158,386, increases in (ii) net operating activity with affiliates of $1,190,397, (iii) accounts receivable of $516,709, (iv) prepaid expenses and other current and non current assets of $359,399, and (iv) cash used in discontinued operations of $1,290,907.

For 2004, cash used in operating activities of $1,799,004 was primarily related to (i) the net income from continuing operations of $1,052,695, primarily offset by increase in prepaid expenses and other current and non-current assets of $1,865,231, and cash used in discontinued operations of $821,472.

For 2003, cash provided by operating activities of $6,118,835 was primarily related to (i) the net income from continuing operations of $709,043, and decreases in (i) change in insurance reserve of $1,782,765, (ii) net operating account activity with affiliates of $603,470, (iii) prepaid expenses and other current and non current assets of $681,799, and (iv) retainange receivable of $2,375,709. These changes were partially offset by an increase in accounts receivable of $1,273,531.

Investing Activities

Cash provided by investing activities of $1,618,344 for 2005 increased $2,511,169 versus cash used in investing activities of $892,825 for 2004 and was related to the proceeds of securities available for sale of $1,399,152 and a decrease in restricted cash of $413,394. For 2004, cash used in investing activities increased $5,752,800 versus cash used in investing activities of $6,645,625 for 2003. For 2004, cash used in investing activities was primarily related to (i) increase in restricted cash of $1,064,330, (ii) purchases of securities of $877,000, and (iii) purchases of property and equipment of $382,963, offset by proceeds of securities available for sale of $1,406,226.  For 2003, cash used in investing activities was primarily related (i) increase in restricted cash of $977,349, (ii) purchases of securities of $5,348,300, and (iii) purchases of property and equipment of $305,181, offset by proceeds of securities available for sale of $5,344,000.

Financing Activities

Cash provided by financing activities of $228,961 for 2005 decreased $2,526,147 versus cash provided by financing activities of $2,755,108 for 2004. For 2004, cash provided by financing activities increased $1,640,759 from $1,114,349 in 2003.  Cash provided by financing activities in 2005 primarily related to cash received from notes receivable of $232,406. The 2004 amount relates to cash proceeds from line of credit of $200,000 and net financings from affiliates of $3,309,693, offset by principal payments made on notes payable of $754,585. The 2003 amount relates to proceeds of notes payable from bank of $2,500,000, proceeds of line of credit of $3,150,000, net financings from affiliates of $2,375,487, offset by payments on notes payable of $2,761,138, and payments on lines of credit of $4,150,000.

Command

Results of Operations

As previously discussed, as a result of the sale and proposed sale of the Command’s bus routes, all operations related to the Bus Company operations has been reclassified to discontinued operations. The remaining operations of the Command are related to the real properties owned and operated by the Bus Companies and represent the depreciation recorded on each of the related buildings and leasehold improvements.

Three Months Ended March 31, 2006 vs. Three Months Ended March 31, 2005 (Unaudited)

The following table sets forth results of operations of Command for the periods indicated:

	For the three months ended March 31,
	2006	2005
(Loss) income from discontinued operations, net of tax	$(444,897)	$67,273
Gain on sales of discontinued operations, net of income taxes	—	—
Net income (loss)	$(444,897)	$67,273

Income (Loss) From Discontinued Operations, Net of Taxes

Gain (loss) from discontinued operations reflect the operating results of Command’s bus operations. Discontinued operations reflected a loss of $444,897 for the three months ended March 31, 2006 versus a gain of $67,273 for the three months ended March 31, 2005. The increase in loss of discontinued operations is primarily related to a settlement loss of $480,000 in connection with the transfer of Company’s Pension Plan assets to the MTA Pension Plan.

Results of Operations

Year Ended December 31, 2005 vs. December 31, 2004 and December 31, 2004 vs. December 31, 2003

The following table sets forth results of operations of Command for the periods indicated:

	Years ended December 31,
	2005	2004	2003
Net loss from discontinued operations, net of tax	$(1,646,778)	$(336,643)	$(286,541)
Gain on sales of discontinued operations, net of income taxes	2,533,095	—	—
Net income (loss)	$886,317	$(336,643)	$(286,541)

Gain (Loss) From Discontinued Operations, Net of Taxes

Gains (loss) from discontinued operations reflect the operating results of Command’s bus operations. For 2005, discontinued operations reflected a loss of $1,646,778 an increase of $1,310,135 from a loss of $336,643 in 2004. For 2004, loss from discontinued operations increased $50,102 from a loss of $286,541. Gains on sale of discontinued operations reflect the gain on the sale of the bus operations to New York City.

Gain on Sale of Discontinued Operations, Net of Tax

Net income (loss)

For 2005, Command had net income of $886,317 compared to a loss of $336,643 in 2004 and a loss of $286,541 in 2003. The changes in net income (loss) were primarily due to the factors described above.

Financial Position

March 31, 2006 (Unaudited) vs. December 31, 2005

Current assets decreased by $979,361 to $4,043,751 at March 31, 2006 from $5,023,112 at December 31, 2005 and was primarily attributable to a decrease in cash of $742,518.

Current liabilities decreased $4,992,704 to $4,253,862 at March 31, 2006 from $9,246,566 at December 31, 2005, and was primarily attributable to reduction in deferred Credit Union pension liability as a result of the merger of union plan with the MTA’s plan totaling $3,715,757.

December 31, 2005 vs. December 31, 2004

Current assets increased by $1,004,029 to $5,023,112 at December 31, 2005 from $4,019,083 at December 31, 2004. The increase in current assets is attributable to discontinued operations.

Current liabilities increased $3,372,370 to $9,246,566 at December 31, 2005 from $5,874,196 at December 31, 2004 and is primarily the result of decreases in the amount due for deferred operating assistance of $1,458,529 and the amount due for the injury and damages reserve of $1,539,781.

Cash Flows

Three Months Ended March 31, 2006 vs Three Months Ended March 31, 2005 (Unaudited)

At March 31, 2006, Command had $1,095,601 in cash and cash equivalents, a decrease of $751,732 for the three months ended March 31, 2006:

	For The Three Months Ended March 31,
	2006	2005
Cash used in operating activities	$(751,732)	$(539,974)
Cash used for investing activities	—	—
Cash used for financing activities	—	—
Decrease in cash and cash equivalents	$(751,732)	$(539,974)

Operating Activities

Cash used in operating activities of $751,732 for the three months ended March 31, 2006 increased $211,758 versus $539,974 for the three months ended March 31, 2005.

December 31, 2005 vs. December 31, 2004 and December 31, 2004 vs. December 31, 2003

At December 31, 2005, Command had $1,837,319 in cash and cash equivalents an increase of $896,486 for the year ended December 31, 2005. The change in cash and cash equivalents was as follows:

	For The Year Ended December 31,
	2005	2004	2003
Cash provided by operating activities	$247,092	$451,085	$1,032,575
Cash used for investing activities	—	—	—
Cash provided by (used in) financing activities	649,394	(482,696)	(347,168)
Increase (decrease) in cash and cash equivalents	$896,486	$(31,611)	$685,407

Operating Activities

Cash provided by operating activities of $247,092 for 2005 decreased $203,993 versus $451,085 for 2004. For 2004, cash provided by operating activities decreased $581,490 from $1,032,575 in 2003.

Financing Activities

Cash provided by financing activities of $649,394 for 2005 increased $1,132,090 versus cash used in financing activities of $482,696 for 2004. For 2004, cash used in financing activities increased $135,528 from $347,168 in 2003.

Financial Position

Overview

In the fourth quarter of 2005 and the first quarter of 2006, the Bus Companies sold their bus assets to New York City for $25,000,000. After such sale, the combined assets of the Bus Companies principally consisted of real properties formerly used in bus operations, which are leased to New York City and to other commercial tenants and which generate gross annual rental income of approximately $9,500,000. Substantially all of these leases are “triple net” and there are no expenses for the Bus Companies, in that such tenants pay for taxes, insurance, repairs and the like. The other assets of the Bus Companies consist of their collective interest in GTJ and the subsidiaries of GTJ, which, at this time, do not require financing.

The Bus Companies have a $2,500,000 secured revolving credit facility and $4,000,000 unsecured revolving credit facility, under which a total of $2,160,000 is presently outstanding.

Present cash needs

At the present time, the Bus Companies do not require cash for their operations, both real property and GTJ. However, the Bus Companies require cash for paying dividends to their shareholders and paying the costs related to the proposed Reorganization. In addition, the Bus Companies will have to pay taxes on the substantial taxable income they now have. Because of the income produced by the Bus Companies’ rental properties, there is adequate financing for this purpose.

The Bus Companies will have a substantial tax payment in 2007 related to the 2006 sales of their bus assets of approximately $9,586,000, which can be made from existing cash reserves, but which will use the substantial part thereof. Accordingly, the Bus Companies plan to obtain an $80,000,000 revolving lines of credit to refinance and replace the current revolving credits totaling $6,500,000, to provide them with needed liquidity.

Reorganization

If the Reorganization is consummated and a REIT election is made, the Bus Companies, now combined under GTJ REIT, Inc., will have significant additional cash requirements. As a REIT, GTJ

REIT, Inc. will be required to distribute at least 90% of its real property taxable income, exclusive of capital gains, and may elect to distribute 100% thereof in order to avoid taxation at the corporate level. These distributions would utilize fully GTJ REIT, Inc.’s rental income. In addition, and on a one time basis, GTJ REIT, Inc. will have to make a distribution of undistributed historical earnings and profits of the Bus Companies and has committed, $20,000,000 in cash for that purpose.

Accordingly, GTJ REIT, Inc. will have to borrow this sum from the anticipated $80,000,000 revolving credit.

Possible Acquisitions

The Board of Directors of GTJ REIT, Inc. may determine to expand its real property holdings. This would be done through cash purchases of properties that the Board of Directors determines to be consistent with the investment policies of GTJ REIT, Inc. which would be funded from the $80,000,000 revolving credit. It is anticipated that once these properties are purchased using the revolving credit, permanent mortgage financing will be placed on the real properties and the revolving credit will be paid down accordingly. It is also possible that GTJ and its subsidiaries will desire to make an acquisition, some of which may need to be funded by GTJ REIT, Inc. GTJ REIT, Inc. would, in that case, and subject to the direction of the Board of Directors, provide such financing, which again is expected to be obtained from the $80,000,000 revolving credit.

Cash Payments for Financing

Payment of interest under the $80,000,000 revolving credit, and under permanent mortgages, will consume a portion of the case flow of GTJ REIT, Inc., reducing real property taxable income and the resulting distributions to be made to the stockholders of GTJ REIT, Inc.

Contractual Obligations

The Company leases certain operating facilities and certain equipment under operating, expiring at various dates through fiscal year 2010. In addition, the Company has a line of credit as described in detail above. The table below summarizes the principal balances of our obligations for indebtedness and lease obligations as of March 31, 2006 in accordance with their required payment terms:

	Payments due by calendar year period
Contractual Obligations	Total	2006	2007-2008	2009-2010	Thereafter
Line of Credit	$200,000	$200,000
Notes Payable	1,666,201	1,666,201
Operating Lease Obligations	1,360,823	458,897	608,577	293,349
	$3,227,024	$2,325,098	$608,577	$293,349	$—

Off-Balance-Sheet Arrangements

As of December 31, 2005, the Company did not have any significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Financial Condition

As of March 31, 2006 on a combined company basis, cash and cash equivalents totaled $19.7 million.

Inflation

Certain of our long-term leases on our properties contain provisions to mitigate the adverse impact of inflation on our operating results. Such provisions include clauses entitling us to receive (i) scheduled fixed base rent increases and (ii) base rent increases agreed upon. In addition, five out of six of our leases are in triple net, leases, requiring tenants to pay operating expenses, including maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation.

Environmental Matters

Under various federal, state and local environmental laws, statues, ordinances, rules and regulations, as an owner of real property, we may liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under our properties, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and penalties and damages for injuries to persons and adjacent property). These laws impose liability without regard to whether we knew of, or were responsible for, the presence or disposal of those substances. This liability may be imposed on us in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and our liability therefore could exceed the value of the property and or our aggregate assets. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect our ability to sell  or rent that property or to borrow using that property or to borrow using that property as collateral, which, in turn, would reduce our revenues and ability to make distributions.

A property can also be adversely affected through physical contamination or by virtue of an adverse effect upon the value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties. Although tenants under net leases are primarily responsible for any environmental damages and claims related to the leased premises, in the event of a bankruptcy or inability of a tenant to satisfy any obligations with respect to the property leased to that tenant, we may be required to satisfy such obligations. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

From time to time, in connection with the conduct of our business, and prior to the acquisition of any property from a third party or as may be required by our financing sources, we authorize the preparation of Phase I environmental reports and, when necessary, Phase II environmental reports, with respect to our properties. There can be no assurance; however, that the environmental reports will reveal all environmental conditions at our properties or that the following will not expose us to material liability:

•       The discovery of previously unknown environmental conditions;

•       Changes in law;

•       Activities relating to properties in the vicinity of our properties.

Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which could adversely affect our financial condition.

Summary of Critical Accounting Policies and Estimates

Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements included in this prospectus. Certain of the accounting policies used in the preparation of these consolidated financial statements are particularly important for an understanding of the financial position and results of operations presented in the historical consolidated financial statements included in this prospectus. We have also provided a summary of significant accounting policies in the notes to the consolidated and consolidated financial statements of the Bus Companies and their collectively owned investments. These policies require the application of judgment and assumptions by management and, as a result, are subject to a degree of uncertainty. Due to this uncertainty, actual results could differ from estimates calculated and utilized by management.

Green

Basis of Presentation

The consolidated financial statements include the accounts of Green Bus Lines, Inc., and its wholly owned subsidiary, Green Bus Holding Corporation. The Company applies the guidelines set forth in Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”) in assessing its interests in variable interest entities to decide whether to consolidate that entity. All significant intercompany transactions have been eliminated. The Company’s 40% investments in unconsolidated affiliates are accounted for under the equity method.

Jamaica

The consolidated financial statements include the accounts of Jamaica Central Railways, Inc. and its wholly-owned subsidiaries, Jamaica Buses, Inc. and Jamaica Bus Holding Corporation. The Company applies the guidelines set forth in Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”) in assessing its interests in variable interest entities to decide whether to consolidate that entity. All significant intercompany transactions have been eliminated. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company’s 20% investments in unconsolidated affiliates are accounted for under the equity method.

Triboro

The consolidated financial statements include the accounts of Triboro Coach Corporation and its wholly-owned subsidiaries, Triboro Coach Holding Corp. and Two Borough Express, Inc. (which terminated operations prior to 1992). The Company applies the guidelines set forth in Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”) in assessing its interests in variable interest entities to decide whether to consolidate that entity. All significant intercompany transactions have been eliminated. All significant intercompany accounts and transactions have been eliminated in consolidation.

GTJ Co., Inc

The consolidated financial statements include the accounts of GTJ Co., Inc. and its subsidiaries: Transit, Varsity Transit, Inc., Varsity Coach, Inc., Varsity Charter Corp., The Bus Depot, Inc., Satellite Transportation of New York Corp., MetroClean Express Corp. (“MetroClean”), Metroclean Express of New Jersey, Inc., Shelter Express Corp. (“Shelter”), Shelter Electric Maintenance Corp., ShelterCLEAN, Inc., ShelterCLEAN of Colorado, Inc., Transit Facility Management Corp., Transit Facility Claims Corp., Transit Alliance Insurance Co. Ltd., A Limited Sticky Situation, Just Another Limited Sticky Situation, The Third Limited Sticky Situation Corp., The Fourth Limited Sticky Situation Corp. and A Very Limited Sticky Situation, each of which is wholly-owned. The Company applies the guidelines set forth in Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”) in assessing its interests in variable interest entities to decide whether to consolidate that entity. Significant intercompany accounts and transactions have been eliminated in consolidation.

Buildings

We record buildings at cost less accumulated depreciation. Depreciation on the buildings and improvements is recorded on a straight-line basis over their estimated useful lives, which range from ten to twenty years. Expenditures for significant renovations or improvements that extend the useful life of assets are capitalized. Repairs and maintenance costs are expensed as incurred.

Long-lived assets are reviewed when events or circumstances indicate there may be an impairment or at least annually for impairment. The carrying value of these long-lived assets are compared to the undiscounted future net operating cash flows attributable to the assets. An impairment loss is considered if the net carrying value of the asset exceeds the undiscounted future net operating cash flows attributable to the asset and circumstances indicate that the carrying value of the real estate asset may not be recoverable. The impairment loss recognized equals the excess of net carrying value over the related fair value of the asset. No impairment charges have been recognized through December 31, 2005.

Revenue Recognition

We recognize revenue in accordance with Statement of Financial Accounting Standards No. 13  “Accounting for Leases”, as amended, referred to herein as SFAS No. 13, SFAS No. 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Leases that include renewal options with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent if they do not meet the criteria of a bargain renewal option. In those instances in which we fund tenant improvements and the improvements are deemed to be owned by us, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When we determine that the tenant allowances are lease incentives, we commence revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin.

Deferred Taxes

We measure deferred income taxes using enacted tax rates and laws that are currently in effect for the periods the underlying assets or liabilities are expected to settle. We may record a valuation allowance against our deferred income tax assets balance when it is more likely than not that the benefits of the net tax asset balance will not be realized, and record a corresponding charge to income tax expense.

Green

As previously discussed, as a result of the sale and proposed sale of the Green’s bus routes, all operations related to the Bus operations has been reclassified to discontinued operations. The remaining operations of Green are related to the real estate properties owned and operated by Green and represent the depreciation recorded each on the related buildings and leasehold improvements.

MANAGEMENT OF OUR COMPANY

General

Our board of directors is responsible for the management of our business and affairs. Our executives will manage our operations, subject to the direction of our board of directors.

Under the MGCL, each director is required to discharge his or her duties in good faith, in a manner reasonably believed to be in our best interests and with the care of an ordinarily prudent person in a like position under similar circumstances. Our board of directors include seven individuals, four of whom are independent directors as defined in the North American Securities Administrators Association (“NASAA”) guidelines. A director is deemed to be independent if in the last two years he or she is not associated, directly or indirectly, with our company or the Bus Companies. Serving as a director of an affiliated company does not, by itself, preclude a director from being considered an independent director, in accordance with the guidelines of NASAA applicable to REITs.

Our Directors and Executive Officers

Our board of directors currently consists of seven members, four of whom are deemed independent. We have a staggered board of directors. Class I directors have a term expiring in 2007, Class II directors have a term expiring in 2008 and Class III directors have a term expiring in 2009. Directors elected at such times shall be elected to three year terms.

The following table and biographical descriptions set forth certain information with respect to the individuals who are our officers and directors:

Name	Age	Position

Jerome Cooper	77	President and Chief Executive Officer and Chairman of the Board of Directors and Class III Director

Paul Cooper	45	Vice President and Class II Director

Douglas Cooper	59	Vice President, Treasurer and Secretary and Class I Director

Michael Kessman	55	Chief Accounting Officer

John Feerick	69	Class I Director

David Jang	45	Class II Director

John J. Leahy	63	Class III Director

Donald M. Schaeffer	55	Class III Director

Jerome Cooper has been principally employed as the Chief Executive Officer and Chairman of the Board of Directors of The Bus Companies and GTJ for the past 9 years. Jerome Cooper is Paul Cooper’s father and Douglas Cooper’s uncle. Mr. Cooper received a Bachelors degree in Political Science from Ohio State University and a Bachelor of Laws degree from Fordham School of Law.

Paul A. Cooper has served on the board of directors of the Bus Companies for the past 8 years. For the past five years, Mr. Cooper’s principal occupation has been as principal of Lighthouse Real Estate Ventures and its affiliates (collectively “Lighthouse”). Lighthouse owns, manages and leases commercial office buildings in the Greater New York metropolitan area for its own account and the account of its investors. Mr. Cooper received a Bachelor of Science degree from the University of Pennsylvania and a Juris Doctor degree from Fordham University. Mr. Cooper is the son of Jerome Cooper and the cousin of Douglas A. Cooper.

Douglas A. Cooper served on the board of directors of the Bus Companies from approximately 1985 to February 2006. He has acted as general counsel to the Bus Companies for the past fourteen years. Mr. Cooper is a member of Ruskin Moscou Faltischek, P.C. since 1998. He is presently a co-managing partner of that firm. Mr. Cooper graduated from Hamilton College, and received his Juris Doctor degree from Fordham Law School. He also earned a masters degree in Corporate Law from NYU Law School. Douglas Cooper is the nephew of Jerome Cooper and the cousin of Paul A. Cooper.

Michael Kessman has served on the board of directors of the Bus Companies since June 1998. He has been employed by the Bus Companies as the senior controller and Chief Accounting Officer since November 1985. Mr. Kessman  graduated from Syracuse University with a bachelors degree in accounting.

John Feerick has been a professor of law at Fordham University School of Law since 1982. From 1982 to 2002 he served as the Dean of Fordham University School of Law. Professor Feerick also sits on the board of directors of Wyeth, Sentinel Group Funds and Sentinel Group Tax PA Fund. He has held several prestigious public positions and is a published author. Professor Feerick is a graduate of Fordham College in 1958 and Fordham Law School in 1961. Mr. Feerick is deemed an independent director.

David M. Jang has been a Vice President at Multi-Bank Securities, an investment-banking firm since August of 2005. Prior to joining Multi-Bank, Mr. Jang was the Director of Institutional Sales at Sovereign Securities from March 2003 to August 2005 and President of CPE Management from September 1999 to March 2003. Mr. Jang graduated from Wharton School, University of Pennsylvania with a Bachelors of Science in economics. Mr. Jang is deemed an independent director.

John J. Leahy is presently a consultant. From 1998 to 2005 Mr. Leahy was Managing Director of Citibank Private bank operations in Long Island. Prior to that, Mr. Leahy was a Senior Vice President of Chase Manhattan Bank, N.A. Mr. Leahy holds a Bachelors degree in Mechanical Engineering from the University of Dayton, and a Masters degree in Business Adminstration from Long Island University. Mr. Leahy is deemed an independent director.

Donald M. Schaeffer has extensive accounting and legal experience in real estate and tax. In 1982, he joined the accounting firm, Kandel Schaeffer, in which he eventually became an officer and owner. Through successor accounting firms, he became co-owner and President of Schaeffer & Sam, P.C., which he has practiced with for the past five and a half years. He graduated from the Wharton School, University of Pennsylvania, in 1972 and Columbia University School of Law in 1975. He is a licensed certified public accountant in the State of New York. Mr. Schaeffer is deemed an independent director.

Committees of our board of directors

Audit Committee

We have an audit committee comprised of three directors Messrs. Jang, Leahy and Schaeffer, all of whom are deemed independent directors. Mr. Schaeffer is designated as Chairman, being the audit committee financial expert. The audit committee will:

•       make recommendations to our board of directors concerning the engagement of independent public accountants;

•       review the plans and results of the audit engagement with the independent public accountants;

•       approve professional services provided by, and the independence of, the independent public accountants;

•       consider the range of audit and non-audit fees; and

•       consult with our independent public accountants regarding the adequacy of our internal accounting controls.

Executive Compensation Committee

We have an executive compensation committee comprised of Messrs. Feerick, Jang, and Leahy, all of whom are deemed independent directors, to establish compensation policies and programs for our directors and executive officers. At present, our executive compensation committee serves only to determine awards under our 2006 incentive award plan. However, at a later date, the executive compensation committee will exercise the powers of our board of directors in connection with establishing and implementing compensation matters.

Directors’ compensation

We will pay each of our non-officer directors an annual retainer of $10,000 and annually grant a 5,000 share stock option at fair market value on the date of grant. In addition, we will pay non-officer directors $500.00 for attending each board and committee meetings.

Executive officer compensation

The following are the present executive officer salaries:

•       Jerome Cooper—base salary of $250,000 per year plus bonuses which may be granted by the board of directors in its discretion for his duties as Chief Executive Officer of the company and an additional $250,000 for his duties as President of GTJ, the subsidiary that manages the  outdoor maintenance businesses and paratransit business. Jerome Cooper has been granted an option under our 2006 Incentive Award Plan (“2006 Plan”) to purchase 100,000 shares of our Common Stock at $11.14 per share, the fair market value we have determined for our distribution of the Bus Companies’ undistributed earnings and profits and which is included in the fairness opinion discussed elsewhere in this prospectus. The option vests over three years and is exercisable for a period of ten years (these terms are referred to as an “Initial Incentive Option”).

•       Paul A. Cooper - a base salary of $150,000 per year plus bonuses which may be granted by the board of directors in its discretion. Paul Cooper has been granted an Initial Incentive Option for 50,000 shares of our Common Stock.

•       Douglas A. Cooper - a base salary of $150,000 per year plus bonuses which may be granted by the board of directors in its discretion. Douglas Cooper has been granted an Initial Incentive Option for 50,000 shares of our Common Stock.

•       Michael Kessman—a base salary of $207,000 per year plus bonuses which may be granted by the board of directors in its discretion.

Compensation Committee interlocks and insider participation

There are no Compensation Committee interlocks or insider participation as to compensation decisions.

2006 Incentive Award Plan

The following is a summary of the principal features of the 2006 Plan. This summary highlights information from the 2006 Plan. Because it is a summary, it may not contain all the information that is important to you. To fully understand the 2006 plan, you should carefully read the entire 2006 Plan, which is included as an exhibit to the registration statement of which this prospectus is a part.

Securities subject to the 2006 plan

The shares of stock subject to the 2006 plan are our common stock. Under the terms of the 2006 plan, the aggregate number of shares of our common stock subject to options, restricted stock awards, stock purchase rights, stock appreciation rights, or SARs, and other awards will be no more than 1,000,000 shares, subject to adjustment under specified circumstances.

Awards under the 2006 plan

The Compensation Committee will be the administrator of the 2006 Plan. The 2006 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Our officers, employees, consultants and non-officer directors are eligible to receive awards under the 2006 Plan. The administrator determines which of our officers, employees, consultants, and non-officer directors will be granted awards.

Nonqualified stock options, or NQSOs, will provide for the right to purchase our common stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may not be less than fair market value on the date of grant, and usually will become exercisable, in the discretion of the administrator, in one or more installments after the grant date. The exercisability of the installments of a NQSO may be subject to the satisfaction of individual or company performance criteria established by the administrator. NQSOs may be granted for any term specified by the administrator.

Incentive stock options, or ISOs, will be designed to comply with the provisions of Section 422 of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs generally must have an exercise price of not less than the fair market value of a share of our common stock on the date of grant, may only be granted to officers and employees and must expire within ten years from the date of grant. In the case of an ISO granted to an individual who owns, or is deemed to own, at least 10% of the total combined voting power of all of our classes of stock, the 2006 Plan provides that the exercise price must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must expire within five years from the date of grant.

Restricted stock may be sold to participants at various prices or granted with no purchase price, and may be made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be repurchased by us at the original purchase price if the vesting conditions are not met. In general, restricted stock may not be sold or otherwise hypothecated or transferred until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and may receive distributions prior to the time the restrictions lapse. Also, distributions on restricted stock may be subject to vesting conditions and restrictions.

Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on performance criteria established by the administrator. Like restricted stock, deferred stock may not be sold or otherwise hypothecated or transferred until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or distribution rights prior to the time when the vesting conditions are satisfied.

Stock appreciation rights may be granted in connection with stock options or separately. SARs granted by the administrator in connection with stock options typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the related option, but alternatively may be based upon an exercise price determined by the administrator. Except as required by Section 162(m) of the Code with respect to any SAR intended to qualify as performance-based compensation, there are no restrictions specified in the 2006 Plan on the exercise prices of SARs, although restrictions may be imposed by the administrator in the SAR agreements. The administrator may elect to pay SARs in cash or our common stock or a combination of both.

Distribution equivalents represent the value of the distributions per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

Performance awards may be granted by the administrator to officers, employees or consultants based upon, among other things, the achievement of performance goals. Generally, these awards will be based upon specific performance criteria and may be paid in cash or our common stock or a combination. Performance awards to officers, employees and consultants may also include bonuses granted by the administrator, which may be payable in cash or our common stock or a combination of both.

Stock payments may be authorized by the administrator in the form of shares of our common stock or an option or other right to purchase our common stock as part of a deferred compensation arrangement in lieu of all or any part of cash compensation, including bonuses, that would otherwise be payable to the officer, employee or consultant. Stock payments may be based on the achievement of performance goals.

The administrator may designate officers and employees as Section 162(m) participants, whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The administrator may grant to Section 162(m) participants options, restricted stock, deferred stock, SARs, dividend equivalents, performance awards, cash bonuses and stock payments that are paid, vest or become exercisable upon the achievement of performance goals for our company, or any subsidiary, division or operating unit of our company related to one or more of the following performance criteria net income; pre-tax income; operating income; cash flow; earnings per share; earnings before interest, taxes, depreciation and/or amortization; return on equity; return on invested capital or assets; cost reductions or savings; or appreciation in the market value of a share of our common stock.

Option grants to non-officer directors

Each of our non-officer directors will receive an option for 5,000 shares of our common stock as of the date of their appointment and a similar option at each annual meeting of our stockholders thereafter (“Director Options”). Each person who thereafter is elected or appointed as a non-officer director will receive a Director Option on the date such person is first elected as a non-officer director and at each annual meeting of our stockholders thereafter. The Director Options will vest on grant.

Amendment and Termination of the 2006 Plan

The board of directors may not, without stockholder approval, amend the 2006 Plan to increase the number of shares of our stock that may be issued under the 2006 Plan.

The board of directors may terminate the 2006 Plan at any time. The 2006 Plan will be in effect until terminated by the board of directors. However, in no event may any award be granted under the 2006 plan after ten years following the 2006 Plan’s effective date. Except as indicated above, the board of directors may modify the 2006 plan from time to time. We will seek shareholder approval of the 2006 Plan in conjunction with approval of the Mergers.

OUR PRINCIPAL STOCKHOLDERS

The following table shows, as of the date of the Reorganization, the number and percentage of shares of our common stock owned by (1) any person who is known by us who will be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each director and executive officer and (3) all directors, and executive officers as a group, assuming, in all cases, completion of the Reorganization, since no shares of our common stock will be outstanding prior thereto:

Name	Number of Shares Beneficially Owned Assuming Completion of the Reorganization	Percentage of Shares Outstanding(9)
Jerome Cooper(1)	105,575	*
Paul A. Cooper(2)	- 0 -	*
Douglas A. Cooper(3)	- 0 -	*
Michael Kessman	- 0 -	*
John Feerick(4)	5,000	*
David Jang(5)	5,000	*
John J. Leahy(6)	5,000	*
Donald M. Schaeffer(7)	5,000	*
All Executive Officers and Directors as a Group (8 persons)	125,575	*

*                    Represents less than 1.0% of our outstanding common stock.

(1)          Does not include 100,000 shares which may be purchased under an Incentive Option, none of which is exercisable within the 60 days of June 30, 2006.

(2)          Does not include 50,000 shares which may be purchased under an Incentive Option, none of which is exercisable within the 60 days of June 30, 2006.

(3)          Does not include 50,000 shares which may be purchased under an Incentive Option, none of which is exercisable within the 60 days of June 30, 2006.

(4)          Includes 5,000 shares which may be purchased within 60 days under a Director’s Option.

(5)          Includes 5,000 shares which may be purchased within 60 days under a Director’s Option.

(6)          Includes 5,000 shares which may be purchased within 60 days under a Director’s Option.

(7)          Includes 5,000 shares which may be purchased within 60 days under a Director’s Option.

(8)          Based on 13,769,122 shares to be initially outstanding after the Reorganization and the distribution of earnings and profits.

As of the date of this prospectus, we have no stockholders. There will be no trading market for our shares of common stock as of the date of the Reorganization and none is expected to develop.

POTENTIAL CONFLICTS OF INTEREST

General

We may experience conflicts of interests with our directors, officers and affiliates from time to time with regard to our investments, transactions and agreements in which they hold a direct or indirect pecuniary interest.

Our board of directors has not adopted any policies with regard to transactions or agreements involving a security holder of our company, except as pertains to the anti-takeover provisions of the MGCL and the ownership limitations set forth in our charter. See “Certain Provisions of Maryland Corporate Law and Our Charter and Bylaws—Anti-Takeover Provisions of the MGCL” and “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Competition for the Time and Service of Our Executive Officers

Our company relies on our executive officers to manage our business under the supervision of our board of directors. Certain executive officers may have conflicts of interest in allocating management time, services and functions among us and the various existing real estate programs and any future real estate programs or business ventures that they may organize or serve. Further, during times of intense activity in other programs, these key executives may devote less time and fewer resources to our business than are necessary to manage our business.

Acquisitions and leases of property from or to our directors, officers and affiliates

We may acquire and lease properties from our directors or officers or their affiliates, or sell or lease the same to them, although there are not plans to do so at this time. The prices or rent we pay for such properties will not be the subject of arm’s-length negotiations. For any acquisition or lease of a property from one of those parties, our charter provides that a majority of our board of directors not otherwise interested in the transaction, including a majority of our independent directors, must determine that the transaction and the purchase price or rent are fair and reasonable.

We may purchase properties from persons with whom our directors, officers and affiliates have business relationships

We may purchase properties from sellers with whom our affiliates have business relationships. If we purchase properties from such sellers, our affiliates may experience a conflict between the current interests of our company and its interests in preserving any ongoing business relationship with such seller.

Non-arm’s-length agreements; conflicts; competition

The agreements and arrangements, including those relating to compensation, between our company and our directors, officers or affiliates are not the result of arm’s-length negotiations, but are expected to approximate the terms of arm’s-length transactions. Our affiliates are not prohibited from providing services to, and otherwise dealing or doing business with, persons who deal with us, although there are no present arrangements with respect to any such services except for the legal representation of our company by Ruskin Moscou Faltischek, P.C. (“RMF”), an affiliate of Douglas A. Cooper, a director, Vice President, Treasurer and Secretary.

Legal counsel for our company is affiliated with an officer and director

Douglas Cooper, a director and officer of our company, is a partner of RMF. RMF is also acting as counsel for the Bus Companies. There is a possibility in the future that the interests of the various parties may become adverse and, under the Code of Professional Responsibility of the legal profession, RMF may be precluded from representing any one or all of such parties as to adverse matters, subject to waivers by the parties.

RELATED PARTY TRANSACTIONS

Since January 1, 2005, the directors and executive officers of the company, and their affiliates and associates have engaged in the following transactions with the Bus Companies, (excluding customary salary payments as employees of one or more of the Bus Companies).

Paul A. Cooper

Paul A. Cooper (“P. Cooper”) is a director and officer of the Company. In April, 2005, Lighthouse 444 Limited Partnership (“Lighthouse”), the owner of the building at 444 Merrick Road, Lynbrook, NY, and of which P. Cooper is a general partner, leased 5,667 square feet of office and storage space to the Bus Companies for a term of five years at an annual rent of approximately $160,000 for the first year, increasing to approximately $177,000 for the fifth year. In connection with this lease, there was a $231,000 expenditure (allowance) by the landlord for leasehold improvements. This lease will continue following the Reorganization.

Lighthouse Real Estate Advisors, LLC (“LREA”), of which P. Cooper is a member, received a leasing commission between 2003 and 2006 for the leasing of 23-85 87th Street, East Elmhurst, New York on behalf of GTJ Co., Inc. to Avis Rent-A-Car System, Inc. in the aggregate sum of $1,100,000 (3.056% of gross rent). LREA also received a leasing commission in 2006 for the leasing of 85-01 24th Avenue, East Elmhurst, New York on behalf of Triboro Coach Holding Corp. to New York City in the aggregate sum of $840,540 (1.318% of gross rent).

Lighthouse Real Estate Management, LLC (“LREM”), of which P. Cooper is a member, received a leasing commission in 2006 for the leasing of 114-15 Guy Brewer Boulevard, Jamaica, New York on behalf of Jamaica Bus Holding Corp. to New York City in the aggregate sum of $615,000 (1.645% of gross rent). LREM also received a leasing commission in 2006 for the leasing of (i) 165-25 147th Avenue, Jamaica, New York and (ii) 49-19 Rockaway Beach Boulevard, Edgemere, New York on behalf of Green Bus Holding Corp. to New York City in the aggregate sum of $1,281,579 (1.528% of gross rent).

The Avis fee was for finding the tenant and negotiating the lease. The New York City fees were for negotiating the leases. P. Cooper is one of several partners or members of Lighthouse, LREA and LREM.

Douglas A. Cooper

Douglas Cooper: Mr. Cooper (“D. Cooper”) is a director and officer of our company and a partner of RMF, which has acted as counsel to the Bus Companies for approximately eight years. Fees paid to RMF for the year ended December 31, 2005 and the five months ended May 31, 2006 were $505,126 and $412,442, respectively representing fees and expenses for litigation with New York City and others, the sale of the Bus Companies’ bus assets to New York City or its agencies, preparation of all documentation related to the Reorganization and general corporate matters.

Stanley Brettschneider

Stanley Brettschneider is a director of each of the Bus Companies. Prior to September 1, 2003, the Bus Companies owned and operated a school bus operation through GTJ and its subsidiaries, Varsity Transit, Inc. and Varsity Coach Corp. (“Varsity”). For the years ended December 31, 2002 and 2003, Varsity incurred losses from its school bus contract services of $3,485,620 and $3,971,856 respectively, due to the high costs associated with labor, benefits, and maintenance. Terminating this business would have resulted in approximately $6,000,000 of penalties, and a negative performance report available to other municipalities. Accordingly, starting in February 2003, the Bus Companies determined to dispose of Varsity’s buses and routes. In doing so, they met and negotiated with existing operators in the school bus industry, as well as entities (“Buyers”) associated with Stanley Brettschneider, and owned by his wife and children. Mr. Brettschneider is a key employee of the Bus Companies, a member of their Board of Directors and is related by marriage to certain of our directors and officers.

Initially 282 of Varsity’s buses were sold to the Buyers for $3,101,708. Approximately 255 of Varsity’s routes were sold to the Buyers for an initial payment of $3,000 per route, equaling $765,000, and additional payments of $1,000 per year per route for three years based on the recent five year operating extension offered to the New York City School Bus Contractors by the Department of Education which will equal $765,000, a total of $1,530,000.

The total sale price of $4,631,708 was payable as follows: $2,666,708 in cash, which was paid, and a four year promissory note in the amount of $1,200,000 with interest payable at six percent, which is being paid. The promissory note was reduced by means of a $250,000 lump sum payment made in 2003 and there are current monthly installments of $22,211. The $765,000 balance of the route purchase price was negotiated without a specific time of payment, because it depended on route renewals. $255,000 of such amount has been paid through June 30, 2006.

In connection with such sale, the Bus Companies leased the Buyers a portion of the Wortman Property. Such leasing was on an oral basis, and the lease has recently been reduced to writing. The terms of the lease are set forth in Business of the Bus Companies—Real Property Business—GTJ Property. The lease, which began in 2003 and terminates in 2010, is subject to extension as described in the above referenced section of this prospectus.

The Bus Companies estimated, in 2003, that the lease to the Buyers would represent an underpayment of estimated and projected market rent for the premises so leased of approximately $3,350,000 through 2010, but nevertheless believed the transaction was in the best interest of the Bus Companies because it curtailed the Bus Companies’ losses of approximately $4 million per year, led to transactions with the Buyers and others for buses and routes aggregating an excess of $7 million and led to the vacancy of the 87th Street Property, then used for Varsity, so that the same could be leased to Avis Rent A Car for approximately $1.8 million a year. The underpayment of market rent appears, as of the current time, to be substantially in excess of such estimated and projected amount due to unforeseen increases in commercial rents in excess of the Consumer Price Index in the New York City metropolitan area and also due to significant increases in New York City real property taxes.

FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION AND OUR
PROPOSED STATUS AS A REIT

This section summarizes certain federal income tax issues. Because this section is a summary, it does not address all of the tax issues that may be important to you.

The statements in this section are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We do not deem this tax advice to potential stockholders. We urge you to consult your own tax advisor regarding the specific tax consequences to you of receiving our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax adviser regarding the federal, state, local, foreign, and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation related to the Reorganization

The mergers

The Reorganization will consist, in the first instance, of the merger of each Bus Company with and into a subsidiary of our company, with the subsidiary being the surviving corporation, and the Bus Company shareholders receiving common stock of our company. This is referred to as a type A merger for tax purposes.

Code Section 368 identifies the basic types of tax-free reorganizations, including mergers, and provides for non-recognition of gain if certain requirements are met. A type A merger requires a state law merger, which is the case here. In terms of structure, the target company (a Bus Company) will merge into a subsidiary of the acquiring company (our company), and the shareholders of the target company will exchange target company stock for stock of the acquiring company.

Accordingly, we believe the Bus Company shareholders should not recognize gain on the receipt of our common stock in the Mergers, and their tax basis in such common stock should be equal to their basis in their Bus Company common stock. The holding period for our Common Stock will include their holding period of their Bus Companies Common Stock. At such time as a former Bus Company shareholder disposes of the same in a recognition transaction, such as a sale for cash, there will be recognition of income in an amount equal to the difference between the amount received and the tax basis for the shares thus disposed of.

A Bus Company shareholder who exercises dissenter’s rights (see “Rights of Dissenting Shareholders”) will generally recognize long term capital gain or loss equal to the difference between the amount of cash received and the shareholder’s basis in his or her Bus Company common stock.

Tax advice has not been rendered by our independent registered public accounting firm, Weiser LLP.

Distribution of accumulated earnings and profits

Following the Reorganization, there will be a distribution of the Bus Companies’ accumulated and previously undistributed earnings and profits, as one condition to our qualification as a REIT. The amount of the accumulated and previously undistributed earnings and profits has been determined to be not more than $62,000,000. Accordingly there will be a distribution of such amount, for which $20,000,000 will be made available in cash and there will also be available 5,564,454 shares of our common stock valued at $11.14 per share. Since we expect all of the $20,000,000 of cash to be elected, we do not expect to issue more than 3,769,122 shares of common stock. The $11.14 value per share is based solely on appraisals of the Bus Companies’ assets and liabilities and is not based on market or trading values and was derived by dividing such appraised value by the 13,769,122 shares of common stock we expect to be outstanding. Therefore, there is no assurance that our shareholders, after the Reorganization, will be able to realize that value (or any other particular value) for a share of our Common Stock. Each holder can elect to receive cash, our common stock or some combination thereof. To the extent that more than $20,000,000 of cash is elected in the aggregate, the $20,000,000 of cash will be distributed pro rata among electing stockholders, and the balance of the distribution will be made in shares of our common stock.

For tax purposes, this will be a taxable distribution. Accordingly, each stockholder will be taxed on the portion of the distribution received by stockholder, whether in cash or common stock. The effective federal tax rate on dividends is presently 15%, and with state taxes, the aggregate tax rate will vary from 15% to 26%. Accordingly, there will be an aggregate tax obligation arising from the distribution of more than $9,300,000 and less than $16,100,000. The cash portion of the distribution is intended to provide stockholders with, among other matters, the funds to pay the taxes to be incurred as a result of the distribution.

Taxation of our company as a REIT

We plan to elect to be taxed as a REIT under the federal income tax laws effective immediately following the Reorganization. We believe that we will be organized and will operate in a manner so as to qualify as a REIT under the federal income tax laws. We cannot assure you, however, that we will qualify or remain qualified as a REIT.

In addition, our qualification as a REIT depends, among other things, upon our meeting the requirements of Sections 856 through 860 of the Code throughout each year. Accordingly, because our satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, no assurance can be given that we will satisfy the REIT requirements during the taxable year that will end December 31, 2006, or in any future year.

Our REIT qualification depends on our ability to meet on a continuing basis several qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests, and the consequences of our failure to meet those tests, in more detail below.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” which means taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•       we will pay federal income tax on real property taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after the calendar year in which the income is earned;

•       we may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our stockholders;

•       we will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property;

•       we will pay a 100% tax on our net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business;

•       if we fail to satisfy either the 75% gross income test or the 95% gross income test, as described below under “—Requirements for Qualification—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability;

•       if we fail to distribute during a calendar year at least the sum of (1) 90% of our REIT ordinary net income for such year, (2) 90% of our REIT capital gain net income for such year (unless an election is made as provided below), and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed;

•       we may elect to retain and pay income tax on our net long-term capital gain; and

•       if we acquire any asset from a C corporation, or a corporation generally subject to full corporate-level tax, in a merger or other transaction in which we acquire a tax basis determined by reference to the C corporation’s basis in the asset, which will be true for the assets acquired by us from the Bus Companies, we will pay tax at the highest regular corporate rate if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax is the lesser of (1) the amount of gain that we recognize at the time of the sale or disposition and (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset. It should be noted that all of the Bus Company real properties will fall into this category, so that we are planning to hold the same for the full 10 year period.

•       Although we may be taxed as a REIT, the income of our outdoor maintenance and paratransit businesses will be taxed at the corporate level as if we were a “C” corporation.

Requirements for qualification of our company as a REIT

We must meet the following requirements to be taxed as a REIT, which we anticipate meeting:

(1)   we are managed by one or more trustees or directors;

(2)   our beneficial ownership is evidenced by transferable shares;

(3)   we would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

(4)   we are neither a financial institution nor an insurance company subject to specified provisions of the federal income tax laws;

(5)   our shares will be owned beneficially by at least 100 persons;

(6)   not more than 50% in value of our outstanding shares will be owned, directly or indirectly, by five or fewer individuals, including specified entities, during the last half of any taxable year;

(7)   we elect to be taxed as a REIT and satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)   we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the federal income tax laws; and

(9)   we meet other qualification tests, described below, regarding the nature of our income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will not apply to us until our second taxable year, which we presently anticipate will be 2007.

If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that requirement 6 above was violated, we will be deemed to have satisfied that requirement for such taxable year. For purposes of determining share ownership under requirement 6, a supplemental unemployment compensation benefits plan, a private foundation, and a portion of a trust permanently set aside or used exclusively for charitable purposes are each considered one individual owner. However, a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws is not considered one owner but rather all of the beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

We plan to issue sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy requirements 5 and 6.

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” are considered to be assets, liabilities and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any of our “qualified REIT subsidiaries” will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be considered to be assets, liabilities and items of income, deduction and credit of our company. We currently have three any corporate subsidiaries, and after the Reorganization, we plan to have six qualified REIT subsidiaries, for each real property we will have acquired in the Reorganization.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership will be treated as assets and gross income of our company for purposes of applying the requirements described in this prospectus.

Among other matters that must occur in order to have us become a REIT, we must distribute to our stockholders all of the earnings and profits accumulated by the Bus Companies prior to the conversion to a REIT which were not previously distributed. We have been advised that the total of the earnings and profits of the Bus Companies not previously distributed, including the gain on the transactions with New York City, is a sum of not more than $62,000,000. We propose to make a distribution of this amount in the following manner.

We will make a total of $20,000,000 of cash available for the distribution. We will also make a total of 5,564,454 shares of our common stock available for the distribution, valued at $11.14 per share. Since we expect all of the $20,000,000 of cash to be elected, we do not expect to issue more than 3,769,122 shares of common stock. The $11.14 value per share is based solely on appraisals of the Bus Companies’ assets and liabilities and is not based on market or trading values, and was derived by dividing such appraised value by the 13,769,122 shares of common stock we expect to be outstanding. Therefore, there is no assurance that our shareholders, after the Reorganization, will be able to realize that value (or any other particular value) for a share of our Common Stock. Each shareholder of the Bus Companies will be advised of the amount of the distribution to that shareholder, based on his or her share ownership, and will be entitled to elect the manner in which the distribution is to be made, for example, all cash, all stock, or a combination of cash and stock.

To the extent that the aggregate elections for cash exceed the total amount set forth above of $20,000,000, the cash portion of the distribution will be allocated among the electing shareholders in proportion to their elections and the balance of the distribution will be made in 3,769,122 shares of common stock valued at $11.14 per share. These shares of common stock are also being registered pursuant to the registration statement of which this prospectus is a part.

Income tests for our company

We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year, must consist of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test includes:

•       rents from real property;

•       interest on debt or obligations secured by mortgages on real property or on interests in real property; and

•       dividends or other distributions on and gain from the sale of shares in other REITs.

Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test described above, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing. The following paragraphs discuss the specific application of those tests to our company.

Rents and interest income of our company

Rent that we receive from our tenants will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•       The amount of rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of gross receipts or sales.

•       Neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, known as a “related party tenant.”

•       If the rent attributable to the personal property leased in connection with a lease of our real property exceeds 15% of the total rent received under the lease, the rent that is attributable to personal property will not qualify as “rents from real property.”

We generally must not operate or manage our real property or furnish or render services to our tenants, other than through a taxable subsidiary which is subject to a special election (a taxable REIT subsidiary or “TRS”) or an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through a TRS or an independent contractor, but instead may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, we may render a de minimis amount of “non-customary” services to the tenants of a property, other than through a TRS or an independent contractor, as long as our income from the services does not exceed 1% of our gross income from the property. We plan to use a TRS for management services the REIT is not permitted to provide.

We do not expect to charge rent for any of our properties that is based, in whole or in part, on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above. Furthermore, we have represented that, to the extent that the receipt of such rent would jeopardize our REIT status, we will not charge rent for any of our properties that is based, in whole or in part, on the income or profits of any person. In addition, we do not anticipate receiving rent from a related party tenant, and we have represented that, to the extent that the receipt of such rent would jeopardize our REIT status, we will not lease any of our properties to a related party tenant. We also do not anticipate that we will receive rent attributable to the personal property leased in connection with a lease of our real property that exceeds 15% of the total rent received under the lease. Furthermore, we have represented that, to the extent that the receipt of such rent would jeopardize our REIT status, we will not allow the rent attributable to personal property leased in connection with a lease of our real property to exceed 15% of the total rent received under the lease. Finally, we do not expect to furnish or render, other than under the 1% de minimis rule described above, “non-customary” services to our tenants other than through an independent contractor, and we have represented that, to the extent that the provision of such services would jeopardize our REIT status, we will not provide such services to our tenants other than through an independent contractor.

If our rent attributable to the personal property leased in connection with a lease of our real property exceeds 15% of the total rent we receive under the lease for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that we receive during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income during the year, we would lose our REIT status. Furthermore, if either (1) the rent we receive under a lease of our property is considered based, in whole or in part, on the income or profits of any person or (2) the tenant under such lease is a related party tenant, none of the rent we receive under such lease would qualify as “rents from real property.” In that case, if the rent we receive under such lease, plus any other income that we receive during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income during the year, we would lose our REIT status. Finally, if the rent we receive under a lease of our property does not qualify as “rents from real property” because we furnish non-customary services to the tenant under such lease, other than through a TRS, a qualifying independent contractor or under the 1% de minimis exception described above, none of the rent we receive from the related party would qualify as “rents from real property.” In that case, if the rent we receive from such property, plus any other income that we receive during the taxable year that is not qualifying income for purposes of the 95% gross income test, exceeds 5% of our gross income during the year, we would lose our REIT status.

To the extent that we receive from our tenants reimbursements of amounts that the tenants are obligated to pay to third parties or penalties for the nonpayment or late payment of such amounts, those amounts should qualify as “rents from real property.” However, to the extent that we receive interest accrued on the late payment of the rent or other charges, that interest will not qualify as “rents from real property,” but instead will be qualifying income for purposes of the 95% gross income test. We may receive income not described above that is not qualifying income for purposes of the gross income tests. We will monitor the amount of non-qualifying income that our assets produce and we will manage our portfolio to comply at all times with the gross income tests.

For purposes of the 75% and 95% gross income tests, the term “interest” generally excludes any amount that is based in whole or in part on the income or profits of any person. However, the term “interest” generally does not exclude an amount solely because it is based on a fixed percentage or percentages of gross receipts or sales. Furthermore, if a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the secured property or a percentage of the appreciation in the property’s value as of a specific date, income attributable to such provision will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests. In addition, interest received on debt obligations that are not secured by a mortgage on real property may not be qualified income, and would be excluded from income for purposes of the 75% and 95% gross income tests.

Unlike many other REITs, upon the Reorganization, we will have a substantial operation, namely the outdoor maintenance and paratransit operations, that will not generate qualifying income. The operations of this group will be engaged through one or more TRSs, including GTJ Co., Inc. The income of the TRSs will not be attributed to us for purposes of applying the 75% and 95% gross income tests. Dividends to us from the TRSs will qualify for the 95% income test.

Failure to satisfy our  income tests

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under the relief provisions of the federal income tax laws. Those relief provisions generally will be available if:

•       our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•       we attach a schedule of the sources of our income to our tax return.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Prohibited transaction rules

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We anticipate that none of our assets will be held for sale to customers and that a sale of any such asset would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction, and will otherwise attempt to avoid any sale of assets that will be treated as being held “primarily for sale to customers in the ordinary course of a trade or business.” We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

Asset tests of our company

To qualify as a REIT, we also must satisfy two asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•       cash or cash items, including receivables specified in the federal tax laws;

•       government securities;

•       interests in mortgages on real property;

•       stock of other REITs;

•       investments in stock or debt instruments but only during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with a term of at least five years; or

•       interests in real property, including leaseholds and options to acquire real property and leaseholds.

The second asset test has two components. First, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets. Second, we may not own more than 10% of any one issuer’s outstanding securities as measured by vote or value. For purposes of both components of the second asset test, “securities” does not include our stock in other REITs or any qualified REIT subsidiary or our interest in any partnership.

We anticipate that, at all relevant times, (1) at least 75% of the value of our total assets will be represented by real estate assets, cash and cash items, including receivables, and government securities and (2) we will not own any securities in violation of the 5% or 10% asset tests. In addition, we will monitor the status of our assets for purposes of the various asset tests and we will manage our portfolio to comply at all times with such tests.

Our company is allowed to own up to 100% of the stock of TRSs, which can perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities, as well as provide services to our tenants. We and our subsidiary must elect for the subsidiary to be treated as a TRS. We may not own more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. Overall, no more than 20% of our assets can consist of securities of TRSs, determined on a quarterly basis.

If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by an acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

GTJ, which owns the outdoor maintenance businesses and paratransit business, will be a TRS. If the asset value of the outdoor maintenance and paratransit businesses would endanger our REIT status, we will consider the sale of the same, or distribution of the same to our stockholders in a “spin off” transaction.

Distribution requirements

To qualify as a REIT, each taxable year we must make distributions, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•       the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and excluding our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•       the sum of specified items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration and no later than the close of the subsequent tax year. At the present time, we plan to make distributions on a quarterly basis.

We will pay federal income tax on any taxable income, including net capital gain, that we do not distribute to our stockholders. Furthermore, if we fail to distribute during a calendar year or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year, at least the sum of:

•       85% of our REIT ordinary income for such year;

•       95% of our REIT capital gain income for such year; and

•       any undistributed taxable income from prior periods;

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

From time to time, we may experience timing differences between (1) our actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. In that case, we still would be required to recognize such excess as income in the taxable year in which the difference arose even though we do have the corresponding cash on hand. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. Therefore, we may have less cash available for distribution than is necessary to meet the applicable distribution requirement or to avoid corporate income tax or the excise tax imposed on undistributed income. In such a situation, we might be required to borrow money or raise funds by issuing additional stock.

We may be able to correct a failure to meet the distribution requirements for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts we distribute as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based on the amount of any deduction we take for deficiency dividends.

Record keeping requirements

We must maintain specified records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with such requirements.

Our failure to qualify as a REIT

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we will be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In such a year, we would not be able to deduct amounts paid out to stockholders in calculating our taxable income. In fact, we would not be required to distribute any amounts to our stockholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to our stockholders would be taxable as ordinary income. Subject to limitations in the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

US taxation of our stockholders on account of REIT operations

As long as we qualify as a REIT, a taxable “U.S. stockholder” must take into account, as ordinary income, distributions out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or that we retain as long-term capital gain. The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the tax rate for qualified dividend income to 15%. However, dividends from REITs generally are not subject to this lower rate. REIT dividends paid to a U.S. stockholder that is a corporation will not qualify for the dividends received deduction generally available to corporations, except that dividends we receive from taxable companies, including our TRSs, and then distribute to our stockholders, will qualify for the lower rate. As used herein, the term “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•       a citizen or resident of the United States;

•       a corporation, partnership, or other entity created or organized in or under the laws of the United States or of an political subdivision thereof;

•       an estate whose income from sources without the United States is includable in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

•       any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. stockholder, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that is received in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

If a distribution exceeds our current and accumulated earnings and profits but does not exceed the adjusted basis of a U.S. stockholder’s common stock, the U.S. stockholder will not incur tax on the distribution. Instead, such distribution will reduce the stockholder’s adjusted basis of its common stock. A U.S. stockholder will recognize a distribution that exceeds both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in its common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, to the extent of the REIT’s earnings and profits not already distributed, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

Taxation of U.S. stockholders on their disposition of our common stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder generally must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other shares of common stock within 30 days before or after the disposition.

Capital gains and losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate for the year 2006 is 35%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is generally 15% for sales and exchanges of assets held for more than one year. For taxable years ending after December 31, 2010, the maximum tax rate on long-term capital gains will increase to 20%. The maximum tax rate on long-term capital gain from the sale or exchange of depreciable real property is 25% to the extent that such gain would have been treated as ordinary income if the property were a type of depreciable property other than real property. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Basis of Bus Company shareholders in our common stock

Our common stock will be issued to the Bus Company shareholders in the Reorganization in exchange for their shares of common stock of the Bus Companies. Accordingly, their basis in the Bus Company shares, and the holding period of such shares, will be carried over to our shares. It is our understanding that substantially all of the Bus Company shares were received by gift or inherited. The basis of shares received as a gift would generally be the donor’s basis. The basis of shares received by inheritance would generally be the value of such shares in the decedent’s estate. Bus Company shareholders may find it difficult to establish the basis of the same, and should consult with their tax advisors. To the extent they are unable to establish their basis, upon a distribution to them in excess of our earnings, or a sale of our shares by them, the full amount of such distribution or sale proceeds may be taxable to them, since they have the burden of establishing their basis in our shares.

Information reporting requirements and backup withholding

We will report to our stockholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder either:

•       is a corporation or comes within another exempt category and, when required, demonstrates this fact; or

•       provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with his or its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. The Treasury Department has issued regulations regarding the backup withholding rules as applied to non-U.S. stockholders.

Taxation of tax-exempt stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of the common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income under the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in some circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. The percentage of the dividends that the tax-exempt trust must treat as unrelated business taxable income is equal to the gross income we derive from an unrelated trade or business, determined as if our company were a pension trust, divided by our total gross income for the year in which we pay the dividends. The unrelated business taxable income rule applies to a pension trust holding more than 10% of our stock only if:

•       the percentage of the dividends that the tax-exempt trust must otherwise treat as unrelated business taxable income is at least 5%;

•       we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•       either (A) one pension trust owns more than 25% of the value of our stock or (B) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of non-U.S. stockholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge those non-U.S. stockholders, if any, to consult their own tax advisers to determine the impact of federal, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions. A non-U.S. stockholder may also be subject to the 30% branch profits tax. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•       a lower treaty rate applies and the non-U.S. stockholder files the required form evidencing eligibility for that reduced rate with us; or

•       the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

The U.S. Treasury Department has issued regulations with respect to the withholding requirements for distributions made after December 31, 2000, and we will comply with these regulations.

A non-U.S. stockholder will not incur tax on a distribution that exceeds our current and accumulated earnings and profits but does not exceed the adjusted basis of its common stock. Instead, such a distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if it later determines that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws. The term “U.S. real property interests” includes interests in U.S. real property and stock in corporations at least 50% of whose assets consists of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders and might also be subject to the alternative minimum tax. A nonresident alien individual also might be subject to a special alternative minimum tax. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such distributions. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder will receive a credit against its tax liability for the amount we withhold.

A non-U.S. stockholder generally will not incur tax under the provisions applicable to distributions that are attributable to gain from the sale of U.S. real property interests on gain from the sale of its common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that this test will be met. If the gain on the sale of the common stock were taxed under those provisions, a non-U.S. stockholder would be taxed in the same manner as U.S. stockholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. stockholder will incur tax on gain not subject to the provisions applicable to distributions that are attributable to gain from the rule of U.S. real property interests if either:

•       the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•       the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains.

Other tax consequences

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax adviser regarding the effect of state and local tax laws upon an investment in our common stock.

DESCRIPTION OF OUR CAPITAL STOCK

Introduction

The following description of our capital stock highlights certain provisions of our charter and bylaws as in effect as of the date of this prospectus. Because it is a description of what is contained in our charter and bylaws, it may not contain all the information that is important to you.

Our common stock

Under our charter, we will have 100,000,000 authorized shares of common stock, $.001 par value per share, available for issuance. We have authorized the issuance of up to 15,564,454 shares of our common stock in connection with the Reorganization and the earnings and profits distribution described elsewhere in this prospectus although we expect only 13,769,122 shares to be issued. We have also reserved 1,000,000 shares of common stock for issuance under the 2006 Plan. The common stock offered by this prospectus, when issued, will be duly authorized, fully paid and nonassessable. The common stock is not convertible or subject to redemption.

Holders of our common stock:

•       are entitled to receive distributions authorized by our board of directors after payment of, or provision for, full cumulative distributions on and any required redemptions of shares of preferred stock then outstanding;

•       are entitled to share ratably in the distributable assets of our company remaining after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all of our debts and liabilities in the event of any voluntary or involuntary liquidation or dissolution of our company; and

•       do not have preference, conversion, exchange, sinking fund, redemption or appraisal rights or preemptive rights to subscribe for any of our securities.

Except as otherwise provided, all shares of our common stock will have equal voting rights. Because our stockholders do not have cumulative voting rights, holders of a majority of the outstanding shares of common stock can elect our directors standing for election at any given time. The voting rights per share of our equity securities issued in the future will be established by our board of directors.

Our charter provides that we may not, without the affirmative vote of stockholders holding at least a majority of all the shares entitled to vote on the matter:

•       amend our charter, including, by way of illustration, amendments to provisions relating to director qualifications, fiduciary duty, liability and indemnification, conflicts of interest, investment policies or investment restrictions, except for amendments with respect to classifications and reclassifications of our capital stock and increases or decreases in the aggregate number of shares of our stock or the number of shares of stock of any class or series;

•       sell all or substantially all of our assets other than in the ordinary course of our business or as otherwise permitted by law;

•       cause a merger or reorganization of our company except as permitted by law; or

•       dissolve or liquidate our company.

Further, only stockholders holding two-thirds of the outstanding voting stock may remove a director for cause for which they vote at a meeting of stockholders. Each stockholder entitled to vote on a matter may do so at a meeting in person or by a proxy executed in writing or in any other manner permitted by law directing the manner in which he or she desires that his or her vote be cast. Any such proxy must be received by our board of directors prior to the date on which the vote is taken. Stockholders may take action without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter.

Our preferred stock

Our charter authorizes our board of directors without further stockholder action to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series, with such voting powers and with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as our board of directors shall approve. As of the date of this prospectus, there are no preferred shares outstanding and we have no present plans to issue any preferred shares. There is no requirement that a majority of the independent directors approve the issuance of preferred stock. We have authorized a Series A Preferred Stock consisting of 500,000 shares of Preferred Stock in connection with our Shareholders Rights Plan.

Issuance by us of additional securities and debt instruments

Our board of directors is authorized to issue additional securities, including common stock, preferred stock, convertible preferred stock and convertible debt, for cash, property or other consideration on such terms as they may deem advisable and to classify or reclassify any unissued shares of capital stock of our company without approval of our stockholders. We may issue debt obligations with conversion privileges on such terms and conditions as the board of directors may determine, whereby the holders of such debt obligations may acquire our common stock or preferred stock. We may also issue warrants, options and rights to buy shares on such terms as the directors deem advisable subject to certain restrictions in our charter, despite the possible dilution in the value of the outstanding shares which may result from the exercise of such warrants, options or rights to buy shares, as part of a ratable issue to stockholders, as part of a private or public offering or as part of other financial arrangements. Our board of directors, with the requisite approval of our stockholders, may also amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue.

Restrictions on ownership and transfer of our common stock

In order to qualify as a REIT under the federal tax laws, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer persons, as defined in the federal income tax laws to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year, other than our first REIT taxable year. Moreover, 100 or more persons must own our outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

Because our board of directors believes it is essential for our company to qualify and continue to qualify as a REIT and for other corporate purposes, our charter, subject to the exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the federal income tax laws, more than 9.9% of:

•       the value of outstanding shares of our capital stock; or

•       the value or number (whichever is more restrictive) of outstanding shares of our common stock.

Our charter provides that, subject to the exceptions described below, any transfer of capital stock that would:

•       result in any person owning, directly or indirectly, shares of our capital stock in excess of the foregoing ownership limitations;

•       result in our capital stock being owned by fewer than 100 persons, determined without reference to any rules of attribution;

•       result in our company being “closely held” under the federal income tax laws;

•       cause our company to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of our real property, under the federal income tax laws; or

•       before our shares constitute a class of “publicly-offered securities,” result in 25% or more of our shares being owned by ERISA investors;

will be null and void, with the intended transferee acquiring no rights in such shares of stock, or result in such shares being designated as shares-in-trust and transferred automatically to a trust effective on the day before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to submit such number of shares of capital stock to our company for registration in the name of the trust. We will designate the trustee, but he will not be affiliated with our company. The beneficiary of the trust will be one or more charitable organizations that are named by our company.

Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and distributions on the shares-in-trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trust will vote all shares-in-trust. The trust will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases such shares-in-trust for valuable consideration and acquires such shares-in-trust without such acquisition resulting in a transfer to another trust.

Our charter requires that the prohibited owner of the shares-in-trust pay to the trust the amount of any dividends or distributions received by the prohibited owner that are attributable to any shares-in-trust and the record date of which was on or after the date that such shares of stock became shares-in-trust. The prohibited owner generally will receive from the trust the lesser of:

•       the price per share such prohibited owner paid for the shares of capital stock that were designated as shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such transfer; or

•       the price per share received by the trust from the sale of such shares-in-trust.

The trust will distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner.

The shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

•       the price per share in the transaction that created such shares-in-trust or, in the case of a gift or devise, the market price per share on the date of such transfer; or

•       the market price per share on the date that our company, or our designee, accepts such offer.

We will have the right to accept such offer for a period of 90 days after the later of the date of the purported transfer which resulted in such shares-in-trust or the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

“Market price” on any date means the average of the closing prices for the five consecutive trading days ending on such date. The “closing price” refers to the last quoted price as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading. If our stock is not so listed or quoted at the time of determination of the market price, our board of directors will determine the market price in good faith.

If you acquire or attempt to acquire shares of our capital stock in violation of the foregoing restrictions, or if you owned common or preferred shares that were transferred to a trust, then we will require you immediately to give us written notice of such event and to provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

If you own, directly or indirectly, more than 5%, or such lower percentages as required under the federal income tax laws, of our outstanding shares of stock, then you must, within 30 days after January 1 of each year, provide to us a written statement or affidavit stating your name and address, the number of shares of capital stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limits.

The ownership limits generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering of such shares. In addition, our board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and upon such other conditions as our board of directors may direct, may exempt a person from the ownership limits. However, the ownership limits will continue to apply until our board of directors determines that it is no longer in the best interests of our company to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing our common or preferred shares, if any, will bear a legend referring to the restrictions described above.

The ownership limits in our charter may have the effect of delaying, deferring or preventing a takeover or other transaction or change in control of our company that might involve a premium price for your shares or otherwise be in your interest.

Our Stockholder Rights Plan

We have adopted a Stockholder Rights Plan. Under the Stockholder Rights Plan, each share of our common stock issued shall include one preferred share purchase right (a “Right”). Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at a price of $50.00 per one one-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between us and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), a copy of which was filed with the registration statement of which this prospectus is a part. Every statement herein is qualified by the terms of the Rights Agreement. Each Right alternatively entitles the holder to purchase $50.00 of our common stock from us at one-half of its then fair market value.

Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (other than (A) the Company, (B) a majority-owned subsidiary of the Company, (C) any employee benefit plan of the Company, or (D) any entity holding common stocks for or pursuant to the terms of any such plan) have acquired beneficial ownership of fifteen (15%) percent or more of our outstanding common stock or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of fifteen (15%) percent or more of our outstanding common stock (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the common stock certificates outstanding by such common stock certificate.

The Rights Agreement provides that until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with our common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), our common stock certificates issued will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will then evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on December 31, 2016 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by us, in each case, as described below.

The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the Preferred Shares or common stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

Preferred Shares purchased upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per common stock, or if the Preferred Shares are then convertible, on an “as converted” basis. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $50,000 per share but will be entitled to an aggregate payment of 1000 times the payment made per common stock, or if the Preferred Shares are then convertible, on an “as converted” basis. Each Preferred Share will have 1000 votes, voting together with the common stocks, or if the Preferred Shares are then convertible, on an “as converted” basis. Finally, in the event of any merger, consolidation or other transaction in which common stocks are exchanged, each Preferred Share will be entitled to receive 1000 times the amount received per common stock, or if the Preferred Shares are then convertible, on an “as converted” basis. These rights are protected by customary anti-dilution provisions.

From and after the Distribution Date, the liquidation amount of the Preferred Shares ($50,000 per share) is convertible into shares of common stock at a rate of 50% of the market value of the common stock on the Distribution Date, subject to adjustment for stock splits, combinations and distributions, and for mergers and asset acquisitions. Thereafter, voting and dividend rights will be based on the common stock equivalent of the Preferred Shares, that is, each Preferred Share, for such purpose, shall be treated as if it had been fully converted into shares of common stock.

In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of common stocks having a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding common stocks, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void) for one-half of the number of common stocks, one-thousandths of Preferred Shares or other securities or property for which the Rights are then exercisable.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at our election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

At any time prior to such time as any person becomes an Acquiring Person, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time on such basis with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001 % and the largest percentage of the outstanding common stocks then known to us to be beneficially owned by any person or group of affiliated or associated persons (other than an excepted person) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

SHARE REPURCHASES

Our board of directors, in its sole discretion, may determine to offer to repurchase shares of our common stock from time to time. Should the board of directors make such determination, it will communicate the same to all stockholders in writing at their addresses set forth on the stockholder records of the company and will comply with applicable law. The offer, if made, shall be on such terms as the board of directors, in its sole and absolute discretion, may determine.

CERTAIN PROVISIONS OF MARYLAND CORPORATE LAW AND OUR CHARTER
AND BYLAWS

The following is a summary of certain provisions of Maryland law, our charter and our bylaws in effect as of the date of this prospectus.

Our charter and bylaws

Stockholder rights and related matters are governed by the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Our board of directors approved our charter and bylaws. A majority of our independent directors must approve or ratify any subsequent amendment to our charter and bylaws. Provisions of our charter and bylaws, which are summarized below, are likely to make it more difficult to change the composition of our board of directors and are likely to discourage or make more difficult any attempt by a person or group to obtain control of our company.

Stockholders’ meetings

An annual meeting of our stockholders will be held upon reasonable notice for the purpose of electing directors and for the transaction of such other business as may come before the meeting. A special meeting of our stockholders may be called in the manner provided in the bylaws, including by the president or a majority of our board of directors or a majority of the independent directors, and will be called by the secretary upon written request of stockholders holding in the aggregate at least 25% of the outstanding shares. Upon receipt of a written request, either in person or by mail, stating the purpose(s) of the meeting, we will provide all stockholders, within 10 days after receipt of this request, written notice, either in person or by mail, of a meeting and the purpose of such meeting to be held on a date not less than 10 nor more than 90 days after the distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to our stockholders. At any meeting of the stockholders, each stockholder is entitled to one vote for each share owned of record on the applicable record date. In general, the presence in person or by proxy of a majority of the outstanding shares constitutes a quorum, and the majority vote of our stockholders will be binding on all of our stockholders.

Our board of directors

Our charter provides that the number of directors of our company shall be seven, which number may be increased or decreased pursuant to the By-laws, provided such number may not be fewer than three or more than fifteen. A majority of the directors will be independent directors. This provision may only be amended by a vote of our stockholders holding at least two-thirds of our voting securities. A vacancy in our board of directors caused by the death, resignation or incapacity of a director or by an increase in the number of directors may be filled only by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. With respect to a vacancy created by the death, resignation or incapacity of an independent director, the remaining independent directors will nominate a replacement. Any director may resign at any time and may be removed with cause by our stockholders owning at least two-thirds of the outstanding shares.

Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of the shares of common stock with a majority of the voting power of the common stock will be able to elect all of the directors.

We have a staggered board of directors, with each director having a three year term once a full cycle of elections take place. Accordingly, only approximately one-third of the directors are to be elected at any annual meeting. At the present time, two of our seven directors will serve until the 2007 annual meeting of stockholders, two of our directors will serve until the 2008 annual meeting of stockholders and three of our directors will serve until the 2009 annual meeting of stockholders.

Fiduciary duties

Our directors are deemed to be in a fiduciary relationship to us and our stockholders and our directors have a fiduciary duty to the stockholders to supervise our executives.

Limitation of liability and indemnification of our directors and officers

We have included in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except as may be required by Maryland law.

We will indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•       the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty,

•       the director or officer actually received an improper personal benefit in money, property or services, or

•       in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, we shall not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Our charter provides that none of our directors or officers will be liable to our company or our stockholders for money damages and that we will indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to our directors, our officers, their affiliates and any individual who, while our director or officer at our request, served as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for losses they may incur by reason of their service in those capacities; provided, however, we will not indemnify or hold harmless our directors and officers unless all of the following conditions are met:

•       the party was acting on behalf of or performing services on the part of our company;

•       our directors and officers have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of our company;

•       such indemnification or agreement to be held harmless is recoverable only out of our net assets and not from our stockholders; and

•       such liability or loss was not the result of:

•       negligence or misconduct by our officers or directors (other than the independent directors); or

•       gross negligence or willful misconduct by the independent directors.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Furthermore, our charter prohibits us from indemnifying our directors for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•       there has been a successful determination on the merits of each count involving alleged securities law violations as to the party seeking indemnification;

•       such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the party seeking indemnification; or

•       a court of competent jurisdiction approves a settlement of the claims against the party seeking indemnification and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the Securities and Exchange Commission and of the published opinions of any state securities regulatory authority in which shares of our stock were offered and sold as to indemnification for securities law violations.

We may advance amounts to persons entitled to indemnification for reasonable expenses and costs incurred as a result of any proceeding for which indemnification is being sought in advance of a final disposition of the proceeding only if all of the following conditions are satisfied:

•       the legal action relates to acts or omissions with respect to the performance of duties or services by the indemnified party for or on behalf of our company;

•       the legal action is initiated by a third party who is not a stockholder of our company or the legal action is initiated by a stockholder of our company acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement;

•       the party receiving such advances furnishes our company with a written statement of his or her good faith belief that he or she has met the standard of conduct described above; and

•       the indemnified party receiving such advances furnishes to our company a written undertaking, personally executed on his or her behalf, to repay the advanced funds to our company, together with the applicable legal rate of interest thereon, if it is ultimately determined that he or she did not meet the standard of conduct described above.

Authorizations of payments will be made by a majority vote of a quorum of disinterested directors.

Also, our board of directors may cause our company to indemnify or contract to indemnify any person not specified above who was, is, or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of our company, or is or was serving at the request of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one whom indemnification is granted as described above. Any determination to indemnify or contract to indemnify will be made by a majority vote of a quorum consisting of disinterested directors.

We intend to purchase and maintain insurance to indemnify such parties against the liability assumed by them in accordance with our charter in a sum of at least $_____.

The indemnification provided in our charter is not exclusive to any other right to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by our company or others, with respect to claims, issues or matters in relation to which our company would not have obligation or right to indemnify such person under the provisions of our charter.

Defenses available to our directors and officers

There are defenses available to our directors and officers under Maryland corporate law in the event of a stockholder action against them. A director or officer may contend that he or she performed the action giving rise to the stockholder’s action in good faith, in a manner he or she reasonably believed to be in the best interests of our company and with the care that an ordinarily prudent person in a like position under similar circumstances would have used. The directors and officers also are entitled to rely on information, opinions, reports or statements prepared by experts, including accountants, consultants and counsel, who were selected with reasonable care or a committee of the board of directors on which the director does not serve as to a matter within its authority so long as the director has a reasonable belief that the committee merits its confidence.

Inspection of our books and records

We will keep, or cause to be kept, full and true books of account on an accrual basis of accounting, in accordance with generally accepted accounting principles. We will maintain at all times at our principal office all of our books of account, together with all of our other records, including a copy of our charter.

Any stockholder or his or her agent will be permitted access to all of our records at all reasonable times, and may inspect and copy any of them. As part of our books and records, we will maintain an alphabetical list of the names, addresses and telephone numbers of our stockholders along with the number of shares held by each of them. We will make the stockholder list available for inspection by any stockholder or his or her agent at our principal office upon the request of the stockholder.

We will update, or cause to be updated, the stockholder list at least quarterly to reflect changes in the information contained therein.

We will mail a copy of the stockholder list to any stockholder requesting the stockholder list within ten days of the request, subject to verification of the purpose for which the list is requested, as discussed below. The copy of the stockholder list will be printed in alphabetical order, on white paper, and in a readily readable type size. We may impose a reasonable charge for copy work incurred in reproducing the stockholder list.

The purposes for which a stockholder may request a copy of the stockholder list include, without limitation, matters relating to stockholders’ voting rights and the exercise of stockholders’ rights under federal proxy laws.

If our board of directors neglects or refuses to exhibit, produce or mail a copy of the stockholder list as requested, our board of directors will be liable to any stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list, and for actual damages suffered by any stockholder by reason of such refusal or neglect. It will be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require that the stockholder requesting the stockholder list represent that he or she is not requesting the list for a commercial purpose unrelated to the stockholder’s interests in our company and that he or she will not make any commercial distribution of such list or the information disclosed through such inspection. These remedies are in addition to, and will not in any way limit, other remedies available to stockholders under federal law, or the laws of any state.

Restrictions on roll-up transactions

In connection with a “roll-up transaction,” which, in general terms, is any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of our company and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, we would be required to obtain an appraisal of all of our properties from an independent expert. In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with directors and must be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by our company. Our properties will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of our properties as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal will assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of such independent expert will clearly state that the engagement is for the benefit of our company and our stockholders. We will include a summary of the independent appraisal, indicating all material assumptions underlying the appraisal, in a report to the stockholders in connection with a proposed roll-up transaction.

In connection with a roll-up transaction, the person sponsoring the roll-up transaction must offer to stockholders who vote against the proposal a choice of:

•       accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or

•       one of the following:

•       remaining stockholders of our company and preserving their interests in our company on the same terms and conditions as existed previously; or

•       receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

Our company is prohibited from participating in a roll-up transaction:

•       which would result in our stockholders having voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in our charter, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the charter, and dissolution of our company;

•       which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor; in which our stockholder’s rights to access of records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in our charter and described in “Inspection of Books and Records” above; or

•       in which our company would bear any of the costs of the roll-up transaction if our stockholders do not approve the roll-up transaction.

Anti-takeover provisions of the MGCL

The following paragraphs summarize certain provisions of Maryland law and our charter and bylaws which may delay, defer or prevent a transaction or a change of control of our company.

Business combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation) or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Pursuant to the statute, our board of directors has opted out of these provisions of the MGCL only with respect to affiliates of our company and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any affiliate of our company. As a result, any affiliate who becomes an interested stockholder may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the super-majority vote requirements and the other provisions of the statute.

Control share acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:

(1)         a person who makes or proposes to make a control share acquisition,

(2)         an officer of the corporation, or

(3)         an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

(a)          one-tenth or more but less than one-third,

(b)         one-third or more but less than a majority, or

(c)          a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Section 2.13 of our bylaws contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future by the board of directors, in which event the control share acquisition statute would apply to us.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions, and since we qualify, we have elected to put each of the following into effect:

•       a classified board,

•       two-thirds vote requirements for removing a director,

•       a requirement that the number of directors be fixed only by vote of the directors,

•       a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and

•       a majority requirement for the calling of a special meeting of stockholders.

Stockholder Rights Plan

We have adopted the Rights Plan described above under “Shareholder Rights Plan” above.

Dissolution or termination of our company

We are an infinite-life corporation which may be dissolved under the MGCL at any time by the affirmative vote of a majority of our entire board and the stockholders of at least two-thirds of our voting stock.

Transactions with affiliates

We have established restrictions on dealings between our company and our officers, directors or affiliates in our charter and elsewhere. Under the MGCL, each director is required to discharge his duties in good faith, in a manner reasonably believed to be in the best interests of our company and with the care of an ordinarily prudent person in a like position under similar circumstances. In addition, Maryland law provides that a transaction between our company and any of our directors or between our company and any other corporation, firm or other entity in which any of our directors is a director or has a material financial interest is not voidable solely because of the common directorship or interest if:

•       the fact of the common directorship or interest is disclosed to or known by the directors and the transaction is authorized, approved or ratified by the disinterested directors; or

•       the fact of the common directorship or interest is disclosed to or known by our stockholders and the transaction is authorized approved or ratified by the disinterested stockholders; or

•       the transaction is fair and reasonable to our company.

Advance notice of director nominations and new business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws which includes delivery of notice to our secretary not less than 60 not more than 90 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (A) pursuant to our notice of the meeting, (B) by the board of directors, or (C) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

SHARES AVAILABLE FOR FUTURE SALE

We will issue 10,000,000 shares in the Reorganization and we expect to issue not more than 3,769,122 shares in connection with the subsequent distribution of earnings and profits, although we will make a total of 5,564,454 shares for such purpose. All of the shares of common stock issued in the Reorganization, and in connection with distribution of accumulated earnings and profits, will be freely tradable under the federal securities laws, except shares held by affiliates of our company, including officers and directors, who shall be governed by the provisions of Rule 144 under the Securities Act of 1933.

THE MERGER

The following is a summary of the material terms of the merger agreement that will effect the Reorganization. The following description may not contain all the information about it that is important to you. We encourage you to read the merger agreement itself, which is attached as Annex A and incorporated in this prospectus by reference. A copy of the merger agreement is included as Attachment A to this prospectus.

The merger agreement provides that upon satisfaction or waiver of all of the conditions to the merger agreement, each of the Bus Companies will be merged with and into subsidiaries we have created for such purpose, which will be the surviving corporations in the merger. The merger will become effective at the time the certificates of merger are filed with the Secretary of State of the State of New York.

Our board of directors has determined, based on appraisals of our assets and a fairness opinion, that the merger is advisable and in the best interests of the Bus Company shareholder and that the merger is fair, from a financial point of view, to the Bus Company shareholder. Accordingly, our board of directors has approved the merger agreement.

Purpose and structure of the mergers

The purpose of the mergers are to permit the Bus Companies shareholders to become stockholders of our company, which intends to qualify as a REIT. The reason the Reorganization has been structured as a merger is to effect a prompt and orderly transfer of ownership the Bus Companies to us. We believe that undertaking the proposed Reorganization in the form of a merger represents the most efficient way of accomplishing the transfer of ownership.

Effective time of the mergers

If the merger agreement and the mergers are approved by the requisite vote of the Bus Company shareholders, holders of an aggregate of two-thirds or more must vote in favor, and the other conditions to the merger are satisfied or, to the extent permitted, waived, the mergers will be consummated and become effective at the time the certificates of merger are filed with the Secretary of State of the State of New York or such later time as otherwise agreed by us and the Bus Companies and provided in the certificates of merger. If the merger agreement and the mergers are approved by the Bus Companies shareholder, we expect to complete the merger as soon as practicable after the special meetings of shareholders of the Bus Companies.

Consideration to be received by Bus Companies shareholders

As of the effective time of the mergers, by virtue of the mergers and without any further action of the Bus Companies, us or any holder of any of our respective equity securities:  each share of common stock of each Bus Company issued and outstanding immediately prior to the effective time of the mergers, shall be converted into the right to receive the following shares of our common stock:

•       Each share of Green common stock will be converted into 1,117.429975 shares of our common stock.

•       Each share of Triboro common stock will be converted into 2,997.964137 shares of our common stock.

•       Each share of Jamaica common stock will be converted into 195.001987 shares of our common stock.

As soon as reasonably practicable after the effective time of the mergers, the exchange agent will mail to the record holders of the Bus Companies common stock: (i) a letter of transmittal in customary form and containing such provisions as we may reasonably specify (including a provision confirming that delivery of certificates for our common stock shall be effected, and risk of loss and title to the stock certificates shall pass, only upon delivery of such stock certificates to the exchange agent), and (ii) instructions for use in effecting the surrender of stock certificates in exchange for our common stock as contemplated by the merger agreement. Upon surrender of a stock certificate to the exchange agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the exchange agent or the company, (1) the holder of such stock certificate shall be entitled to receive in exchange therefor, the number of our shares of common stock resulting from the application of the exchange ratios set forth above, and (2) the stock certificate so surrendered shall be canceled. Until surrendered as contemplated by the merger agreement, each of the Bus Companies stock certificates shall be deemed, from and after the effective time of the mergers, to represent only number of shares of common stock resulting from the application of the exchange ratios set forth above. If any stock certificate shall have been lost, stolen or destroyed, the company may, in its discretion and as a condition precedent to the issuance of our shares of common stock, require the owner of such lost, stolen or destroyed stock certificate to provide an appropriate affidavit and to deliver a bond (in such sum as the surviving corporation may reasonably direct) as indemnity against any claim that may be made against the exchange agent, and us, as the surviving corporation with respect to such stock certificate.

Solicitation of proxies; expenses of solicitation

We will bear all expenses in connection with the solicitation of proxies. Solicitation of proxies will be made principally by mail. The Bus Companies have retained [______________], to act as their solicitation agent in connection with such proxy solicitation. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

Principal covenants contained in the merger agreement

Access

Subject to confidentiality restrictions, the Bus Companies have agreed to provide us and our authorized representatives with access at reasonable times upon prior notice to the properties, books, records, tax returns, contracts, information, documents and personnel of the Bus Companies as they relate to their business as we may reasonably request for the purpose of making such investigation of our business, properties, financial condition and results of operations as we may deem appropriate or necessary.

Confidentiality

Except as required by law, we and the Bus Companies have agreed to hold, and to cause their respective officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any confidential information of the other party confidential.

Conduct of the Bus Companies’ businesses pending the closing of the mergers

The Bus Companies have agreed to use reasonable commercial efforts to: (i) ensure that each of the companies conducts its business and operations (A) in the ordinary course of business, and (B) in material compliance with all applicable laws and regulations and the requirements of all existing contracts; and (ii) ensure that each of the Bus Companies preserves intact its current business organization, keeps available the services of its current officers and employees (except when in the good faith judgment of such services are not in the best interests of the Company) and maintains its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective companies.

In addition, the Bus Companies have agreed not to, and to cause their respective subsidiaries not to, without our prior consent (which consent we agree will not be unreasonably withheld or delayed):

•       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements existing as of the date of this Agreement;

•       sell, issue, deliver, grant or authorize the sale, issuance, delivery or grant of (A) any capital stock or other security, (B) any stock rights, options or equity-based compensation awards, (C) any instrument convertible into or exchangeable for any capital stock or other security;

•       enter into any contract or otherwise agree with respect to the sale, voting, repurchase or registration of any capital stock or other securities;

•       amend or permit the adoption of any amendment to any of the Bus Companies’ charter documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•       acquire any equity interest or other interest in any other entity;

•       make capital expenditures that exceed $250,000 in the aggregate;

•       except in the ordinary course of business, enter into any contract, or modify or amend any existing contract, providing for (A) severance or termination pay, (B) indemnification of officers and directors, or (C) benefits which are contingent upon the occurrence of a transaction involving the company of the nature contemplated by this Agreement or otherwise granting any severance or termination pay to any present or former director, officer or employee of any Bus Company or its subsidiaries;

•       except in the ordinary course of business, purchase, lease, license or otherwise acquire any right or other asset from any other person or sell, transfer, convey, pledge, encumber, grant a security interest in or otherwise dispose of, or lease or license, any right or other asset to any other person (except for purchases and sales of assets by each of the Bus Companies, including their subsidiaries not having a value, or not requiring payments to be made or received, in excess of $10,000 individually and $50,000 in the aggregate), or waive, relinquish or otherwise impair any material right or any duties or obligations of confidentiality;

•       lend money or other property to any person, including, without limitation, any present or former director, officer or employee of either of the Bus Company or their subsidiaries, or incur or guarantee any indebtedness;

•       except in the ordinary course of business, incur, assume or prepay any indebtedness, or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person;

•       except in the ordinary course of business: (A) enter into any contract that would constitute a material contract had it been entered into as of the date of the agreement, or (B) terminate, cancel or request any material change in any material contract or any contract entered into described above;

•       waive, release, assign, settle or compromise any material legal proceedings; or

•       except in the ordinary course of business pursuant to existing agreements and Bus Company employee plans, (A) establish, adopt, amend, terminate or make contributions to any Bus Company employee plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Bus Company employee plan if it were in existence as of the date of the merger agreement; (B) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the hourly wage rates, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its present or former directors, officers or employees, or (C) become obligated to do any of the foregoing;

•       make or revoke any material tax elections or file any amended tax returns except as required by applicable law;

Indemnification of officers and directors

The certificates of incorporation of our merger subsidiaries, as the surviving corporations in the mergers, will contain the same provisions with respect to indemnification and exculpation from liability set forth in the Bus Companies’ current certificates of incorporation and bylaws, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of individuals who on or prior to the completion of the mergers were directors, officers, employees or agents of the Bus Companies, unless such modification is required by law; and

The Bus Companies have agreed to procure, prior to the completion of the mergers, appropriate “tail insurance coverage” to cover their current officers and directors for claims based on conduct occurring prior to the completion of the mergers, which coverage shall be substantially similar to their current officer and director liability coverage. We have agreed that the surviving corporations will maintain that insurance coverage for a period of not less than five years following the completion of the mergers or, in the event coverage is not available for a five-year period, such lesser period as is available but not less than three years. The surviving corporations shall take no action that would lead to the termination or modification of such insurance coverage prior to the expiration of that period.

Reasonable efforts to complete transactions

We and the Bus Companies have agreed to use our respective reasonable efforts to take all actions to consummate the transactions contemplated by the merger agreements, including:

•       the making of all necessary applications, registrations and filings;

•       the obtaining of all necessary actions or nonactions, licenses, consents, approvals or waivers from third parties;

•       the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement; and

•       the defending of any lawsuits or other legal proceedings challenging the merger agreement.

Notice of breach; disclosure

We and the Bus Companies have agreed promptly to notify the other of: (i) any of its representations or warranties contained in the merger agreements becoming untrue or inaccurate, (ii) failure to comply with or satisfy covenant, condition or agreement to be complied with or satisfied by it under the merger agreements, (iii) the occurrence of events which individually or in the aggregate, are reasonably likely to have an adverse effect, or (iv) the commencement of or, to the extent there is knowledge of the threat of, any litigation involving or affecting, the Bus Companies or any of their subsidiaries which would have been required to have been disclosed in or pursuant to the merger agreements. The parties represented to each other that, other than as previously disclosed to each other, they do not have any actual knowledge of a breach of the representations and warranties being made by such other party pursuant to the merger agreements.

Disclosure

We and the Bus Companies have agreed not to issue any press release or other public statements with respect to the transactions, including the merger, without first obtaining the prior consent of the other parties. However, in the event of any press release that may be required by applicable law, we will use reasonable best efforts to consult with each other before issuing, and to provide each other the opportunity to review and comment upon, any such press release or other public statement.

Representations and warranties in the merger agreement

The Bus Companies’ representations and warranties

The Bus Companies have made representations and warranties in the merger agreement to us relating to a number of matters, including but not limited to, the following:

•       their corporate existence and good standing;

•       their capital structure and other similar corporate matters;

•       their power and authority to enter into the merger agreement and consummate the merger and the validity, enforceability of the merger agreement;

•       consents and approvals required of them for the completion of the merger;

•       the financial statements for fiscal years 2003, 2004 and 2005;

•       the absence of material litigation;

•       their compliance with applicable law; and

•       the absence of a broker or financial adviser retained by their boards of directors in connection with the transactions contemplated by the merger agreement.

Our representations and warranties

We have made representations and warranties in the merger agreement relating to a number of matters, including but not limited to, the following:

•       our corporate existence and good standing;

•       our power and authority to enter into the merger agreement and consummate the merger and the validity, binding effect and enforceability of the merger agreement;

•       the absence of conflict with our governing documents, agreements and obligations and applicable laws, judgments and orders; and

•       requirement of consents and approvals of governmental authorities and other persons.

Conditions to consummation of the mergers

Conditions to our obligations to complete the mergers

Our obligations to complete the mergers is conditioned upon the satisfaction or waiver in writing by us, and or before the effectiveness of the merger, of the following conditions:

•       the Bus Companies’ representations and warranties contained in the merger agreement must be accurate in all material respects as of the effective time of the merger as if made at the effective time of the mergers.

•       Each covenant or obligation that each of the Bus Companies are required to comply with or to perform at or prior to the closing of the merger shall have been complied with and performed in all material respects.

•       This Registration Statement shall have been declared effective by the Securities and Exchange Commission and shall remain effective through closing of the mergers.

•       All consents, approvals and other authorizations of any governmental body (including from all applicable state securities regulatory agencies) required to consummate the Merger and the other transactions contemplated by this Agreement (other than the delivery of the certificate of merger with the Department of State of the State of New York) shall have been obtained, free of any condition that would reasonably be expected to have a material adverse effect on us or our subsidiaries.

•       No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the mergers shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the mergers that makes consummation of the mergers illegal.

•       There shall not be pending or threatened any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the mergers or any of the other transactions contemplated by the merger agreement; (ii) relating to the mergers and seeking to obtain from each of the Bus Companies or us or any of their or our respective subsidiaries any damages that may be material to each of the Bus Companies or us or any of their or our subsidiaries; (iii) seeking to prohibit or limit in any material respect each of the Bus Companies stockholders’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to our common stock; (iv) which would materially and adversely affect our rights to own the assets or operate the business of the Bus Companies; or (v) seeking to compel any of the Bus Companies or us or to dispose of or hold separate any material assets, as a result of the mergers or any of the other transactions contemplated by the merger agreement.

•       Appraisal rights shall not have been perfected pursuant to Section 623 of the New York Business Corporation Law by shareholders or beneficial owners thereof of the Bus Companies with respect to more than 3% of the number of shares of our common stock issuable in connection with the mergers.

•       Each Bus Company shall have received written resignation letters from each of the directors and officers of the Bus Companies requested by us effective as of the effective time of the Reorganization.

Conditions to Bus Companies’ obligations to complete the merger

The Bus Companies’ obligations to complete the merger is conditioned upon the satisfaction or waiver in writing by them, at or before the effective time of the mergers, of the following conditions:

•       Each covenant and obligation that we are required to comply with or to perform at or prior to the closing of the mergers shall have been complied with and performed in all material respects.

•       The Registration Statement shall have been declared effective by the Securities and Exchange Commission and shall remain effective through closing of the mergers.

•       The merger agreements shall have been duly adopted by affirmative vote of the holders of two-thirds of the outstanding stock of each of the Bus Companies.

•       All consents, approvals and other authorizations of any governmental body (including from all applicable state securities regulatory authorities) required to consummate the mergers and the other transactions contemplated by the merger agreement (other than the delivery of the certificate of merger with the Department of State of the State of New York) shall have been obtained, free of any condition that would reasonably be expected to have a material adverse effect on the Bus Companies.

•       No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the mergers by each of the Bus Companies shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the mergers that makes consummation of the mergers by each of the Bus Companies illegal.

Termination of the merger agreement

The merger agreement may be terminated prior to the effectiveness of the mergers:

•       by mutual written consent of the Bus Companies and us;

•       by the Bus Companies (provided they are not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), upon a material breach of any representation, warranty, covenant or agreement on our part, or if any of our representations or warranties shall have become untrue or misleading, in either case 30 days following notice to us of such breach or untruth;

•       by us (provided that we are not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), upon a material breach of any representation, warranty, covenant or agreement on the part of a Bus Company, or if any representation or warranty of a Bus Company shall have become untrue or misleading, in either case continuing 30 days following notice to the Bus Company of such breach or untruth;

•       by either us or the Bus Companies if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree or ruling or other action shall have become final and nonappealable;

•       by either us or the Bus Companies if the merger shall not have occurred by January 31, 2007 (herein referred to as the “Outside Date”), unless the failure to consummate the merger is the result of a breach of covenant set forth in the merger agreement or a material breach of any representation or warranty set forth in the merger agreement by the party seeking to terminate. However, either we or the Bus Companies may extend the Outside Date, but no more than three times in the aggregate, and each time by no more than one month, but in no event beyond April 30, 2007, by providing written notice thereof to the other party between three and five business days prior to the next scheduled Outside Date if (i) the merger shall not have been consummated by that date because the requisite governmental approvals have not been obtained and are still being pursued and (ii) the party requesting such extension has satisfied all the conditions required to be satisfied by it and has not violated any of its  obligations under the merger agreement in a manner that was the cause of or resulted in the failure of the merger to occur on or before the Outside Date;

•       by the Bus Companies (provided that the terminating party is not in material  breach of any representation, warranty, covenant or other agreement  contained in the merger agreement), if stockholder approval shall not  have been obtained by reason of the failure to obtain the required vote  at a duly held meeting of their shareholders or at any adjournment or  postponement thereof called for such purpose;

•       If we and the Bus Companies terminate the merger agreement, neither party will have any further obligations under the merger agreement, except as they relate to the survival of the confidentiality provisions and the obligation of the Bus Companies to pay all fees and expenses in connection with the merger agreement.

Regulatory approvals

We do not believe that any material regulatory approvals are required to permit completion of the merger from U.S. regulatory authorities, including the antitrust authorities.

RIGHTS OF DISSENTING SHAREHOLDERS

Bus Company shareholders entitled to vote on the adoption of the merger agreement have dissenter’s rights to dissent from the mergers and obtain the fair value of their Bus Company shares in cash in accordance with the procedures established by New York law.

Sections 623 and 910 of the New York Business Corporation Law (“NYBCL”) provide that if the mergers are consummated, Bus Company shareholders who object to the mergers prior to the special meeting to be held to approve the same, and who follow the procedures specified in Section 623 (summarized below), will have the right to receive cash payment of the fair value of their Bus Company shares. The procedures of Section 623 must be followed precisely; if they are not, Bus Company shareholders may lose their right to dissent. As described more fully below, such “fair value” would potentially be determined in judicial proceedings, the result of which cannot be predicted. Bus Company shareholders exercising dissenters’ rights may not receive consideration equal to or greater than the value of our common stock to be owned by them following completion of the Reorganization. A copy of Sections 623 and 910 are included as Attachment B to this prospectus.

The statutory procedures outlined below are complex. What follows is a summary and is qualified in its entirety by reference to the full text of Section 623 of the NYBCL. Bus Company shareholders wishing to exercise their dissenters’ rights should consult their own legal advisers to ensure that they fully and properly comply with the requirements of New York law.

Any Bus Company shareholder who is entitled to vote on the adoption of the merger agreement will have the right to receive cash payment of the fair value of his or her Bus Company shares and the other rights and benefits provided in Section 623 if such shareholder: files with the relevant Bus Company a written objection to the merger prior to the vote by the Bus Company shareholders on the adoption of the merger agreement and does not vote in favor of the adoption of the merger agreement. The written objection must include:

•       notice of the shareholder’s election to dissent;

•       the shareholder’s name and residence address;

•       the number of Bus Company shares as to which the shareholder dissents; and

•       a demand for payment of the fair value of such Bus Company shares if the merger is consummated.

A vote against adoption of the merger agreement will not satisfy the requirement of filing a written objection. Failure to vote against adoption of the merger agreement will not waive a Bus Company shareholder’s right to receive payment if the shareholder has filed a written objection in accordance with Section 623 and has not voted in favor of adoption of the merger agreement. If a shareholder abstains from voting on adoption of the merger agreement, this will not waive his or her dissenter’s rights so long as the appropriate written objection to the Bus Company merger is properly and timely filed. Since a proxy left blank will be voted by the proxy voter FOR adoption of the merger agreement, any Bus Company shareholder who wishes to exercise his or her dissenter’s rights must either vote against adoption of the merger agreement or abstain. Written objection is not required from any Bus Company shareholder to whom a Bus Company did not give proper notice of the special meeting of shareholders.

A Bus Company shareholder may not dissent as to less than all Bus Company shares, held of record by him or her, or that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of shares as to less than all Bus Company shares held of record by the nominee or fiduciary.

All written objections to a Bus Company merger and notice of election to dissent should be addressed to the Bus Company in question. If a person is a shareholder of two or three of the Bus Companies, such written objection must be sent to each such Bus Company.

If the merger agreement is adopted by a Bus Company’s shareholders, within 10 days after such approval, the Bus Company will give written notice of the approval by registered mail to each Bus Company shareholder who filed a timely written objection, except for any shareholder who voted in favor of adoption of the merger agreement.

Either at the time of filing of the notice of objection or within one month after the filing of the notice of objection, a dissenting Bus Company shareholder must submit the certificates representing his or her dissenting Bus Company shares to the Bus Company in question, which shall note conspicuously on the certificates that a notice of election has been filed, and will then return the certificate to the shareholder. Any Bus Company shareholder who fails to submit his or her certificates for notation within the required time shall, at the option of the Bus Company upon written notice to such Bus Company shareholder within 45 days from the date of filing such notice of objection, lose his or her dissenter’s rights unless a court, for good cause shown, otherwise directs.

Within 15 days after the expiration of the period within which Bus Company shareholders may file their notices of objection, or within 15 days after the completion of the merger, whichever is later (but in no case later than 90 days after Bus Company shareholders adopt the merger agreement), the Bus Company will make a written offer by registered mail to each Bus Company shareholder who has filed a notice of objection, to pay for his or her dissenting shares at a specified price which the Bus Company considers to be their fair value. If the merger has occurred, the Bus Company must accompany the offer by an advance payment to each shareholder who has submitted his or her stock certificates of an amount equal to 80% of the amount of the offer. Acceptance of such payment does not constitute a waiver of any dissenters’ rights. The offer must be made at the same price per share to all the dissenting Bus Company shareholders. If, within 30 days after the making of an offer, the Bus Company and any dissenting Bus Company shareholders agree on the price to be paid for dissenting shares, the balance of payment for the shares must be made within 60 days after the making of the offer or the completion of the merger, whichever is later, and upon surrender of the certificates representing such shares.

If a Bus Company fails to make an offer to its dissenting Bus Company shareholders within the 15-day period described above, or if it makes the offer and any dissenting Bus Company shareholder fails to agree with the Bus Company within 30 days thereafter upon the price to be paid for his or her shares, the Bus Company is required, within 20 days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the Supreme Court of the State of New York, to determine the rights of dissenting Bus Company shareholders and to fix the fair value of their shares. If the Bus Company fails to institute a proceeding within the 20-day period, any dissenting shareholder may institute a proceeding for the same purpose not later than 30 days after the expiration of the 20-day period. If the dissenting shareholder does not institute a proceeding within the 30-day period, his or her dissenter’s rights are lost unless the court, for good cause shown, otherwise directs.

During each proceeding, the court will determine whether each dissenting shareholder is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the date the Bus Company shareholders voted to adopt the merger agreement, taking into consideration the nature of the transactions giving rise to the shareholder’s right to receive payment for his or her dissenting shares and its effect on the Bus Company and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. The court will also award interest on such amount to be paid from the completion of the merger to the date of payment unless the court finds that a Bus Company shareholder’s refusal to accept the Bus Company’s offer of payment was arbitrary, vexatious or otherwise not in good faith. Each party to such proceeding will bear its own costs and expenses unless the court finds the refusal of payment by the Bus Company shareholders arbitrary, vexatious or otherwise not in good faith, in which case the Bus Company’s costs will be assessed against any or all dissenting Bus Company shareholders who are party to such proceeding. The court, in its discretion, may also apportion or assess any part of the dissenting Bus Company shareholder’s costs against a Bus Company if it finds that the fair value of the shares, as determined, materially exceeds the amount which the Bus Company offered to pay, or that no offer or advance payment was made by the Bus Company, or that the Bus Company failed to institute such special proceeding within the specified period, or that the actions of the Bus Company in complying with its obligations under Section 623 were arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the applicable proceeding, the Bus Company shall pay to each dissenting Bus Company shareholder the amount found to be due him or her upon the shareholder’s surrender of all certificates representing dissenting shares.

The enforcement by a Bus Company shareholder of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such shareholder of any other right to which he or she might otherwise by entitled by virtue of his or her ownership of Bus Company shares (unless the shareholder withdraws his or her notice of election or the merger is abandoned), except that the stockholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the merger will be or is unlawful or fraudulent as to him or her. A Bus Company shareholder’s notice of election may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares by the Bus Company, but no withdrawal may be made later than 60 days from the completion of the merger (unless the Bus Company failed to make a timely offer) without the consent of the Bus Company.

It should be noted that this offering relates to the Reorganization and not a sale, and we have determined that appraisal for more than three (3%) percent (300,000 shares) of the common stock we would issue in the Reorganization would be unfair to the remaining Bus Company shareholders, and accordingly, the merger agreement provides that if demands for appraisal are made, which if prosecuted would affect more than three (3%) percent (300,000 shares) of the common stock we propose to issue in the Reorganization, we, in our sole discretion, may terminate the merger agreement and the Reorganization.

LEGAL PROCEEDINGS

The Bus Companies are not currently involved in any material litigation, nor to their knowledge, is any material litigation threatened against them. Our company is not involved in any litigation.

REPORTS TO STOCKHOLDERS

We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. So long as we are filing reports under the Exchange Act, SEC reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K, can be viewed at www.sec.gov.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Ruskin Moscou Faltischek, P.C., Uniondale, New York.

EXPERTS

The consolidated financial statements of Green Bus Lines, Inc. and Subsidiary, Triboro Coach Corporation and Subsidiaries, Jamaica Railways Inc. and Subsidiaries, GTJCo., Inc. and Subsidiaries and the financial statements of Command Bus Company, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the report of Weiser LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11 of which this prospectus is a part under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the content of any contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the schedules and exhibits to this prospectus. For further information regarding our company and the shares offered by this prospectus, reference is made by this prospectus to the registration statement and such schedules and exhibits.

The registration statement and the schedules and exhibits forming a part of the registration statement filed by us with the Securities and Exchange Commission can be inspected and copies obtained from the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the Securities and Exchange Commission. The address of such site is http://www.sec.gov.

FINANCIAL STATEMENTS

Enclosed are the audited financial statements of each of the Bus Companies, GTJ Co., Inc. and Subsidiaries and Command Bus Company, Inc. for the three years ended December 31, 2005 and their unaudited financial statements for the three months ended March 31, 2006 and 2005.

GREEN BUS LINES, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003, AND
THREE MONTHS ENDED MARCH 31,

2006 AND 2005 (UNAUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Green Bus Lines, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Green Bus Lines, Inc. and Subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Green Bus Lines, Inc. and Subsidiary as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Weiser LLP

New York, New York

July 21, 2006

GREEN BUS LINES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$572,107	$4,347	$11,490
Due from affiliates	4,859,710	4,955,580	4,975,727
Assets of discontinued operation	17,398,573	15,014,460	14,489,533
Prepaid expenses	—	220,645	213,494
Prepaid income taxes	—	103,889	172,818
Deferred income taxes	681,405	593,680	400,070
Total current assets	23,511,795	20,892,601	20,263,132
Property and equipment, net	1,463,417	1,517,413	1,753,619
Assets of discontinued operation	4,749,221	4,956,210	5,379,844
Investment in affiliates	1,399,467	795,094
Deferred rental income	135,938	—	—
Deferred leasing commissions	1,281,580	—	—
Total assets	$32,541,418	$28,161,318	$27,396,595
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,630	$25,539	$4,500
Current liabilities of discontinued operation	9,102,973	12,585,822	13,611,688
Income taxes payable	559,578	327,668	16,476
Due to affiliates	721,364	125,870	172,070
Deferred income taxes	56,264	75,019	72,588
Other current liabilities	6,000	6,000	8,054
Total current liabilities	10,453,809	13,145,918	13,885,376
Liabilities of discontinued operation	11,791,288	11,628,193	7,250,112
Total liabilities	22,245,097	24,774,111	21,135,488
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value; 4,750 shares authorized, 3,766.5 shares issued and outstanding at March 31, 2006 (unaudited) and in 2005 and 2004, respectively	376,650	376,650	376,650
Retained earnings	22,231,709	15,265,074	13,838,676
Accumulated other comprehensive loss	(12,312,038)	(12,254,517)	(7,954,219)
Total shareholders’ equity	10,296,321	3,387,207	6,261,107
Total liabilities and shareholders’ equity	$32,541,418	$28,161,318	$27,396,595

The accompanying notes are an integral part of these consolidated financial statements.

GREEN BUS LINES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Operating revenue and subsidies	$912,820	$—	$—	$—	$—
Operating expenses:
Depreciation and amortization	53,996	59,051	236,205	245,656	251,395
Income (loss) from continuing operations before income taxes and equity in earnings (loss) of affiliated companies	858,824	(59,051)	(236,205)	(245,656)	(251,395)
Provision for income taxes	294,198	136,411	380,038	166,630	595,720
Equity in earnings (loss) of affiliated companies, net of tax	604,373	169,663	1,389,712	156,196	(2,498,879)
Income (loss) from continuing operations	1,168,999	(25,799)	773,469	(256,090)	(3,345,994)
Discontinued operations:
Income (loss) from operations of discontinued operation, net of tax	(662,552)	399,842	953,499	717,525	1,322,420
Gain on sale of discontinued operation, net of tax	6,535,330	—	—	—	—
Income from discontinued operation	5,872,778	399,842	953,499	717,525	1,322,420
Net income (loss)	$7,041,777	$374,043	$1,726,968	$461,435	$(2,023,574)
Income (loss) per common share— basic and diluted:
Income (loss) from continuing operations	$310.37	$(6.85)	$205.36	$(67.47)	$(863.59)
Income (loss) from operations of discontinued operation, net of taxes	$(175.91)	$106.16	$253.15	$189.04	$341.31
Gain on sale of discontinued operation, net of taxes	$1,735.12	$—	$—	$—	$—
Net income (loss)	$1,869.58	$99.31	$458.51	$121.57	$(522.28)
Weighted average common shares outstanding—basic and diluted	3,766.5	3,766.5	3,766.5	3,795.5	3,874.5

The accompanying notes are an integral part of these consolidated financial statements.

GREEN BUS LINES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

				Accumulated
	Common Stock			Other	Total
	Outstanding		Retained	Comprehensive	Shareholders’
	Shares	Amount	Earnings	(Loss) income	Equity
Balance at December 31, 2002	3,874.5	$387,450	$15,438,015	$(5,786,201)	$10,039,264
Comprehensive income:
Net loss	—	—	(2,023,574)	—	(2,023,574)
Unrealized loss on available-for-sale securities	—	—	—	(9,905)	(9,905)
Additional minimum pension liability, net of tax of $685,000	—	—	—	1,038,695	1,038,695
Additional minimum pension liability, investment in affiliate	—	—	—	(49,754)	(49,754)
Total comprehensive (loss)	—	—	—	—	(1,044,538)
Purchase and retirement of common stock	(13.5)	(1,350)	(4,650)	—	(6,000)
Balance at December 31, 2003	3,861.0	386,100	13,409,791	(4,807,165)	8,988,726
Comprehensive income:
Net income		—	461,435	—	461,435
Unrealized loss on available-for-sale securities	—	—	—	(20,471)	(20,471)
Additional minimum pension liability, net of tax of $1,816,235	—	—	—	(2,724,353)	(2,724,353)
Additional minimum pension liability, investment in affiliate	—	—	—	(402,230)	(402,230)
Total comprehensive (loss)	—	—	—	—	(2,685,619)
Purchase and retirement of common stock	(94.5)	(9,450)	(32,550)	—	(42,000)
Balance at December 31, 2004	3,766.5	376,650	13,838,676	(7,954,219)	6,261,107
Dividends paid, $79.80 per share	—	—	(300,570)	—	(300,570)
Comprehensive income:
Net income	—	—	1,726,968	—	1,726,968
Unrealized loss on available-for-sale securities	—	—	—	(8,009)	(8,009)
Additional minimum pension liability, net of tax $2,498,735	—	—	—	(3,748,103)	(3,748,103)
Additional minimum pension liability, investment in affiliate	—	—	—	(544,186)	(544,186)
Total comprehensive (loss)	—	—	—	—	(2,573,330)
Balance at December 31, 2005	3,766.5	376,650	15,265,074	(12,254,517)	3,387,207
Dividends paid, $19.95 per share	—	—	(75,142)	—	(75,142)
Comprehensive income:
Net income (loss)	—	—	7,041,777	(57,521)	6,984,256
Total comprehensive income	—	—	—	—	6,984,256
Balance at March 31, 2006 (unaudited)	3,766.5	$376,650	$22,231,709	$(12,312,038)	$10,296,321

The accompanying notes are an integral part of these consolidated financial statements.

GREEN BUS LINES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Operating activities:
Net income (loss)	$7,041,777	$374,043	$1,726,968	$461,435	$(2,023,574)
Less: Net gain from discontinued operations	5,872,778	399,842	953,499	717,525	1,322,420
Income (loss) from continuing operations	1,168,999	(25,799)	773,469	(256,090)	(3,345,994)
Adjustments to reconcile income (loss) from continuing operations:
Provisions for deferred income taxes	(69,602)	(93,756)	(101,121)	(55,202)	139,546
Equity in (earnings) loss of affiliated
companies, net of tax	(604,373)	(169,663)	(1,389,712)	(156,196)	2,498,879
Depreciation and amortization	53,996	59,051	236,205	276,753	558,528
Changes in operating assets and liabilities:
Other receivables	—	—	—	—	16,264
Prepaid expenses	220,645	103,363	(7,151)	8,020	8,080
Prepaid income taxes	103,889	(25,325)	103,889	(70,871)	(310,533)
Deferred leasing commissions	(1,281,750)	—	—	—	—
Deferred rental income	(135,938)	—	—	—	2,525
Accounts payable	(17,908)	(300)	—	(3,097)	—
Income tax payable	231,909	230,166	—	(181,673)	198,149
Due to affiliates	723,102	109,701	—	186,054	(362,976)
Other current liabilities	—	—	—	(1,384)	(6,000)
Net cash flow (used for) provided by operating activities attributable to discontinued operations	4,046,798	(1,639,896)	(1,853,291)	1,520,322	3,031,019
Net cash provided by (used in) operating activities	4,439,767	(1,452,458)	(2,237,712)	1,266,636	2,427,487
Investing activities:
Purchases of property and equipment	—	—	—	(13,500)	—
Due from affiliates	—	—	—	(515,701)	(961,518)
Net cash flow (used for) provided by investing activities attributable to discontinued operations	345,376	(1,968)	359,237	458,404	117,469
Net cash provided by (used in) investing activities	345,376	(1,968)	359,237	(70,797)	(844,049)
Financing activities:
Dividends paid	(75,143)	(75,143)	(300,570)	—	—
Repurchase of common stock	—	—	—	(42,000)	(6,000)
Net cash flow used for financing activities attributable to discontinued operations	—	—	—	—	(600,000)
Net cash used in financing activities	(75,143)	(75,143)	(300,570)	(42,000)	(606,000)
Net increase (decrease) in cash and cash equivalents	4,710,000	(1,529,569)	(2,179,045)	1,153,839	977,438
Cash and cash equivalents at the beginning of year (includes $1,005,904 and $3,177,806 (March 31, 2006 and 2005 unaudited), $3,177,806 (2005), $3,176,731 (2004), and $1,035,707 (2003) of discontinued operations cash	1,010,251	3,189,296	3,189,296	2,035,457	1,058,019
Cash and cash equivalents at the end of the year (includes $5,148,145 and $1,625,319 (March 31, 2006 and 2005 unaudited), $1,005,904 (2005), $3,177,806 (2004), and $2,011,437 (2003) of discontinued operations cash	$5,720,251	$1,659,727	$1,010,251	$3,189,296	$2,035,457
Supplemental cash flow information:
Interest paid	$—	$—	$2,788	$17,229	$29,832
Cash paid for taxes	$28,000	$36,906	$224,456	$485,009	$32,175

The accompanying notes are an integral part of these consolidated financial statements.

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

1.   DESCRIPTION OF BUSINESS:

Green Bus Lines, Inc. and Subsidiary (the “Company”) operated franchised transit bus routes in the City of New York (the “City”) pursuant to an operating authority which expired on April 30, 2005, and an Operating Assistance Agreement (“OAA”) with the City which expired on September 30, 1997. The Company and the City have, by mutual understanding, continued to abide by the terms of the OAA. Funding for and continuation of operations of the Company’s franchised transit bus routes were dependent upon the continuation of its operating authority and operating assistance relationship with the City.

On November 29, 2005, the Company entered an agreement (the “Agreement”) and subsequently closed on January 9, 2006 (the “Transition Date”) with the City to buy, all of the Company’s assets used in connection with the Company’s bus operations (the “Acquired Assets”). The Acquired Assets include fixtures, furniture and equipment; maintenance records; personnel records; operating schedules; and the intangible value of the development, administration and maintenance of such assets, including the value related to the development and training of employees, the value related to the development of routes and operating schedules, and going concern value or good will for a purchase price of $9,460,000. Under the terms of the Agreement, the City will pay additional consideration as follows: (1) an amount equal to the actual invoice cost for the Company’s inventory of spare parts and fluids, provided that the Company represent and warrant to the City that it has paid or will pay such invoiced amounts; (2) an amount equal to the book value (net of accumulated depreciation) of the Company’s other tangible assets that are Acquired Assets as of the date of closing; (3) if all of the Claimants in the Non-Union Employees v. New York City Department of Transportation and Green Bus Lines, Inc. execute Settlement Authorization Forms, the City will pay the Company an additional $189,200. If less than 100% of the Claimants execute Settlement Authorization Forms, the City will pay the Company an additional amount to be determined by multiplying the percentage of the Claimants who executed the Forms by $300,000, and the Company will receive 37.84% of the amount.

Under the Agreement, the City is going to assume, defend and indemnify the Company against the following: (1) all claims as a result from operations and maintenance of buses up through and including the Transition Date; (2) all claims, losses or damages for bodily injury and/or property damage resulting from or alleged to result from the operation and/or maintenance of buses up to the Transition Date; (3) any and all funding obligations, claims, losses, damages, fines, costs and expenses associated with any withdrawal, termination, freezing or other liability related to the various pension plans; (4) all claims with respect to accrued leave; (5) any claims made by any union or any member of any union arising under any collective bargaining agreement; (6) obligation to pay additional or retrospective premiums in connection with any Workers’ Compensation Retrospective Policy; (7) obligation to pay accumulated holiday pay; and (8) any claim or demand is made, any and all claims asserted by vendors in regard to Bus Service, up through and including the Transition Date.

In connection with the Agreement, the City leased the depot and facilities from the Company located at 165-25 147th Avenue, Jamaica, New York, for an initial term of 21 years with a first-year rent of $2,795,000 and a 21st-year rent of $4,092,000 and the depot located at 49-19 Rockaway Beach Blvd., Arverne, New York, for an initial term of 21 years with a first-year rent of $605,000 and a 21st-year rent of $866,000.

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

1.   DESCRIPTION OF BUSINESS: (Continued)

The leases are “triple net” leases in that the City agrees to pay all expenses on the property. Each lease has two renewal terms of 14 years each so that the total term is a maximum of 49 years. The term of each lease commenced on the date the Company in question closed the sale of the bus company to the City.

In 2005, the Company decided along with its two sister New York Corporations namely Triboro Coach Corporation (“Triboro”) and Jamaica-Central Railways, Inc. (“Jamaica”) a plan to reorganize into a new formed company called GTJ Reit, Inc.

As a result of the Agreement and sale of Acquired Assets, the operations of the Bus operations are presented as discontinued operations in the accompanying consolidated financial statements for all periods presented.

Subsidy Programs:

Pursuant to the OAA, the Company received significant operating subsidies from federal, state and local government agencies. Through December 31, 2003, the total annual subsidy was based on a formula which provided the Company a reimbursement of operating deficits subject to annual caps on the rate of increase in reimbursable expenses. As of January 1, 2004, there was no cap on reimbursement of operating deficits, but certain labor costs were not reimbursed The OAA provided that the Company earned a fixed annual management fee and additional quarterly fees if certain performance standards were met. Operating assistance provided by state and local governments totaled $3,304,806 and $14,479,359 for the three months ended March 31, 2006 and 2005, respectively (unaudited) and $47,491,337 $36,856,266 and $35,732,962 in 2005, 2004 and 2003, respectively, and was paid to the Company under the provisions of the OAA. In addition to the annual subsidy, the City reimbursed the Company for auto liability insurance premiums which covered the operation of the vehicles, and such costs.

Under the OAA, the City guaranteed the payment of the Company’s self-insured injuries and damages claims incurred through December 31, 2001. As further discussed below under “Injuries and Damages Claims Reserve,” effective January 1, 2002, the City provided an auto liability insurance program which did not require the Company to retain self-insurance for any portion of injuries and damages claims coverage. The City will still reimburse the Company and damages or claims filed that were incurred prior to January 1, 2002.

The City withheld and currently holds a portion of the annual subsidy for injuries and damages claims accrued as of December 31, 2002, for claims which occurred prior to January 1, 2002. Such withheld amounts will be received when the related claims are paid subject to a minimum funding level. For the aggregate amounts so withheld $2,235,379 at March 31, 2006 (unaudited), $2,122,649 and $3,586,279 at December 31, 2005 and 2004, respectively. At March 31, 2006 (unaudited) and December 31, 2005 and 2004, these amounts are included as assets from discontinued operations in the accompanying consolidated balance sheet.

Under the provisions of the OAA, the operating subsidies from federal, state and local government agencies were subject to audit by those agencies, and such subsidies may be adjusted based on the results of such audits.

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

1.   DESCRIPTION OF BUSINESS: (Continued)

The Company and its affiliated transit bus operators are prosecuting an action commenced on September 24, 2003, by service of a complaint of the City of New York. The action is based on a violation of their civil rights pursuant to Section 1983 of the Civil Rights Law of 1871, claiming that the City has conspired to put the Companies out of business in order to avoid paying compensation for its condemnation rights. To date, the City of New York has not answered the complaint. There is a motion pending by the City to dismiss the complaint.

Union Contract:

The Company has a Memorandum of Understanding with the Amalgamated Transit Union Local 1179 (the “Union”) which expired on December 31, 2002. On January 28, 2005, this Memorandum was modified to include a one-time one thousand ($1,000) dollar bonus for 2003 which will be paid to those employed as of the agreement date and a 3% increase in wages retroactive to January 1, 2004, which amounted to $1,588,275, of which $944,275 related to retroactive wages in 2004. Union employees as of the agreement date are also eligible for a longevity bonus.

Lease and Assumption Agreements:

The Company receives its buses at no cost from the City.

Unaudited Interim Financial Statements

The accompanying Consolidated Balance Sheet as of March 31, 2006, Consolidated Statements of Operations, and Cash Flows for the three months ended March 31, 2006 and 2005 and Consolidated Statements of Shareholders’ Equity for the three months ended March 31, 2006 are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The information described in the Notes to the Financial Statements for these periods is unaudited. The Results of Operations for the three months ended March 31, 2006 are not necessarily indicative of the future results to be expected for the entire fiscal year end for any period.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation:

The consolidated financial statements include the accounts of Green Bus Lines, Inc., and its wholly owned subsidiary, Green Bus Holding Corporation. The Company applies the guidelines set forth in Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”) in assessing its interests in variable interest entities to decide whether to consolidate that entity. All significant intercompany transactions have been eliminated. Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. The Company’s 40% investments in unconsolidated affiliates are accounted for under the equity method. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s Consolidated Balance Sheets and Statements of Operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption “Equity in earnings (loss) of affiliated companies, net of tax” in the Consolidated Statements of Operations. The Company’s carrying value in an equity method Investee company is reflected in the caption “Investment in affiliates” in the Company’s Consolidated Balance Sheets.

When the Company’s carrying value in an equity method Investee company is reduced to zero, no further losses are recorded in the Company’s consolidated financial statements unless the Company guaranteed obligations of the Investee company or has committed additional funding. When the Investee Company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized (see Note 6).

Use of Estimates:

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition- Rental Properties:

The Company recognizes revenue in accordance with Statement of Financial Accounting Standards No. 13. “Accounting for Leases”, as amended, referred to herein as SFAS No. 13. SFAS No. 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Leases that include renewal options with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent if they do not meet the criteria of a bargain renewal option. In those instances in which we fund tenant improvements and the improvements are deemed to be owned by us, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When the Company determines that the tenant allowances are lease incentives, the Company commences revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The properties are being leased to tenants under operating leases. Minimum rental income is recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $135,000 (unaudited) for the three months ended March 31, 2006.

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Revenue Recognition—Bus Operations:

The Company recorded passenger revenue when the service is performed. Operating assistance subsidies were recorded in the periods to which the subsidy relates. Revenue from passenger and operating subsidiaries were included as part of gain (loss) from discontinued operations. The monthly operating assistance subsidy checks for January 2006 and 2005 were received in December 2005, 2004 and are reported as deferred revenue in the consolidated balance sheet.

Earnings (Loss) Per Share Information:

In accordance with SFAS No. 128, “Earnings Per Share”, basic earnings per common share (“Basic EPS”) is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding. Diluted earnings per common share (“Diluted EPS”) is computed by dividing the net income (loss) by the weighted-average number of common shares and dilutive common share equivalents and convertible securities then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Company’s consolidated statements of operations. There were no common stock equivalents for any of the periods presented in the Company’s consolidated statements of operations

The following table sets forth the computation of basic and diluted per share information:

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Numerator:
Net income (loss)	$7,041,777	$374,043	$1,726,968	$461,435	$(2,023,574)
Denominator:
Weighted average common shares outstanding	3,766.5	3,766.5	3,766.5	3,795.5	3,874.5
Basic and Diluted Per Share Information:
Net income (loss) per share—basic and diluted	$1,869.58	$99.31	$458.51	$121.57	$(522.28)

Impairment of Long-Lived Assets:

The Company assesses long-lived assets for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecast undiscounted cash flows generated by those assets to their net carrying value. The amount of impairment loss, if any, will generally be measured by the difference between the net book value of the assets and the estimated fair value of the related assets.

When impairment indicators are present, investments in affiliated companies are reviewed for impairment by comparing their fair value to their respective carrying amounts. The Company makes its estimate of fair value by considering discounted cash flow analyses and balance sheet liquidation values. If

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline in market value has occurred, including the length of the time and the extent to which the fair value has been below cost, the financial condition and near-term prospects of the affiliated company, and other factors influencing the fair market value, such as general market conditions.

Discontinued Operations:

The consolidated financial statements of the Company present the operations of the Bus operations as discontinued operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).

Cash and Cash Equivalents:

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Restricted cash represents certain certificates of deposit amounting to $741,488 at March 31, 2006 (unaudited) and $741,488 at December 31, 2005, and $712,069 at December 31, 2004, that are on deposit with various government agencies as collateral to meet statutory self-insurance funding requirements.

Amortization of Deferred Leasing Commissions

Deferred leasing commissions will be amortized using the straight-line method over the life of the lease.

Property and Equipment:

Property and equipment are stated at cost (see Note 4). Depreciation is provided using the straight-line method over the estimated useful lives of the related assets as follows:

Useful lives
Buildings and improvements	10 -15

Investments:

The Company accounts for its investments in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income. Interest on securities is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Estimated fair value is determined based on market quotes.

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Injuries and Damages Claims Reserve:

The Company established reserves for anticipated future settlements of injuries and damages claims arising from accidents up to the Company’s maximum self-insurance level of $500,000 per accident for accidents that occurred after December 31, 1992, and prior to January 1, 2002, and $75,000 for accidents that occurred prior to December 31, 1992. The required claims reserves were determined by management after considering factors such as the nature and extent of the injuries or damages and prior experience with similar types of claims.

Under the terms of the OAA, the City guaranteed the reimbursement of monies paid by the Company for its self-insured portion of injuries and damages claims (see Subsidy Programs above).

Effective January 1, 2002, the City implemented a new auto liability insurance program, which includes auto liability insurance coverage obtained on the Company’s behalf with several insurance companies (rated A, A+ or A++) and paid directly by the City to the Company and then the Company pays the premium. This insurance program provides for coverage up to $20 million per claim and is not subject to any self-insurance retention by the Company. In addition, under the new auto liability insurance program, the Company is not responsible for the administration or payment of insurance claims arising after January 1, 2002. The Company is not aware of any factors, which might impair the insurance companies’ or the City’s ability or intent to pay claims covered under the auto liability insurance program. The accompanying consolidated financial statements do not reflect reserves for such claims arising after January 1, 2002.

Income Taxes:

The Company accounts for income taxes under the liability method, as required by the provisions of SFAS No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Comprehensive Income:

The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income.”
SFAS No. 130 sets forth rules for the reporting and display of comprehensive income and its components.
SFAS No. 130 requires unrealized gains or losses on the Company’s available-for-sale securities and the minimum pension liability to be included in comprehensive income.

Recent Accounting Pronouncements:

In December 2004, the FASB issued FAS Statement 123 (Revision 2004), “Share-Based Payment,” and effective for reporting periods beginning after December 15, 2005. The new statement requires all share-based payments to employees to be recognized in the financial statements based on their fair values.

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” an amendment of SFAS No. 133 and 140. This

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an embedded derivative that require bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, as defined. The Company does not expect that the adoption of SFAS No. 155 will have a material impact on its consolidated financial position or results of operations.

In March 2006, the FASB issued FAS 156, “Accounting for Servicing of Financial Assets, an amendment to FAS 140,” which permits an entity to account for one or more classes of servicing rights at fair value, with changes in fair value recorded in income. This statement is effective as of January 1, 2007. We are currently evaluating the effect of this statement.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R), which supercedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based transactions using APB No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated financial statements. FAS No. 123R requires additional disclosures relating to the income tax and cash flow effects resulting from share-based payments. On April 14, 2005, the United States Securities and Exchange Commission announced it would permit most registrants subject to its oversight additional time to implement the requirements in SFAS No. 123(R). As announced, the SEC will permit companies to implement SFAS No. 123(R) at the beginning of their next fiscal year (instead of their next reporting period) that begins after June 15, 2005. The Company is evaluating the requirements of SFAS No. 123(R) and expects that the adoption of SFAS No. 123(R), effective January 1, 2006, will have an immaterial impact on its consolidated results of operations and earnings per share. The Company has not yet determined the method of adoption or the potential financial impact of adopting SFAS No. 123(R).

In December 2003, the FASB issued Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities” (FIN 46R), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. Variable interest entities, some of which were formerly referred to as special purpose entities, are generally entities for which their other equity investors (1) do not provide significant financial resources for the entity to sustain its activities, (2) do not have voting rights or (3) have voting rights that are disproportionately high compared with their economic interests. Under FIN 46R, variable interest entities must be consolidated by the primary beneficiary. The primary beneficiary is generally defined as having the majority of the risks and rewards of ownership arising from the variable interest entity. FIN 46R also requires certain disclosures if a significant variable interest is held but not required to

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

be consolidated. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”). Loans carried at fair value and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3, thus the adoption of this standard had no impact on the Company’s financial condition and results of operations.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS No. 150). This statement requires that an issuer classify financial instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS No. 149). The provisions of SFAS No.149 that relate to SFAS No. 133 and No. 138 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, provisions of SFAS No. 149 which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133 and No. 138, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying financing component to conform it to language used in FIN 45, and (4) amends certain other existing pronouncements. Those changes resulted in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated above and for hedging relationships designated after June 30, 2003. In addition, except as stated above, all provisions of SFAS No.149 should be applied prospectively. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In October 2003, Statement of Accounting Position (“SOP”) 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” was issued by the American Institute of Certified Public Accountants. SOP 03-3 addresses the accounting for loans acquired through a transfer (including a business combination) that have differences between their contractual cash flows and their expected cash flows, due in part to credit quality. SOP 03-3 requires that the excess of the expected cash flows at acquisition to be collected over the acquirer’s initial investment be recognized on a level-yield basis over the loan’s life. Any future excess of contractual cash flows over the original expected cash flows is recognized as a future yield adjustment. Future decreases in actual cash flows over the original expected cash flows are recognized as an impairment and expensed immediately. Valuation allowances cannot be

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

created or “carried over” in the initial accounting for loans acquired that are within the scope of SOP 03-3. SOP 03-3 was adopted by the Company effective January 1, 2005. The adoption of SOP 03-3 has had no material impact on the financial position or results of operations of the Company.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections - a replacement of APB No. 20 and
FASB Statement No. 3” (“SFAS 154”). SFAS 154 replaces APB No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirements for the accounting for and reporting of a change in accounting principles. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that adoption of this standard will have a material impact on its financial position, results of operations or its cash flows.

Concentrations of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of temporary cash investments, which from time-to-time exceed the Federal depository insurance coverage.

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

3.   DISCONTINUED OPERATIONS:

As stated in Note 1, on November 29, 2005, the Company entered an agreement and subsequently closed on January 9, 2006 with the City to buy, all of the Company’s assets used in connection with the Company’s bus operations. Accordingly, the results have been presented as discontinued operations in the Company’s consolidated financial statements for all periods presented.

The following table sets forth the detail of the Company’s net income (loss) from discontinued operations:

Bus Operations
Year ended December 31, 2005:
Revenues from discontinued operation	$75,941,986
Income from operations of discontinued operation	$1,075,001
Provision for income taxes	121,502
Income from discontinued operation, net of taxes	$953,499
Year ended December 31, 2004:
Revenues from discontinued operation	$67,123,967
Income from operations of discontinued operation	$1,023,634
Provision for income taxes	306,109
Income from operations of discontinued operation, net of taxes	$717,525
Year ended December 31, 2003:
Revenues from discontinued operation	$65,357,868
Income from operations of discontinued operation	$1,160,596
Benefit for income taxes	(161,824)
Income from discontinued operation, net of taxes	$1,322,420
Three months ended March 31, 2006 (unaudited):
Revenues from discontinued operation	$3,963,020
Income from operations of discontinued operation	$38,488
Provision for income taxes	701,040
Loss from operations of discontinued operation, net of taxes	$(662,552)
Gain on sale of discontinued operation	$9,988,896
Provision for income taxes	3,453,566
Net gain on sale of discontinued operation, net of taxes	$6,535,330
Three months ended March 31, 2005 (unaudited):
Revenues from discontinued operation	$20,812,059
Income from operations of discontinued operation	$274,361
Benefit for income taxes	(125,481)
Income from discontinued operation, net of taxes	$399,842

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

3.   DISCONTINUED OPERATIONS: (Continued)

The following table presents the major classes of assets and liabilities of Bus Operations:

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
Current assets:
Cash	$5,148,145	$1,005,904	$3,177,806
Operating subsidies receivable	2,372,478	1,864,419	197,934
Current portion of operating subsidies receivable—injuries and damages withholding	154,575	601,970	1,268,204
Due from the City of New York	1,737,353	694,760	574,971
Other current assets	41,274	978,324	1,498,946
Inventory	—	1,284,123	1,311,887
Deferred income taxes	7,944,748	8,584,960	6,459,785
Total current assets	$17,398,573	$15,014,460	$14,489,533
Non-current assets:
Unfunded pension expense	$604,255	$604,255	$1,543,978
Available for sale securities	752,853	756,347	764,331
Restricted cash	741,488	741,488	712,069
Property and equipment, net	304,341	664,109	898,873
Other assets	60,541	67,362	34,166
Operating subsidies receivable—injuries and damages withholding	2,285,743	2,122,649	1,426,427
	$4,749,221	$4,956,210	$5,379,844
Current liabilities:
Accounts payable	$232,776	$3,026,828	$2,287,811
Accrued payroll and vacation pay	32,608	2,702,437	2,734,352
Due to City of New York	—	1,397,000	3,025,824
Deferred income taxes	5,358,871	5,189,534	5,311,548
Other current liabilities	3,478,718	270,023	252,153
Total current liabilities	$9,102,973	$12,585,822	$13,611,688
Other liabilities
Deferred union pension liability	$9,158,036	$9,158,036	$3,316,326
Personal injury and property damage claims	2,633,252	2,470,157	3,933,786
Total non-current liabilities	$11,791,288	$11,628,193	$7,250,112

The net cash flow provided by (used in) operating activities attributable to discontinued operations was $(1,853,291) in 2005 and $1,520,322 in 2004, and $3,031,019 in 2003. The net cash used for investing activities attributable to discontinued operations was $359,237 in 2005, $458,404 in 2004 and $117,469 in 2003. The net cash used for financing activities attributable to discontinued operations of $-0- (2005), $-0- (2004), and $600,000 (2003).

The net cash flow provided by (used in) operating activities attributable to discontinued operations of $4,046,798 and $(1,639,896) for the three months ended March 31, 2006 and 2005 (unaudited), respectively. The net cash used for investing activities attributable to discontinued operations was $345,376

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

3.   DISCONTINUED OPERATIONS: (Continued)

and $(1,968) for the three months ended March 31, 2006 and 2005 (unaudited), respectively. The net cash used for financing activities attributable to discontinued operations was $0 and $0 (unaudited) for the three months ended March 31, 2006 and 2005, respectively.

4.   PROPERTY AND EQUIPMENT, NET:

Property and equipment from continuing operations is as follows:

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
Land	$433,877	$433,877	$433,877
Building and improvements	5,491,123	5,491,123	5,491,123
	5,925,000	5,925,000	5,925,000
Accumulated depreciation	(4,461,583)	(4,407,587)	(4,171,381)
	$1,463,417	$1,517,413	$1,753,619

The Company recorded depreciation expense of $53,996 and $59,051 related to these assets during the three months ended March 31, 2006 and 2005 (unaudited), respectively, and $236,205, $245,656, and $251,395 for the years ended December 31, 2005, 2004 and 2003, respectively.

Property and equipment from discontinued operations is as follows:

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
Leasehold improvements	$1,099,822	$1,099,822	$1,099,822
Revenue vehicles and accessories	—	346,534	346,534
Registered devices	—	20,538	20,538
Office and garage equipment	616,094	2,464,413	2,461,306
	1,715,916	3,931,307	3,928,200
Accumulated depreciation	(1,411,575)	(3,267,198)	(3,029,327)
	$304,341	$664,109	$898,873

The Company recorded depreciation expense of $33,142 and $59,469 related to these assets during the three months ended March 31, 2006 and 2005 (unaudited), respectively, and $237,872, $267,555, and $307,132 for the years ended December 31, 2005, 2004 and 2003, respectively.

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

5.   INVESTMENTS:

The following is a summary of marketable securities included as part of discontinued operations at March 31, 2006 (unaudited), December 31, 2005 and 2004:

	Available-for-Sale Securities
		Gross	Gross
		Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2005
U.S. Treasury/U.S. Government debt securities	$784,827	$—	$(28,480)	$756,347
Total available-for-sale securities	$784,827	$—	$(28,480)	$756,347

	Available-for-Sale Securities
		Gross	Gross
		Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2004
U.S. Treasury/U.S. Government debt securities	$784,802	$940	$(21,411)	$764,331
Total available-for-sale securities	$784,802	$940	$(21,411)	$764,331

	Available-for-Sale Securities
		Gross	Gross
		Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
March 31, 2006 (unaudited)
U.S. Treasury/U.S. Government	$784,802	$—	$(31,949)	$752,853
debt securities
Total available-for-sale securities	$784,802	$—	$(31,949)	$752,853

The amortized cost and estimated fair value of debt securities by contractual maturity at March 31, 2006 (unaudited) are shown below. Expected maturities may differ from contractual maturities, because the issuers of the securities may have the right to prepay obligations.

		Estimated
	Cost	Fair Value
Due in one year or less	$310,295	$307,543
Due after one year and up to five years	125,000	116,607
Due after five years and up to ten years	200,000	188,004
Due after ten years	149,507	140,699
	$784,802	$752,853

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

6.   INVESTMENT IN AFFILIATES:

The Company has 40% interests in Command Bus Company, Inc., and G.T.J. Company, Inc. These companies did not declare dividends during 2005, 2004, and 2003. Summary combined financial information for these affiliates is as follows:

Year Ended December 31, 2005

	G.T.J Company, Inc	Command Bus Company, Inc
Total operating revenues and subsidies	$29,496,053	$25,173,844
Income from continuing operations	$2,428,228	$—
Income (loss) from operations of discontinued operation	159,733	(1,646,778)
Gain on sale of discontinued operations, net of taxes	—	2,533,095
Net income	$2,587,961	$886,317
Total assets	$30,350,521	$5,023,112
Total liabilities	$23,921,508	$9,246,566

Year Ended December 31, 2004

	G.T.J Company, Inc.	Command Bus Company, Inc.
Total operating revenues and subsidies	$27,389,249	$24,176,349
Income from continuing operations	$1,052,695	$—
Income (loss) from operations of discontinued operation	(325,563)	(336,643)
Net Income (loss)	$727,132	$(336,643)
Total assets	$31,207,996	$6,591,175
Total liabilities	$27,339,938	$10,341,492

Year Ended December 31, 2003

	G.T.J Company, Inc.	Command Bus Company, Inc.
Total operating revenues and subsidies	$21,997,994	$24,205,682
Income from continuing operations	$709,043	$—
Loss from operations of discontinued operation	(6,669,700)	(286,541)
Net loss	$(5,960,657)	$(286,541)

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

6.   INVESTMENT IN AFFILIATES: (Continued)

Three Months Ended March 31, 2006 (unaudited)

	G.T.J Company, Inc.	Command Bus Company, Inc.
Total operating revenues and subsidies	$7,612,827	$—
Income from continuing operations	$1,955,604	$—
Income (loss) from operations of discontinued operation	227	(444,897)
Net income loss	$1,955,831	$(444,897)
Total assets	$33,192,288	$4,475,597
Total liabilities	$24,872,517	$4,685,708

Three Months Ended March 31, 2005 (unaudited)

	G.T.J Company, Inc.	Command Bus Company, Inc.
Total operating revenues and subsidies	$6,957,165	$6,791,145
Gain from continuing operations	$362,528	$—
Income (loss) from operations of discontinued operation	(5,643)	67,273
Net income	$356,885	$67,273

The Company advanced to (received) from Jamaica Buses, Inc. and Command Bus Company, Inc. $358,128 and $103,222, respectively at March 31, 2006 (unaudited) and $358,128 and $103,222, respectively at December 31, 2005 and 2004. The Company advanced $53,527 at March 31, 2006 (unaudited) $53,527 to Transit Facility Management Corp. and $0 to The Bus Depot, Inc., at December 31, 2005 and December 31, 2004. Both these companies are subsidiaries of GTJ.

7.   NOTE PAYABLE TO BANK:

On December 30, 2003, the Company, along with the Triboro Coach Corporation and Subsidiaries, Jamaica Central Railways, Inc. and Subsidiaries, Command Bus Company, Inc., and G.T.J. Company, Inc. and Subsidiaries (the “Affiliated Group”), replaced its then-existing credit facility with a new facility consisting of mortgages and lines of credit which had an expiration date of June 30, 2004. The facility has been renegotiated over several renewals and has now been extended to July 31, 2006. Currently, the entire group has a $6.5 million facility consisting of a $4 million line of credit, which is secured by approximately $4.5 million of cash and bonds held by the Affiliated Group and a $2.5 million second mortgage secured by a mortgage over property owned by G.T.J. Company, Inc., in New York City. The facility of $6.5 million is being used to finance the working capital needs of the Affiliated Group.. The facility bears interest at prime rate and is adjusted from time to time. The loans are collateralized by all tangible assets of the Affiliated Group.

As of March 31, 2006 (unaudited), December 31, 2005 and 2004, $0 was outstanding under this line of credit. The line bore interest at a fluctuating rate based on the bank’s prime rate.

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

7.   NOTE PAYABLE TO BANK: (Continued)

The Affiliated Group is required to satisfy certain financial ratios and covenants. Tangible net worth must not be less than $22,000,000 as of December 31, 2005, the cash flow coverage ratio must not be less than 1.1 to 1.0, the Leverage Ratio shall not be more than 4.5 to 1.0, and capital expenditures shall not be more than $2,000,000 in any fiscal year.

The Affiliated Group may not meet certain covenants for these financial statements and has requested waivers from the Bank for the breach of these covenants. Waivers have been provided to the Affiliated Group.

8.   SHAREHOLDERS’ EQUITY:

Approximately 88% of the Company’s common stock is held under a Voting Trust Agreement which expires in November 2007. The stock held under the agreement shall be voted at any meeting of the shareholders of the Company by the trustee as may be in the judgment of the trustee, for the best interest of the shareholders of the Company. The trustee is a shareholder/officer of the Company. The Company has the right of first refusal to purchase shares from any shareholder desiring to sell shares at a price established by the Board of Directors.

In the normal course of business, the Company under a stock repurchase program will buy back common shares. During the year ended December 31, 2003, the Company repurchased approximately 13.5 shares.

In 2005, the Company paid dividends to shareholders totaling $300,570 and for the three months ended March 31, 2006 the Company paid dividends of $75,142 (unaudited).

9.   PENSION PLAN AND OTHER RETIREMENT BENEFITS:

Non-Union:

The Company maintains a defined benefit pension plan which covers substantially all of its non-union employees. Participant benefits are based on years of service and the participant’s compensation during the last three years of service. The Company’s funding policy is to contribute annually an amount that does not exceed the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

Plan assets primarily consist of convertible equity securities, guaranteed deposit accounts, corporate debt securities and fixed income contracts.

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

9.   PENSION PLAN AND OTHER RETIREMENT BENEFITS: (Continued)

The following tables present certain financial information for the Company’s non-union defined benefit pension plan as of and for the years ended December 31, 2005 and 2004 and for the three months ended March 31, 2006 (unaudited):

	Years Ended December 31,
	2005	2004
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$7,470,513	7,461,521
Service cost	275,678	241,924
Interest cost	474,368	461,080
Actuarial loss/(gain)	914,323	(172,688)
Benefits paid	(531,620)	(521,324)
Projected benefit obligation at end of year	$8,603,262	$7,470,513

	Years Ended December 31,
	2005	2004
Change in plan assets:
Fair asset plan value at beginning of the year	$8,486,208	$7,991,746
Actual return on plan assets	380,998	719,029
Employer contributions	396,680	365,692
Benefits paid	(531,620)	(521,324)
Expenses paid	(73,716)	(68,935)
Fair value of plan assets at end of year	$8,658,550	$8,486,208
Funded status	$55,288	$1,015,695
Unrecognized prior service costs	85,185	96,443
Unrecognized net actuarial gain (loss)	647,518	(551,909)
Net amount recognized	$787,991	$560,229

	Years Ended December 31,
	2005	2004
Amount recognized in the balance sheet consists of:
Prepaid benefit costs	$787,991	$560,229
Accrued benefit liability	—	—
Intangible asset	—	—
Accumulated other comprehensive income	—	—
Net Amount Recognized	$787,991	$560,229

The following weighted-average assumptions were used to determine the Company’s postretirement benefit obligations shown above at December 31, 2005 and 2004:

	2005	2004
Discount rate	5.75%	6.00%
Compensation increase	4.00%	4.00%

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

9.   PENSION PLAN AND OTHER RETIREMENT BENEFITS: (Continued)

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Components of net periodic benefit cost:
Service cost	$5,211	$68,919	$275,678	$241,924	259,746
Expense cost	14,672	19,819	79,275	72,127	72,775
Interest cost	83,477	118,592	474,368	461,080	458,826
Expected return on plan assets	(116,025)	(167,915)	(671,661)	(625,252)	(540,059)
Amortization of prior service cost	1,949	2,815	11,258	11,258	11,258
Net periodic benefit cost	$(10,716)	$42,230	$168,918	$161,137	$262,546

The following weighted-average assumptions were used to determine the Company’s postretirement benefit expense shown above for the years ended December 31, 2005, 2004, and 2003 and March 31, 2006 (unaudited):

	March 31,	December 31,
	2006	2005	2004	2003
	(unaudited)
Weighted average discount rate	5.75%	6.00%	6.50%	7.0%
Weighted average rate of compensation increase	4.00%	4.00%	5.00%	5.00%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%	8.00%

The Agreement with the City provides that all eligible members of the plan will join the City plan and will be credited for all service with the Company for the purposes of vesting and benefit accruals and that benefits for all eligible members of the plan will be on substantially the same terms and conditions as the current non-union plan.

Included in the agreement with the City, the pension plan is going to be merged into the Metropolitan Transit’s Authority DB Pension Plan (“MTA DB Plan”). This resulted in a plan curtailment under the SFAS No. 88 “Employers’ Accounting for Settlement and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”. The curtailment was caused by the fact that the non-union employees ceased future benefit accruals under the pension plan.

SFAS No. 88 requires accelerated amortization or immediate recognition of unrecognized prior service costs which resulted in a loss of approximately $83,237.

The transfer of plan assets to the MTA DB Pension Plan on March 3, 2006, resulted in the settlement of the company’s obligation with regard to the plan assets and liabilities.

SFAS No. 88 requires accelerated amortization or immediate recognition of the plan’s experience gain/(loss) as of the date of settlement or asset transfer date. As a result, the Company’s recognition of a loss of $776,972 due to the transfer of assets in excess of benefit liability plus the immediate recognition of the existing gain at $61,502 as of the asset transfer done on March 3, 2006, which resulted in an overall settlement loss of $715,470. This charge was recorded in the second quarter of 2006.

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

9.   PENSION PLAN AND OTHER RETIREMENT BENEFITS: (Continued)

The percentage of asset allocations of the Company’s pension plans at December 31, 2005 and 2004, by asset category were as follows:

	2005	2004
Equity securities	59%	59%
Debt securities	36%	39%
Cash and other	5%	2%
Total	100%	100%

Union:

In addition, the Company maintains a defined benefit pension plan which covers substantially all of its union employees. Participant benefits are based on the employee’s monthly pay as of December 31, 1997 plus a flat dollar monthly benefit for service after 1997. The Company’s funding policy is to contribute annually an amount that does not exceed the maximum amount that can be deducted for federal income tax purposes, in accordance with guidelines contained in the union contract. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Plan assets consist primarily of money market funds, corporate bonds, common and preferred equity securities, government securities and fixed income contracts.

The following tables present certain financial information for the Company’s union defined benefit pension plan as of and for the years ended December 31, 2005 and 2004 and three months ended March 31, 2006 and 2005 (unaudited):

	2005	2004
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$81,435,702	$73,196,643
Service cost	2,217,268	1,965,803
Interest cost	4,863,033	4,738,117
Actuarial loss	4,007,468	5,652,781
Benefits paid	(4,130,086)	(4,117,642)
Projected benefit obligation at end of year	$88,393,385	$81,435,702

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

9.   PENSION PLAN AND OTHER RETIREMENT BENEFITS: (Continued)

	Years Ended December 31,

	2005	2004
Change in plan assets:
Fair value of asset plan value at beginning of the year	$77,070,171	$71,618,383
Actual return on plan assets	4,206,021	7,272,211
Employer contributions	2,783,696	2,855,554
Benefits paid	(4,130,086)	(4,117,642)
Expenses paid	(694,453)	(558,335)
Fair value of plan assets at end of year	$79,235,349	$77,070,171
Funded status	$(9,158,036)	$(4,365,531)
Unrecognized transition amount	736,445	1,700,384
Unrecognized prior service costs	(140,184)	(156,406)
Unrecognized net actuarial gain (loss)	17,580,383	11,333,545
Net amount recognized	$9,018,608	$8,511,992

	Years Ended December 31,
	2005	2004
Amount recognized in the balance sheet consists of:
Accrued benefit liability	$(9,158,036)	$(3,316,326)
Intangible asset	596,261	1,543,978
Accumulated other comprehensive loss	17,580,383	10,284,340
Net amount recognized	$9,018,608	$8,511,992

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

9.   PENSION PLAN AND OTHER RETIREMENT BENEFITS: (Continued)

The following weighted-average assumptions were used to determine the Company’s postretirement benefit obligations shown above at December 31, 2005 and 2004:

	December 31,
	2005	2004
Discount rate	5.75%	6.00%
Compensation increase	4.00%	4.00%

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Components of net periodic benefit cost:
Service cost	$60,000	$554,317	$2,217,268	$1,965,803	$1,713,606
Interest cost	1,250,000	1,215,758	4,863,033	4,738,117	4,573,642
Expected return on plan assets	(1,550,000)	(1,525,028)	(6,100,112)	(5,677,592)	(4,885,737)
Amortization of transition amount	180,000	240,985	963,939	963,939	963,939
Amortization of prior service costs	—	(4,056)	(16,222)	(16,222)	(16,222)
Recognized actuarial loss/)gain)	—	87,294	349,174	75,909	202,946
Curtailment under FAS 88	580,000	—	—	—	—
Net periodic benefit cost	$520,000	$569,270	$2,277,080	$2,049,954	$2,552,174

The following weighted-average assumptions were used to determine the Company’s postretirement benefit expense for the years ended December 31, 2005, 2004, and 2003 and March 31, 2006 (unaudited):

	March 31,	December 31,
	2006	2005	2004	2003
	(unaudited)
Discount rate	5.75%	6%	6.5%	7.00%
Compensation increase	4.0%	4.00%	5.00%	5.00%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%	8.00%

The Agreement with the City provides that all eligible members of the plan will join the City plan and will be credited for all service with the Company for the purposes of vesting and benefit accruals and that benefits for all eligible members of the plan will be on substantially the same terms and conditions as the current non-union plan.

As of July 14, 2006, agreements related to merger of the plan are awaiting the signatures of the various interested parties (Green, Local 1181 Union, MTA, and City of New York). Once the agreements have been adopted, the merger of the retirement plans and the transfer of the Green Union Retirement Plan assets into the MTA DB Pension Plan will occur within ninety days.

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

9.   PENSION PLAN AND OTHER RETIREMENT BENEFITS: (Continued)

The asset allocation for the Company’s retirement plans are based upon an analysis of the timing and amount of projected benefit payments, the expected returns and the risk of asset classes and the correlation of those returns.

The percentage of asset allocations of the Company pension plans at December 31, 2005 and 2004, by asset category were as follows:

	2005	2004
Equity securities	58%	53%
Debt securities	27%	28%
Cash and other	15%	19%
Total	100%	100%

Other Retirement Benefits:

The Company entered into an agreement with the Union which stipulates that the Union will provide health benefits directly to its members based on a plan developed by it for its members. The Company had agreed to fund the health benefits of such plan, subject to certain limitations and the condition that the City provides the funds necessary therefore under the provisions of the OAA. The Company and Union are currently working under the provisions of the expired agreement (see Note 1).

The Company sponsors a defined contribution 401(k) plan for its non-union employees who covers all employees who, at the plan’s anniversary date, have completed one year of service and are at least 21 years of age. The plan is funded by employee salary deferral contributions and employee discretionary contributions. There were no discretionary contributions made by the Company during 2005 and 2004.

The Company sponsors retirement benefits to its non-union employees under a defined contribution 401(k) plan (the “Plan”) which covers all employees who, at the Plan’s anniversary date, have completed one year of service and are at least 21 years of age.

The Company participates in a multiemployer plan that provides health care benefits, including defined postretirement health care benefits to substantially all non-union employees. The amount contributed to the plan and charged to benefit cost was $48,812 and $137,190, for the three months ended March 31, 2006 and 2005 (unaudited), respectively, and $527,725 and $517,930, and $535,588 for 2005, 2004, and 2003, respectively.

The Agreement with the City provides that all eligible members of Plan will join the City Plan and will be credited for all service with the Company for the purposes of vesting and benefit accruals and that  benefits for all eligible members of the plan will be on substantially the same terms and conditions as the current non-union plan.

10.   RELATED PARTY TRANSACTIONS

The Company has an agreement with Varsity Transit, Inc. (“Transit”), an affiliate, under which Transit provides the Company with certain administrative and data processing services. Total service fees incurred under this agreement and included in other nonoperating expenses were $745,019 and $99,398 for

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years ended December 31, 2005, 2004 and 2003

10.   RELATED PARTY TRANSACTIONS (Continued)

the three months ended March 31, 2006 and 2005 (unaudited), respectively. $420,684, $414,921 and $434,472 in 2005, 2004 and 2003, respectively.

Net advances due from Transit aggregated $1,169,467 at March 31, 2006 (unaudited) and $4,605,832 at December 31, 2005 and $1,581,459 at December 31, 2004. Additionally, advances due from GTJ aggregated $2,709,000 at March 31, 2006 (unaudited) at December 31, 2005 and 2004.

Lighthouse Real Estate Management, LLC (“LREM”), of which Paul Cooper, who is the son of the Company’s Chairmen Jerry Cooper,  is a member, received a leasing commission in 2006 for the leasing of 49-19 Rockaway Beach Boulevard, Edgemere, New York on behalf of Green Bus Holding Corp. to New York City in the aggregate sum of $1,281,580.

Douglas A. Cooper, Ruskin, Moscou, Faltischek, P.C. (“RMF”), of which Douglas Cooper is a partner and is the nephew of Jerome Cooper, has acted as counsel to the Company for approximately eight years. Fees paid to RMF for the years ended December 31, 2005, 2004, and 2003 were $43,743, $96,671, and $34,953, respectively and for the three months ended March 31, 2006 and 2005 (unaudited) were $6,036 and $2,763, respectively.

11.   INCOME TAXES:

The provisions for income taxes from continuing operations for the three months ended March 31, 2006 and 2005 (unaudited), and the years ended December 31, 2005, 2004 and 2003 are as follows:

	Three months ended
	March 31,		Year ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Current:
Federal	$237,987	$155,818	$320,009	$57,825	$252,662
State and local	125,813	74,349	161,150	164,007	203,512
Deferred	(69,602)	(93,756)	(101,121)	(55,202)	139,546
	$294,198	$136,411	$380,038	$166,630	$595,720

The provisions for income taxes from discontinued operations for the three months ended March 31, 2006 and 2005 (unaudited), and the years ended December 31, 2005, 2004 and 2003 are as follows:

	Three months ended
	March 31,		Year ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Current:
Federal	$2,721,877	$—	$—	$(64,411)	$(50,385)
State and local	660,058	23,454	(34,380)	16,711	(30,627)
Deferred	772,671	(148,935)	155,882	353,809	(80,812)
	$4,154,606	$(125,481)	$121,502	$306,109	$(161,824)

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)

and Years ended December 31, 2005, 2004, and 2003

11.   INCOME TAXES: (Continued)

The Company files consolidated federal and combined state income tax returns. In addition, the parent company and its subsidiary file separate returns for local purposes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities from continuing operations at March 31, 2006 (unaudited), December 31, 2005 and 2004 are as follows:

	March 31,	December 31
	2006	2005	2004
	(unaudited)
Deferred tax assets:
Book over tax depreciation	$431,976	$431,976	$339,423
State and local taxes, net	249,429	161,704	60,647
Total deferred tax assets	681,405	593,680	400,070
Deferred tax liabilities:
Real estate taxes	(56,264)	(75,019)	(72,588)
Net deferred tax assets	$625,141	$518,661	$327,482

Significant components of the Company’s deferred tax assets and liabilities from discontinued operations at March 31, 2006 (unaudited), December 31, 2005 and 2004 are as follows:

	March 31,	December 31
	2006	2005	2004
	(unaudited)
Deferred tax assets:
Injuries and damages claims reserve	$895,305	$839,853	$1,337,487
Vacation accrual	4,280	681,086	564,771
Retirement plan’s additional minimum liability	7,039,895	7,039,895	4,541,160
Other	5,268	5,268	16,367
State and local taxes, net	—	18,858	—
Total deferred tax assets	7,944,748	8,584,960	6,459,785
Deferred tax liabilities:
Operating subsidy withholdings	(777,152)	(721,700)	(1,219,335)
Pension expense	(3,841,359)	(3,841,359)	(3,576,812)
Book over tax depreciation	(30,899)	(53,301)	(57,378)
State and local taxes, net	(709,461)	(573,174)	(458,023)
Total deferred tax liabilities	(5,358,871)	(5,189,534)	(5,311,548)
Net deferred tax assets	$2,585,877	$3,395,426	$1,148,237

GREEN BUS LINES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)

and Years ended December 31, 2005, 2004, and 2003

1 1.   INCOME TAXES: (Continued)

The Company and two affiliates own all of the common stock of the affiliates accounted for under the equity method (see Note 5). The Company and its affiliates exercise significant influence over these affiliates and   intend to maintain permanent investments in these affiliates. Accordingly, taxes have not been provided on the undistributed earnings of these affiliates prior to January 1, 1993 (date of SFAS No. 109 adoption). Accumulated undistributed earnings (losses) of affiliates for which no provision (benefit) for income taxes has been made was approximately $707,389 and $(682,327) at December 31, 2005 and 2004, respectively.

12.   COMMITMENTS AND CONTINGENCIES:

Legal Matters

The Company is a plaintiff in the two lawsuits described in Note 1.. The Company is also involved in several lawsuits and other disputes which arose in the ordinary course of business; however, management believes that these matters will not have a material adverse effect, individually or in the aggregate, on the Company’s financial position or results of operations.

Environmental Matters

The Company’s real property have had activity regarding removal and replacement of underground storage tanks. Upon removal of the old tanks, any soil found to be unacceptable was heated off site to burn off contaminants. Fresh soil was brought in to replace earth which had been removed. There are still some levels of contamination at the sites, and groundwater monitoring programs have been put into place. Closures of existing New York State Department of Environmental Control spill numbers may be warranted if it can be shown that the remaining degree of impact is non threatening and within acceptable levels. Presently, the Company is not aware of any claims or remediation requirements from any local, state or federal government agencies. Each of the properties is in a commercial zone and is still used as transit depots including maintenance of vehicles. The Company can not assess what further liability may arise from these sites.

13.   SIGNIFICANT TENANTS

One tenant constitutes 100% of rental revenue for the three months ended March 31, 2006 (unaudited).

14.   FUTURE MINIMUM RENT SCHEDULE

Future minimum lease payments to be received by the Company as of December 31, 2005 under noncancellable operating leases are as follows:

2006	$3,326,680
2007	3,400,000
2008	3,400,000
2009	3,400,000
2010	3,400,000
Thereafter	66,874,941
$83,801,621

TRIBORO COACH AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

Page Number
Report of Independent Registered Public Accounting Firm	F-35
Consolidated Balance Sheets at December 31, 2005 and 2004, and March 31, 2006 (unaudited)	F-36
Consolidated Statements of Operations for the Years Ended December 31, 2005, 2004, and 2003 and for Three Months Ended March 31, 2006 and 2005 (unaudited)	F-37
Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2005, 2004, and 2003 and the Three Months Ended March 31, 2006 (unaudited)	F-38
Consolidated Statements of Cash Flows for the Years Ended December 31, 2005, 2004, and 2003 and for the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-39
Notes to the Consolidated Financial Statements	F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Triboro Coach Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Triboro Coach Corporation and Subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Triboro Coach Corporation and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Weiser LLP

New York, New York

July 21, 2006

TRIBORO COACH CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$147,174	$30,223	$73,191
Other receivables	—	32,446	33,095
Due from affiliates	4,414,077	3,959,543	4,811,371
Assets of discontinued operation	14,388,535	11,735,245	9,517,629
Prepaid expenses	—	182,144	183,955
Prepaid income taxes	180,695	481,007	9,771
Total current assets	19,130,481	16,420,608	14,629,012
Property and equipment, net	989,742	1,003,292	1,057,492
Assets from discontinued operation	5,417,804	6,319,296	8,632,822
Investment in affiliates	1,399,466	795,094	—
Deferred leasing commissions	835,535	—	—
Total assets	$27,773,028	$24,538,290	$24,319,326
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current liabilities from discontinued operation	$7,082,344	$9,093,836	$7,946,190
Income taxes payable	9,641	80,577	1,752
Due to affiliates	247,517	2,641	—
Other current liabilities	7,500	107,869	6,416
Total current liabilities	7,347,002	9,284,923	7,954,358
Deferred income taxes liabilities	62,962	130,867	115,134
Liabilities from discontinued operation	2,543,543	4,071,103	6,259,736
Total liabilities	9,953,507	13,486,893	14,329,228
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value; 2,000 shares authorized, 1,277.10 shares issued and outstanding at March 31, 2006 (unaudited) and in 2005, 1,290.6 in 2004	127,305	127,305	128,655
Retained earnings	19,392,948	12,624,824	10,959,623
Accumulated other comprehensive loss	(1,700,732)	(1,700,732)	(1,098,180)
Total shareholders’ equity	17,819,521	11,051,397	9,990,098
Total liabilities and shareholders’ equity	$27,773,028	$24,538,290	$24,319,326

The accompanying notes are an integral part of these consolidated financial statements.

TRIBORO COACH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Operating revenue and subsidies	$284,658	$—	$—	$—	$—
Operating expenses:
Depreciation and amortization	13,550	13,398	54,200	90,095	93,042
Income (loss) from continuing operations before income taxes, and equity in earnings (loss) of affiliated companies	271,108	(13,398)	(54,200)	(90,095)	(93,042)
Provision for income taxes	81,476	104,266	344,551	412,148	483,195
Equity in earnings (loss) of affiliated companies, net of tax	604,373	169,663	1,389,712	156,196	(2,498,879)
Income (loss) from continuing operations	794,005	51,999	990,961	(346,047)	(3,075,116)
Discontinued operations:
Income (loss) from operations of discontinued operation, net of tax	(1,157,211)	287,172	991,592	1,784,017	509,684
Gain on sale of discontinued operation, net of tax	7,207,363	—	—	—	—
Income from discontinued operation	6,050,152	287,172	991,592	1,784,017	509,684
Net income (loss)	$6,844,157	$339,171	$1,982,553	$1,437,970	$(2,565,432)
Income (loss) per common share- basic and diluted:
Income (loss) from continuing operations	$621.72	$(40.29)	$767.83	$(266.60)	$(2,334.05)
(Loss) income from operations of discontinued operation, net of taxes	$(906.12)	$222.51	$768.32	$1,374.44	$386.85
Gain on sale of discontinued operation, net of taxes	$5,643.54	$—	$—	$—	$—
Net income (loss)	$5,359.14	$262.80	$1,536.15	$1,107.84	$(1,947.20)
Weighted-average common shares outstanding—basic and diluted	1,277.10	1,290.6	1,290.6	1,298.0	1,317.5

The accompanying notes are an integral part of these consolidated financial statements.

TRIBORO COACH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

				Accumulated
	Common Stock			Other	Total
	Outstanding		Retained	Comprehensive	Shareholders’
	Shares	Amount	Earnings	(Loss) income	Equity
Balance at December 31, 2002	1,317.5	$131,745	$12,114,895	$(490,047)	$11,756,593
Comprehensive income:
Net loss	—	—	(2,565,432)	—	(2,565,432)
Unrealized gain on available-for-sale securities, net of tax $64,000	—	—	—	(95,263)	(95,263)
Additional minimum pension liability, investment in affiliate	—	—	—	(49,754)	(49,754)
Total comprehensive loss	—	—	—	—	(2,710,449)
Purchase and retirement of common stock	(4.5)	(450)	(4,050)	—	(4,500)
Balance at December 31, 2003	1,313.0	131,295	9,545,413	(635,064)	9,041,644
Comprehensive income:
Net income	—	—	1,437,970	—	1,437,970
Unrealized gain on available-for-sale securities, net of tax $33,649	—	—	—	(60,886)	(60,886)
Additional minimum pension liability, investment in affiliate	—	—	—	(402,230)	(402,230)
Total comprehensive income	—	—	—	—	974,854
Purchase and retirement of common stock	(22.4)	(2,640)	(23,760)	—	(26,400)
Balance at December 31, 2004	1,290.6	128,655	10,959,623	(1,098,180)	9,990,098
Dividends paid, $236.48 per share	—	—	(305,203)	—	(305,203)
Comprehensive income:
Net income	—	—	1,982,553	—	1,982,553
Unrealized gain on available-for-sale securities, net of tax $23,400	—	—	—	(58,366)	(58,366)
Additional minimum pension liability, investment in affiliate	—	—	—	(544,186)	(544,186)
Total comprehensive income	—	—	—	—	1,380,001
Purchase and retirement of common stock	(13.5)	(1,350)	(12,150)	—	(13,500)
Balance at December 31, 2005	1,277.10	127,305	12,624,823	(1,700,732)	11,051,396
Dividends paid, $59.53 per share			(76,032)		(76,032)
Comprehensive income:
Net income	—	—	6,844,157	—	6,844,157
Total comprehensive income (loss)	—	—	—	—	6,844,157
Balance at March 31, 2006 (unaudited)	1,277.10	$127,305	$19,392,948	$(1,700,732)	$17,819,521

The accompanying notes are an integral part of these consolidated financial statements.

TRIBORO COACH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Operating Activities:
Net income (loss)	$6,844,157	$339,171	$1,982,553	$1,437,970	$(2,565,432)
Less gain from discontinued operations	(6,050,152)	(287,172)	(991,592)	(1,784,017)	(509,684)
Net income (loss) from continuing operations	794,005	51,999	990,961	(346,047)	(3,075,116)
Adjustments to reconcile income (loss) from continuing operations:
Deferred income taxes	(82,559)	2,131	8,525	(1,820)	6,662
Equity in (earnings) loss of affiliated
companies, net of tax	(604,373)	(169,663)	(1,389,712)	(156,196)	2,498,879
Depreciation and amortization	13,550	13,398	54,200	90,095	93,042
Changes in operating assets and liabilities:
Other receivables	—	—	(34,290)	(230,280)	103,001
Prepaid expenses	182,144	91,977	(74,459)	(156,324)	24,682
Prepaid income taxes	300,312	(21,550)	(186,171)	—	—
Deferred leasing commissions	(835,535)
Other assets	—	—	—	(11,843)	6,992
Accounts payable	—	(90)	—	—	—
Income tax payable	(70,936)	102,133	—	—	—
Due to affiliates	432,005	10,400	211,209	574,229	(142,460)
Net cash flow (used in) provided by
operating activities attributable to
discontinued operations	3,363,225	(804,793)	(118,130)	2,409,120	6,358,375
Net cash provided by (used in) operating activities	3,491,838	(724,058)	(537,867)	2,170,934	5,874,057
Investing activities:
Purchases of property and equipment	—	—	(4,865)	(3,990)	(3,500)
Due from affiliates	—	—	643,261	(1,201,638)	(1,642,833)
Net cash flow provided by (used in)
investing activities attributable to
discontinued operations	193,648	(35,103)	57,899	324,506	8,298
Net cash provided by (used in) investing activities	193,648	(35,103)	696,295	(881,122)	(1,638,035)
Financing activities:
Dividends paid	(76,032)	(76,836)	(305,202)	—	—
Repurchase of common stock	—	(13,500)	(13,500)	(26,400)	(4,500)
Net cash flow used for financing activities
attributable to discontinued operations	—	—	—	—	(2,844,336)
Net cash used in financing activities	(76,032)	(90,336)	(318,702)	(26,400)	(2,848,836)
Net increase (decrease) in cash and cash equivalents	3,609,454	(849,497)	(160,274)	1,263,412	1,387,186
Cash and cash equivalents at the beginning of year (includes $2,696,671 and $2,817,976 (March 31, 2006 and 2005 unaudited), $2,813,976 (2005), $1,619,215 (2004), and $236,482 (2003) of discontinued operations cash	2,726,894	2,887,168	2,887,168	1,623,756	236,570
Cash and cash equivalents at the end of year (includes $6,189,174 and $1,990,219 (March 31, 2006 and 2005 unaudited), $2,696,671 (2005), $2,813,977 (2004), and $1,619,215(2003) of discontinued operations cash	$6,336,348	$2,037,671	$2,726,894	$2,887,168	$1,623,756
Supplemental cash flow information:
Interest paid	$1,944	$2,071	$9,106	$14,589	$34,517
Cash paid for taxes	$100,000	$65,878	$581,573	$984,526	$110,990

The accompanying notes are an integral part of these consolidated financial statements.

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

1.   DESCRIPTION OF BUSINESS: (Continued)

Triboro Coach Corporation and Subsidiaries (the “Company”) operated franchised transit bus routes in the City of New York (“the City”) pursuant to an operating authority which had expired April 30, 2005 and an Operating Assistance Agreement (“OAA”) with the City which expired on September 30, 1998. The Company and the City have, by mutual understanding, continued to abide by the terms of the OAA. Funding for and continuation of operations of the Company’s franchised transit bus routes were dependent upon the continuation of its operating authority and operating assistance relationship with the City.

Recent Developments

On November 29, 2005, the Company entered an agreement (the “Agreement”) and subsequently closed on February 20, 2006 (the “Transition Date”) with the City to buy, all of the Company’s assets used in connection with the Company’s bus operations (the “Acquired Assets”). The Acquired Assets include fixtures, furniture and equipment; maintenance records; personnel records; operating schedules; and the intangible value of the development, administration and maintenance of such assets, including the value related to the development and training of employees, the value related to the development of routes and operating schedules, and going concern value or good will for a purchase price of $8,125,000. Under the terms of the Agreement, the City will pay additional consideration as follows: (1) an amount equal to the actual invoice cost for the Company’s inventory of spare parts and fluids, provided that the Company represent and warrant to the City that it has paid or will pay such invoiced amounts; (2) an amount equal to the book value (net of accumulated depreciation) of the Company’s other tangible assets that are Acquired Assets as of the date of closing; (3) if all of the Claimants in the Non-Union Employees v. New York City Department of Transportation and Green Bus Lines, Inc. execute Settlement Authorization Forms; the City will pay the Company an additional $162,500. If less than 100% of the Claimants execute Settlement Authorization Forms, the City will pay the Company an additional amount to be determined by multiplying the percentage of the Claimants who executed the Forms by $300,000, and the Company will receive 32.50% of the amount.

Under the Agreement, the City is going to assume, defend and indemnify the Company against the following: (1) all claims as a result from operations and maintenance of buses up through and including the Transition Date; (2) all claims, losses or damages for bodily injury and/or property damage resulting from or alleged to result from the operation and/or maintenance of buses up to the Transition Date; (3) any and all funding obligations, claims, losses, damages, fines, costs and expenses associated with any withdrawal, termination, freezing or other liability related to the various pension plans; (4) all claims with respect to accrued leave; (5) any claims made by any union or any member of any union arising under any collective bargaining agreement; (6) obligation to pay additional or retrospective premiums in connection with any Workers’ Compensation Retrospective Policy; (7) obligation to pay accumulated holiday pay; and (8) any claim or demand is made, any and all claims asserted by vendors in regard to Bus Service, up through and including the Transition Date.

In connection with the Agreement, Triboro Coach Holding Corp. leased to the City premises at 85-01 24th Avenue, East Elmhurst, NY for an initial term of 21 years, with a first year rent of $2,585,000 and a 21st year rent of $3,785,000.

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

1.   DESCRIPTION OF BUSINESS: (Continued) (Continued)

The lease is a triple net” leases in that the City agrees to pay all expenses on the property. Each lease has two renewal terms of 14 years each so that the total term is a maximum of 49 years. The term of each lease commenced on the date the Company in question closed the sale of the bus company to the City.

In 2005, the Company decided along with its two sister New York Corporations namely Green Bus Lines, Inc. (“Green Bus”) and Jamaica-Central Railways, Inc. (“Jamaica”) plan to reorganize into a new formerly formed company called GTJ REIT, Inc.

As a result of the Agreement and sale of Acquired Assets, the operations of the Bus operations are presented as discontinued operations in the accompanying consolidated financial statements for all periods presented.

Subsidy Programs:

Pursuant to the OAA, the Company received significant operating subsidies from federal, state and local government agencies. Through December 31, 2003, the total annual subsidy was based on a formula which provided the Company a reimbursement of operating deficits subject to annual caps on the rate of increase in reimbursable expenses. As of January 1, 2004, there was no cap on reimbursement of operating deficits, but certain labor costs were not reimbursed The OAA provided that the Company earn a fixed annual management fee and additional quarterly fees if certain performance standards were met. Operating assistance provided by state and local governments totaled $10,000,169 and $18,750,141 for the three months ended March 31, 2006 and March 31, 2005 (unaudited), respectively, $36,812,517, $32,642,297 and $29,927,737 in 2005, 2004 and 2003, respectively, and was paid to the Company under the provisions of the OAA. In addition to the annual subsidy, the City reimbursed the Company for auto liability insurance premiums which covered the operation of the vehicles, and such costs.

Under the OAA, the City guaranteed the payment of the Company’s self-insured injuries and damages claims incurred through December 31, 2001. As further discussed below under “Injuries and Damages Claims Reserve,” effective January 1, 2002, the City provided an auto liability insurance program which did not require the Company to retain self-insurance for any portion of injuries and damages claims coverage. The City will still reimburse the Company and damages or claims filed that were incurred prior to January 1, 2002.

The City withheld and currently holds a portion of the annual subsidy for injuries and damages claims accrued as of December 31, 2002, for claims which occurred prior to January 1, 2002. Such withheld amounts will be received when the related claims are paid subject to a minimum funding level. For the aggregate amounts so withheld $2,339,166 at March 31, 2006 (unaudited) and $2,938,183 and $3,963,201 at December 31, 2005 and 2004, respectively. At March 31, 2006 (unaudited) and December 31, 2005 and 2004, these amounts are included as assets from discontinued operations in the accompanying consolidated balance sheet.

Under the provisions of the OAA, the operating subsidies from federal, state and local government agencies were subject to audit by those agencies, and such subsidies may be adjusted based on the results of such audits.

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

1.   DESCRIPTION OF BUSINESS: (Continued) (Continued)

The Company and its affiliated transit bus operators (the “Companies”) are also prosecuting an action commenced in August 2004 by service of a complaint on the City of New York and The Metropolitan Transportation authority (“MTA”). The Companies seek declaratory and injunctive relief compelling the City of New York to honor certain contractual obligations involving the pensions and other rights of the Companies’ employees. The Companies also seek to compel the MTA to honor such employee rights. A motion to dismiss by the MTA has been stayed until March 2005.

Union Contract:

The Company has a Memorandum of Agreement (the “Agreement”) with the Transport Workers Union Local 100 and Transport Workers Union of America, AFL-CIO (the “Union”) which expired on March 31, 2003. Approximately 91% of the Company’s labor force is covered under the Union.

Lease and Assumption Agreements:

The Company receives its buses at no cost from the City.

Unaudited Interim Financial Statements

The accompanying Consolidated Balance Sheet as of March 31, 2006, Consolidated Statements of Operations, and Cash Flows for the three months ended March 31, 2006 and 2005 and Consolidated Statements of Shareholders’ Equity for the three months ended March 31, 2006 are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The information described in the Notes to the Financial Statements for these periods is unaudited. The Results of Operations for the three months ended March 31, 2006 are not necessarily indicative of the future results to be expected for the entire fiscal year end for any period.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation:

The consolidated financial statements include the accounts of Triboro Coach Corporation and its wholly-owned subsidiaries, Triboro Coach Holding Corp. and Two Borough Express, Inc. (which terminated operations prior to 1992). The Company applies the guidelines set forth in Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”) in assessing its interests in variable interest entities to decide whether to consolidate that entity. All significant intercompany transactions have been eliminated. All significant intercompany accounts and transactions have been eliminated in consolidation. Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. The Company’s 40% investments in unconsolidated affiliates are accounted for under the equity method. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s Consolidated Balance Sheets and Statements of Operations; however, the Company’s share of the earnings

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

or losses of the investee company is reflected in the caption “Equity in earnings (loss) of affiliated companies, net of tax” in the Consolidated Statements of Operations. The Company’s carrying value in an equity method investee company is reflected in the caption “Investment in affiliates” in the Company’s Consolidated Balance Sheets.

When the Company’s carrying value in an equity method Investee company is reduced to zero, no further losses are recorded in the Company’s consolidated financial statements unless the Company guaranteed obligations of the Investee company or has committed additional funding. When the Investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized. (see Note 6).

Revenue Recognition- Rental Properties:

The Company recognizes revenue in accordance with Statement of Financial Accounting Standards No. 13  “Accounting for Leases”, as amended, referred to herein as SFAS No. 13. SFAS No. 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Leases that include renewal options with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent if they do not meet the criteria of a bargain renewal option. In those instances in which we fund tenant improvements and the improvements are deemed to be owned by us, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When the Company determines that the tenant allowances are lease incentives, the Company commences revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The properties are being leased to tenants under operating leases. Minimum rental income is recognized on a straight-line basis over the term of the lease. The excess of amounts so recognized over amounts due present to the underlying leases amounted to approximately $36,000 (unaudited) for the three months ended March 31, 2006.

Revenue Recognition- Bus Operations:

The Company recorded passenger revenue when the service is performed. Operating assistance subsidies were recorded in the periods to which the subsidy relates. Revenue from passenger and operating subsidies were included as part of gain (loss) from discontinued operations. The monthly operating assistance subsidy checks for January 2006 and 2005 were received in December 2005, 2004 and are reported as deferred revenue in the consolidated balance sheet.

Earnings (Loss) Per Share Information:

In accordance with SFAS No. 128, “Earnings Per Share”, basic earnings per common share (“Basic EPS”) is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding. Diluted earnings per common share (“Diluted EPS”) is computed by dividing the net income (loss) by the weighted-average number of common shares and dilutive common share equivalents and convertible securities then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Company’s Consolidated Statements of Operations. There were no

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

common stock equivalents for any of the periods presented in the Company’s Consolidated Statements of Operations.

The following table sets forth the computation of basic and diluted per share information:

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	2006	2005	2005	2004	2003
Numerator:
Net income	$6,844,157	$339,171	$1,982,553	$1,437,970	$(2,565,432)
Denominator:
Weighted average common shares outstanding	1,277.1	1,290.6	1,290.6	1,298.0	1,317.5
Basic and Diluted Per Share Information:
Net income (loss) per share – basic and diluted	$5,359.13	$262.80	$1,536.15	$1,107.84	$(1,947.20)

Use of Estimates:

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Impairment of Long-Lived Assets:

The Company assesses long-lived assets for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecast undiscounted cash flows generated by those assets to their net carrying value. The amount of impairment loss, if any, will generally be measured by the difference between the net book value of the assets and the estimated fair value of the related assets.

When impairment indicators are present, investments in affiliated companies are reviewed for impairment by comparing their fair value to their respective carrying amounts. The Company makes its estimate of fair value by considering discounted cash flow analyses and balance sheet liquidation values. If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline in market value has occurred, including the length of the time and the extent to which the fair value has been below cost, the financial

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

condition and near-term prospects of the affiliated company, and other factors influencing the fair market value, such as general market conditions.

Discontinued Operations:

The consolidated financial statements of the Company present the operations of the Bus operations as discontinued operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).

Cash and Cash Equivalents:

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Amortization of Deferred Leasing Commissions:

Deferred leasing commissions will be amortized using the straight-line method over the life of the lease.

Property and Equipment:

Property and equipment are stated at cost (see Note 4). Depreciation is provided using the straight-line method over the estimated useful lives of the related assets as follows:

Useful lives
Buildings and improvements	10-25 years

Investments:

The Company accounts for its investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”  Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income. Interest on securities is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary or available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Estimated fair value is determined based on market quotes.

The Company maintains certain available-for-sale securities of $207,716 at March 31, 2006 (unaudited) and $208,067 and $214,007 on deposit with various governmental agencies to meet statutory self-insurance funding requirements at December 31, 2005 and 2004, respectively. These investments included in the available-for-sale securities on the accompanying balance sheet primarily consist of U.S. Treasury debt and state and local municipal bonds.

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Injuries and Damages Claims Reserve:

The Company established reserves for anticipated future settlements of injuries and damages claims arising from accidents up to the Company’s maximum self-insurance level of $500,000 per accident for accidents that occurred after December 31, 1992 and prior to January 1, 2002, and $75,000 for accidents occurring prior to December 31, 1992. The required claims reserves were determined by management after considering factors such as the nature and extent of the injuries or damages and prior experience with similar types of claims.

Under the terms of the OAA, the City guaranteed the reimbursement of monies paid by the Company for its self-insured portion of injury and damages claims (see Subsidy programs above).

Effective January 1, 2002, the City implemented a new auto liability insurance program, which includes auto liability insurance coverage obtained on the Company’s behalf with several insurance companies (rated A, A+ or A++) and paid directly by the City. This insurance program provides for coverage up to $20 million per claim and is not subject to any self insurance retention by the Company. In addition, under the new auto liability insurance program, the Company is not responsible for the administration or payment of insurance claims arising after January 1, 2002. The Company is not aware of any factors, which might impair the insurance companies’ or the City’s ability or intent to pay claims covered under the auto liability insurance program. The accompanying financial statements do not reflect reserves for such claims arising after January 1, 2002.

Income Taxes:

The Company accounts for income taxes under the liability method as required by the provisions of SFAS No. 109, “Accounting for Income Taxes.”  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Comprehensive Income:

The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 sets forth rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized gains or losses on the Company’s available-for-sale securities and the minimum pension liability from an investment in an affiliate to be included in comprehensive income.

Recent Accounting Pronouncements:

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” an amendment of SFAS No. 133 and 140. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an embedded derivative that require bifurcation, clarifies

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, as defined. The Company does not expect that the adoption of SFAS No. 155 will have a material impact on its consolidated financial position or results of operations.

In March 2006, the FASB issued FAS 156, “Accounting for Servicing of Financial Assets, an amendment to FAS 140,” which permits an entity to account for one or more classes of servicing rights at fair value, with changes in fair value recorded in income. This statement is effective as of January 1, 2007. We are currently evaluating the effect of this statement.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R), which supercedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based transactions using APB No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated financial statements. FAS No. 123R requires additional disclosures relating to the income tax and cash flow effects resulting from share-based payments. On April 14, 2005, the United States Securities and Exchange Commission announced it would permit most registrants subject to its oversight additional time to implement the requirements in SFAS No. 123(R). As announced, the SEC will permit companies to implement SFAS No. 123(R) at the beginning of their next fiscal year (instead of their next reporting period) that begins after June 15, 2005. The Company is evaluating the requirements of SFAS No. 123(R) and expects that the adoption of SFAS No. 123(R), effective January 1, 2006, will have an immaterial impact on its consolidated results of operations and earnings per share. The Company has not yet determined the method of adoption or the potential financial impact of adopting SFAS No. 123(R).

In December 2003, the FASB issued Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities” (FIN 46R), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. Variable interest entities, some of which were formerly referred to as special purpose entities, are generally entities for which their other equity investors (1) do not provide significant financial resources for the entity to sustain its activities, (2) do not have voting rights or (3) have voting rights that are disproportionately high compared with their economic interests. Under FIN 46R, variable interest entities must be consolidated by the primary beneficiary. The primary beneficiary is generally defined as having the majority of the risks and rewards of ownership arising from the variable interest entity. FIN 46R also requires certain disclosures if a significant variable interest is held but not required to be consolidated. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”). Loans carried at fair value and loans to borrowers in good standing under revolving credit agreements

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

are excluded from the scope of SOP 03-3, thus the adoption of this standard had no impact on the Company’s financial condition and results of operations.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS No. 150). This statement requires that an issuer classify financial instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS No. 149). The provisions of SFAS No.149 that relate to SFAS No. 133 and No. 138 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, provisions of SFAS No. 149 which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133 and No. 138, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying financing component to conform it to language used in FIN 45, and (4) amends certain other existing pronouncements. Those changes resulted in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated above and for hedging relationships designated after June 30, 2003. In addition, except as stated above, all provisions of SFAS No.149 should be applied prospectively. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In October 2003, Statement of Accounting Position (“SOP”) 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” was issued by the American Institute of Certified Public Accountants. SOP 03-3 addresses the accounting for loans acquired through a transfer (including a business combination) that have differences between their contractual cash flows and their expected cash flows, due in part to credit quality. SOP 03-3 requires that the excess of the expected cash flows at acquisition to be collected over the acquirer’s initial investment be recognized on a level-yield basis over the loan’s life. Any future excess of contractual cash flows over the original expected cash flows is recognized as a future yield adjustment. Future decreases in actual cash flows over the original expected cash flows are recognized as an impairment and expensed immediately. Valuation allowances cannot be created or “carried over” in the initial accounting for loans acquired that are within the scope of SOP 03-3. SOP 03-3 was adopted by the Company effective January 1, 2005. The adoption of SOP 03-3 has had no material impact on the financial position or results of operations of the Company.

Concentrations of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of temporary cash investments, which from time-to-time exceed the Federal depository insurance coverage.

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

3.   DISCONTINUED OPERATIONS:

As stated in Notes, on November 29, 2005, the Company entered an agreement and subsequently closed on January 9, 2006 with the City to buy, all of the Company’s assets used in connection with the Company’s bus operations. Accordingly, the results have been presented as discontinued operations in the Company’s consolidated financial statements for all periods presented.

The following table sets forth the detail of the Company’s net earnings (loss) from discontinued operations:

Bus Operations
Year ended December 31, 2005:
Revenues from discontinued operation	$58,225,302
Income from operations of discontinued operation	$932,600
Benefit for income taxes	(58,932)
Income from discontinued operations, net of taxes	$991,532
Year ended December 31, 2004:
Revenues from discontinued operations	$57,682,411
Income from operations of discontinued operation	$2,184,740
Provision for income taxes	400,723
Income from operations of discontinued operation, net of taxes	$1,784,017
Year ended December 31, 2003:
Revenues from discontinued operation	$54,629,379
Income from operations of discontinued operation	$977,790
Provision for income taxes	468,106
Income from operations of discontinued operation, net of taxes	$509,684
Three months ended March 31, 2006 (unaudited):
Revenues from discontinued operation	$13,418,669
Income from operations of discontinued operation	$(1,034,107)
Provision for income taxes	123,104
Loss from operations of discontinued operation, net of taxes	$(1,157,211)
Gain on sale of discontinued operation	$11,103,393
Provision for income taxes	3,896,030
Net gain on sale of discontinued operation, net of taxes	$7,207,363
Three months ended March 31, 2005 (unaudited):
Revenues from discontinued operation	$14,762,402
Income from operations of discontinued operation	$267,172
Benefit for income taxes	(19,635)
Income from discontinued operation, net of taxes	$286,807

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

3.   DISCONTINUED OPERATIONS: (Continued)

The following table presents the major classes of assets and liabilities of Bus Operations:

	Three Months Ended March 31,	Year ended December 31,
	2006	2005	2004
	(unaudited)
Current assets:
Cash	$6,189,173	$2,696,671	$2,813,976
Operating subsidies receivable	3,760,418	3,293,828	882,685
Current portion of operating subsidies receivable injuries and damages withholding	765,820	244,593	455,582
Due from the City of New York	2,045,791	578,572	543,359
Prepaid expenses	721,012	1,485,339	931,236
Inventory	—	1,501,235	1,397,380
Other current assets		—	197,063
Deferred income taxes	883,915	1,915,978	2,245,151
Other	22,406	19,029	51,197
Total current assets	$14,388,535	$11,735,245	$9,517,629
Other assets:
Operating subsidies receivable injuries and damages withholding	$1,877,106	$2,938,183	$3,963,201
Property and equipment, net	866,649	1,132,800	1,314,826
Other assets	0	139,251	761,970
Marketable investments	2,674,049	2,109,062	2,592,825
Total long term assets	$5,417,804	$6,319,296	$8,632,822
Current liabilities:
Accounts payable	$157,729	$2,629,950	$1,088,746
Accrued payroll and vacation pay	—	2,880,754	2,747,569
Loans payable-New York City	—	422,168	422,188
Accrued taxes	3,131,875	88,934	72,236
Deferred income taxes	727,323	—	—
Deferred operating assistance	—	2,310,150	2,557,666
Other current liabilities	3,065,417	761,880	1,057,785
Total current liabilities	$7,082,344	$9,093,836	$7,946,190
Reserve personal and property damage claims	$2,543,543	$3,142,560	$4,167,578
Other	—	6,646	699,538
Deferred taxes	—	921,897	1,392,620
Total non current liabilities	$2,543,543	$4,071,103	$6,259,736

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

3.   DISCONTINUED OPERATIONS: (Continued)

The net cash flow provided by (used in) operating activities attributable to discontinued operations was $(118,130) in 2005, $2,409,120 in 2004 and $6,358,375 in 2003. The net cash provided by investing activities attributable to discontinued operations of $57,899 in 2005, $324,506 in 2004 and $8,298 in 2003.

The net cash used in financing activities attributable to discontinued operations was $-0- in 2005 and 2004 and $2,844,336 in 2003.

The net cash flow provided by (used in) operating attributable to discontinued operations was $3,363,225 and $(804,793) for the three months ended March 31, 2006 and 2005 (unaudited). The net cash provided by (used in) investing activities was $193,648 and $(35,103) for the three months ended March 31, 2006 and 2005, respectively. The net cash used for financing activities attibutable to discontinued operations was $76,032 and $90,336, respectively.

4.   PROPERTY AND EQUIPMENT, NET

Property and equipment from continuing operations is as follows:

	March 31,	Year ended December 31,
	2006	2005	2004
	(unaudited)
Land	$110,402	$110,402	$110,402
Building and improvements	3,280,201	3,280,201	3,280,201
	3,390,603	3,390,603	3,390,603
Accumulated depreciation	(2,400,861)	(2,387,311)	(2,333,111)
	$989,742	$1,003,292	$1,057,492

The Company recorded depreciation expense of $13,550 and $13,398 related to these assets during the three months ended March 31, 2006 and 2005 (unaudited), respectively, and $54,200, and $90,095 and 93,042 for the years ended December 31, 2005, 2004, and 2003, respectively.

Property and equipment from discontinued operations is as follows:

	March 31,	Year ended December 31,
	2006	2005	2004
	(unaudited)
Leasehold improvements	$733,754	$726,454	$721,589
Revenue vehicles and accessories	—	180,492	180,492
Registered devices	—	14,769	14,769
Office and garage equipment	1,022,297	2,761,362	2,739,259
	1,756,051	3,683,077	3,656,109
Accumulated depreciation	(889,402)	(2,550,277)	(2,341,283)
	$866,649	$1,132,800	$1,314,826

The Company recorded depreciation expense of $42,393 and $57,508 related to assets included as part of discontinued operations during the three months ended March 31, 2006 and 2005 (unaudited),

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

4.   PROPERTY AND EQUIPMENT, NET (Continued)

respectively, and $168,419, $211,522 and $143,876 for the years ended December 31, 2005, 2004 and 2003 respectively.

5.   INVESTMENTS

The following is a summary of marketable securities which are included as part of assets from discontinued operations at March 31, 2006 (unaudited), December 31, 2005 and 2004, respectively:

	Available-for-sale-securities
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
March 31, 2006 (unaudited)
State and political subdivision debt securities	$2,674,049			$2,674,049
Cash equivalents	—	—	—	—
Total available-for-sale-securities	$2,674,049			$2,674,049

	Available-for-sale-securities
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2005
State and political subdivision debt securities	$2,068,461	$42,124	$(1,522)	$2,109,063
Cash equivalents	—	—	—	—
Total available-for-sale-securities	$2,068,461	$42,124	$(1,522)	$2,109,063

	Available-for-sale-securities
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2004
U.S. Treasury/U.S. Government debt securities
State and political subdivision debt securities	$2,510,497	$88,185	$(5,857)	$2,592,825
Cash equivalents	—	—	—	—
Total available-for-sale-securities	$2,510,497	$88,185	$(5,857)	$2,592,825

The Amortized cost and estimated fair value of debt securities by contractual maturity at March 31, 2006 (unaudited) are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations.

	Cost	Estimated Fair Value
Due in one year or less	$440,208	$442,572
Due after one year and up to five years	817,007	830,147
Due after five years and up to ten years	502,200	518,197
Due after ten years	914,634	883,133
	$2,674,049	$2,674,049

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

6.   INVESTMENT IN AFFILIATES

The Company has 40% interests in Command Bus Company, Inc. and G.T.J. Company, Inc. (“GTJ”). These companies did not declare dividends during 2005, 2004 and 2003. Summary combined financial information for these affiliates is as follows:

Year Ended December 31, 2005

	G.T.J Company, Inc	Command Bus Company, Inc
Total operating revenues and subsidies	$29,496,053	$25,173,844
Income from continuing operations	$2,428,228	$—
Income (loss) from operations of discontinued operation	159,733	(1,646,777)
Gain on sale of discontinued operations, net of taxes	—	2,533,095
Net income	$2,587,961	$886,318
Total assets	$33,342,266	$5,023,118
Total liabilities	$25,913,253	$9,246,566

Year Ended December 31, 2004

	G.T.J Company, Inc.	Command Bus Company, Inc.
Total operating revenues and subsidies	$27,389,249	$24,176,349
Income from continuing operations	$1,052,695	$—
Loss from operations of discontinued operation	(325,563)	(336,643)
Net income (loss)	$727,132	$(336,643)
Total assets	$31,207,996	$6,591,175
Total liabilities	$27,339,938	$10,341,492

Year Ended December 31, 2003

	G.T.J Company, Inc.	Command Bus Company, Inc.
Total operating revenues and subsidies	$21,997,994	$24,205,682
Income (Loss) from continuing operations	$709,043	$(286,541)
Income from operations of discontinued operation	(6,669,700)	—
Net loss	$(5,960,657)	$(286,541)

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

6.   INVESTMENT IN AFFILIATES (Continued)

Three Months Ended March 31, 2006 (unaudited)

	G.T.J Company, Inc.	Command Bus Company, Inc.
Total operating revenues and subsidies	$7,612,827	$—
Income from continuing operations	$1,955,604	$—
Income from operations of discontinued operation	227	(444,898)
Net income (loss)	$1,955,831	$(444,898)
Total assets	$33,192,288	$4,043,751
Total liabilities	$24,807,444	$4,253,862

Three Months Ended March 31, 2005 (unaudited)

	G.T.J Company, Inc.	Command Bus Company, Inc.
Total operating revenues and subsidies	$6,957,165	$6,791,145
Income from continuing operations	$362,528	$—
(Loss) income from operations of discontinued operation	(5,643)	67,273
Net income	$356,885	$67,273

7.   NOTE PAYABLE TO BANK

On December 30, 2003, the Company, along with the Triboro Coach Corporation and Subsidiaries, Jamaica Central Railways, Inc. and Subsidiaries, Command Bus Company, Inc. and G.T.J. Company, Inc.  and Subsidiaries (the “Affiliated Group”), replaced its then-existing credit facility with a new facility consisting of mortgages and lines of credit which had an expiration date of June 30, 2004. The facility has been renegotiated over several renewals and has now been extended to July 31, 2006. Currently, the entire group has a $6.5 million facility consisting of a $4 million line of credit, which is secured by approximately $4.5 million of cash and bonds held by the Affiliated Group and a $2.5 million second mortgage secured by a mortgage over property owned by G.T.J. Company, Inc., in New York City. The facility of $6.5 million is being used to finance the working capital needs of the Affiliated Group. The facility bears interest at prime rate and is adjusted from time to time. The loans are collateralized by all tangible assets of the Affiliated Group.

As of March 31, 2004 (unaudited), December 31, 2005 and 2004, $0 was outstanding under this line of credit. The line bore interest at a fluctuating rate based on the bank’s prime rate.

The Affiliated Group is required to satisfy certain financial ratios and covenants. Tangible net worth must not be less than $22,000,000 as of December 31, 2005, the cash flow coverage ratio must not be less than 1.1 to 1.0, the Leverage Ratio shall not be more than 4.5 to 1.0, and capital expenditures shall not be more than $2,000,000 in any fiscal year. The Group did not meet certain covenants for those financial statements and has requested waivers from the bank for the breach of these covenants. Waivers have been provided to the Affiliated Group.

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

8.   SHAREHOLDERS’ EQUITY

Approximately 89% of the Company’s common stock is held under a Voting Trust Agreement which expires in November 2007. The stock held under the agreement shall be voted at any meeting of the shareholders of the Company by the trustee as may be in the judgment of the trustee for the best interest of the shareholders of the Company. The trustee is a shareholder/officer of the Company.

In the normal cause of business, the Company under a stock repurchase program will buy back common shares. During the year ended December 31, 2003, the Company repurchased approximately 4.5 shares, for the year ended December 31, 2004, the Company repurchased approximately 22.4 shares, and for the year ended December 31, 2005, the Company bought back 13.5 shares.

The Company has the right of first refusal to purchase shares from any shareholder desiring to sell shares at a price established by the Board of Directors at the date of the sale.

9.   PENSION PLANS AS OTHER RETIREMENT BENEFITS

The Company maintains a defined benefit pension plan which covers substantially all of its nonunion employees. Participant benefits are based on years of service and the participant’s compensation during the last three years of service. The Company’s funding policy is to contribute annually an amount that does not exceed the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

Plan assets primarily consist of equity securities, corporate debt securities, money market accounts and government securities.

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

89.   PENSION PLANS AS OTHER RETIREMENT BENEFITS (Continued)

The following tables present certain financial information for the Company’s non-union defined benefit pension plan as of and for the years ended December 31, 2005 and 2004 and March 31, 2006 and 2005 (unaudited):

	Years Ended December 31,
	2005	2004
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$7,460,838	$7,251,283
Service cost	253,556	245,938
Interest cost	439,257	455,337
Actuarial loss	348,326	86,649
Benefits paid	(576,455)	(578,369)
Projected benefit obligation at the end of year	$7,925,522	$7,460,838
Change in plan assets
Fair value of plan assets at beginning of year	$7,761,169	$7,515,112
Actual return on plan assets	213,230	526,111
Employer contributions	370,000	364,000
Benefits paid	(576,455)	(578,369)
Expenses paid	(64,711)	(65,685)
Fair value of plan assets at the end of year	$7,703,233	$7,761,169
Funded status	$(222,289)	$300,331
Unrecognized prior service cost	146,523	159,352
Unrecognized net actuarial loss	834,365	97,993
Net amount recognized	$758,599	$557,676
Amounts recognized in the balance sheet consist of:
Prepaid benefit costs	$758,599	$557,676
Net amount recognized	$758,599	$557,676

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

9.   PENSION PLANS AS OTHER RETIREMENT BENEFITS (Continued)

The following weighted-average assumptions were used to determine the Company’s post retirement benefit obligations shown above at December 31, 2005 and 2004:

	December 31,
	2005	2004
Discount rate	5.75%	6.00%
Compensation increase	4.00%	4.00%

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Components of net periodic benefit cost
Service cost	$38,536	$63,389	$253,556	$245,938	$211,448
Expense	21,467	18,884	75,538	72,243	70,895
Interest cost	131,280	109,814	439,257	455,337	456,381
Expected return on plan assets	(171,053)	(153,026)	(612,103)	(582,138)	(537,709)
Amortization of prior service cost	8,946	3,207	12,829	12,929	12,929
Net period benefit cost	$29,176	$42,268	$169,077	$204,309	$213,944

The following weighted-average assumptions were used to determine the Company’s post retirement benefit expense for the years ended December 31, 2005, 2004, and 2003 and March 31, 2006  (unaudited):

	March 31,	December 31,
	2006	2005	2004	2003
	(unaudited)
Discount rate	5.75%	6.00%	6.50%	7.00%
Compensation increase	4.00%	4.00%	5.00%	5.00%
Expected long-term rate of return on assets	8.00%	8.00%	8.00%	8.00%

Included in the agreement with the City, the pension plan is going to be merged into the Metropolitan Transit’s Authority DB Pension Plan (“MTA DB Plan”). This resulted in a plan curtailment under SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”. The curtailment was caused by the fact that the non-union employees ceased future benefit accruals under the pension plan.

SFAS No. 88 requires accelerated amortization or immediate recognition of unrecognized prior service costs which resulted in a loss of approximately $142,840.

The transfer of plan assets to the MTA DB Pension Plan on April 12, 2006, resulted in the settlement of the Company’s obligation with regard to the plan assets and liabilities.

On April 12, 2006, the assets of the plan were transferred to the MTA D Pension Plan. As a result, SFAS No. 88 requires accelerated amortization or immediate recognition of the plan’s experience gain/ (loss) as of the date of settlement or asset transfer date. As a result, the Company will recognize a loss of approximately $767,746 due to transfer of assets in excess of benefit liability plus immediate recognition of

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

9.   PENSION PLANS AS OTHER RETIREMENT BENEFITS (Continued)

existing gain of approximately $181,000 which results in an overall settlement loss of approximately $586,561. This change will be recorded in the second quarter of 2006.

The percentage of asset allocations of the Company’s pension plans at December 31, 2005 and 2004, by asset category were as follows:

	2005	2004
Equity securities	35%	31%
Debt securities	61%	67%
Cash and other	4%	2%
Total	100%	100%

In addition, the Company participates in a multi-employer pension plan which provides defined benefits to substantially all union employees. Amounts charged to pension expense and contributed to the plan amounted to $322,110 and $533,494 for the three months ended March 31, 2006 and 2005, respectively, and $2,224,546, $2,193,976, and $2,263,950 in 2005, 2004 and 2003, respectively.

The Company participates in a multi-employer plan that provides health care benefits, including defined postretirement health care benefits, to substantially all nonunion employees. The amount contributed to the plan and charged to benefit cost was $114,145 and $154,892 for the three months ended March 31, 2006 and 2005 (unaudited) and $669,373, $611,313 and $646,935 in 2005, 2004 and 2003, respectively.

The asset allocation for the Company’s retirement plans are based upon an analysis of the timing and amount of projected benefit payments, the expected returns and the risk of asset classes and the correlation of those returns.

Defined Contribution Plan:

The Company sponsors a defined contribution 401(k) plan for its non-union employees. The plan covers all employees who, at the Plan’s anniversary date, have completed one year of service and are at least 21 years of age. The plan is funded by employee salary deferral contributions and employer discretionary contributions. There were no discretionary contributions made by the Company during 2004 or 2003.

10.   RELATED PARTY TRANSACTIONS

The Company has an agreement with Varsity Transit, Inc. (“Transit”), an affiliate, under which Transit provides the Company with certain administrative and data processing services. Total service fees incurred under this agreement and included in other nonoperating expenses were $804,592 and $110,909 for the three months ended March 31, 2006 and 2005 (unaudited) and $465,455, 441,525, and $437,916 in 2005, 2004 and 2003, respectively.

Net advances due from Transit aggregated $1,991,363 at March 31, 2006 (unaudited) and $2,177,448 and $2,388,658 at December 31, 2005 and 2004, respectively.

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

10.   RELATED PARTY TRANSACTIONS (Continued)

Advances due from G.T.J. Co., Inc. aggregated $1,610,000 and $1,610,000 at March 31, 2006 (unaudited), December 31, 2005 and 2004, respectively. Net advances due to and due from Green Bus Lines, Inc. aggregated $0 and $0 at December 31, 2005 and 2004, respectively. Advances due to Jamaica Central Railways aggregated $0 and $0 at December 31, 2005 and 2004, respectively. Advances due from Jamaica Buses, Inc. and Command Bus Company, Inc. were $358,128 and $103,222, respectively at March 31, 2006 (unaudited) and December 31, 2005 and at December 31, 2004. Advances due from Transit Faculty Management Corp. were $469,747 at March 31, 2006 (unaudited) and $351,363 and $351,363 at December 31, 2004 and 2003, respectively.

Lighthouse Real Estate Advisors, LLC (“LREA”), of which Paul Cooper, the son of the Chairman of the Company , received a leasing commission in 2006 for the leasing of 85-01 24th Avenue, East Elmhurst, New York on behalf of Triboro Coach Holding Corp. to New York City in the aggregate sum of $840,540 which represented 1.318% of the gross rent.

Douglas A. Cooper, Ruskin, Moscou, Faltischek, P.C. (“RMF”), of which Douglas Cooper is a partner and is the nephew of Jerome Cooper, has acted as counsel to the Company for approximately eight years. Fees paid to RMF for the years ended December 31, 2005, 2004, and 2003 were $48,220, $50,811, and $32,841, respectively and for the three months ended March 31, 2006 and 2005 (unaudited) were $10,662 and $4,651, respectively.

11.   INCOME TAXES

The provisions for income taxes for continuing operations are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)
Current:
Federal	$100,294	$62,263	$205,303	$279,110	$373,208
State and local	63,741	39,872	130,723	134,858	103,325
Deferred	(82,559)	2,131	8,525	(1,820)	6,662
	$81,476	$104,266	$344,551	$412,148	$483,195

The provisions for income taxes for discontinued operations are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(Unaudited)
Current:
Federal	$2,467,506	$21,136	$(126,745)	$258,763	$(370,532)
State and local	722,321	8,746	(65,269)	72,670	17,120
Deferred	829,307	(49,517)	133,082	69,290	(114,694)
	$4,019,134	$(19,635)	$(58,932)	$400,723	$468,106

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

11.   INCOME TAXES (Continued)

The Company files consolidated Federal and combined state income tax returns. In addition, separate returns are filed for local purposes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities from discontinued operations are as follows:

	March 31,	December 31
	2006	2005	2004
	(unaudited)
Deferred tax assets:
Injuries and damages claims reserves	$636,881	$840,547	$1,189,053
Vacation accrual	—	719,796	646,555
Pension Expense	182,245	182,245	253,755
State and local taxes, net	44,632	151,129	132,986
Other	20,157	22,261	22,802
Total deferred tax asset	883,915	1,915,978	2,245,151
Deferred tax liabilities:
Operating subsidy withholdings	567,393	771,058	1,119,565
Depreciation	31,117	29,302	46,420
Unrealized gain on investments	16,200	16,200	39,600
Other	112,613	105,337	187,035
Total deferred tax liabilities	727,323	921,897	1,392,620
Net deferred tax asset	$156,592	$994,081	$852,531

Significant components of the Company’s deferred tax assets and liabilities from continuing operations are as follows:

	March 31,	December 31
	2006	2005	2004
	(unaudited)
Deferred tax liabilities:
Real estate taxes	$30,544	$36,520	$24,111
Depreciation	—	61,929	62,545
State and local taxes, net	32,418	32,418	28,478
Total deferred tax liabilities	62,962	130,867	115,134
Net deferred tax liability	$(62,962)	$130,867	$115,134

The Company and two affiliates own all of the common stock of the affiliates accounted for under the equity method (see Note 5). The Company and its affiliates exercise significant influence over these affiliates and intend to maintain permanent investments in these affiliates. Accordingly, taxes have not

TRIBORO COACH CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited) and
Years Ended December 31, 2005, 2004 and 2003

11.   INCOME TAXES (Continued)

been provided on the cumulative undistributed earnings of these affiliates prior to January 1, 1993 (date of SFAS No. 109 adoption). Accumulated undistributed earnings of affiliates for which no provision (benefit) for income taxes has been made was approximately $707,389 and $(682,327) at December 31, 2005 and 2004, respectively.

12.   COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is involved in several lawsuits and other disputes which arose in the ordinary course of business; however, management believes that these matters will not have a material adverse effect, individually or in the aggregate, on the Company’s financial position or results of operations.

Environmental Matters

The Company’s real property have had activity regarding removal and replacement of underground storage tanks.  Upon removal of the old tanks, any soil found to be unacceptable was heated off site to burn off contaminants.  Fresh soil was brought in to replace earth which had been removed.  There are still some levels of contamination at the sites, and groundwater monitoring programs have been put into place.  Closures of existing New York State Department of Environmental Control spill numbers may be warranted if it can be shown that the remaining degree of impact is non threatening and within acceptable levels. Presently the Company is not aware of any claims or remediation requirements from any local, state or federal government agencies. Each of the properties is in a commercial zone and is still used as transit depots including maintenance of vehicles. The Company can not assess what further liability may arise from these sites.

13.   SIGNIFICANT TENANTS

One tenant constitutes 100% of rental revenue for three months ended March 31, 2006 (unaudited)

14.   FUTURE MINIMUM RENTS SCHEDULE

Future minimum lease payments to be received by the company as of December 31, 2005 under noncancelable operating leases are as follows:

2006	$2,223,408
2007	2,585,000
2008	2,585,000
2009	2,585,000
2010	2,585,000
Thereafter	50,844,624
Total	$63,408,032

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003 AND THREE MONTHS ENDED MARCH 31, 2006 AND 2005 (UNAUDITED)

CONTENTS

Page Number
Report of Independent Registered Accounting Firm	F-63
Consolidated Balance Sheets at December 31, 2005 and 2004 and March 31, 2006 (unaudited)	F-64
Consolidated Statements of Operations for Years Ended December 31, 2005, 2004, and 2003 and Three Months Ended March 31, 2006 and 2005 (unaudited)	F-65
Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2005, 2004, and 2003 and Three Months Ended March 31, 2006 (unaudited)	F-66
Consolidated Statements of Cash Flows for the Years Ended December 31, 2005, 2004, and 2003 and the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-67
Notes to Consolidated Financial Statements	F-68

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Jamaica Central Railways, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Jamaica Central Railways, Inc. and Subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jamaica Central Railways, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Weiser LLP

New York, New York

July 21, 2006

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
Current assets:
Cash and cash equivalents	$414,964	$62,896	$87,167
Other receivables	1,699	2,063	1,742
Due from affiliates	2,852,907	2,510,295	2,607,095
Assets of discontinued operation	5,038,764	4,457,019	4,879,023
Prepaid expenses	—	75,301	74,273
Deferred income taxes	1,810	1,810	11,106
Prepaid income taxes	21,200	—	131,017
Total current assets	8,331,344	7,109,384	7,791,423
Property and equipment, net	514,174	514,174	514,174
Assets of discontinued operation	2,811,624	3,773,728	3,400,085
Investment in affiliates	699,732	397,546	—
Available-for-sale-securities	127,486	127,464	125,000
Deferred leasing commissions	615,000	—	—
Total assets	$13,099,360	$11,922,296	$11,830,682

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current liabilities of discontinued operation	$3,462,449	$6,178,010	$5,931,934
Income tax payable	185,436	82,608	147
Due to affiliates	1,399,862	646,961	716,257
Deferred income tax	—	25,603	25,253
Other current liabilities	6,750	24,937	6,751
Total current liabilities	5,054,497	6,958,119	6,680,342
Liabilities of discontinued operation	1,410,546	1,959,288	1,810,320
Total liabilities	6,465,043	8,917,407	8,490,662
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value; 30,000 shares authorized, 10,064 shares issued and outstanding at March 31, 2006 (unaudited) and in 2005, 10,166 in 2004	16,830	16,830	17,000
Retained earnings	7,623,365	4,411,797	3,983,786
Accumulated other comprehensive loss	(1,005,878)	(1,423,738)	(660,766)
Total shareholders’ equity	6,634,317	3,004,889	3,340,020
Total liabilities and shareholders’ equity	$13,099,360	$11,922,296	$11,830,682

The accompanying notes are an integral part of these consolidated financial statements.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Operating revenue and subsidies	$223,701	$—	$—	$—	$—
Total operating expenses	—	—	—	—	—
Income from continuing operations before income taxes, equity in earnings of affiliated companies	223,701	—	—	—	—
Provision (benefit) for income taxes	70,128	(104,419)	301,507	11,412	83,483
Equity in earnings (loss) of affiliated companies, net of tax	302,186	84,832	694,856	78,098	(1,249,440)
Income (loss) from continuing operations	455,759	189,251	393,349	66,686	(1,332,923)
Discontinued operations:
(Loss) Income from operations of discontinued operation, net of tax	(977,265)	5,275	214,638	(69,553)	217,639
Gain on sale of discontinued operation, net of tax	3,775,342	—	—	—	—
Income (loss) from discontinued operations	2,798,077	5,275	214,638	(69,553)	217,639
Net Income (loss)	$3,253,836	$194,526	$607,987	$(2,867)	$(1,115,284)
Income (loss) per common shares—basic and diluted:
Income (loss) from continuing operations	$45.14	$18.66	$38.96	$6.53	$(129.89)
(Loss) Income from operations of discontinued operation, net of taxes	$(96.80)	$0.52	$21.26	$(6.81)	$21.21
Gain on sale of discontinued operation, net of taxes	$373.94	$—	$—	$—	$—
Net income (loss)	$322.29	$19.18	$60.22	$(.28)	$(108.68)
Weighted average common shares outstanding—basic and diluted	10,096.0	10,142.5	10,096.0	10,209.0	10,262.3

The accompanying notes are an integral part of these consolidated financial statements.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

				Accumulated
	Common Stock			Other	Total
	Outstanding		Retained	Comprehensive	Shareholders’
	Shares	Amount	Earnings	(Loss) income	Equity
Balance at December 31, 2002	10,302	$17,227	$5,115,710	$(493,842)	$4,639,095
Comprehensive income (loss):
Net loss	—	—	(1,115,284)	—	(1,115,284)
Additional minimum pension liability, net of tax	—	—	—	153,260	153,260
Additional minimum pension liability, investment in affiliate	—	—	—	(24,877)	(24,877)
Total comprehensive loss	—	—	—	—	(986,901)
Purchase and retirement of common stock	(34)	(57)	(3,443)	—	(3,500)
Balance at December 31, 2003	10,268	17,170	3,996,983	(365,459)	3,648,694
Comprehensive income (loss):
Net loss	—	—	(2,867)	—	(2,867)
Additional minimum pension liability, net of tax	—	—	—	(94,193)	(94,193)
Additional minimum pension liability, investment in affiliate	—	—	—	(201,114)	(201,114)
Total comprehensive loss	—	—	—	—	(298,174)
Purchase and retirement of common stock	(102)	(170)	(10,330)	—	(10,500)
Balance at December 31, 2004	10,166	17,000	3,983,786	(660,766)	3,340,020
Comprehensive income (loss):
Dividends paid, $16.69 per share	—	—	(169,646)	—	(169,646)
Net income loss	—	—	607,987	—	607,987
Additional minimum pension liability, net of tax	—	—	—	(490,879)	(490,879)
Additional minimum pension liability, investment in affiliate	—	—	—	(272,093)	(272,093)
Total comprehensive loss		—	—	—	(154,985)
Purchase and retirement of common stock	(102)	(170)	(10,330)	—	(10,500)
Balance at December 31, 2005	10,064	16,830	4,411,797	(1,423,738)	3,004,889
Dividends paid, $4.20 per share	—		(42,268)	—	(42,268)
Comprehensive income (loss):
Net income	—	—	3,253,836	—	3,253,836
Other	—	—	—	(67,125)	(67,125)
Additional minimum pension liability, net of tax	—	—	—	484,985	484,985
Additional minimum pension liability, investment in affiliate	—	—	—	—	—
Total comprehensive income	—	—	—	—	3,671,696
Balance at March 31, 2006 (unaudited)	10,064	$16,830	$7,623,365	$(1,005,878)	$6,634,317

The accompanying notes are an integral part of these consolidated financial statements.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Operating Activities:
Net income (loss)	$3,253,836	$194,526	$607,987	$(2,867)	$(1,115,284)
Less (gain) loss from discontinued operations	(2,798,077)	(5,275)	(214,638)	69,553	(217,639)
Net income (loss) from continuing operations	455,759	189,251	393,349	66,686	(1,332,923)
Adjustments to reconcile income (loss) from continuing operations:
Deferred income taxes	(31,765)	1,091	(4,363)	(6,553)	(16,203)
Equity in (earnings) loss of affiliated companies, net of tax	(302,186)	(84,832)	(694,856)	(78,098)	1,249,440
Changes in operating assets and liabilities:
Other receivables	364	—	37,830	(62,621)	5,103
Prepaid expenses	75,301	36,283	(44,521)	1,768	(75,395)
Prepaid income taxes	(36,200)	—	33,870	21,222	—
Deferred leasing commissions and other assets	(615,000)	(6,325)	(1,028)	(3,563)	—
Income tax payable	82,461	—	—	—	—
Due to affiliates	(273,315)	(1,553)	53,504	(21,600)	(17,888)
Other current liabilities	18,182	—	(4,386)	219	—
Net cash flow provided by (used in) operating activities attributable to discontinued operations	2,292,259	(387,629)	(551,628)	584,187	2,869,954
Net cash provided by (used in) operating activities	1,665,860	(253,714)	(782,229)	501,647	2,682,088
Investing activities:
Purchases of property and equipment	—	—	(107,415)	—	—
Due from (to) affiliates	—	—	(6,705)	(619,739)	167,685
Net cash flow (used for) provided by investing activities attributable to discontinued operations	259,287	(47,491)	(140,867)	(148,856)	8,078
Net cash provided by (used in) investing activities	259,287	(47,491)	(254,987)	(768,595)	175,763
Financing activities:
Dividends paid	(42,269)	(42,697)	(169,646)	—	—
Repurchase of common stock	—	(10,500)	(10,500)	(10,500)	(3,500)
Net cash flow (used in) provided by financing activities
attributable to discontinued operations	(300,000)	—	300,000	—	(1,785,685)
Net cash used in financing activities	(342,269)	(53,197)	119,854	(10,500)	(1,789,185)
Net increase (decrease) in cash and cash equivalents	1,582,878	(354,402)	(917,362)	(277,448)	1,068,666
Cash and cash equivalents at the beginning of year (includes $13,698 and $1,006,715 (March 31, 2006 and 2005 unaudited), $1,006,715 (2005), $1,277,953 (2004), and $240,325 (2003) of discontinued operations cash	176,544	1,093,906	1,093,906	1,371,354	302,688
Cash and cash equivalents at the end of year (includes $1,344,458 and $464,144 (March 31, 2006 and 2005 unaudited), $113,698 (2005), $1,006,739 (2004), and $1,277,953 (2003) of discontinued operations cash	$1,759,422	$739,504	$176,544	$1,093,906	$1,371,354
Supplemental cash flow information:
Interest paid	$2,602	$4,854	$29,817	$8,705	$36,304
Cash paid for taxes	$21,200	$12,050	$37,091	$27,875	$40,074

The accompanying notes are an integral part of these consolidated financial statements.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Three Months Ended March 31, 2006 and 2005
(Unaudited) and Years Ended December 31, 2005, 2004, and 2003

1.   DESCRIPTIONS OF BUSINESS:

Jamaica Central Railways, Inc., and Subsidiaries (the “Company”) operated franchised transit bus routes in the City of New York (“the City”) pursuant to an operating authority which expired until April 30, 2005, and an Operating Assistance Agreement (“OAA”) with the City which expired on September 30, 1997. The Company and the City have, by mutual understanding, continued to abide by the terms of the OAA. Funding for and continuation of operations of the Company’s franchised transit bus routes were dependent upon the continuation of its operating authority and operating assistance relationship with the City.

On November 29, 2005, the Company entered an agreement (the “Agreement”) and subsequently closed on January 30, 2006 (the “Transition Date”) with the City to buy, all of the Company’s assets used in connection with the Company’s bus operations (the “Acquired Assets”). The Acquired Assets include fixtures, furniture and equipment; maintenance records; personnel records; operating schedules; and the intangible value of the development, administration and maintenance of such assets, including the value related to the development and training of employees, the value related to the development of routes and operating schedules, and going concern value or good will for a purchase price of $4,010,000. Under the terms of the Agreement, the City will pay additional consideration as follows: (1) an amount equal to the actual invoice cost for the Company’s inventory of spare parts and fluids, provided that the Company represent and warrant to the City that it has paid or will pay such invoiced amounts; (2) an amount equal to the book value (net of accumulated depreciation) of the Company’s other tangible assets that are Acquired Assets as of the date of closing; (3) if all of the Claimants in the Non-Union Employees v. New York City Department of Transportation and Green Bus Lines, Inc. execute Settlement Authorization Forms, the City will pay the Company an additional $80,200. If less than 100% of the Claimants execute Settlement Authorization Forms, the City will pay the Company an additional amount to be determined by multiplying the percentage of the Claimants who executed the Forms by $300,000, and the Company will receive 16.04% of the amount.

Under the Agreement, the City is going to assume, defend and indemnify the Company against the following: (1) all claims as a result from operations and maintenance of buses up through and including the Transition Date; (2) all claims, losses or damages for bodily injury and/or property damage resulting from or alleged to result from the operation and/or maintenance of buses up to the Transition Date; (3) any and all funding obligations, claims, losses, damages, fines, costs and expenses associated with any withdrawal, termination, freezing or other liability related to the various pension plans; (4) all claims with respect to accrued leave; (5) any claims made by any union or any member of any union arising under any collective bargaining agreement; (6) obligation to pay additional or retrospective premiums in connection with any Workers’ Compensation Retrospective Policy; (7) obligation to pay accumulated holiday pay; and (8) any claim or demand is made, any and all claims asserted by vendors in regard to Bus Service, up through and including the Transition Date.

In connection with the Agreement, Jamaica Bus Holding Corp. leased to the City premises at 114-15 Guy Brewer Boulevard, Jamaica, NY for an initial term of 21 years with a first year rent of $1,515,000 and a 21st year rent of $2,218,000.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005
(Unaudited) and Years Ended December 31, 2005, 2004, and 2003

1.   DESCRIPTIONS OF BUSINESS: (Continued)

The lease is a “triple net” leases in that the City agrees to pay all expenses on the property. Each lease has two renewal terms of 14 years each so that the total term is a maximum of 49 years. The term of each lease commenced on the date the Company in question closed the sale of the bus company to the City.

In 2005, the Company decided along with its two sister New York Corporations namely Green Bus Lines, Inc. (“Green”) and Triboro Coach, Inc. (“Triboro”) plan to reorganize into a newly formed company called GTJReit, Inc.

As a result of the Agreement and sale of Acquired Assets, the operations of the Bus operations are presented as discontinued operations in the accompanying consolidated financial statements for all periods presented.

Subsidy Programs:

Pursuant to the OAA, the Company received significant operating subsidies from federal, state and local government agencies. Through December 31, 2003, the total annual subsidy was based on a formula which provided the Company a reimbursement of operating deficits subject to annual caps on the rate of increase in reimbursable expenses. As of January 1, 2004, there was no cap on reimbursement of operating deficits, but certain labor costs were not reimbursed The OAA provided that the Company earn a fixed annual management fee and additional quarterly fees if certain performance standards here are met. Operating assistance provided by state and local governments totaled $20,124,571, $18,224,508 and $16,888,514 in 2005, 2004 and 2003, respectively, and $3,983,559 and $4,749,716 for the three months ended March 31, 2006 and 2005 (unaudited), respectively, and was paid to the Company under the provisions of the OAA. In addition to the annual subsidy, the City reimbursed the Company for auto liability insurance premiums which cover the operation of the vehicles, and such costs.

Under the OAA, the City guaranteed the payment of the Company’s self-insured injuries and damages claims incurred through December 31, 2001. As further discussed below under “Injuries and Damages Claims Reserve,” effective January 1, 2002, the City provided an auto liability insurance program which did not require the Company to retain self-insurance for any portion of injuries and damages claims coverage. The City will still reimburse the Company and damages or claims filed that were incurred prior to January 1, 2002.

The City withheld and currently holds a portion of the annual subsidy for injuries and damages claims accrued as of December 31, 2002, for claims which occurred prior to January 1, 2002. Such withheld amounts will be received when the related claims are paid subject to a minimum funding level. For the aggregate amounts so withheld $1,799,718 and $2,327,629 at December 31, 2005 and 2004, respectively, and $1,250,976 at March 30, 2006 (unaudited). At March 31, 2006 (unaudited) and December 31, 2005 and 2004, these months are included as assets from discontinued operations in the accompanying consolidated balance sheet.

Under the provisions of the OAA, the operating subsidies from federal, state and local government agencies were subject to audit by those agencies, and such subsidies may be adjusted based on the results of such audits.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005
(Unaudited) and Years Ended December 31, 2005, 2004, and 2003

1.   DESCRIPTIONS OF BUSINESS: (Continued)

The Company and its affiliated transit bus operators are prosecuting an action commenced on September 24, 2003, by service of a complaint of the City of New York. The action is based on a violation of their civil rights pursuant to Section 1983 of the Civil Rights Law of 1871, claiming that the City has conspired to put the Companies out of business in order to avoid paying compensation for its condemnation rights. To date, the City of New York has not answered the complaint. There is a motion pending by the City to dismiss the complaint.

The Company and its affiliated transit bus operators (the “Companies”) are also prosecuting an action commenced in August 2004 by service of a complaint on the City of New York and The Metropolitan Transportation authority (“MTA”). The Companies seek declaratory and injunctive relief compelling the City of New York to honor certain contractual obligations involving the pensions and other rights of the Companies’ employees. The Companies also seek to compel the MTA to honor such employee rights. A motion to dismiss by the MTA has been stayed until March 2005.

Union Contract:

The Company had a Memorandum of Agreement with the Transport Workers Union Local 100 and Transport Workers Union of America AFL-CIO (the “Union”), which expired on March 31, 2003. The Union has been working without a contract since April 1, 2003. Approximately 89% of the Company’s labor force is covered under the Union.

Lease and Assumption Agreements:

The Company receives its buses at no cost from the City.

Unaudited Interim Financial Statements

The accompanying Consolidated Balance Sheet as of March 31, 2006, Consolidated Statements of Operations, and Cash Flows for the three months ended March 31, 2006 and 2005 and Consolidated Statements of Shareholders’ Equity for the three months ended March 31, 2006 are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The information described in the Notes to the Financial Statements for these periods is unaudited. The Results of Operations for the three months ended March 31, 2006 are not necessarily indicative of the future results to be expected for the entire fiscal year end for any period.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation:

The consolidated financial statements include the accounts of Jamaica Central Railways, Inc. and its wholly-owned subsidiaries, Jamaica Buses, Inc. and Jamaica Bus Holding Corporation. The Company applies the guidelines set forth in Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”) in assessing its interests in variable interest entities to decide whether to consolidate that entity. All

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005
(Unaudited) and Years Ended December 31, 2005, 2004, and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

significant intercompany transactions have been eliminated. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company’s 20% investments in unconsolidated affiliates are accounted for under the equity method.

Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors including, among others, representation on the investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Investee company. Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s Consolidated Balance Sheets and Statements of Operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption “Equity in earnings (loss) of affiliated companies, net of tax” in the Consolidated Statements of Operations. The Company’s carrying value in an equity method Investee company is reflected in the caption “Investment in affiliates” in the Company’s Consolidated Balance Sheets.

When the Company’s carrying value in an equity method Investee company is reduced to zero, no further losses are recorded in the Company’s consolidated financial statements unless the Company guaranteed obligations of the Investee company or has committed additional funding. When the Investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized. (see Note 6).

The properties are being leased to tenants under operating leases, minimum rental income is recognized on a straight-line basis over the term of the lease.

Revenue Recognition—Rental Properties:

The Company recognizes revenue in accordance with Statement of Financial Accounting Standards No. 13  “Accounting for Leases”, as amended, referred to herein as SFAS No. 13, SFAS No. 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Leases that include renewal options with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent if they do not meet the criteria of a bargain renewal option. In those instances in which we fund tenant improvements and the improvements are deemed to be owned by us, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When the Company determines that the tenant allowances are lease incentives, the Company commences revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin.

The properties are being leased to tenants under operating leases. Minimum rental income is recognized on a straight-line basis over the term of the lease.  The excess of amounts so recognized over amounts due pursuant to the underlying leases amounted to approximately $45,000 (unaudited) for the three months ended March 31, 2006.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005
(Unaudited) and Years Ended December 31, 2005, 2004, and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Revenue Recognition Bus Operations:

The Company records passenger revenue when the service is performed. Revenue from passenger and operating subsidiaries are included as part of gain (loss) from discontinued operations. Operating assistance subsidies are recorded in the periods to which the subsidy relates. The monthly operating assistance subsidy checks for January 2006 and 2005 were received in December 2005, 2004 and are reported as deferred revenue in the balance sheet, and are included in liabilities from discontinued operations.

Income (loss) Per Share Information:

In accordance with SFAS No. 128, “Earnings Per Share”, basic earnings per common share (“Basic EPS”) is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding. Diluted earnings per common share (“Diluted EPS”) is computed by dividing the net income (loss) by the weighted-average number of common shares and dilutive common share equivalents and convertible securities then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the Company’s Consolidated Statements of Operations. There were no common stock equivalents for any of the periods presented in the Company’s Consolidated Statements of Operations

The following table sets forth the computation of basic and diluted per share information:

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
Numerator:
Net income (loss)	$3,253,836	$194,526	$607,987	$(2,867)	$(1,115,284)
Denominator:
Weighted average common shares outstanding	10,096.0	10,142.5	10,096.0	10,209.0	10,262.3
Basic and Diluted Per Share Information:
Net income (loss) per share—basic and diluted	$322.29	$19.18	$60.22	$(.28)	$(108.68)

Use of Estimates:

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005
(Unaudited) and Years Ended December 31, 2005, 2004, and 2003

2.   SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Impairment of Long-Lived Assets:

The Company assesses long-lived assets for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecast undiscounted cash flows generated by those assets to their net carrying value. The amount of impairment loss, if any, will generally be measured by the difference between the net book value of the assets and the estimated fair value of the related assets.

When impairment indicators are present, investments in affiliated companies are reviewed for impairment by comparing their fair value to their respective carrying amounts. The Company makes its estimate of fair value by considering discounted cash flow analyses and balance sheet liquidation values. If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline in market value has occurred, including the length of the time and the extent to which the fair value has been below cost, the financial condition and near-term prospects of the affiliated company, and other factors influencing the fair market value, such as general market conditions.

Discontinued Operations:

The consolidated financial statements of the Company present the operations of the Bus operations as discontinued operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).

Cash and Cash Equivalents:

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Amortization of Deferred Leasing Commissions:

Deferred leasing commissions will be amortized using the straight-line method over the life of the lease.

Property and Equipment:

Property and equipment are stated at cost (see Note 4). Depreciation is provided using the straight-line method over the estimated useful lives of the related assets as follows:

Useful lives
Buildings and improvements	10 -25

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

The Company did not record any depreciation expense during the three months ended March 31, 2006 and 2005 (unaudited), respectively, and the years ended December 31, 2005, 2004, and 2003, respectively.

The Company recorded depreciation expense of $52,275 and $61,790 related to assets included as part of discontinued operations during the three months ended March 31, 2006 and 2005 (unaudited), respectively, and $251,091, $253,691 and $269,563 for the years ended December 31, 2005, 2004 and 2003 respectively.

Investments:

The Company accounts for its investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income. Interest on securities is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary or available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Estimated fair value is determined based on market quotes.

The Company maintains certain available-for-sale securities which are included from assets from discontinued operations of $178,000 at March 31, 2006 (unaudited), $178,000 and $178,015 on deposit with various governmental agencies to meet statutory self-insurance funding requirements at December 31, 2005 and 2004, respectively. These investments included in the available-for-sale securities on the accompanying balance sheet primarily consist of U.S. Treasury debt and state and local municipal bonds.

Injuries and Damages Claims Reserve:

The Company established reserves for anticipated future settlements of injuries and damages claims arising from accidents up to the Company’s maximum self-insurance level of $500,000 per accident for accidents that occured after December 31, 1992 and prior to January 1, 2002, and $75,000 for accidents occurring prior to December 31, 1992. The required claims reserves were determined by management after considering factors such as the nature and extent of the injuries or damages and prior experience with similar types of claims. Under the terms of the OAA, the City has guaranteed the reimbursement of monies paid by the Company for its self-insured portion of injury and damages claims (see Subsidy Programs above).

Effective January 1, 2002, the City implemented a new auto liability insurance program, which includes auto liability insurance coverage obtained on the Company’s behalf with several insurance companies (rated A, A+ or A++) and paid directly by the City. This insurance program provides for coverage up to $20 million per claim and is not subject to any self insurance retention by the Company. In addition, under the new auto liability insurance program, the Company is not responsible for the administration or payment of insurance claims arising after January 1, 2003. The Company is not aware of

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

any factors, which might impair the insurance companies’ or the City’s ability or intent to pay claims covered under the auto liability insurance program. The accompanying financial statements do not reflect reserves for such claims arising after January 1, 2003.

Income Taxes:

The Company accounts for income taxes under the liability method as required by the provisions of SFAS No. 109, “Accounting for Income Taxes.”  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Comprehensive Income:

The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 sets forth rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized gains or losses on the Company’s available-for-sale securities and the minimum pension liability from an investment in an affiliate to be included in comprehensive income.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” an amendment of SFAS No. 133 and 140. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an embedded derivative that require bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, as defined. The Company does not expect that the adoption of SFAS No. 155 will have a material impact on its consolidated financial position or results of operations.

In March 2006, the FASB issued FAS 156, “Accounting for Servicing of Financial Assets, an amendment to FAS 140,” which permits an entity to account for one or more classes of servicing rights at fair value, with changes in fair value recorded in income. This statement is effective as of January 1, 2007. We are currently evaluating the effect of this statement.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R), which supercedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised statement addresses the accounting for share-based payment

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

transactions with employees and other third parties, eliminates the ability to account for share-based transactions using APB No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated financial statements. FAS No. 123R requires additional disclosures relating to the income tax and cash flow effects resulting from share-based payments. On April 14, 2005, the United States Securities and Exchange Commission announced it would permit most registrants subject to its oversight additional time to implement the requirements in SFAS No. 123(R). As announced, the SEC will permit companies to implement SFAS No. 123(R) at the beginning of their next fiscal year (instead of their next reporting period) that begins after June 15, 2005. The Company is evaluating the requirements of SFAS No. 123(R) and expects that the adoption of SFAS No. 123(R), effective January 1, 2006, will have an immaterial impact on its consolidated results of operations and earnings per share. The Company has not yet determined the method of adoption or the potential financial impact of adopting SFAS No.  123(R).

In December 2003, the FASB issued Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities” (FIN 46R), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. Variable interest entities, some of which were formerly referred to as special purpose entities, are generally entities for which their other equity investors (1) do not provide significant financial resources for the entity to sustain its activities, (2) do not have voting rights or (3) have voting rights that are disproportionately high compared with their economic interests. Under FIN 46R, variable interest entities must be consolidated by the primary beneficiary. The primary beneficiary is generally defined as having the majority of the risks and rewards of ownership arising from the variable interest entity. FIN 46R also requires certain disclosures if a significant variable interest is held but not required to be consolidated. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”). Loans carried at fair value and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3, thus the adoption of this standard had no impact on the Company’s financial condition and results of operations.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS No. 150). This statement requires that an issuer classify financial instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS No. 149). The provisions of SFAS No. 149 that relate to SFAS No. 133 and No. 138 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

addition, provisions of SFAS No. 149 which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149(1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133 and No. 138, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying financing component to conform it to language used in FIN 45, and (4) amends certain other existing pronouncements. Those changes resulted in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated above and for hedging relationships designated after June 30, 2003. In addition, except as stated above, all provisions of SFAS No.149 should be applied prospectively. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In October 2003, Statement of Accounting Position (“SOP”) 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” was issued by the American Institute of Certified Public Accountants. SOP 03-3 addresses the accounting for loans acquired through a transfer (including a business combination) that have differences between their contractual cash flows and their expected cash flows, due in part to credit quality. SOP 03-3 requires that the excess of the expected cash flows at acquisition to be collected over the acquirer’s initial investment be recognized on a level-yield basis over the loan’s life. Any future excess of contractual cash flows over the original expected cash flows is recognized as a future yield adjustment. Future decreases in actual cash flows over the original expected cash flows are recognized as an impairment and expensed immediately. Valuation allowances cannot be created or “carried over” in the initial accounting for loans acquired that are within the scope of SOP 03-3. SOP 03-3 was adopted by the Company effective January 1, 2005. The adoption of SOP 03-3 has had no material impact on the financial position or results of operations of the Company.

Concentrations of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of temporary cash investments, which from time-to-time exceed the Federal depository insurance coverage.

3.   DISCONTINUED OPERATIONS:

As stated in Note 1, on November 29, 2005, the Company entered an agreement and subsequently closed on January 30, 2006 with the City to buy, all of the Company’s assets used in connection with the Company’s bus operations. Accordingly, the results have been presented as discontinued operations in the Company’s consolidated financial statements for all periods presented.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

3.   DISCONTINUED OPERATIONS: (Continued)

The following table sets forth the detail of the Company’s net income (loss) from discontinued operations:

Bus Operations
Year ended December 31, 2005:
Revenues from discontinued operation	$30,806,296
Income from operations of discontinued operation	$223,101
Provision for income taxes	8,463
Income from discontinued operation, net of taxes	$214,638
Year ended December 31, 2004:
Revenues from discontinued operation	$28,635,970
Loss from operations of discontinued operation	$(59,062)
Provision for income taxes	10,491
Loss from discontinued operation, net of taxes	$(69,553)
Year ended December 31, 2003:
Revenues from discontinued operation	$28,980,299
Income from operations of discontinued operation	$146,966
Benefit for income taxes	(70,673)
Income from discontinued operation, net of taxes	$217,639
Three months ended March 31, 2006 (unaudited):
Revenues from discontinued operation	$4,779,723
Loss from discontinued operation, net of taxes	$(698,177)
Provision for income taxes	299,088
Loss from discontinued operation, net of taxes	$997,265
Gain on sale of discontinued operations	$5,337,408
Provision for income taxes	1,562,066
Income on sale of discontinued operation, net of taxes	$3,775,342
Three months ended March 31, 2005 (unaudited):
Revenues from discontinued operation	$7,427,735
Income from operations of discontinued operation	$2,570
Benefit for income taxes	(2,705)
Income from discontinued operation, net of taxes	$5,275

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

3.   DISCONTINUED OPERATIONS: (Continued)

The following table presents the major classes of assets and liabilities of Bus Operations:

	Three Months
	Ended March 31,	Years ended December 31,
	2006	2005	2004
	(unaudited)
Current assets:
Cash	$1,344,458	$113,698	$1,006,739
Operating subsidies receivable	1,314,607	1,337,519	828,989
Current portion of operating subsidies receivable
injuries and damages withholding	716,646	550,491	796,913
Due from the City of New York	865,587	239,405	277,534
Other current assets	36,579	29,302	109,701
Available for sale securities	—	—	134,316
Inventory	—	502,241	273,599
Deferred income taxes	760,887	1,684,463	1,451,232
Total current assets	$5,038,764	$4,457,019	$4,879,023
Other assets:
Operating subsidies receivable injuries and damages withholding	$1,250,976	$1,799,718	$1,557,477
Property and equipment, net	1,179,021	1,486,820	1,635,612
Available for sale securities	348,162	345,403	206,996
Other assets	33,465	141,787	—
Total non current assets	$2,811,624	$3,773,728	$3,400,085
Current liabilities:
Accounts payable	$93,764	$825,655	$412,778
Accrued payroll and vacation pay	—	1,326,940	1,258,852
Note payable	—	300,000	—
Due to City of New York—subsidy	—	1,237,575	1,420,919
Due to City of New York	—	199,112	752,790
Accrued taxes payable	1,588,599	—	—
Non-union pension payable	1,113,525	988,052	368,928
Union health and welfare payable	126,336	383,077	60,744
Deferred income tax liability	480,643	667,216	845,340
Other current liabilities	59,582	250,383	811,583
Total current liabilities	3,462,449	6,178,010	5,931,934
Other liabilities	1,410,546	1,959,288	1,810,320
Total liabilities	$4,872,995	$8,137,298	$7,742,254

The net cash flow provided by (used in) operating activities attributable to discontinued operations of $(551,628) in 2005 and $584,187 in 2004, and $2,869,954 in 2003. The net cash (used in) provided by investing activities attributable to discontinued operations of ($140,867) in 2005, ($148,856) in 2004 and $8,078 in 2003. The net cash provided by (used in) financing activities attributable to discontinued operations of $300,000 (2005), $ -0-(2004), and $(1,785,685) (2003).

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

3.   DISCONTINUED OPERATIONS: (Continued)

The net cash flow provided by (used in) operating activities attributable to discontinued operations of $2,292,259 for the three months ended March 31, 2006 (unaudited) and $(387,629) for the three months ended March 31 2005 (unaudited). The net cash provided by (used in) investing activities attributable to discontinued operations was $259,287 for the three months ended March 31, 2006 (unaudited) and $(47,491) for the three months ended March 31, 2005 (unaudited). The net cash used in financing activities attributable to discontinued operations was $300,000 for the three months ended March 31, 2006 (unaudited) and $0 for the three months ended March 31, 2005 (unaudited).

4.   PROPERTY AND EQUIPMENT, NET:

Property and equipment from continuing operations is as follows:

	Three Months
	Ended March 31,	Years ended December 31,
	2006	2005	2004
	(unaudited)
Land	$434,364	$434,364	$434,364
Building and improvements	1,025,976	1,025,976	1,025,976
	1,460,340	1,460,340	1,460,340
Accumulated depreciation	(946,166)	(946,166)	(946,166)
	$514,174	$514,174	$514,174

Property and equipment from discontinued operations is as follows:

	Three Months
	Ended March 31,	Years ended December 31,
	2006	2005	2004
	(unaudited)
Leasehold improvements	$2,571,785	$2,571,785	$2,571,785
Revenue vehicles and accessories	—	49,620	49,620
Registered devices	—	30,291	30,291
Office and garage equipment	889,648	1,829,490	1,829,490
	3,461,433	4,481,186	4,481,186
Accumulated depreciation	(2,282,412)	(2,994,366)	(2,845,574)
	$1,179,021	$1,486,820	$1,635,612

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

5.   INVESTMENTS:

The following is a summary of marketable securities. The fair market value of available-for-sale securities approximates cost.

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
U.S. Treasury/U.S. Government debt securities	$36,000	$36,000	$36,115
State and political subdivision debt securities	142,000	142,000	72,604
Bank certificates of deposit	297,648	294,867	357,593
Total available-for-sale securities	$475,648	$472,867	$466,312

The amortized costs and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations.

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
Due in one year or less	$271,194	$271,172	$268,708
Due after one year and up to five years	125,000	125,000	125,000
Due after five years and up to ten years	52,870	52,870	52,870
Due after ten years	26,584	23,825	19,734
	$475,648	$472,867	$466,312

6.   INVESTMENT IN AFFILIATES:

The Company has 20% interests in Command Bus Company, Inc. and G.T.J. Company, Inc. (“GTJ”). These companies did not declare dividends during 2005, 2004 or 2003. Summary combined financial information for these affiliates is as follows:

Year Ended December 31, 2005

	G.T.J Company, Inc	Command Bus Company, Inc
Total operating revenues and subsidies	$29,496,053	$25,173,844
Income from continuing operations	$2,428,228	$—
Income (loss) from operations of discontinued operation	159,733	(1,646,778)
Gain on sale of discontinued operations, net of taxes	—	2,533,095
Net income	$2,587,961	$886,318
Total assets	$33,342,266	$5,023,112
Total liabilities	$25,913,253	$9,246,566

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

Year Ended December 31, 2004

	G.T.J Company, Inc.	Command Bus Company, Inc.
Total operating revenues and subsidies	$27,389,249	$24,176,349
Loss from continuing operations	$1,052,695	$—
Income (loss) from operations of discontinued operation	(325,563)	(336,643)
Net income (loss)	$727,132	$(336,643)
Total assets	$33,192,288	$6,591,175
Total liabilities	$24,807,444	$10,341,492

Year Ended December 31, 2003

	G.T.J Company, Inc.	Command Bus Company, Inc.
Total operating revenues and subsidies	$21,997,994	$24,205,682
Income from continuing operations	$709,043	$—
Loss from operations of discontinued operation	(6,669,700)	(286,541)
Net loss	$(5,960,657)	$(286,541)

Three Months Ended March 31, 2006 (unaudited)

	G.T.J Company, Inc.	Command Bus Company, Inc.
Total operating revenues and subsidies	$7,612,827	$—
Income from continuing operations	$1,955,604	$—
Income (loss) from operations of discontinued operation	227	(444,898)
Net income (loss)	$1,955,831	$(444,898)
Total assets	$33,192,288	$4,043,751
Total liabilities	$29,872,517	$4,253,862

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

6.   INVESTMENT IN AFFILIATES: (Continued)

Three Months Ended March 31, 2005 (unaudited)

	G.T.J Company, Inc.	Command Bus Company, Inc.
Total operating revenues and subsidiaries	$6,957,165	$6,791,145
Income from continuing operations	$362,528	$—
(Loss) income from operations of discontinued operations	(5,643)	67,273
Net income	$356,885	$67,273

7.   NOTE PAYABLE TO BANK:

On December 30, 2003, the Company, along with Triboro Coach Corporation and Subsidiaries, Green Bus Lines, Inc. and Subsidiary, Command Bus Company, Inc., and G.T.J. Company, Inc. and Subsidiaries (the “Affiliated Group”), replaced its then-existing credit facility with a new facility consisting of mortgages and lines of credit which had an expiration date of June 30, 2004. The facility has been renegotiated over several renewals and has now been extended to July 31, 2006. Currently, the entire group has a $6.5 million facility consisting of a $4 million line of credit, which is secured by approximately $4.5 million of cash and bonds held by the Affiliated Group and a $2.5 million second mortgage secured by a mortgage over property owned by G.T.J. Company, Inc., in New York City. The facility of $6.5 million is being used to finance the working capital needs of the Affiliated Group. The facility bears interest at prime rate and is adjusted from time to time. The loans are collateralized by all tangible assets of the Affiliated Group.

As of March 31, 2006 (unaudited), December 31, 2005, and 2004, $0 was outstanding under this line of credit. The line bore interest at a fluctuating rate based on the bank’s prime rate.

The Affiliated Group is required to satisfy certain financial ratios and covenants. Tangible net worth must not be less than $22,000,000 as of December 31, 2005, the cash flow coverage ratio must not be less than 1.1 to 1.0, the Leverage Ratio shall not be more than 4.5 to 1.0, and capital expenditures shall not be more than $2,000,000 in any fiscal year.

The Affiliated Group did not meet certain covenants for these financial statements and has requested waivers from the bank for the breach of these covenants. Waivers have been provided to the Affiliated Group.

8.   SHAREHOLDERS’ EQUITY:

Approximately 91% of the Company’s common stock is held under a Voting Trust Agreement which expires on December 1, 2010. The stock held under the agreement shall be voted at any meeting of the shareholders of the Company by the trustees as may be, in the judgment of the trustees, for the best interest of the shareholders of the Company. The trustees are shareholders/officers of the Company.

The Company has the right of first refusal to purchase shares from any shareholder desiring to sell shares at a price established by the Board of Directors at the date of the sale. During the year ended December 31, 2003, the Company repurchased approximately 34 shares and for each of the years ended December 31, 2005 and 2004, the Company repurchased back approximately 102 shares.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

9.   PENSION PLANS AND OTHER RETIREMENT BENEFITS

The Company maintains a defined benefit pension plan (the “Plan”) which covers substantially all of its nonunion employees. Participant benefits are based on years of service and the participant’s compensation during the last three years of service. The Company’s funding policy is to contribute annually an amount that does not exceed the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

Plan assets primarily consist of equity securities, corporate debt securities and government securities.

The following tables present certain financial information of the Company’s non-union defined benefit pension plan as of and for the years ended December 31, 2005 and 2004, for three months ended March 31, 2006 and 2005 (unaudited):

	Years Ended December 31,
	2005	2004
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$8,263,329	$7,916,686
Service cost	264,865	241,423
Interest cost	528,857	505,848
Actuarial loss	1,050,980	39,359
Benefits paid	(408,588)	(439,987)
Projected benefit obligation at the end of year	$9,699,443	$8,263,329
Change in plan assets
Fair value of plan assets at beginning of year	$7,054,084	$6,570,441
Actual return on plan assets	252,152	589,778
Employer contributions	571,277	396,328
Benefits paid	(408,588)	(439,987)
Expenses paid	(68,314)	(62,476)
Fair value of plan assets at the end of year	$7,400,611	$7,054,084
Funded status	$(2,298,832)	$(1,209,245)
Unrecognized prior service cost	75,749	85,571
Unrecognized net actuarial cost	2,285,899	997,305
Net amount recognized	$62,816	$(126,369)
Amounts recognized in the balance sheet consist of:
Intangible asset	$75,749	$85,571
Accrued benefit liability	(988,052)	(368,928)
Accumulated other comprehensive loss	975,119	156,988
Net amount recognized	$62,816	$(126,369)

The following weighted-average assumptions were used to determine the Company’s post retirement benefit obligation shown above at December 31:

	2005	2004
Discount rate	5.75%	6.00%
Compensation increase	4.00%	4.00%

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

9.   PENSION PLANS AND OTHER RETIREMENT BENEFITS: (Continued)

	Three months ended		Years ended
	March 31,		December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Components of net restated benefit cost
Service cost	$21,260	$66,216	$264,865	$241,423	$217,301
Expense	15,765	15,619	62,476	69,559	59,710
Interest cost	124,264	132,214	528,857	505,848	492,287
Expected return on plan assets	(133,224)	(139,966)	(559,865)	(516,017)	(449,461)
Recognized actuarial loss	26,127	18,984	75,937	30,666	59,374
Amortization of prior service cost	2,267	2,456	9,822	9,899	9,957
Net period benefit cost	$56,459	$95,523	$382,092	$341,378	$389,168

The following weighted-average assumptions were used to determine the Company’s post retirement benefit expense for the years ended December 31, 2005, 2004, and 2003 and March 31, 2006  (unaudited):

	March 31,	December 31,
	2006	2005	2004	2003
	(unaudited)
Discount rate	5.75%	6.0%	6.5%	7.0%
Compensation increase	4.00%	4.00%	5.00%	5.00%
Expected long-term rate of return on assets	8.00%	8.00%	8.00%	8.00%

Included in the agreement with the City, the pension plan is going to be merged into the Metropolitan Transit’s Authority DB Pension Plan (“MTA DB Plan”). This resulted in a plan curtailment under SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”. The curtailment was caused by the fact that the non-union employees ceased future benefit accruals under the pension plan.

SFAS No. 88 requires accelerated amortization or immediate recognition of unrecognized prior service costs which resulted in a curtailment loss of approximately $73,482, which was recorded in first quarter of 2006.

The transfer of plan assets to the MTA DB Pension Plan on March 24, 2006, resulted in the settlement of the company’s obligation with regard to the plan assets and liabilities.

SFAS No. 88 requires accelerated amortization or immediate recognized the plan’s experience gain/(loss) as of the date of settlement or asset transfer date. As a result, the Company’s recognition of a gain of approximately $1,091,074 due to transfer of benefit liability in excess of assets plus immediate recognition of the existing loss of approximately $1,023,949 which results in an overall settlement gain of approximately $67,125. This was recorded in the three months ended March 31, 2006.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

9.   PENSION PLANS AND OTHER RETIREMENT BENEFITS: (Continued)

The asset allocation for the Company’s retirement plans are based upon an analysis of the timing and amount of projected benefit payments, the expected returns and risk of the asset classes and the correlation of those returns.

The percentage of asset allocations of the Company’s pension plans at December 31, 2005 and 2004, by asset category were as follows:

	2005	2004
Equity Securities	58%	56%
Debt Securities	40%	39%
Cash and Other	2%	5%
	100%	100%

In addition, the Company participates in a multi-employer pension plan which provides defined benefits to substantially all union employees. Amounts charged to pension expense and contributed to the plan amounted to $84,692 and $261,163 for the three months ended March 31, 2006 and 2005, (unaudited) respectively, and $1,046,168, $1,050,755, $1,031,661 in 2005, 2004, and 2003, respectively.

The Company participates in a multi-employer plan that provides health care benefits, including defined postretirement health care benefits, to substantially all nonunion employees. The amounts contributed to the plan and charged to benefit cost were $50,129 and $126,228 for the three months ended March 31, 2006 and 2005 (unaudited), respectively, and $493,797, $470,739 and $494,999 in 2005, 2004 and 2003, for the years ended December 31, 2005, 2004 and 2003, respectively.

Defined Contribution Plan:

The Company sponsors a defined contribution 401(k) plan for its non-union employees which covers all employees immediately upon employment and is funded by employee salary deferral contributions and employer discretionary contributions. There were no discretionary contributions made by the Company in 2005, 2004 and 2003, respectively.

10.   RELATED PARTY TRANSACTIONS:

The Company has an agreement with Varsity Transit, Inc. (“Transit”), an affiliate, under which Transit provides the Company with certain administrative and purchasing services. Total service fees incurred under this agreement and included in loss from discontinued operations, aggregated $70,393, and 71,137 for the three months ended March 31, 2006 and 2005 (unaudited), respectively, and  $293,727, $255,070 and $266,010 in 2005, 2004 and 2003, respectively.

Net advances owed to Transit aggregated $38,232 at March 31, 2006 (unaudited) and net advances due from Transit aggregated $902,300 and $929,804 at December 31, 2005 and 2004, respectively.

Advances due from GTJ aggregated $1,569,533 at March 31, 2006 (unaudited), and $1,569,533 at December 2005 and 2004. Advances due to Green Bus Lines, Inc. aggregated $358,128 at March 31, 2006 (unaudited), and $358,128 at December 31, 2005 and 2004. Advances due to Triboro Coach Corp. aggregated $358,128 at March 31, 2006 (unaudited), and $358,128 at December 31, 2005 and 2004. Advances due from Command Bus Company, Inc. were $53,792 and $53,792, at December 31, 2005 and

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

10.   RELATED PARTY TRANSACTIONS: (Continued)

2004, respectively. Advances due from Transit Facility Management Corp. were $53,965 at March 31, 2006 (unaudited), and $53,965 at December 31, 2005 and 2004.

Lighthouse Real Estate Management, LLC (“LREM”), of which P. Cooper is a member, received a leasing commission in 2006 for the leasing of 114-15 Guy Brewer Boulevard, Jamaica, New York on behalf of Jamaica Bus Holding Corp. to New York City in the aggregate sum of $615,000 (1.645% of gross rent).

Douglas A. Cooper, Ruskin, Moscou, Faltischek, P.C. (“RMF”), of which Douglas Cooper is a partner and is the nephew of Jerome Cooper, has acted as counsel to the Company for approximately eight years. Fees paid to RMF for the years ended December 31, 2005, 2004, and 2003 were $361, $33,519, and $26,314, respectively and for the three months ended March 31, 2006 and 2005 (unaudited) were $2,603 and $-0-, respectively.

11.   INCOME TAXES:

The expense (benefit) for income taxes for continuing operations for the three months ended March 31, 2006 and 2005 (unaudited) and for the years ended December 31, 2005, 2004 and 2003, are summarized as follows:

	Three months ended March 31		Year ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Current:
Federal	$61,844	$(86,985)	$205,835	$(11,294)	$47,575
State and local	40,049	(18,524)	100,035	29,259	52,111
Deferred	(31,765)	1,090	(4,363)	(6,553)	(16,203)
	$70,128	$(104,419)	$301,507	$11,412	$83,483

The expense (benefit) for income taxes for discontinued operations for the three months ended March 31, 2006 and March 31, 2005 (unaudited) and for the years ended December 31, 2005, 2004 and 2003, are summarized as follows:

	Three months ended March 31		Year ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Current:
Federal	$1,115,460	$—	$—	$(11,657)	$41,885
State and local	325,851	—	(2,337)	2,474	(3,079)
Deferred	419,843	(2,705)	10,800	19,674	(109,479)
	$1,861,154	$(2,705)	$8,463	$10,491	$(70,673)

The Company files a consolidated Federal income tax return. The Company’s subsidiaries file a combined state income tax return and the parent company files a separate state income tax return. In addition, separate returns are filed for New York City purposes.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

11.   INCOME TAXES: (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities from continuing operations are as follows:

	March 31,	December 31
	2006	2005	2004
	(unaudited)
Deferred tax assets:
Book over tax depreciation	$1,810	$1,810	$11,106
Deferred tax liabilities:
Real estate taxes	—	25,603	25,253
Net deferred tax asset (liability)	$1,810	$(23,793)	$(14,147)

Significant components of the Company’s deferred tax assets and liabilities from discontinued operations are as follows:

	March 31,	December 31
	2006	2005	2004
	(unaudited)
Deferred tax assets:
Injuries and damages claims reserves	$479,277	$665,849	$845,339
Vacation accrual	517	352,762	304,763
State and local taxes, net	34,532	89,764	87,058
Book over tax depreciation	162,412	163,742	128,046
Retirement plan’s additional minimum liability	66,724	390,048	62,957
Other	17,425	22,298	23,069
Total deferred tax asset	760,887	1,684,463	1,451,232
Deferred tax liabilities:
Operating subsidy withholdings	479,278	665,850	845,340
Other	1,365	1,366	—
Total deferred tax liabilities	480,643	667,216	(845,340)
Net deferred tax asset	$280,244	$1,017,247	$605,892

The Company and two affiliates own all of the common stock of the affiliates accounted for under the equity method (See Note 5). The Company and its affiliates exercise significant influence over these affiliates and intend to maintain permanent investments in these affiliates. Accordingly, taxes have not been provided on the cumulative undistributed earnings of these affiliates prior to January 1, 1993 (date of SFAS No. 109 adoption). Accumulated undistributed earnings of affiliates for which no provision (benefit) for income taxes has been made was approximately $353,694 and $(341,163) at December 31, 2004 and 2003, respectively.

JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

12.   COMMITMENTS AND CONTIGENCIES:

Legal Matters

The Company is a plaintiff in the two lawsuits described in Note 1 above, Subsidy Programs. The Company is also involved in several lawsuits and other disputes which arose in the ordinary course of business; however, management believes that these matters will not have a material adverse effect, individually or in the aggregate, on the Company’s financial position or results of operations.

Environmental Matters

The Company’s real property have had activity regarding removal and replacement of underground storage tanks.  Upon removal of the old tanks, any soil found to be unacceptable was heated off site to burn off contaminants.  Fresh soil was brought in to replace earth which had been removed.  There are still some levels of contamination at the sites, and groundwater monitoring programs have been put into place.  Closures of existing New York State Department of Environmental Control spill numbers may be warranted if it can be shown that the remaining degree of impact is non threatening and within acceptable levels. Presently, the Company is not aware of any claims or remediation requirements from any local, state or federal government agencies. Each of the properties is in a commercial zone and is still used as transit depots including maintenance of vehicles. The Company can not assess what further liability may arise from these sites.

13.   SIGNIFICANT TENANTS

One tenant constitutes 100% of rental revenue for the three months ended March 31, 2006 (unaudited).

14.   FUTURE MINIMUM RENTS SCHEDULE

Future minmum lease payments to be received by the Company as at December 31, 2005 under non-cancellable operating leases are as following:

2006	$1,396,895
2007	1,515,000
2008	1,515,000
2009	1,515,000
2010	1,515,000
Thereafter	29,798,687
Total	$37,255,582

GTJ Co., Inc. and Subsidiaries
Consolidated Financial Statements
Years Ended December 31, 2005, 2004, and 2003

and Three Months Ended March 31, 2006 and 2005 (unaudited)

Contents

Page No.
Report of Independent Registered Accounting Firm	F-91
Consolidated Balance Sheets at December 31, 2005 and 2004, and March 31, 2006 (unaudited)	F-92
Consolidated Statements of Operations for the Years Ended December 31, 2005, 2004, and 2003 and the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-93
Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2005, 2004, and 2003 and the Three Months Ended March 31, 2006 (unaudited)	F-94
Consolidated Statements of Cash Flows for the Years Ended December 31, 2005, 2004, and 2003 and the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-95
Notes to Consolidated Financial Statements	F-96

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
GTJ Co., Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of GTJ Co., Inc. and Subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GTJ Co., Inc. and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Weiser LLP
New York, New York
July 21, 2006

GTJ Co, Inc. and Subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,236,352	$3,130,429	$3,177,077
Accounts receivable, net of retainange, less allowance for doubtful accounts of $15,000 at March 31, 2006 (unaudited) and $15,000 in 2005 and $15,000 in 2004	3,865,148	4,438,789	4,593,545
Assets of discontinued operation	351,591	580,917	366,073
Note receivable	381,425	441,732	—
Securities available for sale, current portion	—	—	1,399,152
Due from affiliates	4,403,238	2,889,645	2,937,024
Prepaid expenses and other other current assets	3,009,326	2,109,169	2,003,900
Deferred tax asset	476,000	321,000	—
Total current assets	16,723,080	13,911,681	14,476,771
Property and equipment, net	6,040,594	5,958,817	6,223,814
Assets from discontinued operation	236,090	371,443	431,232
Restricted cash	3,886,978	4,078,396	4,491,790
Retainage receivable	—	387,288	336,488
Securities available for sale, less current portion	747,527	747,527	774,507
Other assets	679,536	510,886	282,911
Deferred tax asset	17,000	194,000	—
Goodwill	4,190,483	4,190,483	4,190,483
Total assets	$32,521,288	$30,350,521	$31,207,996
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$200,000	$200,000	$200,000
Notes payable-bank, current portion	1,666,201	1,666,201	833,328
Accounts payable	802,682	1,053,362	984,425
Accrued expenses	839,161	642,446	645,987
Liabilities of discontinued operation	68,677	32,853	1,162,032
Deposit liability	101,771	125,348	37,273
Due to affiliates	13,172,870	12,351,274	13,523,052
Deferred income taxes	—	—	4,000
Other current liabilities	218,541	421,907	2,389,749
Total current liabilities	17,069,903	16,493,391	19,779,846
Notes payable-bank, less current portion	—	—	902,317
Unpaid losses and loss adjustment expenses	4,728,226	4,895,087	6,178,821
Deferred income taxes	598,000	598,000	208,000
Liabilities of discontinued operation	619,719	619,719	—
Other liabilities	1,120,596	1,315,311	270,954
Total liabilities	24,136,444	23,921,508	27,339,938
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value; 200 shares authorized, issued and outstanding at March 31, 2006 (unaudited) and in 2005 and 2004, respectively	1,000,000	1,000,000	1,000,000
Additional paid-in-capital	997,961	997,961	997,961
Retained earnings	6,394,380	4,438,549	1,850,588
Accumulated other comprehensive (loss) income	(7,497)	(7,497)	19,509
Total shareholders’ equity	8,384,844	6,429,013	3,868,058
Total liabilities and shareholders’ equity	$32,521,288	$30,350,521	$31,207,996

The accompanying notes are an integral part of these consolidated financial statements.

GTJ Co., Inc. and subsidiaries
Consolidated Statements of Operations

	Three Months Ended
	March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Operating revenue	$7,612,827	$6,957,165	$29,496,053	$27,389,249	$21,997,994
Operating and maintenance expenses
Equipment maintenance and garage expenses	729,587	703,687	3,207,224	3,181,049	2,312,778
Transportation expenses	1,682,703	1,460,913	6,174,946	5,530,292	4,597,621
Contract maintenance and station expenses	1,702,388	1,483,911	7,199,675	6,669,902	5,229,497
Traffic solicitation and advertising	—	31,695	—	—	—
Insurance and safety expenses	722,784	693,495	3,065,220	1,072,939	724,087
Administrative and general expenses	1,496,299	1,483,079	5,718,506	6,443,391	5,182,137
Depreciation and amortization expense	130,700	88,490	467,799	529,735	467,526
Operating and highway taxes	506,399	426,388	1,443,422	1,438,431	1,430,103
Other operating expenses	180,702	91,133	457,353	383,843	440,729
Total operating and maintenance expenses	7,151,562	6,462,791	27,734,145	25,249,582	20,384,478
Income from operations	461,265	494,374	1,761,908	2,139,667	1,613,516
Other income (expense):
Service fees, net of related expenses	1,214,441	154,314	2,311,836	1,095,579	1,409,388
Interest income	10,923	39,885	135,935	177,259	97,024
Interest expense	(31,668)	(25,675)	(144,587)	(153,780)	(200,434)
Change in insurance reserves	(10,792)	(153,946)	(1,077,488)	(1,298,719)	(1,244,343)
Ceding commission	—	(68,241)	(68,241)	(364,365)	(159,192)
Loss on disposal of asset	—	—	—	—	(8,995)
Other nonoperating expense (income)	642,007	(29,373)	(2,815)	(275,311)	(138,780)
Total other income (expense)	1,824,911	(83,036)	1,154,640	(819,337)	(245,332)
Income from continuing operations before income taxes	2,286,176	411,338	2,916,548	1,320,330	1,368,184
Provision for income taxes	330,572	48,810	488,320	267,635	659,141
Net income from continuing operations	1,955,604	362,528	2,428,228	1,052,695	709,043
Income (loss) from operations of discontinued operation, net of taxes	227	(5,643)	159,733	(325,563)	(6,669,700)
Net income (loss)	$1,955,831	$ 356,885	$2,587,961	$ 727,132	$(5,960,657)
Income (loss) per common shares—basic and diluted:
Income from continuing operations	$9,778.02	$1,812.64	$12,141.14	$ 5,263.48	$ 3,545.22
Income (loss) from operations of discontinued operation, net of taxes	$ 1.14	$ (28.22)	$ 798.67	$(1,627.82)	$(33,348.50)
Net income (loss)	$9,779.16	$1,784.43	$12,939.81	$ 3,635.66	$(29,803.29)
Weighted/average common shares oustanding—basic and diluted	200.0	200.0	200.0	200.0	200.0

The accompanying notes are an integral part of these consolidated financial statements.

GTJ Co., Inc. and subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity

					Accumulated
	Common Stock		Additional		Other	Total
	Outstanding		Paid—	Retained	Comprehensive	Shareholders’
	Shares	Amount	in Capital	Earnings	(Loss) income	Equity
Balance at December 31, 2002	200	$1,000,000	$997,961	$ 6,906,810	$ 181,670	$ 9,086,441
Comprehensive income:
Net loss	—	—	—	(5,960,657)	—	(5,960,657)
Unrealized gain on available—for—sale securities	—	—	—	—	15,142	15,142
Total comprehensive income (loss)	—	—	—	—	—	(5,945,515)
Balance at December 31, 2003	200.0	1,000,000	997,961	946,153	196,812	3,140,926
Comprehensive income:
Net loss	—	—	—	727,132	—	727,132
Adjustment to retained earnings	—	—	—	177,303	—	177,303
Unrealized gain on available—for—sale securities	—	—	—	—	(177,303)	(177,303)
Total comprehensive income (loss)	—	—	—	—	—	727,132
Balance at December 31, 2004	200.0	1,000,000	997,961	1,850,588	19,509	3,868,058
Comprehensive income:
Net loss	—	—	—	2,587,961	—	2,587,961
Unrealized gain on available—for—sale securities	—	—	—	—	(27,006)	(27,006)
Total comprehensive income (loss)	—	—	—	—	—	2,560,955
Balance at December 31, 2005	200.0	1,000,000	997,961	4,438,549	(7,497)	6,429,013
Comprehensive income:
Net loss	—	—	—	1,955,831	—	1,955,831
Unrealized gain on available—for—sale securities	—	—	—	—	—	—
Total comprehensive income (loss)	—	—	—	—	—	1,955,831
Balance at March 31, 2006 (unaudited)	200.0	$1,000,000	$997,961	$ 6,394,380	$ (7,497)	$ 8,384,844

The accompanying notes are an integral part of these consolidated financial statements.

GTJ Co., Inc. and subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Operating Activities:
Net income (loss)	$1,955,831	$ 356,885	$2,587,961	$ 727,132	$(5,960,657)
Net income (loss) from discontinued operations	227	(5,643)	159,733	(325,563)	6,669,700
Net income from continuing operations	1,955,604	362,528	2,428,228	1,052,695	709,043
Adjustments to reconcile income (loss) from continuing operation:
Provisions for deferred taxes	(6,000)	—	(33,000)	(285,000)	(208,000)
Loss (gain) on disposal of equipment	(28,144)	(6,170)	(6,170)	62,286	159,050
Change in insurance reserves	—	—	(1,158,386)	(103,139)	1,782,765
Depreciation and amortization	130,700	88,491	465,342	449,492	596,879
Changes in operating assets and liabilities:	—	—
Accounts receivable	565,543	(166,539)	(516,709)	(753,179)	(1,273,531)
Net operating account activity with affiliates	(1,310,895)	(870,340)	(1,190,397)	—	603,470
Prepaid expenses and other current and noncurrent assets	(855,262)	(556,505)	(359,399)	(1,865,231)	681,799
Retainage receivable	387,288	(20,438)	(50,800)	(25,056)	2,375,709
Accounts payable	(250,680)	(117,126)	68,937	87,533	465,512
Deposit liability	(23,577)	(37,273)	(37,273)	1,370	(316,371)
Accrued expenses	196,717	206,850	47,533	(188,025)	253,840
Other current and non current liabilities	(137,673)	249,795	(260,951)	588,722	288,670
Net cash flow (used in) provided by
operating activities attributable to
discontinued operations	398,895	64,316	(1,290,907)	(821,472)	—
Net cash provided by operating activities	1,022,516	(813,697)	(1,893,952)	(1,799,004)	6,118,835
Investing activities:
Restricted cash	191,418	262,136	413,394	(1,064,330)	(977,349)
Purchase-securities available for sale	—	—	—	(877,000)	(5,348,300)
Proceeds-securities available for sale	—	1,399,152	1,399,152	1,406,226	5,344,000
Purchases of property and equipment	(203,519)	(44,645)	(206,177)	(382,963)	(305,181)
Proceeds from disposal of assets	—	11,975	11,975	25,242	165,775
Investments in affiliates	—	—	(50,000)	—	—
Net cash flow (used in) provided by
investing activities attributable to
discontinued operations	—	—	50,000	—	(5,524,570)
Net cash (used in) provided by investing activities	(12,101)	1,628,618	1,618,344	(892,825)	(6,645,625)
Financing activities:
Proceeds from notes payable to bank	—	—	—	—	2,500,000
Proceeds from lines of credit	—	—	—	200,000	3,150,000
Principal payments on notes payable	—	(69,444)	(69,444)	(754,585)	(2,761,138)
Principal payments on notes receivable	60,307	56,804	232,406
Payments on lines of credit	—		—	—	(4,150,000)
Net financing from affifiates	—	(150,002)	65,999	3,309,693	2,375,487
Net cash flow used in financing activities
attributable to discontinued operations	35,201	—	—	—	—
Net cash used in financing activities	95,508	(162,642)	228,961	2,755,108	1,114,349
Net (decrease) increase in cash and cash equivalents	1,105,923	652,279	(46,647)	63,279	587,559
Cash and cash equivalents at the beginning of year	3,130,430	3,177,077	3,177,077	3,113,798	2,526,239
Cash and cash equivalents at the end of year	$4,236,353	$ 3,829,356	$3,130,430	$3,177,077	$3,113,798
Supplemental cash flow information:
Interest paid	$ 37,908	$ 25,675	$ 144,586	$ 216,856	$ 640,465
Income taxes paid	$ 77,000	$ 61,000	$ 536,000	$ 707,000	$ 273,000

The accompanying notes are an integral part of these consolidated financial statements.

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

1.                                    DESCRIPTION OF BUSINESS:

By the end of December 2004, GTJ Co., Inc. and Subsidiaries (the “Company”) was mainly involved in the bus shelter cleaning and advertisement placement business through two companies located in Long Island City, New York, namely, Shelter Express Corp., Shelter Electric Maintenance Corp. and Metroclean Express Corp., and a company in Los Angeles, California, ShelterCLEAN, Inc. Additionally, the Company owns certain rental real estate properties, performs electrical maintenance work in a variety of environments, and operates two businesses relating to captive insurance and the administration of insurance claims. The Company had operated school buses under contracts principally with the New York City Board of Education (“NYCBOE”), Port Washington School District (“Port Washington”) and the Sewanhaka Central High School District of Elmont, New York (“Sewanhaka”). In June 2003, the contracts with the NYCBOE were assigned to various third party operators and also to a new company formed by previous management of Varsity Transit, Inc. The Company owned two businesses in the Western United States. Both businesses performed repair and maintenance services to free standing bus shelters; one is in Los Angeles and the other in Aurora, Colorado (see Note 3). The business in Aurora, Colorado was shut down in 2003.

School Bus Operations

The NYCBOE school bus contract was extended for five years beginning in July 2000 and as mentioned above the remaining years on the contract were assigned to various operators in September 2003. The Sewanhaka school bus contract expired in June 2003 and was not renewed.

Pursuant to its contractual rights as defined in the aforementioned contracts, the New York City Office of Auditor General has conducted an examination of the financial records of one of the Company’s subsidiaries, Varsity Transit, Inc. (“Transit”), for the period from July 1, 1985 to June 30, 1993. In connection therewith, a claim for alleged overpayments and cost justification increases in the approximate amount of $1,068,000 had been made against Transit through the 1992–1993 school year. In addition, if the NYCBOE were permitted to reduce the per diem rates, additional amounts would be due from the Company inasmuch as the rates being paid since the 1993–1994 school year have been higher than those that the New York City Office of Auditor General contends are correct. Transit had commenced a legal action, which sought a declaratory judgment and other equitable relief barring the NYCBOE from seeking to recover the alleged overpayments and from retroactively reducing the per diem rates paid to the plaintiff contractors. The NYCBOE had asserted a counterclaim for the alleged overpayments claimed as a result of the audit.

Under an agreement entered into between Transit and the NYCBOE, which ended on June 30, 2000, the NYCBOE retained a portion of each current monthly billing until this claim is resolved. The Company continued to invoice the NYCBOE and the NYCBOE continued to retain amounts, which represent the difference between the per diem rates billed and the lower per diem rates as a result of the examination, up to June 30, 2000. In June 2003, Transit and NYCBOE reached a settlement in the cost justification case. As a result of the settlement, all retainage receivables held by the NYCBOE will not be paid; however the NYCBOE will permit Transit to use additional amounts owed as a credit for the new buses purchased by Transit from July 1, 2000 through June 30, 2003. As a result of this credit, no cash was paid by Transit to the NYCBOE.

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

1.             DESCRIPTION OF BUSINESS: (Continued)

In September 2003, the Company through two subsidiaries, Varsity Transit, Inc. (“Transit’’) and Varsity Coach Corp. (“Coach’’), exited the school bus business and sold the majority of the Company’s school bus runs to other Contractors.

Insurance Operations

The Transit Alliance Insurance Co., LTD (“Transit Alliance’’) was incorporated in the Cayman Islands on April 26, 1999 as an exempted Company with limited liability and holds an Unrestricted Class “B’’ Insurers License, subject to the provisions of the Insurance Law (2004 Revision) of the Cayman Islands. Transit Alliance is a wholly-owned subsidiary of GTJ.

Ownership

The Company is owned by Green Bus Lines, Inc. (“Green”)_(40%), Triboro Coach Corporation (“Triboro”) (40%) and Jamaica Central Railways, Inc. (“Jamaica”) (20%) (collectively, the “Shareholders”), and shares management with the Shareholders through a common Board of Directors.

Recent Developments

In November 2005, the Shareholders of the Company reached agreement with New York City to sell all of their bus assets including rates, tangible property related to bus operations. The sale of the bus assets left the shareholders, including their subsidiaries, with seven parcels of property, four of which are leased to New York City and two of which are leased to commercial interests, all but one of which are on a triple net basis. Following the transactions with New York City, the Bus Companies started receiving a substantial amount of income and cash flow primarily as a result of the real property leases. Since the Bus Companies were organized more than a half-century ago, their real property is owned by “C” corporations. For tax purposes, C corporations are taxed on their income and do not “pass through” tax liability to their shareholders, as would occur in, for example, a limited partnership or a limited liability company. As a result, the Shareholders decided to reorganize into a Real Estate Investment Trust (“REIT”).

Unaudited Interim Financial Statements

The accompanying Consolidated Balance Sheet as of March 31, 2006, Consolidated Statements of Operations, and Cash Flows for the three months ended March 31, 2006 and 2005 and Consolidated Statements of Shareholders’ Equity for the three months ended March 31, 2006 are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The information described in the Notes to the Financial Statements for these periods is unaudited. The Results of Operations for the three months ended March 31, 2006 are not necessarily indicative of the future results to be expected for the entire fiscal year end for any period.

2.                                    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The consolidated financial statements include the accounts of GTJ Co., Inc. and its subsidiaries: Transit, Varsity Transit, Inc., Varsity Coach, Inc., Varsity Charter Corp., The Bus Depot, Inc., Satellite

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Transportation of New York Corp., MetroClean Express Corp. (“MetroClean”), Metroclean Express of New Jersey, Inc., Shelter Express Corp. (“Shelter”), Shelter Electric Maintenance Corp., ShelterCLEAN, Inc., ShelterCLEAN of Colorado, Inc., Transit Facility Management Corp., Transit Facility Claims Corp., Transit Alliance Insurance Co. Ltd., A Limited Sticky Situation, Just Another Limited Sticky Situation, The Third Limited Sticky Situation Corp., The Fourth Limited Sticky Situation Corp. and A Very Limited Sticky Situation, each of which is wholly-owned. The Company applies the guidelines set forth in Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”) in assessing its interests in variable interest entities to decide whether to consolidate that entity. Significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition—Rental Properties

The Company’s revenue in accordance with Statement of Financial Accounting Standards No. 13 “Accounting for Leases’’, as amended, referred to herein as SFAS No. 13, SFAS No. 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Leases that include renewal options with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent if they do not meet the criteria of a bargain renewal option. In those instances in which we fund tenant improvements and the improvements are deemed to be owned by the Company, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant for the tenant work to begin. The properties are being leased under operating leases. Minimum rental income is recognized on a straight-line basis over the term of the lease. When the Company determines that the tenant allowances are lease incentives, the Company commences revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin.

Revenue Recognition—School Bus/Paratransit Operations

Revenue applicable to the NYCBOE and the Sewanhaka contracts are recorded in equal monthly installments over the school year (September to June) as services are rendered. Paratransit and transit operations and charter services are recognized upon completion of the related bus trip.

Revenue Recognition—Service Operations

Cleaning maintenance and claims service revenue is recognized upon completion of the related service.

Revenue Recognition—Insurance Operations

Premiums are recognized as revenue on a pro rata basis over the policy term. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums.

Impairment of Long-Lived Assets

The Company assesses long-lived assets for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecast undiscounted cash flows generated by those assets to their net carrying value. The

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

amount of impairment loss, if any, will generally be measured by the difference between the net book value of the assets and the estimated fair value of the related assets.

When impairment indicators are present, investments in affiliated companies are reviewed for impairment by comparing their fair value to their respective carrying amounts. The Company makes its estimate of fair  value by considering discounted cash flow analyses and balance sheet liquidation values. If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline in market value has occurred, including the length of the time and the extent to which the fair value has been below cost, the financial condition and near-term prospects of the affiliated company, and other factors influencing the fair market value, such as general market conditions.

Discontinued Operations

The consolidated financial statements of the Company present the operations of the Bus operations as discontinued operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Securities Available for Sale

The Company accounts for its investments in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as available for sale when the Company has the intent to purchase and sell securities at any time. Securities available for sale are stated at fair value, which is determined based on market quotes.

The investments of Transit Alliance Insurance Co. Ltd. are classified as available for sale and are carried at estimated fair value, except for unrealized gains attributable to the deposit liability as these amounts are recorded as adjustments to the deposit liability. Realized gains and losses on sales of investments are determined using the specific-identification basis and are included in investment income.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is provided using the straight-line method over the estimated useful life of the underlying improvement.

Useful lives
Buildings and improvements	10–25

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Deposit Liability

SFAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts, addresses the specific conditions which must be met for reinsurance contracts to satisfy the transfer of risk criteria. The criteria are that the reinsurer has assumed significant insurance risk under the reinsured portions of the underlying insurance contracts, and that it is reasonably possible that the reinsurer may realize a significant loss from the transaction. Should both of the criteria not be met, a policy would not qualify for reinsurance accounting treatment, and would instead require deposit accounting. Under deposit accounting reinsurance premiums received and investment income earned on these premiums, including unrealized appreciation, is recorded as additions to the deposit liability. Losses paid to the ceding company, underwriting, investment, and letter of credit fees, premium taxes, and dividends paid by the Company are recorded as deductions from the deposit liability. Refer to Note 8 for the activity in the deposit liability for the years ended December 31, 2003 and 2002, respectively. On January 1, 2001, the Company assumed an additional risk of 36% of the loss fund, having previously qualified for reinsurance accounting treatment for the 2000 policy year. On January 1, 2003, the Company assumed 100% of the risk to its captive insurance company.

Insurance Liabilities

The liability or losses and loss-adjustment expenses includes an amount for claims reported and a provision for adverse claims development. The liability for claims reported is based on the advice of an independent attorney, while the liability for adverse claims development is based on the director’s best estimates. Such liabilities are necessarily based on estimates and, while the directors believe that the amounts are adequate, the ultimate liabilities may be in excess of or less than the amounts recorded and it is reasonably possible that the expectations associated with these amounts could change in the near-term (that is within one year) and that the effect of such changes could be material to the financial statements. The methods for making such estimates and for establishing the resulting liabilities are continually renewed, and any adjustments are released in current earnings.

Goodwill

Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired in connection with business acquisitions. Accumulated amortization is $1,132,444 at December 31, 2005. In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”‘ which was adopted by the Company on January 1, 2002, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently, if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The Company has evaluated its intangible assets to identify goodwill separately from other identifiable intangibles. The Company has classified its intangible assets as goodwill with an indefinite life as no other separately identifiable intangibles exist. Therefore, the Company’s goodwill is no longer amortized.

The Company tests goodwill for impairment annually using the two-step process prescribed in SFAS No. 142. Based on the impairment tests performed, there was no impairment of goodwill for 2005 and 2004.

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Income Taxes

The Company accounts for income taxes under the liability method as required by the provisions of SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company records a valuation allowance against any portion of the deferred income tax asset when it believes, based on the weight of the available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized.

Concentration of Credit Risk

Accounts receivable from the NYCBOE at December 31, 2004 and 2003 approximated 0% of accounts receivable. Revenue from the NYCBOE during 2004 and 2003 which are included within discontinued operations approximated 0% and 58% of total revenue, respectively. Generally, accounts receivable are due within 90 days and collateral is not required.

Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Comprehensive Income

The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 sets forth rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized gains or losses on the Company’s available-for-sale securities and the minimum pension liability from an investment in an affiliate to be included in comprehensive income.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” an amendment of SFAS No. 133 and 140. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an embedded derivative that require bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, as defined. The Company does not expect that the adoption of SFAS No. 155 will have a material impact on its consolidated financial position or results of operations.

In March 2006, the FASB issued FAS 156, “Accounting for Servicing of Financial Assets, an amendment to FAS 140,” which permits an entity to account for one or more classes of servicing rights at fair value, with changes in fair value recorded in income. This statement is effective as of January 1, 2007. We are currently evaluating the effect of this statement.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R), which supercedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based transactions using APB No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated financial statements. FAS No. 123R requires additional disclosures relating to the income tax and cash flow effects resulting from share-based payments. On April 14, 2005, the United States Securities and Exchange Commission announced it would permit most registrants subject to its oversight additional time to implement the requirements in SFAS No. 123(R). As announced, the SEC will permit companies to implement SFAS No. 123(R) at the beginning of their next fiscal year (instead of their next reporting period) that begins after June 15, 2005. The Company is evaluating the requirements of SFAS No. 123(R) and expects that the adoption of SFAS No. 123(R), effective January 1, 2006, will have an immaterial impact on its consolidated results of operations and earnings per share. The Company has not yet determined the method of adoption or the potential financial impact of adopting SFAS No. 123(R).

In December 2003, the FASB issued Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities” (FIN 46R), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. Variable interest entities, some of which were formerly referred to as special purpose entities, are generally entities for which their other equity investors (1) do not provide significant financial resources for the entity to sustain its activities, (2) do not have voting rights or (3) have voting rights that are disproportionately high compared with their economic interests. Under FIN 46R, variable interest entities must be consolidated by the primary beneficiary. The primary beneficiary is generally defined as having the majority of the risks and rewards of ownership arising from the variable interest entity. FIN 46R also requires certain disclosures if a significant variable interest is held but not required to be consolidated. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”). Loans carried at fair value and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3, thus the adoption of this standard had no impact on the Company’s financial condition and results of operations.

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS No. 150). This statement requires that an issuer classify financial instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS No. 149). The provisions of SFAS No.149 that relate to SFAS No. 133 and No. 138 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, provisions of SFAS No. 149 which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133 and No. 138, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying financing component to conform it to language used in FIN 45, and (4) amends certain other existing pronouncements. Those changes resulted in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated above and for hedging relationships designated after June 30, 2003. In addition, except as stated above, all provisions of SFAS No.149 should be applied prospectively. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In October 2003, Statement of Accounting Position (“SOP”) 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” was issued by the American Institute of Certified Public Accountants. SOP 03-3 addresses the accounting for loans acquired through a transfer (including a business combination) that have differences between their contractual cash flows and their expected cash flows, due in part to credit quality. SOP 03-3 requires that the excess of the expected cash flows at acquisition to be collected over the acquirer’s initial investment be recognized on a level-yield basis over the loan’s life. Any future excess of contractual cash flows over the original expected cash flows is recognized as a future yield adjustment. Future decreases in actual cash flows over the original expected cash flows are recognized as an impairment and expensed immediately. Valuation allowances cannot be created or “carried over” in the initial accounting for loans acquired that are within the scope of SOP 03-3. SOP 03-3 was adopted by the Company effective January 1, 2005. The adoption of SOP 03-3 has had no material impact on the financial position or results of operations of the Company.

Concentrations of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of temporary cash investments, which from time-to-time exceed the Federal depository insurance coverage.

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

3.             RESTRICTED CASH:

At March 31, 2006 (unaudited), December 31, 2005 and 2004, AIG held $3,886,978, $4,078,396 and $4,491,790, respectively, on behalf of the Company that was restricted by AIG for the purpose of payment of insured losses.

4.                                    INVESTMENTS:

Available-for-sale securities consist of the following:

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
Cash equivalents	$310,692	$302,471	$774,507
Mutual fund	$436,835	$445,056	1,399,152
	$747,527	$747,527	$2,173,659

The mutual fund’s investments, which are owned by Transit Alliance Insurance Co. Ltd., consist of U.S. fixed income securities, which are held at Bank of Butterfield International (Cayman) Ltd. and are recorded at fair value. The mutual fund is registered in Bermuda.

5.                                    PROPERTY AND EQUIPMENT

The following table is for the fixed assets of the Company’s continuing operations:

	Useful	March 31,	December 31,
	Life	2006	2005	2004
		(unaudited)
Revenue vehicles	10	$1,580,851	$1,547,542	$1,569,528
Shop and garage equipment	8	858,422	794,640	787,280
Equipment leased to others	5–6	121,653	121,652	231,728
Furniture and office equipment	5–8	456,100	413,925	270,605
Buildings and improvements	7–25	6,273,111	6,221,611	6,182,609
Land		3,217,677	3,217,677	3,217,677
		12,507,814	12,317,047	12,259,427
Accumulated depreciation		6,467,220	6,358,230	6,035,613
		$6,040,594	$5,958,817	$6,223,814

The Company recorded depreciation expense of $130,700 and $88,490 related to these assets during the three months ended March 31, 2006 and 2005 (unaudited), respectively, and $467,799, $529,735, and $467,526 for the years ended December 31, 2005, 2004, and 2003, respectively.

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (unaudited)
and Years Ended December 31, 2005, 2004 and 2003

5.             PROPERTY AND EQUIPMENT: (Continued)

The following table is for the fixed assets of the Company’s discontinued operations:

	Useful	March 31,	December 31,
	Life	2006	2005	2004
		(unaudited)
Revenue vehicles	10	$1,822,654	$1,822,654	$1,822,654
Shop and garage equipment	8	421,752	421,752	445,844
		2,244,406	2,244,406	2,268,498
Accumulated depreciation		2,111,267	2,100,294	2,049,266
		$133,139	$144,112	$219,232

The Company recorded depreciation expense of $10,973 and $12,757 related to these assets during the three months ended March 31, 2006 and 2005 (unaudited), respectively, and $51,028, $51,028, and $51,028 for the years ended December 31, 2005, 2004, and 2003, respectively.

6.                                    NOTES PAYABLE AND LINES OF CREDIT

On December 30, 2003, the Company, along with Green, Triboro, Jamaica and Command Bus Company, Inc. (the “Affiliated Group”) replaced its then-existing credit facility with a new facility consisting of mortgages and lines of credit which had an expiration date of June 30, 2004. The facility has been renegotiated over several renewals and has now been extended to July 31, 2006., 2006. Currently, the entire group has a $6.5 million facility consisting of a $4 million line of credit, which is secured by approximately $4.5 million of cash and bonds held by the Affiliated Group and a $2.5 million second mortgage secured by a mortgage over property owned by G.T.J. Company, Inc., in New York City. The facility of $6.5 million is being used to finance the working capital needs of the Affiliated Group. The facility bears interest at prime rate and is adjusted from time to time. The loans are collateralized by all tangible assets of the Affiliated Group.

As of March 31, 2006 (Unaudited), December 31, 2005, and 2004, $200,000 was outstanding under this line of credit. The line bore interest at a fluctuating rate based on the bank’s prime rate. The Company also guaranteed the bank debt of these affiliates.

The second mortgage facility secured by property owned by the company consisted of repayment terms requiring monthly principal payments of $69,444 plus interest at a rate of prime plus 2%. In March 2005, the loan was converted to interest only and the interest rate was modified to prime. As of March 31, 2006 (unaudited) and December 31, 2005 and 2004 $1,666,201, $1,666,201 and $1,735,645 was outstanding under this mortgage facility, respectively.

The Affiliated Group is required to satisfy certain financial ratios and covenants. Tangible net worth must not be less than $22,000,000 as of December 31, 2005, the cash flow coverage ratio must not be less than 1.1 to 1.0, the Leverage Ratio shall not be more than 4.5 to 1.0, and capital expenditures shall not be more than $2,000,000 in any fiscal year. The affiliated group did not meet certain covenants for these financial statements and has requested waivers from the bank for the breach of these covenants. Waivers have been provided to the affiliated group.

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

7.             LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

The liability for losses and loss adjustment expenses at March 31, 2006 (unaudited) December 31, 2005 and 2004 is summarized as follows:

	March 31,
	2006	December 31,
	(unaudited)	2005	2004
Reported claims	$3,449,143	$3,398,244	$3,103,950
Provision for incurred but not reported claims	1,160,982	1,379,483	1,998,331
Total	$4,610,125	$4,777,727	$5,102,281

Activity in the liability for losses and loss-adjustment expenses is summarized as follows:

	March 31, 2006	December 31,
	(unaudited)	2005	2004
Balance beginning	$4,777,727	$5,102,281	$5,777,401
Incurred related to:
Current year	—	95,008	671,407
Prior years	10,050	977,393	625,943
Paid related to:
Current year	(121)	(33,797)	(86,457)
Prior years	(177,531)	(1,363,158)	(1,886,013)
Balance ending	$4,610,125	$4,777,727	$5,102,281

Management is responsible for estimating the provisions for outstanding losses. The directors have recognized in the financial statements a provision for outstanding losses of $4,610,125 at March 31, 2006 (unaudited) and $4,777,727 and $5,102,281 at December 31, 2005 and 2004 respectively as a best estimate of the liability. An actuarial study was independently completed which estimated that at December 31, 2005, the total outstanding losses at an expected level, are between $4,228,230 and $4,887,541. In their analysis, the actuaries have used industry based data which may or may not be representative of the Company’s ultimate liabilities.

In the opinion of the directors, the provision for losses and loss-adjustment expenses is adequate to cover the expected ultimate liability under the insurance policies written. However, consistent with most companies with similar operations, the Company’s liability for claims is ultimately based on management’s expectations of future events. It is reasonably possible that the expectations associated with these amounts could change in the near term (that is, within one year) and that the effect of such changes could be material to the financial statements.

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

8.                                    PENSION PLAN AND OTHER RETIREMENT BENEFITS:

The Company maintains a defined benefit pension plan, which covers substantially all of its non-union employees. Participant benefits are based on years of service and the participant’s compensation during the last three years of service. The Company’s funding policy is to contribute annually an amount that does not exceed the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Plan assets primarily consist of equity securities, corporate debt securities, money market accounts, government securities and a guaranteed deposit account with an insurance company.

The following tables present certain financial information of the Company’s non-union defined benefit pension plan as of and for the years ended December 31, 2005 and 2004, for three months ended March 31, 2006 and 2005 (unaudited):

	Years Ended December 31,
	2005	2004
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$10,363,022	$10,175,208
Service cost	509,311	538,836
Interest cost	580,592	618,855
Actuarial loss (gain)	356,530	(408,419)
Curtailment loss (gain)	(463,691)	—
Benefits paid	(551,924)	(561,458)
Projected benefit obligation at the end of year	$10,793,840	$10,363,022
Change in plan assets
Fair value of plan assets at beginning of year	$11,502,770	$10,542,479
Actual return on plan assets	766,436	1,068,888
Employer contributions	312,725	543,577
Benefits paid	(551,924)	(561,458)
Expenses paid	(142,535)	(90,716)
Fair value of plan assets at the end of year	$11,887,472	$11,502,770
Funded status	$1,093,632	$1,139,748
Unrecognized prior service cost	53,066	94,660
Unrecognized net actuarial cost/(gain)	(37,471)	(563,494)
Net amount recognized	$1,109,227	$(670,914)
Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$1,109,227	$670,914
Net amount recognized	$1,109,227	$670,914

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

8.             PENSION PLAN AND OTHER RETIREMENT BENEFITS: (Continued)

The following weighted-average assumptions were used to determine the Company’s post retirement benefit obligations shown above at December 31, 2005 and 2004

	2005	2004
Discount rate	5.75%	6.00%
Compensation increase	4.00%	4.00%

	Three months ended		Years Ended
	March 31,		December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Components of net periodic benefit cost:
Service cost	$153,408	$153,408	$613,634	$662,413	$644,319
Interest cost	145,148	145,148	580,592	618,855	638,228
Expected return on plan assets	(224,429)	(224,429)	(897,717)	(851,473)	(698,489)
SFAS 88 loss/(gain) due curtailment	—	(107,776)	(431,105)	—	22,179
Amortization of prior service cost	2,252	2,252	9,008	10,323	19,366
Net period benefit cost	$76,379	$(31,397)	$(125,588)	$440,118	$625,603

The following weighted-average assumptions were used to determine the Company’s post retirement benefit expense shown above for the years ended December 31, 2005, 2004, 2003 and March 31, 2006 (unaudited):

	March 31, 2006	December 31,
	(unaudited)	2005	2004	2003
Discount rate	5.75%	6.00%	6.50%	7.00%
Compensation increase	4.00%	4.00%	5.00%	5.00%
Expected long-term rate of return on assets	8.00%	8.00%	8.00%	8.00%

The asset allocation for the Company’s retirement plans are based upon an analysis of the timing and amount of projected benefit payments, the expected returns and the risk of assets classes and the collections of those returns.

The percentage of asset allocations of the Company’s pension plans at December 31, 2005 and 2004, by asset category were as follows:

	2005	2004
Equity investments	54%	54%
Debt Securities	42%	45%
Other cash and short-term investments	4%	1%
Total	100%	100%

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

8.             PENSION PLAN AND OTHER RETIREMENT BENEFITS: (Continued)

On January 20, 2006, a plan amendment was adopted that froze accrued benefits as of April 1, 2006, which resulted in a plan curtailment under SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”. The curtailment was caused by the fact employees ceased future benefits under the Retirement Plan for Certain Employees of GTJ & Affiliates.

SFAS No. 88 requires accelerated amortization or immediate recognition of unrecognized prior service costs which resulted in a curtailment loss of approximately $53,000 as of the plan freeze on April 1, 2006. Additionally, since the Pension Benefit Obligation resulted in a decrease, there is a curtailment gain of approximately $1,200,000. As a result, the net gain as a result of the curtailment is approximately $1,147,000. This gain will be recognized in the second quarter of 2006.

The Company has decided to terminate the Plan under Pension Benefit Guarantee Corporation (“PBGC”) Standard Termination Procedures which includes the purchased annuities from an insurance company for all active and retired participants based on their accrued benefit determined as of April 1, 2006. The termination of a qualified retirement plan is a lengthy process and the Company expects to complete the termination of the Plan and the purchased annuities by the Spring of 2007.

The Company participates in a multi-employer plan that provides defined postretirement health care benefits to substantially all non-union employees. Substantially all of the Company’s nonunion employees become eligible for these benefits when pension benefits begin immediately upon retirement. Amounts charged to expense were approximately $105,000 and $103,000 for the years ended December 31, 2005 and 2004, respectively.

9.                                    RELATED PARTY TRANSACTIONS

Advances (Borrowings)

Due from (to) affiliates consist approximately of the following net amounts, which do not bear interest:

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
Shareholders of the Company	$(9,929,873)	$(11,030,329)	$(11,247,310)
Entity affiliated through common ownership	1,541,666	1,568,700	661,282
	$(8,388,207)	$(9,461,629)	$(10,586,028)

Douglas A. Cooper, Ruskin, Moscou, Faltischek, P.C. (“RMF”), of which Douglas Cooper is a partner and is the nephew of Jerome Cooper, has acted as counsel to the Company for approximately eight years. Fees paid to RMF for the years ended December 31, 2005, 2004, and 2003 were $461,075, $271,541, and $343,277, respectively and for the three months ended March 31, 2006 and 2005 (unaudited) were $114,979 and $132,558, respectively.

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

9.             RELATED PARTY TRANSACTIONS (Continued)

Lease Agreement—Varsity Transit

Prior to September 1, 2003, the Company owned and operated a school bus operation its subsidiaries, Varsity Transit, Inc. and Varsity Coach Corp. (“Varsity”). For the years ended December 31, 2002 and 2003, Varsity incurred losses from its school bus contract services of $3,485,620 and $3,971,856 respectively, due to the high costs associated with labor, benefits, and maintenance. Terminating this business would have resulted in approximately $6,000,000 of penalties, and a negative performance report available to other municipalities. Accordingly, starting in February 2003, the Company determined to dispose of Varsity’s buses and routes. In doing so, Varsity met and negotiated with existing operators in the school bus industry, as well as entities associated with Mr. Stanley Brettschneider, owned by his wife and children (collectively, the “Buyers”). Mr. Brettschneider is a key employee of the Company, and a member of their Board of Directors.

Initially 282 of Varsity’s buses were sold to the Buyers for $3,101,708. Approximately 255 of Varsity’s routes were sold to the Buyers for an initial payment of $3,000 per route, equaling $765,000, and additional payments of $1,000 per year per route for three years based on the recent five year operating extension offered to the New York City School Bus Contractors (“NYCSBC’’) by the Department of Education which will equal $765,000, for a total of $1,530,000.

The total sale price of $4,631,708 was payable as follows: $2,666,708 in cash, which was paid, and a four year promissory note in the amount of $1,200,000 with interest payable at six percent, which is being paid. The promissory note was reduced by means of a $250,000 lump sum payment made in 2003 and there are current monthly installments of $22,211. The $765,000 balance of the route purchase price was negotiated without a specific time of payment, because it is dependent on route renewals. $255,000 of such amount has been paid through June 30, 2006.

In connection with such sale, the Company leased to the Buyers a portion of the Wortman Property. Such leasing was on an oral basis, and the lease has recently been reduced to writing and signed. The terms of the lease are as follows:

Under the lease, Varsity is leasing 195,813 square feet of outdoor parking and approximately 11,852 square feet of indoor maintenance and office space for $231,800 per year from September 2005 to January 2006 and for $311,800 per year from February 2006 to August 2006, increasing by the Consumer Price Index (“CPI”) from September 2006 through August 2010 (when the term ends). Varsity also pays a 60% share of utility and building maintenance costs. Varsity has the right to terminate the term on six months notice at an earlier date. Varsity also has the right to lease the space for up to four-five year consecutive extension terms after 2010 at a rental rate equal to 90% of then fair market value at the beginning of the first extension term, with rent for following years at a compounding of annual CPI increases.

In conjunction with the Varsity sale, management determined that the estimated below market rent from the date of the sale through the expiration of the bus route operating agreement with the NYCSBC in 2005 caused the Company to reflect a liability of approximately $1,165,000 which reduced the gain on sale. Such amount was amortized under the straight line method over 30 months. Amortization expense for

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

9.             RELATED PARTY TRANSACTIONS (Continued)

the years ended December 2005, 2004 and 2003 amounted to approximately $466,000, $466,000 and $233,000, respectively and amounted to $116,500 during the three months ended March 31, 2005.

Service Fees

The Company provides various services to the Shareholders and an entity affiliated through common ownership. These services include data processing, payroll, purchasing, administration and certain legal support. Service fees are based on specific markups over cost. The net service fee income was approximately $2,209,099, $1,095,579, and $1,409,388 in 2005 and 2004, and $1,214,441 and $154,374 for the three months ended March 31, 2006 and 2005 (unaudited), respectively.

10.                             SIGNIFICANT TENANTS

Two tenants constitute 100% of rental revenue for the three months ended March 31, 2006 (unaudited).

11.          FUTURE MINIMUM RENTS SCHEDULE

Future minimum lease payments to be received by the Company as of December 31, 2005 under noncancelable operating leases are as follows:

2006	$1,889,798
2007	1,896,465
2008	1,909,671
2009	1,975,698
2010	1,871,765
Thereafter	29,798,687
$39,342,084

The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses over base year amounts, as well as fixed increases in rent.

12.          INCOME TAXES:

The provision for income taxes for continuing operations for:

	Three months ended March 31,		Year ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Current:
Federal	$—	$—	$—	$—	$—
State and local	336,572	54,810	521,320	(17,365)	867,141
Deferred
Federal	(25,000)	(25,000)	(23,000)	186,000	(66,000)
State and local	19,000	19,000	(10,000)	99,000	(142,000)
	(6,000)	(6,000)	(33,000)	285,000	(208,000)
Provisions for income taxes	$330,572	$48,810	$488,320	$267,635	$659,141

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

12.          INCOME TAXES: (Continued)

The provision for income taxes for discontinued operations:

	Three months ended March 31,		Year ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Current:	$—	$—	$—	$—	$—
Federal	$—	$—	$—	3,000	8,000
State and local	$—	$—	$—	28,000	28,000
Provisions for income taxes	$—	$—	$—	$31,000	$36,000

The Company and its subsidiaries file a consolidated federal return and all but three of the companies file combined New York State income tax returns. These three companies file state tax returns in Colorado, New Jersey and California. In addition, separate returns are filed for local purposes. The Company has approximately $1,618,081 of net operating loss carryforwards for federal income tax purposes, which begin to expire in the year 2005.

As a result of New York State and local income tax provisions exempting school bus income from taxation, state and local income taxes are based on income derived from activities other than school bus operations.

The New York City Department of Finance (“NYC”) performed an audit of the Company’s New York City income tax returns for the years 1991 through 1995. As a result of a ruling by the New York City Tax Tribunal, NYC has assessed approximately $800,000 of additional tax, including interest, for the years under audit. The Company has recorded the amount assessed as well as an estimate relating to its exposure in subsequent years.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	March 31,	December 31
	2006	2005	2004
	(unaudited)
Deferred tax assets:
Net operating loss carryforwards (federal)	$550,000	$550,000	$3,971,700
Reserves not currently deductible	761,000	761,000	761,000
Vacation accrual	(28,000)	(29,000)	(32,000)
Allowance for doubtful accounts	19,000	19,000	19,000
Charitable contribution carryover	8,000	7,000	4,000
Discounted unpaid losses	307,000	307,000	307,000
Book over tax depreciation	458,000	439,000	364,000
Other	61,000	57,000	44,000
Total deferred tax assets	2,136,000	2,111,000	5,438,700
Less valuation allowance	(487,000)	(459,000)	(3,982,700)
Net deferred tax assets	$1,649,000	$1,652,000	$1,456,000

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

12.          INCOME TAXES: (Continued)

Significant components of the Company’s deferred tax liabilities are as follows:

	March 31,	December 31
	2006	2005	2004
	(unaudited)
Deferred tax liabilities:
Tax over book depreciation	$805,000	$800,000	$790,000
Land basis difference	364,000	364,000	364,000
Real estate taxes	26,000	26,000	26,000
Pension expense	336,000	339,000	352,000
State and local taxes, net	223,000	206,000	136,000
Total deferred tax liabilities	1,754,000	1,735,000	1,668,000
Net deferred tax liabilities	$(105,000)	$(83,000)	$(212,000)

13.          SEGMENTS

Segment Information

The operating segments reported below are segments of the company for which separate financial information is available and for which operating results as measured by income from operations are evaluated regularly by executive management in deciding how to allocate resources and in assessing performance. The accounting policies of the business segments are the same as those described in the Summary of Significant Accounting Policies (Note 1)

The Company operates in four reportable segments: Real Estate Operations, Outside Maintenance Operations, Insurance, and Paratransit Operations, all of which are conducted throughout the U.S.

Real Estate Operations rents Company owned real estate located in New York.

Outside Maintenance Operations provide outside maintenance services to outdoor advertising Companies in New York, New Jersey, Colorado, Arizona and California.

Insurance Operations assumes reinsurance of worker’s compensation, automobile liability and covenant liability of the Company and its affiliated Companies from an unrelated insurance Company based in the United States of America.

Paratransit and Transit Operations provide paratransit service in New York for physically and mentally challenged persons who are unable to use standard public transportation.

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

13.          SEGMENTS (Continued)

The summarized segment information (excluding discontinued operations), as of and for the years ended December 31, 2005, 2004, and 2003, and the three months ended March 31, 2006 and 2005 (unaudited) and 2005 are as follows:

	Year Ended December 31, 2005
	Real Estate Operations	Outdoor Maintenance	Insurance	Paratransit Operations	Eliminations	Total
Revenues	$2,817,406	$18,360,191	$250,888	$8,217,568	$(150,000)	$29,496,053
Cost of operations	2,198,946	17,348,252	118,393	8,218,552	(150,000)	27,734,143
Income (loss) from operations	618,460	1,011,937	132,495	(984)	—	1,761,908
Total assets	28,788,360	30,003,364	5,159,456	2,888,994	(36,589,653)	30,250,521
Capital expenditures	64,091	107,805	—	34,281	—	206,177
Depreciation and amortization	25,908	408,621	—	30,813	—	465,342

	Year Ended December 31, 2004
	Real Estate Operations	Outdoor Maintenance	Insurance	Paratransit Operations	Eliminations	Total
Revenues	$2,807,813	$17,932,787	$1,527,261	$7,165,049	$(2,043,661)	$27,389,249
Cost of operations	2,254,117	16,787,340	135,871	8,115,915	(2,043,661)	25,249,582
Income (loss) from operations	553,696	1,145,447	1,391,390	(950,866)	—	2,139,667
Total assets	27,808,854	28,164,124	7,234,974	2,400,404	(34,400,360)	31,207,996
Capital expenditures	23,872	350,446	—	8,645	—	382,963
Depreciation and amortization	22,192	397,994	—	29,306	—	449,492

	Year Ended December 31, 2003
	Real Estate Operations	Outdoor Maintenance	Insurance	Paratransit Operations	Eliminations	Total
Revenues	$1,617,656	$12,214,775	$2,568,722	$6,808,992	$(1,212,151)	$21,997,994
Cost of operations	1,834,620	12,779,445	168,007	6,814,557	(1,212,151)	20,384,478
Income (loss) from operations	(216,964)	(564,670)	2,400,715	(5,565)	—	1,613,516
Total assets	26,121,169	26,881,682	7,127,709	2,357,965	(33,903,813)	28,584,712
Capital expenditures	19,023	279,268	—	6,889	—	305,180
Depreciation and amortization	29,711	532,832	—	39,235	—	601,778

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

13.          SEGMENTS (Continued)

	Three Months Ended March 31, 2006
	(unaudited)
	Real Estate Operations	Outdoor Maintenance	Insurance	Paratransit Operations	Eliminations	Total
Revenues	$828,055	$4,572,165	$—	$2,250,107	$(37,500)	$7,612,827
Cost of operations	554,978	4,237,021	31,693	2,365,370	(37,500)	7,151,562
Income (loss) from operations	273,077	335,144	(31,693)	(115,263)	—	461,265
Total assets	29,481,237	31,091,559	4,967,630	3,296,779	(36,315,917)	32,521,288
Capital expenditures	110,798	85,864	—	6,857	—	203,519
Depreciation and amortization	18,864	103,367	—	8,469	—	130,700

	Three Months Ended March 31, 2005
	(unaudited)
	Real Estate Operations	Outdoor Maintenance	Insurance	Paratransit Operations	Eliminations
Revenues	$579,020	$4,144,661	$250,888	$2,020,096	$(37,500)	$6,957,165
Cost of operations	525,572	3,903,606	43,025	2,028,088	(37,500)	6,462,791
Income (loss) from operations	53,448	241,055	207,863	(7,992)	-	494,374
Total assets	26,387,662	31,946,567	2,665,435	2,665,435	(34,224,948)	29,440,151
Capital expenditures	—	43,205	—	1,440	—	44,645
Depreciation and amortization	6,321	74,794	—	7,376	—	88,491

	Three Months Ended March 31,		Years Ended December 31,
Reconciliation to net income (loss)	2006	2005	2005	2004	2003
	(unaudited)
Income (loss) operations	$461,265	$494,374	$1,761,908	$2,139,667	$1,613,516
Other income (expense):
Service fees, net of related expenses	1,214,441	154,314	2,311,836	1,095,579	1,409,388
Interest income	10,923	39,885	135,935	177,259	97,024
Interest expense	(31,668)	(25,675)	(144,587)	(153,780)	(200,434)
Change in insurance reserves	(10,792)	(153,946)	(1,077,488)	(1,298,719)	(1,244,343)
Ceding commission	—	(68,241)	(68,241)	(364,365)	(159,192)
Gain (loss) on disposal of asset	—	—	—		(8,995)
Other nonoperating expense (income)	642,007	(29,374)	(2,815)	(275,311)	(138,780)
Total other income (expense)	1,824,911	(83,036)	1,154,640	(819,337)	(245,332)
Income (loss) from continuing operations before income taxes	$2,286,176	$411,338	$2,916,548	$1,320,330	$1,368,184

GTJ Co., Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and Years Ended December 31, 2005, 2004 and 2003

14.                               COMMITMENTS AND CONTINGENCIES:

Leases

The Company recorded lease payments via the straight line method and, for leases with step rent provisions whereby the rental payments increase over the life of the lease, the Company recognizes the total minimum lease payments on a straight-line basis over the lease term. The Company is obligated under operating leases for warehouse, office facilities and certain office and transportation equipment, which amounted to $206,936, $151,723, $704,301, $639,420, and $550,752 for the three months, ended March 31, 2006 and 2005 (unaudited) and for the years ended December 31, 2005, 2004 and 2003 respectively. At December 31, 2005, future minimum lease payments in the aggregate and for each of the five succeeding years are as follows:

2006	$599,371
2007	371,365
2008	237,212
2009	174,626
2010	118,723
Total	$1,501,297

Environmental Matters

The Company’s real property have had activity regarding removal and replacement of underground storage tanks.  Upon removal of the old tanks, any soil found to be unacceptable was heated off site to burn off contaminants.  Fresh soil was brought in to replace earth which had been removed.  There are still some levels of contamination at the sites, and groundwater monitoring programs have been put into place. Closures of existing New York State Department of Environmental Control spill numbers may be warranted if it can be shown that the remaining degree of impact is non threatening and within acceptable levels. Presently, the Company is not aware of any claims or remediation requirements from any local, state or federal government agencies. Each of the properties is in a commercial zone and is still used as transit depots including maintenance of vehicles. The Company can not assess what further liability may arise from these sites.

COMMAND BUS COMPANY, INC.

FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003, AND
MARCH 31, 2006, AND 2005 (unaudited)

CONTENTS

Page Number
Report of Independent Registered Accounting Firm	F-118
Balance Sheets at December 31, 2006 and 2005 and March 31, 2006 (unaudited)	F-119
Statements of Operations for the Years Ended December 31, 2005, 2004, and 2003 and the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-120
Statements of Changes in Shareholders’ Deficiency for the Years Ended December 31, 2005, 2004, and 2003 and the Three Months Ended March 31, 2006 (unaudited)	F-121
Statements of Cash Flows for the Years Ended December 31, 2005, 2004, and 2003 and the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-122
Notes to Financial Statements	F-123

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Command Bus Company, Inc.

We have audited the accompanying balance sheets of Command Bus Company, Inc. as of December 31, 2005 and 2004 and the related statements of operations, changes in shareholders’ deficiency, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Command Bus Company, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Weiser LLP

New York, New York

July 21, 2006

COMMAND BUS COMPANY, INC.
BALANCE SHEETS

ASSETS

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
Current assets:
Assets of discontinued operation	$4,043,751	$5,023,112	$4,019,083
Total current assets	4,043,751	5,023,112	4,019,083
Assets of discontinued operation	—	—	2,572,092
Total assets	$4,043,751	$5,023,112	$6,591,175

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Liabilities of discontinued operation	$4,253,862	$9,246,566	$5,874,196
Total current liabilities	4,253,862	9,246,566	5,874,196
Liabilities of discontinued operation	—	—	4,467,296
	4,253,862	9,246,566	10,341,492
Commitments and contingencies
Shareholders’ deficiency:
Common stock, no par value; 200 shares authorized, issued and outstanding	500,000	500,000	500,000
Accumulated deficit	(975,212)	(530,315)	(1,416,632)
Accumulated other comprehensive income (loss)	265,101	(4,193,139)	(2,833,685)
Total shareholders’ deficiency	(210,111)	(4,223,454)	(3,750,317)
Total liabilities and shareholders’ deficiency	$4,043,751	$5,023,112	$6,591,175

The accompanying notes are an integral part of these financial statements.

COMMAND BUS COMPANY, INC.

STATEMENTS OF OPERATIONS

	Three months ended March 31,		Years ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Loss from operations of discontinued operation, net of tax	$(444,897)	$67,273	$(1,646,778)	$(336,643)	$(286,541)
Gain on sales of discontinued operation net of taxes	—	—	2,533,095	—	—
Net income (loss)	$(444,897)	$67,273	$886,317	$(336,643)	$(286,541)
Income (loss) per common shares—basic and diluted:
(Loss) income from operations of discontinued operation, net of taxes	$(2,224.49)	$336.37	$(8,233.89)	$(1,683.22)	$(1,432.71)
Gain on sale of discontinued operation, net of taxes	$—	—	$12,665.48	$—	$—
Net income (loss)	$(2,224.49)	$336.37	$4,431.59	$(1,683.22)	$(1,432.71)
Outstanding-weighted-average common shares—basic and diluted	200.0	200.0	200.0	200.0	200.0

The accompanying notes are an integral part of these financial statements.

COMMAND BUS COMPANY, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIENCY

	Common Stock			Accumulated Other Comprehensive	Total
	Outstanding Shares	Amount	Accumulated Deficit	Income (Loss)	Shareholders’ Deficiency
Balance at December 31, 2002	200	$500,000	$(793,448)	$(1,697,127)	$(1,990,575)
Comprehensive loss:
Net loss	—	—	(286,541)	—	(286,541)
Unrealized gain on available for sale securities	—	—	—	(5,063)	(5,063)
Minimum pension liability adjustment		—	—	(124,385)	(124,385)
Total comprehensive loss					(415,989)
Balance at December 31, 2003	200	500,000	(1,079,989)	(1,826,575)	(2,406,564)
Comprehensive loss:
Net loss	—	—	(336,643)	—	(336,643)
Unrealized gain on available for sale securities	—	—	—	(1,536)	(1,536)
Minimum pension liability adjustment	—	—	—	(1,005,574)	(1,005,574)
Total comprehensive loss					(1,343,753)
Balance at December 31, 2004	200	500,000	(1,416,632)	$(2,833,685)	(3,750,317)
Comprehensive loss:
Net income	—	—	886,317	—	886,317
Unrealized gain on available for sale securities	—	—	—	1,012	1,012
Minimum pension liability adjustment	—	—	—	(1,360,466)	(1,360,466)
Total comprehensive income					(473,137)
Balance at December 31, 2005	200	500,000	(530,315))	(4,193,139)	(4,223,454)
Comprehensive loss:
Net income	—	—	(444,897)	—	(444,897)
Unrealized gain on available for sale securities	—	—	—	193	193
Minimum pension liability adjustment	—	—	—	4,458,047	4,458,047
Total comprehensive loss					4,013,343
Balance at March 31, 2006 (unaudited)	200	$500,000	$(975,212)	$265,101	$(210,111)

The accompanying notes are an integral part of these financial statements.

COMMAND BUS COMPANY, INC.

STATEMENTS OF CASH FLOW

	Three Months Ended March 31,		Years ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Operating activities:
Net (loss) income	$(444,897)	$67,273	$886,317	$(336,643)	$(286,541)
(Loss) income from discontinued operation	(444,897)	67,273	886,317	(336,643)	(286,541)
Income from continuing operations	—	—	—	—	—
Net cash flow (used in) provided by operating activities attributable to discontinuing operations	(751,732)	(539,974)	247,092	451,085	1,032,575
Net cash (used in) provided by operating activities	(751,732)	(539,974)	247,092	451,085	1,032,575
Investing activities:
Net cash flow provided by investing activities attributable to discontinued operation	—	—	—	—	—
Net cash provided by investing activities	—	—	—	—	—
Financing activities:
Net cash flow provided for (used in) financing activities attributable to discontinued operations	—	—	649,394	(482,696)	(347,168)
Net cash provided by (used in) financing activities	—	—	649,394	(482,696)	(347,168)
Net (decrease) increase in cash and cash equivalents	(751,732)	(539,974)	896,486	(31,611)	685,407
Cash and cash equivalents at the beginning of year	1,847,333	950,847	950,847	982,458	297,051
Cash and cash equivalents at the end of year	$1,095,601	$410,873	$1,847,333	$950,847	$982,458
Supplemental cash flow information:
Interest paid	$—	$2,097	$27,553	$1,190	$27,766
Cash Paid—Taxes	$650,000	$230,439	$238,523	$2,292	$1,756

The accompanying notes are an integral part of these financial statements.

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

1.   DESCRIPTION OF BUSINESS:

Command Bus Company, Inc. (the “Company”) operated franchised transit bus routes in the City of New York (“the City”) pursuant to an operating authority which has been extended until April 30, 2005 and an Operating Assistance Agreement (“OAA”) with the City which expired on September 30, 1997. The Company and the City have, by mutual understanding, continued to abide by the terms of the OAA. Funding for, and continuation of, operations of the Company’s franchised transit bus routes is dependent upon the continuation of its operating authority and operating assistance relationship with the City.

On November 29, 2005, the Company entered an agreement (the “Agreement”) and subsequently closed on December 5, 2005 (the “Transition Date”) with the City to buy, all of the Company’s assets used in connection with the Company’s bus operations (the “Acquired Assets”). The Acquired Assets include fixtures, furniture and equipment; maintenance records; personnel records; operating schedules; and the intangible value of the development, administration and maintenance of such assets, including the value related to the development and training of employees, the value related to the development of routes and operating schedules, and going concern value or good will for a purchase price of $3,405,000. Under the terms of the Agreement, the City will pay additional consideration as follows: (1) an amount equal to the actual invoice cost for the Company’s inventory of spare parts and fluids, provided that the Company represent and warrant to the City that it has paid or will pay such invoiced amounts; (2) an amount equal to the book value (net of accumulated depreciation) of the Company’s other tangible assets that are Acquired Assets as of the date of closing; (3) if all of the Claimants in the Non-Union Employees v. New York City Department of Transportation and Green Bus Lines, Inc. execute Settlement Authorization Forms, the City will pay the Company an additional $68,100. If less than 100% of the Claimants execute Settlement Authorization Forms, the City will pay the Company an additional amount to be determined by multiplying the percentage of the Claimants who executed the Forms by $300,000, and the Company will receive 13.62% of the amount.

Under the Agreement, the City is going to assume, defend and indemnify the Company against the following: (1) all claims as a result from operations and maintenance of buses up through and including the Transition Date; (2) all claims, losses or damages for bodily injury and/or property damage resulting from or alleged to result from the operation and/or maintenance of buses up to the Transition Date; (3) any and all funding obligations, claims, losses, damages, fines, costs and expenses associated with any withdrawal, termination, freezing or other liability related to the various pension plans; (4) all claims with respect to accrued leave; (5) any claims made by any union or any member of any union arising under any collective bargaining agreement; (6) obligation to pay additional or retrospective premiums in connection with any Workers’ Compensation Retrospective Policy; (7) obligation to pay accumulated holiday pay; and (8) any claim or demand is made, any and all claims asserted by vendors in regard to Bus Service, up through and including the Transition Date.

Subsidy Programs:

Pursuant to the OAA, the Company received significant operating subsidies from federal, state and local government agencies. Through December 31, 2003, the total annual subsidy was based on a formula which provided the Company a reimbursement of operating deficits subject to annual caps on the rate of increase in reimbursable expenses. As of January 1, 2004, there was no cap on reimbursement of operating deficits, but certain labor costs were not reimbursed The OAA provided that the Company could earn a

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

1.   DESCRIPTION OF BUSINESS: (Continued)

fixed annual management fee and additional quarterly fees if certain performance standards are met. Operating assistance provided by state and local governments totaled $18,938,064, $17,041,545 and $17,168,768 in 2005, 2004 and 2003, respectively, and $(23,042) and $5,295,255 for the three months ended March 31, 2006 and 2005 (unaudited), respectively, and was paid to the Company under the provisions of the OAA. In addition to the annual subsidy, the City reimbursed the Company for auto liability insurance premiums which covered the operation of the vehicles, and such costs.

Under the OAA, the City guaranteed the payment of the Company’s self-insured injuries and damages claims incurred through December 31, 2001. As further discussed below under “Injuries and Damages Claims Reserve,” effective January 1, 2002, the City provided an auto liability insurance program which did not require the Company to retain self-insurance for any portion of injuries and damages claims coverage. The City will still reimburse the Company and damages or claims filed that were incurred prior to January 1, 2002.

The City withheld and currently holds a portion of the annual subsidy for injuries and damages claims accrued as of December 31, 2002, for claims which occurred prior to January 1, 2002. Such withheld amounts will be received when the related claims are paid subject to a minimum funding level. For the aggregate amounts so withheld $576,959 and $834,094 at December 31, 2005 and 2004, respectively, and $472,571 at March 30, 2006 (unaudited). At March 31, 2006 (unaudited) and December 31, 2005 and 2004, these amounts are included as assets from discontinued operations in the accompanying consolidated balance sheet.

Under the provisions of the OAA, the operating subsidies from federal, state and local government agencies were subject to audit by those agencies, and such subsidies may be adjusted based on the results of such audits.

The Company and its affiliated transit bus operators are prosecuting an action, commenced on September 24, 2003 by service of a complaint on the City of New York. The action is based on a violation of their civil rights pursuant to Section 1983 of the Civil Rights Law of 1871, claiming that the City has conspired to put the Companies out of business in order to avoid paying compensation rights. To date, the City of New York has not answered the complaint. There is a motion pending by NYC to dismiss the complaint.

The Company and its affiliated transit bus operators (the “Companies”) are also prosecuting an action commenced in August 2004 by service of complaint on the City of New York and The Metropolitan Transportation Authority (“MTA”). The Companies seek declaratory and injunctive relief compelling the City of New York to honor certain contractual obligations involving the pensions and other rights of the Companies’ employees. The Companies also seek to compel the MTA, to honor such employee rights. A motion to dismiss by the MTA has been stayed until March 2005.

Union Contract:

The Company has a Memorandum of Understanding with the Amalgamated Transit Union Local 1181 (the “Union”) which expired on December 31, 2002. On January 28, 2005, this Memorandum was modified to include a one-time one thousand ($1,000) dollar bonus for 2003 which will be paid to those employed as of the agreement date and a 3% increase in wages retroactive to January 1, 2004 which

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

1.   DESCRIPTION OF BUSINESS: (Continued)

amounted to $523,578 of which $322,578 related to retroactive wages in 2004. Union employees as of agreement date are also eligible for a longevity bonus. As of the balance sheet date, the Union is without a contract for 2005. Approximately 78% of the Company’s labor force is covered under the Union.

Lease and Assumption Agreements

Under various lease and assumption agreements entered into subsequent to 1984, the Company received its buses at no cost from NYC.

Unaudited Interim Financial Statements

The accompanying Consolidated Balance Sheet as of March 31, 2006, Consolidated Statements of Operations, and Cash Flows for the three months ended March 31, 2006 and 2005 and Consolidated Statements of Shareholders’ Deficiency for the three months ended March 31, 2006 are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The information described in the Notes to the Financial Statements for these periods is unaudited. The Results of Operations for the three months ended March 31, 2006 are not necessarily indicative of the future results to be expected for the entire fiscal year end for any period.

Ownership

The Company is owned by Green Bus Lines, Inc. (40%), Triboro Coach Corporation (40%) and Jamaica Central Railways, Inc. (20%). Moreover, the Company shares management with these entities through a common Board of Directors.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Revenue Recognition

The Company records passenger revenue which is included as part of discontinued operations  when the service is performed. Operating assistance subsidies are recorded in the periods which the subsidy relates to. Revenue from passenger and operating subsidiaries are included as part of gain (loss) from discontinued operations. The monthly operating assistance subsidy checks for January 2006 and 2005, was received in December 2005, is reported as deferred revenue in the balance sheet.

Use of Estimates:

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of expenses during the reporting period. The Company bases its estimates on historical experience and on various other

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Impairment of Long-Lived Assets:

The Company assesses long-lived assets for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecast undiscounted cash flows generated by those assets to their net carrying value. The amount of impairment loss, if any, will generally be measured by the difference between the net book value of the assets and the estimated fair value of the related assets.

When impairment indicators are present, investments in affiliated companies are reviewed for impairment by comparing their fair value to their respective carrying amounts. The Company makes its estimate of fair  value by considering discounted cash flow analyses and balance sheet liquidation values. If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline in market value has occurred, including the length of the time and the extent to which the fair value has been below cost, the financial condition and near-term prospects of the affiliated company, and other factors influencing the fair market value, such as general market conditions.

Discontinued Operations:

The consolidated financial statements of the Company present the operations of the Bus operations as discontinued operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).

Cash and Cash Equivalents:

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Property and Equipment:

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets as follows:

All of the Company’s property and equipment was sold as part of the acquisition of the Company’s operations.

The Company recorded depreciation expense of $-0- and $5,695 related to assets included as part of discontinued operations during the three months ended March 31, 2006 and 2005 (unaudited), respectively, and $44,719, $38,172 and $57,827 for the years ended December 31, 2005, 2004 and 2003 respectively.

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Investments:

The Company accounts for its investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”  Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income. Interest on securities is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary or available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Estimated fair value is determined based on market quotes.

Injuries and Damages Claims Reserve:

The Company established reserves for anticipated future settlements of injuries and damages claims arising from accidents up to the Company’s maximum self-insurance level of $500,000 per accident for accidents that occurred after December 31, 1992 and prior to January 1, 2002, and $75,000 for accidents that occurred prior to December 31, 1992. The required claims reserves were determined by management after considering factors such as the nature and extent of the injuries or damages and prior experience with similar types of claims. Under the terms of the OAA, the City has guaranteed the reimbursement of monies paid by the Company for its self-insured portion of injury and damages claims (see subsidy programs above).

Effective January 1, 2002, the City has implemented a new auto liability insurance program, which includes auto liability insurance coverage obtained on the Company’s behalf with several insurance companies (rated A, A+ or A++) and paid directly by NYC. This insurance program provides for coverage up to $20 million per claim and is not subject to any self insurance retention by the Company. In addition, under the new auto liability insurance program, the Company is not responsible for the administration or payment of insurance claims arising after January 1, 2003. The Company is not aware of any factors, which might impair the insurance companies’ or the City’s ability or intent to pay claims covered under the auto liability insurance program. The accompanying financial statements do not reflect reserves for such claims arising after January 1, 2003.

Income Taxes:

The Company accounts for income taxes under the liability method as required by the provisions of SFAS No. 109, “Accounting for Income Taxes.”  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Comprehensive Income:

The Company follows the provisions of SFAS No. 130, “Reporting Comprehensive Income.” SFAS No. 130 sets forth rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires unrealized gains or losses on the Company’s available-for-sale securities and the minimum pension liability from an investment in an affiliate to be included in comprehensive income.

Recent Accounting Pronouncements:

In December 2004, the FASB issued FAS Statement 123 (Revision 2004), “Share-Based Payment,” and effective for reporting periods beginning after December 15, 2005. The new statement requires all share-based payments to employees to be recognized in the financial statements based on their fair values.

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” an amendment of SFAS No. 133 and 140. This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an embedded derivative that require bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, as defined. The Company does not expect that the adoption of SFAS No. 155 will have a material impact on its consolidated financial position or results of operations.

In March 2006, the FASB issued FAS 156, “Accounting for Servicing of Financial Assets, an amendment to FAS 140,” which permits an entity to account for one or more classes of servicing rights at fair value, with changes in fair value recorded in income. This statement is effective as of January 1, 2007. We are currently evaluating the effect of this statement.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123R), which supercedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based transactions using APB No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated financial statements. FAS No. 123R requires additional disclosures relating to the income tax and cash flow effects resulting from share-based payments. On April 14, 2005, the United States Securities and Exchange Commission announced it would permit most registrants subject to its oversight additional time to implement the requirements in SFAS No. 123(R). As announced, the SEC will permit companies to implement SFAS No. 123(R) at the beginning of their next fiscal year (instead of their next reporting period) that begins after June 15, 2005. The Company is evaluating the requirements

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

of SFAS No. 123(R) and expects that the adoption of SFAS No. 123(R), effective January 1, 2006, will have an immaterial impact on its consolidated results of operations and earnings per share. The Company has not yet determined the method of adoption or the potential financial impact of adopting SFAS No. 123(R).

In December 2003, the FASB issued Interpretation No. 46 (revised), “Consolidation of Variable Interest Entities” (FIN 46R), an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”. Variable interest entities, some of which were formerly referred to as special purpose entities, are generally entities for which their other equity investors (1) do not provide significant financial resources for the entity to sustain its activities, (2) do not have voting rights or (3) have voting rights that are disproportionately high compared with their economic interests. Under FIN 46R, variable interest entities must be consolidated by the primary beneficiary. The primary beneficiary is generally defined as having the majority of the risks and rewards of ownership arising from the variable interest entity. FIN 46R also requires certain disclosures if a significant variable interest is held but not required to be consolidated. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In December 2003, the American Institute of Certified Public Accountants issued Statement of Position No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”). Loans carried at fair value and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3, thus the adoption of this standard had no impact on the Company’s financial condition and results of operations.

In May 2003, the FASB issued SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS No. 150). This statement requires that an issuer classify financial instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS No. 149). The provisions of SFAS No.149 that relate to SFAS No. 133 and No. 138 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, provisions of SFAS No. 149 which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133 and No. 138, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying financing component to conform it to language used in FIN 45, and (4) amends certain other existing pronouncements. Those changes resulted in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except as stated above

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

and for hedging relationships designated after June 30, 2003. In addition, except as stated above, all provisions of SFAS No.149 should be applied prospectively. This standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

In October 2003, Statement of Accounting Position (“SOP”) 03-3 “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” was issued by the American Institute of Certified Public Accountants. SOP 03-3 addresses the accounting for loans acquired through a transfer (including a business combination) that have differences between their contractual cash flows and their expected cash flows, due in part to credit quality. SOP 03-3 requires that the excess of the expected cash flows at acquisition to be collected over the acquirer’s initial investment be recognized on a level-yield basis over the loan’s life. Any future excess of contractual cash flows over the original expected cash flows is recognized as a future yield adjustment. Future decreases in actual cash flows over the original expected cash flows are recognized as an impairment and expensed immediately. Valuation allowances cannot be created or “carried over” in the initial accounting for loans acquired that are within the scope of SOP 03-3. SOP 03-3 was adopted by the Company effective January 1, 2005. The adoption of SOP 03-3 has had no material impact on the financial position or results of operations of the Company.

In December 2004, the FASB issued FAS 153 “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29.” This Statement is the result of a broader effort by the FASB to improve the comparability of cross-border financial reporting by working with the International Accounting Standards Board (IASB) toward development of a single set of high-quality accounting standards. As part of that effort, the FASB and the IASB identified opportunities to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. The accounting for non-monetary exchanges was identified as an area in which the U.S. standard could be improved by eliminating certain differences between the measurement guidance in Opinion 29 and that in IAS 16, Property, Plant and Equipment, and IAS 38, Intangible Assets. This Statement is effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not anticipate that adoption of this standard will have a material impact on its financial position, results of operations or its cash flows.

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections - a replacement of APB No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 replaces APB No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirements for the accounting for and reporting of a change in accounting principles. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that adoption of this standard will have a material impact on its financial position, results of operations or its cash flows.

Concentrations of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of temporary cash investments, which from time-to-time exceed the Federal depository insurance coverage.

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

3.   DISCONTINUED OPERATIONS

As stated in Note 1, on November 29, 2005, the Company entered an agreement and subsequently closed on December 5 2005 with the City to buy, all of the Company’s assets used in connection with the Company’s bus operations. Accordingly, the results have been presented as discontinued operations in the Company’s consolidated financial statements for all periods presented.

The following table sets forth the detail of the Company’s net earnings (loss) from discontinued operations:

Bus Operations
Year ended December 31, 2005:
Revenues from discontinued operation	$25,173,844
Loss from operations of discontinued operation	$(582,775)
Provision for income taxes	1,064,003
Loss from discontinued operation, net of tax	$(1,646,778)
Gain on sale of discontinued operation	$2,932,300
Provision of income taxes	399,205
Gain on sale of discontinued operation, net of tax	$2,533,095
Year ended December 31, 2004:
Revenues from discontinued operation	$24,176,344
Loss from discontinued operation	$(331,505)
Provision for income taxes	5,138
Loss from operations discontinued operation, net of tax	$(336,643)
Year ended December 31, 2003:
Revenues from discontinued operation	$24,205,682
Loss from discontinued operation	$(284,568)
Provision for income taxes	1,973
Loss from operations discontinued operation, net of tax	$(286,541)
Three months ended March 31, 2006 (unaudited):
Revenues from discontinued operation	$—
Loss from discontinued operation	$(486,619)
Benefit for income taxes	41,722
Loss from operations discontinued operation, net of tax	$(444,897)
Three months ended March 31, 2005 (unaudited):
Revenues from discontinued operation	$6,791,145
Loss from discontinued operation	$(52,879)
Benefit for income taxes	120,152
Income from discontinued operation, net of tax	$67,273

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

3.   DISCONTINUED OPERATIONS (Continued)

The following table presents the major classes of assets and liabilities of Bus Operations

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
Current assets:
Cash	$1,095,601	$1,847,333	$950,847
Operating subsidies receivable	1,090,633	1,481,349	35,441
Due from the City of New York	202,445	1,002,141	413,026
Other current assets	33,576	63,282	560,956
Inventory	—	—	825,816
Other	99,106	—	897,561
Prepaid taxes	497,029	—	1,756
Due from affiliates	763,846	332,000	333,680
Deferred taxes	261,515	297,007	—
Total current assets	4,043,751	5,023,112	4,019,803
Other assets:
Unfunded pension expense	—	—	1,035,766
Property and equipment, net	—	—	82,222
Deferred taxes	—	—	1,367,997
Other assets	—	—	86,107
Total assets	$4,043,751	$5,023,112	$6,591,175
Current liabilities:
Accounts payable	$88,673	$272,932	$564,122
Accrued expenses	671,099	1,260,269	802,590
Due to affiliates	2,133,902	2,162,103	1,253,519
Deferred tax liability	756,273	833,488	—
Deferred operating assistance	—	—	1,458,529
Unfunded Pension Expense	—	293,711	—
Deferred credit pension expense	—	3,715,757	—
Current portion of injuries and damages withholdings	603,915	708,306	1,539,781
Other current liabilities	—	—	255,655
Total current liabilities	4,253,862	9,246,566	5,874,196
Injuries and damages withholding	—	—	955,411
Deferred tax liability	—	—	840,474
Other	—	—	1,549,548
Non-Union pension expense	—	—	1,121,863
Total liabilities	$4,253,862	$9,246,566	$10,341,492

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

3.   DISCONTINUED OPERATIONS: (Continued)

The net cash flow provided by operating activities attributable to discontinued operations of $247,092 in 2005 and $451,085 in 2004, and $1,032,575 in 2003. The net cash used for investing activities attributable to discontinued operations of $0 in 2005, $ 0 in 2004 and $ 0 in 2003. The net cash (used for) provided by financing activities attributable to discontinued operations of $649,394 (2005), $(482,696) (2004), and $(347,168) (2003).

The net cash flow used in operating activities attributable to discontinued operations of $752,232 for the three months ended March 31, 2006 (unaudited) and $539,974 for the three months ended March 31, 2005 (unaudited).

The net cash used for investing activities attributable to discontinued operations was $    for three months ended March 31, 2006 (unaudited) and $    for the three months ended March 31, 2005 (unaudited). The net cash used for financing activities attributable to discontinued operations was $     for the three months ended March 31, 2006 (unaudited) and $     for the three months ended March 31, 2005 (unaudited).

4.   INVESTMENTS:

The following is a summary of marketable securities at March 31, 2006 (unaudited), December 31, 2005 and 2004 respectively:

		Gross	Gross
	Unrealized	Unrealized	Estimated
	Costs	Gains	Losses	Fair Value
March 31, 2006 (unaudited)
State and political subdivision debt securities	9,453	—	653	10,106
Total available for sale securities	$9,453	$—	$653	$10,106
December 31, 2005
State and political subdivision debt securities	9,453	196	—	9,819
Total available for sale securities	$9,453	$196	$—	$9,819
December 31, 2004
U.S. Treasury/U.S. Government debt securities	$77,471	$—	$(1,552)	$75,919
State and political subdivision debt securities	9,453	735	10,188
Total available for sale securities	$86,924	$735	$(1,552)	$86,107

The amortized cost and estimated fair value of debt securities by contractual maturity at March 31, 2006 (unaudited), are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations.

		Estimated
	Costs	Fair Value
Within one year	$9,453	$10,106

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

5.   NOTE PAYABLE TO BANK:

On December 30, 2003, the Company, along with the Triboro Coach Corporation and Subsidiaries, Jamaica Central Railways, Inc. and Subsidiaries, Green Bus Lines, Inc. and Subsidiary, and G.T.J. Company, Inc. and Subsidiaries (the “Affiliated Group”), replaced its then-existing credit facility with a new facility consisting of mortgages and lines of credit which had an expiration date of July 30, 2004. The facility has been renegotiated over several renewals and has now been extended to July 31, 2006. Currently, the entire group has a $6.5 million facility consisting of a $4 million line of credit, which is secured by approximately $4.5 million of cash and bonds held by the Affiliated Group and a $2.5 million second mortgage secured by a mortgage over property owned by G.T.J. Company, Inc., in New York City. The facility of $6.5 million is being used to finance the working capital needs of the Affiliated Group.. The facility bears interest at prime rate and is adjusted from time to time. The loans are collateralized by all tangible assets of the Affiliated Group.

As of March 31, 2006 (unaudited), December 31, 2005, 2004, $0 was outstanding under this line of credit. The line bore interest at a fluctuating rate based on the bank’s prime rate.

The Affiliated Group is required to satisfy certain financial ratios and covenants. Tangible net worth must not be less than $22,000,000 as of December 31, 2005, the cash flow coverage ratio must not be less than 1.1 to 1.0, the leverage ratio shall not be more than 4.5 to 1.0, and capital expenditures shall not be more than $2,000,000 in any fiscal year.

The Affiliated Group did not meet certain covenants for these financial statements and has requested waivers from the bank for the breach of these covenants. Waivers have been provided to the Affiliated Group.

6.   PENSION PLANS AND OTHER RETIREMENT BENEFITS:

Non-Union

The Company maintains a defined benefit pension plan which covers substantially all of its nonunion employees. Participant benefits are based on years of service and the participant’s compensation during the last three years of service. The Company’s funding policy is to contribute annually an amount that does not exceed the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

Plan assets consist primarily of money market investments, fixed income securities, equity securities, corporate debt securities and government securities.

The following tables present certain financial information for the Company’s non-union defined benefit pension plan as of and for the years ended December 31, 2005 and 2004 and for the three months ended March 31, 2006 and 2005 (unaudited):

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

6.   PENSION PLANS AND OTHER RETIREMENT BENEFITS: (Continued)

	Years Ended December 31,
	2005	2004
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$6,110,018	$5,816,566
Service cost	253,575	236,927
Interest cost	386,628	373,863
Actuarial loss	728,695	(31,264)
Curtailment gain	(1,133,854)	—
Benefits paid	(289,891)	(286,074)
Projected benefit obligation at the end of year	$6,055,171	$6,110,018
Change in plan assets
Fair value of plan assets at beginning of year	$5,677,361	$5,219,331
Actual return on plan assets	287,163	430,354
Employer contributions	363,600	363,600
Benefits paid	(289,891)	(286,074)
Expenses paid	(59,413)	(49,850)
Fair value of plan assets at the end of year	$5,978,820	$5,677,361
Funded status	$(76,351)	$(432,657)
Unrecognized prior service cost	—	26,008
Unrecognized net actuarial loss (gain)	554,275	843,389
Net amount recognized	$477,924	$436,740

Such amounts are recognized in the balance sheet within prepaid expenses and other at the respective dates.

	2005	2004
Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$—	$436,740
Accrued benefit liability (included in other liabilities)	(76,351)	—
Accumulated other comprehensive loss	554,275	—
Net amount recognized	$477,924	$436,740

The following weighted-average assumptions were used to determine the Company’s post retirement benefit obligation shown above at December 31:

	2005	2004
Discount rate	5.75%	6.00%
Compensation increase	4.00%	4.00%

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

6.   PENSION PLANS AND OTHER RETIREMENT BENEFITS: (Continued)

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Components of net periodic benefits cost
Service cost	$—	$63,394	$253,575	$236,927	$238,703
Expense cost	6,570	14,332	57,328	61,157	59,592
Interest cost	33,900	96,657	386,628	373,863	351,850
Expected return on plan assets	(44,661)	(112,686)	(450,744)	(418,055)	(350,560)
Amortization of transition amount	—	—	—	—	6,737
Amortization of prior service cost	—	1,965	7,859	8,860	8,860
Recognized actuarial loss	971	12,405	49,621	27,953	45,589
Net period benefit cost	(3,220)	76,067	304,267	290,705	360,771
FAS 88 Curtailment loss	—	—	18,149	—	—
Total pension expense	$(3,220)	$76,067	$322,416	$290,705	$360,771

The following weighted-average assumptions were used to determine the Company’s post retirement benefit expense shown above for the years ended at December 31, 2005, 2004, and 2003 and March 31, 2006 (unaudited):

	March 31,	December 31,
	2006	2005	2004	2003
	(unaudited)
Discount rate	5.75%	6.00%	6.50%	7.00%
Compensation increase	4.00%	4.00%	5%	5.00%
Expected long-term rare of return on Assets	8.00%	8.00%	8.00%	8.00%

Included in the Agreement with the City, the non-union plan is to be merged into the Metropolitan Transit’s Authority DB Pension Plan (“MTA DB Plan”). This resulted in a plan curtailment under SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”. The curtailment was caused by the fact that the non-union employees ceased future benefit accruals under the Command Non-Union Retirement Plan.

SFAS No. 88 requires accelerated amortization or immediate recognition of unrecognized prior service costs which resulted in a loss of approximately $18,000.

The transfer or plan assets to the MTA DB Pension Plan on February 6, 2006 resulted in the settlement of the company’s obligation with regard to the plan assets and liabilities.

SFAS No. 88 requires accelerated amortization or immediate recognition of the plan’s experience gain/(loss) as of the date of settlement or asset transfer date. As a result, the Company recognition of a gain of approximately $330,000 due to transfer or benefit liability in excess of assets plus immediate recognition of existing loss of approximately $810,000 as of the asset transfer date on February 6, 2006 which results in an overall settlement loss of approximately $480,000.

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

6.   PENSION PLANS AND OTHER RETIREMENT BENEFITS: (Continued)

The asset allocation for the Company’s retirement plans is based upon an analysis of the timing and amount of projected benefit payments, the expected returns and the risk of asset classes and the correlation at those returns.

The percentage of asset allocations of the Company’s pension plan at December 31, 2005 and 2004, by asset category were as follows:

	2005	2004
Equity securities	58%	58%
Debt securities	38%	38%
Cash and others	4%	4%
Total	100%	100%

The Company participates in a multi-employer plan that provides health care benefits, including defined postretirement health care benefits, to substantially all nonunion employees. The amount contributed to the plan and charged to benefit cost was $7,022 and $133,323 for the three months ended March 31, 2006 and 2005 (unaudited), respectively, and $543,793, $498,481 and $542,771 in 2005, 2004 and 2003, respectively.

Union

In addition, the Company maintains a defined benefit pension plan which covers substantially all of its union employees. Participant benefits are based on the employee’s basic monthly wage rate in effect on January 1, 1997, subject to certain minimum monthly pension as defined in the plan agreement. The Company’s funding policy is to contribute annually an amount that does not exceed the maximum amount that can be deducted for Federal income tax purposes, in accordance with guidelines contained in the union contract. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Plan assets consist primarily of money market funds, equity and debt securities and domestic and international mutual funds.

The following tables present certain financial information for the Company’s union defined benefit pension plan as of and for the years ended December 31, 2005 and 2004 and the three months ended March 31, 2006 and 2005 (unaudited):

	Years Ended December 31,
	2005	2004
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$15,797,750	$13,317,778
Service cost	567,409	541,275
Interest cost	947,333	895,672
Amendments	28,163	343,249
Actuarial loss	564,390	1,320,815
Benefits paid	(699,752)	(621,039)
Projected benefit obligation at the end of year	$17,205,293	$15,797,750

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

6.   PENSION PLANS AND OTHER RETIREMENT BENEFITS: (Continued)

	Years Ended December 31,
	2005	2004
Change in plan assets
Fair value of plan assets at beginning of year	$12,527,265	$11,359,269
Actual return on plan assets	697,098	1,176,657
Employer contributions	755,075	507,383
Plan participants’ contributions	300,000	279,598
Benefits paid	(699,752)	(621,039)
Expenses paid	(301,305)	(174,603)
Fair value of plan assets at the end of year	$13,278,381	$12,527,265
Funded status	$(3,926,912)	$(3,270,485)
Unrecognized prior service cost	—	1,338,646
Unrecognized net actuarial loss	3,639,060	2,832,869
Net amount recognized	$(287,852)	$901,030
Amounts recognized in the balance sheet consist of:
Accrued benefit liability (included in other liabilities)	$(3,926,912)	$(3,270,485)
Intangible asset (included in other assets)		1,338,646
Accumulated other comprehensive loss	3,639,060	2,832,869
Net amount recognized	$(287,852)	$901,030

The following weighted-average assumptions were used to determine the Company’s post retirement benefit obligation shown above at December 31:

2005	2004
Discount rate	5.75%	6.00%
Compensation increase	4.00%	4.00%
Three Months Ended March 31,	Years Ended December 31,
2006	2005	2005	2004	2003
(unaudited)
Components of net periodic benefits cost
Service cost	$23,077	$81,382	$325,527	$273,949	$211,583
Expense	72,600	42,500	170,000	110,000	100,000
Interest cost	—	236,833	947,333	895,672	844,984
Expected return on plan assets	(79,344)	(251,556)	(1,006,226)	(917,168)	(796,405)
Amortization of prior service cost	—	79,368	317,471	311,523	311,523
Recognized actuarial loss	11,600	35,128	140,514	108,083	95,136
Net period benefit cost	27,933	223,655	894,619	782,059	766,821
FAS 88 Curtailment loss	—	—	1,049,338	—
Total pension expense	$27,933	$223,655	$1,943,957	$782,059	$766,821

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

6.   PENSION PLANS AND OTHER RETIREMENT BENEFITS: (Continued)

The following weighted-average assumptions were used to determine the Company’s post retirement benefit expense shown above for the years ended at December 31, 2005, 2004, and 2003 and March 31, 2006 (unaudited):

	March 31,	December 31,
	2006	2005	2004	2003
	(unaudited)
Discount rate	5.75%	6.00%	6.50%	7.00%
Compensation increase	N/A %	N/A %	N/A %	N/A %
Expected long-term rare of return on Assets	8.00%	8.00%	8.00%	8.00%

The asset allocation for the Company’s retirement plans are based upon an analysis of the timing and amount of projected benefit payments, the expected returns and the risk of asset classes and the correlation of those returns.

The percentage of asset allocations of the Company pension plan at December 31, 2005 and 2004, by asset category were as follows:

	2005	2004
Equity securities	50%	50%
Debt securities	49%	49%
Cash and other	1%	1%
Total	100%	100%

Included in the agreement with the City, the union plan is going to be merged into the Metropolitan Transit’s Authority DB Pension Plan (“MTA DB Plan”). This resulted in a plan curtailment under SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.”  The curtailment was caused by the fact that the union employees ceased future benefit accruals under the Command Union Retirement Plan.

SFAS No. 88 requires accelerated amortization or immediate recognition of unrecognized prior service costs which resulted in a loss of approximately $1,050,000.

The transfer of plan assets to the MTA DB Pension Plan on January 31, 2006, resulted in the settlement of the company’s obligation with regard to the plan assets and liabilities.

SFAS No. 88 requires accelerated amortization or immediate recognition of the plan’s experience gain/(loss) as of the date of settlement or asset transfer date. As a result, the Company recognition of a gain of approximately $3,540,000 due to transfer of benefit liability in excess of assets plus immediate recognition of existing loss of approximately $3,220,000 as of the asset transfer date on January 31, 2006 which results in an overall settlement gain of approximately $320,000.

As a result of the transfer of the Plan’s assets to the MTA DB Plan, the Company is no longer obligated to make benefit payments for both the non-union and Union Plans.

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

6.   PENSION PLANS AND OTHER RETIREMENT BENEFITS: (Continued)

Defined Contribution Plan

The Company sponsors a defined contribution 401(k) plan for its non-union employees which covers all employees who, at the plan’s anniversary date, have completed one year of service and are at least 21 years of age. The plan is funded by employee salary deferral contributions and employer discretionary contributions. There were no discretionary contributions made by the Company during 2005, 2004 or 2003.

7. RELATED PARTY TRANSACTIONS

The Company has an agreement with Varsity Transit, Inc., an entity affiliated through common ownership, whereby Varsity Transit, Inc. provides the Company with certain administrative and data processing services. Total service fees incurred under this agreement and included in other nonoperating expenses were $13,546 and $72,361 for the three months ended March 31, 2006 and 2005 (unaudited) and $573,776, $290,239 and $296,921 in 2005, 2004 and 2003, respectively.

Net advances due to Varsity Transit, Inc. were $1,506,633, $990,918 and $2,113,490 for the years ended December 31, 2004 and 2003, respectively. The Company owed $260,236 and $258,556 to various affiliated companies for the years ended December 31, 2005 and 2004, respectively.

Douglas A. Cooper, Ruskin, Moscou, Faltischek, P.C. (“RMF’’), of which Douglas Cooper is a partner and is the nephew of Jerome Cooper, has acted as counsel to the Company for approximately eight years. Fees paid to RMF for the years ended December 31, 2005, 2004, and 2003 were $-0-, $33,401, and $26,825, respectively and for the three months ended March 31, 2006 and 2005 (unaudited) were $-0- and $-0-, respectively.

8. INCOME TAXES:

The (benefit) expense from discontinued operations for income taxes for are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Current:
Federal	$—	$—	$356,151	$—	$—
State and local	—	—	43,054	—	—
Deferred	(41,722)	(120,152)	1,064,003	5,138	—
	$(41,722)	$(120,152)	$1,463,208	$5,138	$1,973

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities from discontinued operations are as follows:

COMMAND BUS COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
Three Months Ended March 31, 2006 and 2005 (Unaudited)
and the Years Ended December 2005, 2004, and 2003

8. INCOME TAXES: (Continued)

	March 31,	December 31,
	2006	2005	2004
	(unaudited)
Deferred tax assets:
Injuries and damages claims reserves	$205,330	$240,822	$328,249
Vacation accrual	4,499	4,499	171,611
Federal net operating loss and credit carryforwards	—	—	600,856
State and local taxes, net	—	—	220,050
Book over tax depreciation	51,686	51,686	40,397
Other	—	—	6,834
Total deferred tax asset	$261,515	$297,007	$1,367,997
Deferred tax liabilities:
Operating subsidy withholdings	$160,674	$196,166	$283,592
Prepaid insurance	3,349	5,538	6,853
State and local taxes, net	59,483	109,028	—
Pension expense	532,767	522,756	550,029
Total deferred tax liabilities	756,273	833,488	840,474
Net deferred tax asset (liability)	$(494,758)	$(536,481)	$527,523

In 2004 and 2003, the provision/benefit for income taxes varies from the Federal statutory income tax rate due to the change in the deferred tax assets valuation allowance and the provision for state and local income taxes.

ATTACHMENT A

MERGER AGREEMENT AND PLAN OF MERGER

THIS MERGER AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of July 24, 2006, by and among TRIBORO COACH CORP., a New York corporation (“Triboro”); JAMAICA CENTRAL RAILWAYS, INC., a New York corporation (“Jamaica”); GREEN BUS LINES, INC., a New York corporation (“Green” and together with Triboro and Jamaica, collectively referred to as the “Bus Companies” and each referred to as a “Bus Company”); GTJ REIT, INC., a Maryland corporation (“GTJ REIT”); TRIBORO ACQUISITION, INC., a New York corporation (“Triboro Acquisition”); JAMAICA ACQUISITION, INC., a New York corporation (“Jamaica Acquisition”); and GREEN ACQUISITION, INC., a New York corporation (“Green Acquisition”, and together with Jamaica Acquisition and Triboro Acquisition collectively referred to as the “Acquisition Subsidiaries” and each referred to as an “Acquisition Subsidiary”).

RECITALS

The parties intend to effect mergers of the Bus Companies with and into the Acquisition Subsidiaries, respectively, in accordance with this Agreement and the New York Business Corporation Law (collectively, the “Mergers”). Upon consummation of the Mergers, the Bus Companies will cease to have a separate existence and the Acquisition Subsidiaries will continue as the surviving corporations in the Mergers.

Each of the Acquisition Subsidiaries is a wholly-owned subsidiary of GTJ REIT, and has been formed for the purpose of merging a Bus Company with and into an Acquisition Subsidiary, respectively.

The respective boards of directors of the parties hereto have adopted this Agreement and have determined that the Merger, this Agreement, each of the Ancillary Agreements to which they are a party, and the transactions contemplated by this Agreement and such Ancillary Agreements, are advisable and fair to and in the best interests of the parties and their respective shareholders.

The boards of directors of the Bus Companies have resolved to recommend to their respective shareholders the adoption of this Agreement and the transactions contemplated hereby.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

DESCRIPTION OF TRANSACTION

1.1   Merger of the Bus Companies into the Acquisition Subsidiaries.   Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the New York Business Corporation Law (the “NYBCL”), at the Effective Time, as hereinafter defined, (a) Jamaica shall merge with and into Jamaica Acquisition, Triboro shall merge with and into Triboro Acquisition and Green shall merge with and into Green Acquisition, and (b) the separate existence of the Bus Companies shall cease and the respective Acquisition Subsidiaries will continue as the surviving corporations in the Mergers (the “Surviving Corporations”).

1.2   Effect of the Mergers.   The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the NYBCL.

1.3   Closing; Effective Time.   The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ruskin Moscou Faltischek, P.C., 1425 Reckson Plaza, East Tower, Uniondale, New York on the date that is three business days after the date on which all of the conditions to closing have been satisfied (the “Closing Date”). Subject to the provisions of this Agreement, certificates of merger satisfying the requirements of Section 904 of the NYBCL (the “Certificates of Merger”) shall be duly executed by the Acquisition Subsidiaries and concurrently with or immediately following the Closing delivered to the Department of State of the State of New York. The Mergers shall become effective upon the date and time of the filing of the Certificates of Merger with the Secretary of State of the State of New York (the “Effective Time”).

1.4   Certificate of Incorporation and Bylaws; Directors and Officers.   From and after the Effective Time:

(a)    the Certificates of Incorporation of the respective Acquisition Subsidiaries shall be the Certificates of Incorporation of the respective Surviving Corporations until thereafter amended as provided by the NYBCL and each such Certificate of Incorporation;

(b)   the Bylaws of the respective Acquisition Subsidiaries shall be the Bylaws of the respective Surviving Corporation until thereafter amended as provided in such Bylaws;

(c)    the directors of the Surviving Corporation shall be the respective individuals who are its directors immediately prior to the Effective Time; and

(d)   the officers of the Surviving Corporation shall be the respective individuals who are its officers immediately prior to the Effective Time.

1.5   Conversion of Shares.   At the Effective Time, by virtue of the Mergers and without any further action on the part of the Bus Companies, the Acquisition Subsidiaries, GTJ REIT or the holders of any capital stock of the Bus Companies, each share of the Bus Companies shall be converted into and become validly issued, fully paid and nonassessable shares of common stock, par value $.0001 per share, of the respective Surviving Corporations as described below:

(a)    Each share of Green common stock will be converted into 1,117.429975 shares of GTJ REIT common stock;

(b)   Each share of Triboro common stock will be converted into 2,997.964137 shares of GTJ REIT common stock.

(c)    Each share of Jamaica common stock will be converted into 195.001987 shares of GTJ REIT common stock.

As soon as reasonably practicable after the effective time of the mergers, the exchange agent will mail to the record holders of the Bus Companies’ common stock: (i) a letter of transmittal in customary form (including a provision confirming that delivery of certificates for GTJ REIT common stock shall be effected, and risk of loss and title to the stock certificates shall pass, only upon delivery of such stock certificates to the exchange agent), and (ii) instructions for use in effecting the surrender of stock certificates in exchange for GTJ REIT common stock as contemplated by this Agreement. Upon surrender of a stock certificate to the exchange agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the exchange agent or the company, (1) the holder of such stock certificate shall be entitled to receive in exchange therefore, the number of GTJ REIT shares of common stock resulting from the application of the exchange ratios set forth above, and (2) the stock certificate so surrendered shall be canceled. Until surrendered as contemplated by this Agreement, each of the Bus Companies’ stock certificates shall be deemed, from and after the effective time of the Merger, to represent only such number of shares of common stock resulting from the application of the exchange ratios set forth above. If any stock certificate shall have been lost, stolen or destroyed, GTJ REIT may, in its discretion and as a condition precedent to the issuance of its shares of common stock, require the owner of such lost, stolen or destroyed stock certificate to provide an appropriate affidavit and to deliver a bond (in such sum as the surviving corporation may reasonably direct) as indemnity against any claim that may be made against the exchange agent, and GTJ REIT, as the surviving corporation with respect to such stock certificate.

1.6   Closing of each of the Bus Company’s Transfer Books.   At the Effective Time, the stock transfer books of each Bus Company shall be closed with respect to all shares of each Bus Company’s common stock. No further transfer of any such shares of Bus Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of any Bus Company Common Stock is presented to the respective Surviving Corporation, such Bus Company Stock Certificate shall be converted as provided in Section 1.5.

1.7   Further Action.   If, at any time after the Effective Time, any further action is determined by GTJ REIT to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporations with full right, title and possession of and to all rights and property of Bus Companies, the officers and directors of the Surviving Corporations shall be fully authorized (in the name of Bus Companies) to take such action.

1.8   Adjustment to Bus Companies’ Common Stock.   In the event of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to any Bus Company Common Stock occurring before the Effective Time, the number of shares of the Common Stock of the respective Surviving Corporations to be issued hereunder shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF THE BUS COMPANIES

Each Bus Company represents and warrants to each of GTJ REIT, the Acquisition Subsidiaries, and each of the other Bus Companies, severally as to itself and its subsidiaries, and not jointly, as of the date hereof and as of the Closing Date, as follows:

2.1   Due Organization; Subsidiaries.   Each Bus Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used; and (c) to perform its obligations under all Material Contracts by which it is bound. Each Bus Company has delivered to GTJ REIT and the Acquisition Subsidiaries accurate and complete copies of (i) its certificate of incorporation, bylaws and other charter or organizational documents, including all amendments thereto and (ii) the existing minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders or members of the Bus Company, the board of directors of the Bus Company and all committees of the board of directors of the Bus Company (the items described in clauses (i) and (ii) of this sentence are collectively referred to herein as the “Acquired Companies Constituent Documents”). The Bus Companies and each of its Subsidiaries on the date hereof are collectively referred to herein as the “Acquired Companies”.

2.2   Authority; Binding Nature of Agreement.

(a)    Each Bus Company has the requisite corporate power and authority to enter into and, subject to the Required Company Shareholder Vote, as hereinafter defined, to perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party. The board of directors of each Bus Company (at a meeting duly called and held) has: (a) determined that the Merger, this Agreement, each other related document entered into on or prior to the Closing (the “Ancillary Agreements”) to which it is a party and the transactions contemplated by this Agreement and such Ancillary Agreements are advisable and fair to and in the best interests of each Bus Company and its shareholders, (b) authorized and approved the execution, delivery and performance by each Bus Company of this Agreement and each of the Ancillary Agreements to which it is a party and approved the Merger, this Agreement, each of the Ancillary Agreements to which it is a party and the transactions contemplated by this Agreement, and such Ancillary Agreements and (c) recommended the adoption of this Agreement by the holders of each Bus Company Common Stock and directed that this Agreement be submitted for consideration by each Bus Company’s shareholders at the Shareholders’ Meeting, as hereinafter defined.

(b)    The execution, delivery and performance by each Bus Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by each Bus Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party, have been duly and validly authorized by all necessary corporate action on the part of each Bus Company, subject to the Required Bus Company Shareholder Vote. This Agreement and each of the Ancillary Agreements to which each Bus Company is a party has been duly executed by each Bus Company and constitute the legal, valid and binding obligations of each Bus Company, enforceable against each Bus Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.3   Capitalization.

(a)    The authorized capital stock of Triboro consists of 3,500 shares of Common Stock, $100 par value per share and 2,000 shares of Preferred Stock. $100 par value per share, the authorized capital stock of Jamaica consists of 12,000 shares of Common Stock, no par value per share, and the authorized capital stock of Green consists of 4,755 shares of Common Stock, no par value (“Common Stock” or “Preferred Stock”). As of the date hereof, 1,277.1 shares of Triboro Common Stock and no shares of Triboro Preferred Stock were issued and outstanding, 10,064 shares of Jamaica Common Stock were issued and outstanding and 3,766.5 shares of Green Common Stock were issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Common Stock held by any of the Bus Company’s Subsidiaries. None of the outstanding shares of Bus Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right (whether pursuant to the certificate of incorporation or bylaws of the Bus Companies or any contract: (i) to which any of the Acquired Companies is a party; (ii) by which any of the Acquired Companies or any asset of any of the Acquired Companies is bound or under which any of the Acquired Companies has any obligation; or (iii) under which any of the Acquired Companies has any right or interest (each an “Acquired Company Contract”) or any statute to which any of the Acquired Companies is subject). None of the Acquired Companies is under any obligation, or is bound by any Acquired Company Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any shares of Common Stock or capital stock of any Subsidiary of the Bus Companies or to provide any funds to or make any investment in (A) any Subsidiary of the Bus Companies that is not wholly-owned by GTJ REIT or (B) any other individual, corporation, partnership, limited liability company, governmental body or any other entity (collectively, “Person”).

(b)    There is no:  (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) granted by a Bus Company to acquire any shares of the capital stock or other securities of any of the Bus Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Bus Companies; (iii) rights agreement, shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or contract under which any of the Bus Companies is or may become obligated to issue, deliver or sell or repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities ((i) through (iii) collectively, “Stock Rights”).

(c)    All of the outstanding shares of capital stock of each of the Bus Company’s Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Bus Company, free and clear of any liens, claims and encumbrances whatsoever.

2.4   Financial Statements.

(a)    The consolidated financial statements of the Bus Companies as provided by the Bus Companies for inclusion in GTJ REIT’s registration statement on form S-11 (including any related notes) for the years ended December 31, 2003, December 31, 2004 and December 31, 2005 and the three months ended March 31, 2006 (the “Bus Company Financial Statements”): (i) were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount); and (ii) fairly and accurately presented the consolidated financial position of the Bus Companies and its consolidated Subsidiaries, in all material respects, as of the respective dates thereof and the consolidated results of operations and cash flows of the Bus Companies and its consolidated Subsidiaries for the periods then ended, subject in the case of the unaudited consolidated financial statements, to normal year-end adjustments and any other adjustments described therein.

(b)    The Bus Company Financial Statements were prepared from the books and records of the Bus Companies and its Subsidiaries and are in accordance with all material and applicable Legal Requirements.

(c)    The books and records of the Acquired Companies that have an operating business as of the date hereof have been and are being maintained in accordance with GAAP and all other applicable legal and accounting requirements in all material respects.

2.5   Absence of Changes.   Except as permitted by the terms of this Agreement from and after the date hereof:

(a)    each of the Acquired Companies has operated its respective business in the ordinary course of business;

(b)    there has been no Material Adverse Effect, as hereinafter defined, and no fact, event, circumstance or condition exists or has occurred that has had, or could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect on any Acquired Company. One or more related events, facts, violations, breaches, inaccuracies, circumstances or other matters will be deemed to be a “Material Adverse Effect” if such events, facts, violations, breaches, inaccuracies, circumstances or other matters had or would reasonably be expected to have or give rise to, individually or in the aggregate, a material adverse effect on (i) the business, condition (financial or otherwise), results of operations, assets, liabilities, operations or financial performance of the Acquired Companies , taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (a) any change in and of itself in the market price or trading volume of the Company’s stock after the date hereof; (b) changes in general economic conditions in the United States or abroad (including, without limitation, any effect that acts of terrorism or outbreak of war have on such general economic conditions); or (c) legal, governmental or regulatory factors (including, without limitation, any effect that acts of terrorism or outbreak of war have on such legal, governmental or regulatory factors) generally affecting companies in the Company’s industry; and

(c)    none of the Acquired Companies has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 4.1.

2.6   Proprietary Assets.

(a)    Except as set forth on Schedule 2.6, the Acquired Companies have good and valid title to all patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), registered service mark application, copyright (whether registered or unregistered), copyright application, registered maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, domain names, proprietary product, technology, proprietary right or other intellectual property right or intangible asset owned by or licensed to any of the Acquired Companies (the “Acquired Company Proprietary Assets”), free and clear of all encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (either individually or in the aggregate) materially detract from the value of the Acquired Company Proprietary Asset subject thereto or materially impair the operations of the Acquired Companies. The Acquired Companies own or have a valid right to use, all Proprietary Assets that are used in the business, operations or products of the Acquired Companies, except to the extent that a failure by any Acquired Company to so own or have the valid right to use any such Proprietary Asset would not, individually or in the aggregate, have a Material Adverse Effect on any Acquired Company.

(b)    (i) All trademarks, service marks and copyrights owned by each Acquired Company are valid, enforceable and subsisting; (ii) to the knowledge of each Bus Company, none of the Acquired Company Proprietary Assets that is used in the business, operations or products of the Acquired Companies and no Proprietary Asset that is currently being developed by any of the Acquired Companies (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the Acquired Companies has received any written notice or other communication (in writing) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any material Acquired Company Proprietary Asset owned or used by any other Person; and (iv) to the knowledge of each Bus Company, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Acquired Company Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Company Proprietary Asset. None of the Acquired Companies has (i) licensed any material Acquired Company Proprietary Asset to any Person, or (ii) entered into any covenant not to compete or contract limiting its ability to exploit fully any material Acquired Company Proprietary Asset or to transact business in any market or geographical area or with any Person.

2.7   Material Contracts.

(a)    For purposes of this Agreement, each of the following Acquired Company Contracts, and only the following Acquired Company Contracts, shall be deemed to constitute a “Material Contract”:

(i)     any Acquired Company Contract relating to the employment of any employee, and any Acquired Company Contract pursuant to which any of the Acquired Companies is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary) in excess of $25,000, to any current or former employee, officer or director or any Acquired Company Contract which provides for the acceleration of vesting of any options or acceleration of other rights to acquire shares of each Bus Company’s Common Stock;

(ii)   any Acquired Company Contract relating to the acquisition, transfer, development, sharing or lease of any Acquired Company Proprietary Asset;

(iii)  any Acquired Company Contract which provides for indemnification of any officer, director, employee or agent of any of the Acquired Companies or any other Person;

(iv)   any Acquired Company Contract imposing any restriction on the right or ability of any Acquired Company to (A) compete with any other Person, (B) solicit the employment of, or employ, any Person, (C) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, (D) develop or distribute any material technology, (E) make, have made, use or sell any current products or products under development, or (F) acquire any capital stock or other security of any Person;

(v)    any Acquired Company Contract that contemplates or involves payment or delivery of cash or other consideration or the performance of services in an amount or having a value in excess of $50,000 in the aggregate;

(vi)   any other Acquired Company Contract, if a breach by any Bus Company or any other party thereto of such contract would reasonably be expected to have a Material Adverse Effect;

(vii) any Acquired Company Contract requiring that any of the Acquired Companies give any notice or provide any information to any Person prior to considering or accepting any bona fide, unsolicited, written proposal contemplating or otherwise relating to any Acquisition Transaction, as hereinafter defined, or similar transaction. Acquisition Transaction shall mean any transaction or series of transactions involving:

(A)   any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) any of the Acquired Companies is a constituent corporation, (ii) a Person or “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) of Persons directly or indirectly acquires, in a single or series of related transactions, beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of any of the Acquired Companies, or (iii) any of the Acquired Companies issues securities representing more than 10% of the outstanding securities of any class of voting securities of any of the Acquired Companies;

(B)   any sale or disposition of any business or businesses or of assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of any of the Acquired Companies, other than in the ordinary course of business; or

(C)   any liquidation or dissolution of any of the Acquired Companies;

(viii)         any Acquired Company Contract under which any Acquired Company leases any real property (collectively, the “Real Property Leases”, and the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”);

(ix)   any Acquired Company Contract relating to any Indebtedness, guarantying the performance of any Person or guarantying any Indebtedness; and

(x)    any Acquired Company Contract that restricts the ability of any Acquired Company to assert any material claims or initiate any material Legal Proceedings against any other Person.

(b)    All Material Contracts are set forth on Schedule 2.7(b). Each Material Contract is valid, binding and in full force and effect and is enforceable against the parties thereto in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)    None of the Acquired Companies has violated or breached, in any material respect, without curing such violation or breach prior to the date hereof, or is in any material default (with or without notice or lapse of time or both) under, any Material Contract. To the knowledge of each Bus Company, none of the other parties to any Material Contract has violated or breached, in any material respect, without curing such violation or breach prior to the date hereof, or is in any material default (with or without notice or lapse of time or both) under, any Material Contract.

2.8   Liabilities.   None of the Acquired Companies has any liabilities of any nature, whether accrued or contingent, either matured or unmatured (whether due or to become due or of a type required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP), except for:  (i) liabilities or obligations disclosed and provided for in the Bus Company Financial Statements or in the notes thereto; (ii) liabilities that have been incurred by the Acquired Companies since March 31, 2006 in the ordinary course of business which have not resulted in and are not reasonably expected to result in any material increase in each Bus Company’s liabilities from those disclosed or provided for in each Bus Company balance sheet or in the related notes; and (iii) liabilities arising from or relating to this Agreement and the transactions contemplated hereby.

2.9   Governmental Authorizations.   Each of the Acquired Companies holds all material Governmental Authorizations necessary to enable such Acquired Company to conduct its business in the manner in which such business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Company is, and at all times has been, in material compliance with the terms and requirements of such Governmental Authorizations.

2.10   Tax Matters.

(a)    Except as set forth on Schedule 2.10, all material Tax Returns required to be filed by or with respect to any of the Acquired Companies with any Governmental Body (the “Acquired Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, prepared in all material respects in substantial compliance with applicable Legal Requirements. Except as set forth on Schedule 2.10, all material Taxes shown on the Acquired Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. Each of the Bus Company Financial Statements accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles.

(b)    Except as set forth on Schedule 2.10, no audit or other proceeding by any Governmental Body is pending or threatened with respect to any Taxes due from or with respect to the Acquired Companies. No Governmental Body has given written notice of its intention to assert any deficiency or claim for additional Taxes against the Acquired Companies. No claim has been made against the Acquired Companies by any Governmental Body in a jurisdiction where the Acquired Companies do not file Tax Returns that the Acquired Companies are or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed against the Acquired Companies have been fully and timely paid, settled or properly reflected in the most recent financial statements.

(c)    The Acquired Companies have made available correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(d)    No Acquired Company is a party to any contract relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar state, local or foreign Legal Requirements, as a transferee or successor, or otherwise.

(e)    The Acquired Companies have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties, and timely paid to the appropriate taxing authority, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Legal Requirements. The Acquired Companies have each complied in all material respects with all Tax information reporting provisions under applicable Legal Requirements.

(f)     Any adjustment of Taxes of the Acquired Companies made by the IRS in writing, which adjustment is required to be reported to the appropriate state, local, or foreign Taxing authorities, has been so reported.

2.11   Employee and Labor Matters; Benefit Plans.

(a)    Schedule 2.11(a) lists each “employee benefit plan” (within the meaning of Section-3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit-sharing, employee loan and all other employee benefit plans, agreements, programs or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which (i) any current or former employee, director or consultant of any Acquired Company has any present or future right to benefits and which are contributed to, sponsored or maintained by any Acquired Company, or (ii) any Acquired Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Acquired Company Employee Plans.”

(b)    Except as set forth in Schedule 2.11(b), (i) each Acquired Company Employee Plan has been established, maintained and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Legal Requirements; (ii) each Acquired Company Employee Plan which is intended to be qualified within the meaning of Code Section 40 1(a) is so qualified, has received a favorable determination letter as to its qualification, and nothing has occurred that could reasonably be expected to cause the loss of such qualification; (iii) no “reportable event” (as such term is defined in ERISA Section 4043) “prohibited transaction” (as such term is defined in ERISA Section 406 and Code Section 4975) or “accumulated funding deficiency” (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Acquired Company Employee Plan, (iv) no Acquired Company has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any Acquired Company, except as required to avoid any excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Legal Requirements, (v) no event has occurred and no condition exists that would subject any Acquired Company, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations, (vi) no Acquired Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act of 2002), and (vii) for each Acquired Company Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.

(c)    None of the Acquired Company Employee Plans is subject to Title IV of ERISA and no Acquired Company, nor any member of the Controlled Group of any Acquired Company, has incurred any liability under Title IV of ERISA which remains unsatisfied. Neither any Acquired Company, nor any organization to which any Acquired Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA. Except as set forth on Schedule 2.11(c), within the five years preceding the date of this Agreement, neither any Acquired Company, nor any member of the Controlled Group of any Acquired Company, has incurred any liability under Title IV of ERISA.

(d)    Except as set forth on Schedule 2.11(d), no Acquired Company Employee Plan is a “multiemployer plan” (as defined in Section 4001 (a)(3) of ERISA) and neither any Acquired Company, nor any members of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

(e)    Except as set forth on Schedule 2.11(e), with respect to each Acquired Company Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of each of the Bus Companies, are threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Bodies are pending, in progress, or to the knowledge of each of the Bus Companies, threatened.

(f)     None of the Acquired Companies has proposed or agreed to any increase in benefits under any Acquired Company Employee Plan (or the creation of new benefits) or change in employee coverage beyond current levels which would materially increase the expense of maintaining the Acquired Company Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. None of the consummation of the transactions contemplated by this Agreement, the execution of this Agreement or shareholder approval of this Agreement (whether alone or in connection with any subsequent event(s)) will (i) entitle any employee of any Acquired Company to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Acquired Company Employee Plans, (iii) limit or restrict the right of either of the Bus Companies to merge, amend or terminate any of the Acquired Company Employee Plans, or (v) result in payments under any of the Acquired Company Employee Plans which would not be deductible under Section 280G of the Code.

(g)    No Acquired Company Employee Plan covers employees of any Acquired Company outside of the United States.

(h)    There is no contract, plan or arrangement covering any Person that, individually or in the aggregate, will give rise to the payment of any amount that would not be deductible by any Bus Company or any of their respective subsidiaries by reason of Section 162(m) of the Code.

(i)     Except as set forth on Schedule 2.11(i), there are no controversies pending or threatened, between any of the Acquired Companies and any of their respective employees which controversies have had, or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) each of the Acquired Companies is in material compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, severance payments, labor relations, employee leave issues, occupational safety and health requirements and unemployment insurance and related matters; and (iii) none of the Bus Companies are obligated to make any payments or provide any benefits to any Person under the Worker Adjustment and

Retraining Notification Act of 1988, as amended, or any similar plant closing or mass layoff law, such as California Labor Code Section 1400 et seq.

2.12   Environmental Matters.   Except as set forth on Schedule 2.12, each of the Acquired Companies is and, to the extent that the relevant statutes of limitation have not run, has been in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Companies of all material Governmental Authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof. None of the Acquired Companies has received any written notice or other written communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Companies is not in compliance in all material respects with any Environmental Law, and, to the knowledge of each of the Bus Companies, there are no circumstances that may prevent or interfere with material compliance by any of the Acquired Companies with any Environmental Law in the future. To the knowledge of each of the Bus Companies, (i) no property that is leased to the Acquired Companies, and no surface water, groundwater or soil at or under such property contains Materials of Environmental Concern that would be reasonably likely to result in material liability or material costs to the Acquired Companies, and (ii) none of the Acquired Companies has any material liability for any clean-up or remediation under any Environmental Law or the exposure of any individual to Materials of Environmental Concern.

2.13   Legal Proceedings; Orders.   Except as set forth on Schedule 2.13, there are no material Legal Proceedings pending or, to the knowledge of the Company, threatened against (a) any of the Acquired Companies or (b) any director, officer or employee of any of the Acquired Companies or other Person for whom any of the Acquired Companies may be liable. There is no order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the material assets owned or used by any of the Acquired Companies, is subject.

2.14   Vote Required.   The affirmative vote of the holders of two-thirds of the outstanding shares of each of the Bus Company’s Common Stock on the record date for each of the Bus Company’s Shareholders’ Meeting (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of each of the Bus Company’s capital stock necessary to adopt this Agreement and otherwise approve the Mergers and the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other instruments of Indebtedness of any of the Acquired Companies that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which stockholders of each of the Bus Companies may vote.

2.15   Non-Contravention.   The execution, delivery and performance by each of the Bus Companies of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Bus Companies of its respective Merger and the other transactions contemplated by this Agreement and such Ancillary Agreements do not and will not, directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation or breach of any of the provisions of the certificate of incorporation or bylaws of any of the Acquired Companies or any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Companies;

(b)    contravene, conflict with or result in a material violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the material assets owned or used by any of the Acquired Companies, is subject;

(c)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, in any material respect, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (iii) accelerate the maturity or performance of any Material Contract, or (iv) cancel, terminate, amend or modify any material term of any Material Contract;

(e)    require any consent, approval or other authorization of, or filing with or notification to, any Person under any Material Contract, or

(f)     cause the creation or imposition of any encumbrances on any assets owned or used by any of the Acquired Companies.

2.16   Governmental Filings.   The execution, delivery and performance by each of the Bus Companies of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Bus Companies of the transactions contemplated by this Agreement and such Ancillary Agreements do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Body, other than the filing of the Certificates of Merger with the Department of State of the State of New York.

2.17   Broker.   No broker, finder, investment banker or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement.

2.18   Related Party Transactions.

For purposes of this Section 2.18, each of the following shall be deemed to be a “Related Party”:

(i)     each individual who is an “executive officer” (as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934) or director of any of the Acquired Companies;

(ii)   each member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”)) of each of the individuals referred to in clause “(i)” above; and

(iii)  any trust or other Entity (other than the Acquired Companies) in which any one of the individuals referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, any voting, proprietary, equity or other financial interest.

Except as set forth in Schedule 2.18:

(a)    no Related Party is indebted to any of the Acquired Companies;

(b)    no Related Party has any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Acquired Companies;

(c)    no Related Party is competing, directly or indirectly, with the Acquired Companies;

(d)    no Related Party has any claim or right against the Acquired Companies; and

(e)    no Related Party owns any assets used by any of the Acquired Companies in its business.

2.19   Real Property.

(a)   Owned Properties.   Schedule 2.19 sets forth all real property owned by the Acquired Companies (“Real Property”). Except as set forth in Schedule 2.19, the Acquired Companies have good and valid title to Real Property, free and clear of all encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (either individually or in the aggregate) materially detract from the value of the Real Property subject thereto or materially impair the operations of the Acquired Companies.

(b)   Leases.   Set forth on Schedule 2.19 is a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the “Leases”) granting to any person any right to the possession, use, occupancy or enjoyment of any real property owned by the Acquired Companies. Each Lease is valid, binding and in full force and effect. All rent and other sums and charges payable by the tenant or occupant thereunder (the “Tenant”) are current. No notice of default or termination under any Lease is outstanding and no termination event or condition or uncured default on the part of the Applicable Acquired Company or, to the knowledge of each of the Bus Companies, the Tenant exists under any Lease. To the knowledge of each of the Bus Companies, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition.

(c)   Condemnation.   None of the Acquired Companies has received written notice of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(d)   Casualty.   Except as set forth in Schedule 2.19(d), no portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored.

2.20   Compliance with Laws.   None of the Acquired Companies is in conflict with, or in default or violation of, in any material respects, any Legal Requirements applicable to it or by which any of the assets owned or used by any Acquired Company is bound.

2.21   Insurance.   The Acquired Companies maintain, and have maintained without interruption, policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations in which they operate. Such policies will not terminate as a result of the consummation of the transactions contemplated by this Agreement.

2.22   Full Disclosure.   None of the information supplied or to be supplied by or on behalf of each of the Bus Companies for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement to be sent to each of the Bus Companies’ shareholders will, at the time the Registration Statement is filed with the SEC and when the Proxy Statement is mailed to the shareholders of each of the Bus Companies, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF
GTJ REIT AND THE ACQUISITION SUBSIDIARIES

Each of the GTJ REIT and Acquisition Subsidiaries represents and warrants to each of the Bus Companies as of the date hereof and the Closing Date as follows:

3.1   Due Organization; Subsidiaries.   It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

3.2   Authority; Binding Nature of Agreement.   It has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and has authorized and approved the execution, delivery and performance of this Agreement, the Ancillary Agreements and approved the Merger, and the transactions contemplated by this Agreement and such Ancillary Agreements. This Agreement and each of the Ancillary Agreements to which it is a party has been duly executed by it and constitutes its legal, valid and binding obligation, enforceable against it, in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3   Non-Contravention.   The execution, delivery and performance by GTJ REIT and each Acquisition Subsidiary of this Agreement and the Ancillary Agreements to which it is a party and the consummation by GTJ REIT and each Acquisition Subsidiary of the Mergers and the other transactions contemplated by this Agreement and such Ancillary Agreements do not and will not, directly or indirectly (with or without notice or lapse of time): (i) conflict with or result in a violation or breach of any provision of its certificate of incorporation or bylaws, or (ii) contravene, conflict with or result in a material violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which it is subject.

3.4   Governmental Filing.   The execution, delivery and performance by GTJ REIT and each Acquisition Subsidiary of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by GTJ REIT and each Acquisition Subsidiary of the transactions contemplated by this Agreement and such Ancillary Agreements do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Body, other than the delivery and filing of the Certificates of Merger with the Department of State of the State of New York;

3.5   Full Disclosure.   None of the information supplied or to be supplied by or on behalf of GTJ REIT and the Acquisition Subsidiaries for inclusion or incorporation by reference in the Registration Statement to be filed with the SEC and the Proxy Statement that will be mailed to the shareholders of the Bus Companies will, at the time the Registration Statement is filed or the Proxy Statement is mailed to the shareholders of the Bus Companies, or at the time of the Bus Company’s Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading

SECTION 4
CERTAIN COVENANTS OF EACH OF THE BUS COMPANIES

4.1   Operation of each of the Acquired Companies’ Business.

(a)     During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), each of the Bus Companies shall: (i) ensure that each of the Acquired Companies conducts its business and operations (A) in the ordinary course of business, and (B) in material compliance with all applicable Legal Requirements and the requirements of all Acquired Company Contracts; (ii) use Commercially Reasonable Efforts, as hereinafter defined, to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and employees (except when in the good faith judgment of each of the Bus Companies such services are not in the best interests of either of the Bus Companies) and maintains its relations and goodwill with all material suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Companies; (iii) provide all notices, assurances and support required by any Material Contract relating to any Proprietary Asset in order to ensure that no condition under such Material Contract occurs which could result in, or could increase the likelihood of any transfer by any Acquired Company of any Proprietary Asset; (iv) make all filings and payments necessary or reasonable to keep all registered or issued Proprietary Assets that are material to and used in the business in full force and effect; (v) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Companies; and (vi) provide GTJ REIT and its authorized representatives with access at reasonable times upon prior written notice to the properties, books, records, tax returns, contracts, information, documents and personnel of the Bus Companies as they relate to their businesses as GTJ REIT may reasonably request for the purpose of making such investigation of GTJ REIT’s business, properties, financial condition and results of operations as GTJ REIT may deem appropriate or necessary.

(b)     During the Pre-Closing Period, each of the Bus Companies shall not, and shall not permit any of the other Acquired Companies to, take any of the following actions, without the prior written consent of GTJ REIT:

(i)         declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements existing as of the date of this Agreement;

(ii)        sell, issue, deliver, grant or authorize the sale, issuance, delivery or grant of (A) any capital stock or other security, (B) any stock rights, options or equity-based compensation awards, (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii)      enter into any contract or otherwise agree with respect to the sale, voting, repurchase or registration of any capital stock or other securities;

(iii)      amend or permit the adoption of any amendment to any of the Acquired Companies Constituent Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)       acquire any equity interest or other interest in any other Entity;

(v)        make capital expenditures that exceed $250,000 in the aggregate;

(vi)       except in the ordinary course of business, enter into any contract, or modify or amend any existing contract, providing for (A) severance or termination pay, (B) indemnification of officers and directors, or (C) benefits which are contingent upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or otherwise granting any severance or termination pay to any present or former director, officer or employee of any Acquired Company;

(vii)      except in the ordinary course of business, purchase, lease, license or otherwise acquire any right or other asset from any other Person or sell, transfer, convey, pledge, encumber, grant a security interest in or otherwise dispose of, or lease or license, any right or other asset to any other Person (except for purchases and sales of assets by each of the Bus Companies not having a value, or not requiring payments to be made or received, in excess of $10,000 individually and $50,000 in the aggregate), or waive, relinquish or otherwise impair any material right or any duties or obligations of confidentiality;

(viii)    abandon or fail to enforce any Proprietary Assets that are material to and used in the business, operations or products of the Acquired Companies;

(ix)       lend money or other property to any Person, including, without limitation, any present or former director, officer or employee of either of the Bus Companies or any Acquired Company, or incur or guarantee any indebtedness;

(x)        except in the ordinary course of business, incur, assume or prepay any Indebtedness, or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person;

(xi)       except in the ordinary course of business: (A) enter into any contract that would constitute a Material Contract had it been entered into as of the date of this Agreement, or (B) terminate, cancel or request any material change in any Material Contract or any contract entered into pursuant to clause (A) above;

(xii)      waive, release, assign, settle or compromise any material Legal Proceedings;

(xiii)    except in the ordinary course of business pursuant to existing agreements and Acquired Company Employee Plans, (A) establish, adopt, amend, terminate or make contributions to any Acquired Company Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Acquired Company Employee Plan if it were in existence as of the date of this Agreement; (B) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the hourly wage rates, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its present or former directors, officers or employees, or (C) become obligated to do any of the foregoing;

(xiv)     change any of its methods of accounting or Tax or accounting practices except as required by GAAP or applicable Tax Legal Requirements;

(xv)      make or revoke any material Tax elections or file any amended Tax Returns except as required by applicable Legal Requirements;

(xvi)     take or agree to take any action which would result in the failure to satisfy the conditions provided for in Section 6.1 or Section 6.2; or

(xvii)    authorize, agree or commit to take any of the actions described in clauses “(i)” through “(xvi)” of this Section 4.1(b).

(c)     During the Pre-Closing Period, each of the Bus Companies shall, and shall cause the other Acquired Companies to:

(i)         prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”), except as otherwise required by applicable laws;

(ii)        fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed except as required by applicable Legal Requirements;

(iii)      properly reserve (and reflect such reserve in their books and records and financial statements) for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time; and

(iv)       notify GTJ REIT of any Legal Proceeding or audit pending or threatened in writing against the Acquired Companies in respect of any Tax matter, including Tax liabilities and refund claims.

4.2   Confidentiality.   The Bus Companies acknowledge that they each will have and have had access to business information pertaining to all relevant parties’ business including construction projects, bids, subcontractors, marketing and sale strategies, routes, bid pricing, financial data, market research, engineering know-how and other information which is not otherwise readily available in the marketplace in which the parties conduct their businesses (hereinafter referred to as “Proprietary Information”). Accordingly, the Bus Companies hereby agree that they shall not disclose to any person or entity any Proprietary Information and (i) such other information which is known by them to be confidential and/or otherwise not available in the marketplace of the companies and (ii) such information the disclosure of which each knows or is reasonably expected to know will be detrimental to GTJ REIT (hereinafter items (i) and (ii) shall be collectively referred to as “Confidential Information”); and each further agrees to hold all such Proprietary Information and Confidential Information in trust solely for the benefit of GTJ REIT. The Bus Companies further agree that they shall not, directly or indirectly, use any such Proprietary Information or Confidential Information on behalf of any person or entity without GTJ REIT’s prior written consent, which consent may be withheld in its sole discretion.

SECTION 5
ADDITIONAL COVENANTS

5.1   Registration Statement and Proxy Statement.   As promptly as reasonably practicable after the date of this Agreement, GTJ REIT shall prepare and file the Registration Statement with the SEC, and shall use Commercially Reasonable Efforts to have same declared effective by the SEC (which efforts shall include the filing of amendments thereto where necessary). Commercially Reasonable Efforts shall mean the Person’s efforts in accordance with reasonable commercial practices and without the payment of any money to any third party except the incurrence of reasonable costs and expenses that are not, individually or in the aggregate, material in the context of the commercial objective to be achieved under this Agreement by the Person that has the applicable obligation to use such efforts to achieve such objective. GTJ REIT shall provide the Bus Companies with a reasonable opportunity to review and comment on such draft (and any amendments thereto). Upon receipt of written notice from the SEC that the Registration Statement has been declared effective, the Bus

Companies shall cause a proxy statement (in a form reasonably satisfactory to GTJ REIT) to be mailed to their respective shareholders as promptly as reasonably possible. The Bus Companies shall bear all expenses in connection with the preparation of the Registration Statement, the proxy statement, shareholder meetings and all related transactions, including all counsel fees and expenses of GTJ REIT. GTJ REIT and each of the Bus Companies shall promptly furnish to the other party all information concerning such party that may be required or reasonably requested in connection with any action contemplated by this Section 5.1.

5.2   Shareholders’ Meeting.   The Bus Companies shall call, give notice of and hold a joint meeting of the holders and beneficial owners of their Common Stock to vote separately and not jointly on a proposal to adopt this Agreement (the “Shareholders’ Meeting”) and the transactions contemplated herein. The Shareholders’ Meeting shall be held as promptly as reasonably practicable after the mailing of the Proxy Statement to the shareholders of the Bus Companies.

5.3   Regulatory Approvals.

(a)     Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Legal Requirements, each of GTJ REIT and the Bus Companies shall (i) use its Commercially Reasonable Efforts to obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by this Agreement (ii) thereafter make any other submissions either required or deemed appropriate by either of the Bus Companies or GTJ REIT, in connection with the transactions contemplated by this Agreement under (A) the NYBCL, (B) the Maryland General Corporation Law; (c) the Securities Act of 1933 and the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder; and (d) any other applicable Legal Requirements. Each of the Bus Companies and GTJ REIT shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors prior to filing, and notwithstanding anything to the contrary set forth herein. Neither the Bus Companies nor GTJ REIT shall file any such document if the other party has reasonably objected to the filing of such document. Neither the Bus Companies nor GTJ REIT shall consent to any voluntary extension of any statutory deadline or waiting period of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Body without the consent of the other party, which consent shall not be unreasonably withheld.

(b)     Each of Bus Companies and GTJ REIT shall promptly inform the other party upon receipt of any communication from the Securities Exchange Commission or any other Governmental Body regarding any of the transactions contemplated by this Agreement. If either of the Bus Companies or GTJ REIT (or any of their respective Representatives) receives a request for additional information from any such Governmental Body that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request.

(c)     Notwithstanding the foregoing, nothing in this Section 5.3 shall require, or be construed to require, each of the Bus Companies or GTJ REIT to agree to (i) sell, hold separate, divest, discontinue or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of each of the Bus Companies, the Company or any of their respective Affiliates or (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses which would result in a Material Adverse Effect on Bus Companies or GTJ REIT.

5.4   Indemnification of Officers and Directors.

(a)     All rights to indemnification, including the advancement of expenses, now existing in favor of those Persons who are or were directors and officers of GTJ REIT or the Bus Companies (the “Indemnified Persons”) for acts and omissions occurring prior to the Effective Time, as provided in the Certificates of Incorporation or Bylaws (as in effect as of the date of this Agreement) of GTJ REIT and the Bus Companies, and as provided in the indemnification agreements between GTJ REIT or the Bus Companies and said Indemnified Persons shall survive the Mergers and shall be observed by the Surviving Corporations, to the fullest extent permitted by New York law or Maryland law (in the case of GTJ REIT).

(b)     From the Effective Time, the Surviving Corporations shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy or policies of directors’ and officers’ liability insurance as of the date of this Agreement (the “Existing Policy”) if any; provided, however, that the Surviving Corporations may substitute for the Existing Policy a policy of no less favorable coverage, provided that the carrier of such policy is a reputable insurance carrier that has a financial strength rating from A.M. Best (or its successor) that is equal to or better than the financial strength rating assigned by A.M. Best to the insurance carrier of GTJ REIT or the Bus Companies’ Existing Policy as of the date hereof. Prior to the Effective Time, the annual premiums of the Existing Policy for such six year period shall be prepaid in full.

5.5   Additional Actions.

(a)     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Legal Requirements, except as otherwise provided in this Agreement, each of the Parties shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to ensure that the conditions set forth in Sections 6 and 7 are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable. Each of the Bus Companies and GTJ REIT shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Mergers set forth in Sections 6 or 7 not being satisfied or satisfaction of those conditions being unreasonably delayed.

(b)     During the Pre-Closing Period, GTJ REIT shall promptly notify each of the Bus Companies in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by GTJ REIT in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (ii) any material breach of any covenant or obligation of GTJ REIT; (iii) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (iv) any communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and (v) any material Legal Proceedings threatened in writing or commenced against or otherwise affecting the Acquired Companies. No notification given to the Bus Companies pursuant to this Section 5.5(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of GTJ REIT contained in this Agreement.

(c)     During the Pre-Closing Period, each of the Bus Companies shall promptly notify GTJ REIT in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by each of the Bus Companies in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (ii) any material breach of any covenant or obligation of each of the Bus Companies, (iii) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement. No notification given to GTJ REIT pursuant to this Section 5.5(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of each of the Bus Companies contained in this Agreement.

5.6   Employees and Employee Benefits.   Each Bus Company and GTJ REIT agree that GTJ REIT shall continue the employment of all employees of the Bus Companies immediately following the Effective Time, subject to the “at will’ nature of such employment. To the extent the same exist, the Surviving Corporation shall be responsible for the continuation of health plan coverage, in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, for any employee of the Acquired Companies or qualified beneficiary under a Bus Company’s health plan who is already receiving COBRA benefits or who loses health coverage in connection with the transactions contemplated in this Agreement. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 and regulations promulgated thereunder. Nothing herein express or implied shall confer upon any of the employees of the Acquired Companies, the Surviving Corporation or any Subsidiary of the Surviving Corporation, or any of their Affiliates, any rights or remedies, including any right to any particular form of compensation or employee benefit or to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

5.7   Takeover Statutes.   If any Takeover Statute is or becomes applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement, each of the Bus Companies and GTJ REIT and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such Takeover Statute.

5.8   Defense of Litigation.   Each of the Bus Companies shall not settle or offer to settle any Legal Proceedings against the Acquired Companies or any of its directors or officers by any stockholder of either of the Bus Companies arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of GTJ REIT, which consent shall not be unreasonably withheld. Each of the Bus Companies shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and each of the Bus Companies shall cooperate with GTJ REIT in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

5.9   Transaction Expenses.   At or prior to Closing, the Bus Companies’ shall pay the full amount of all Transaction Expenses except as provided in Section 5.1. Transaction Expenses shall mean any fees and expenses incurred, paid or payable by the Acquired Companies in connection with this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 6
CONDITIONS PRECEDENT TO OBLIGATIONS
OF GTJ REIT

The obligations of GTJ REIT to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

6.1   Accuracy of Representations.   The representations and warranties of the Bus Companies contained in this Agreement (as such representations and warranties would read if all limitations or qualifications therein as to materiality or Material Adverse Effect (or similar concept) were deleted therefrom) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been true and correct as of such date), other than breaches or inaccuracies in any such representations or warranties that have not had, and would not reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect.

6.2   Performance of Covenants.   Each covenant or obligation that each of the Bus Companies are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3   Effective Registration Statement.   The Registration Statement shall have been declared effective by the SEC and shall remain effective through Closing.

6.4   Required Shareholder Vote.   This Agreement shall have been duly adopted by the Required Shareholder Vote.

6.5   Consents.   All consents, approvals and other authorizations of any Governmental Body (including from all applicable state securities regulatory agencies) required to consummate the Mergers and the other transactions contemplated by this Agreement (other than the delivery of the Certificate of Merger with the Department of State of the State of New York) shall have been obtained, free of any condition that would reasonably be expected to have a Material Adverse Effect on GTJ REIT or the Bus Companies.

6.6   Material Adverse Effect.   Since the date of this Agreement, no event, fact or set of circumstances shall have occurred or exist that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GTJ REIT or the Bus Companies.

6.7   No Restraints.   No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

6.8   No Proceedings.   There shall not be pending or threatened any Legal Proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Mergers or any of the other transactions contemplated by this Agreement; (ii) relating to the Mergers and seeking to obtain from each of the Bus Companies or GTJ REIT or any of their respective Subsidiaries any damages that may be material to each of the Bus Companies or GTJ REIT or any of its Subsidiaries; (iii) seeking to prohibit or limit in any material respect each of the Bus Company’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporations; (iv) which would materially and adversely affect the right of each of the Bus Companies, the Surviving Corporations or any Subsidiary of each of the Bus Companies to own the assets or operate the business of the Acquired Companies; or (v) seeking to compel each of the Bus Companies or GTJ REIT, or any Subsidiary of each of the Bus Companies or GTJ REIT, to dispose of or hold separate any material assets, as a result of the Mergers or any of the other transactions contemplated by this Agreement.

6.9   Dissenting Shares.   Appraisal rights shall not have been perfected pursuant to Section 623 of the NYBCL by shareholders of the Bus Companies with respect to more than 3% of the aggregate number of shares of GTJ REIT common stock issuable in connection with the Mergers.

6.10   Director and Officer Resignations.   Each Bus Company shall have received written resignation letters from each of the directors and officers of the Bus Companies and each other Acquired Company requested by GTJ REIT effective as of the Effective Time.

SECTION 7
CONDITIONS PRECEDENT TO OBLIGATION OF THE BUS COMPANIES

The obligation of the Bus Companies to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

7.1   Accuracy of Representations.   The representations and warranties of GTJ REIT contained in this Agreement as such representations and warranties would read if all limitations or qualifications therein as to materiality (or similar concept) were deleted therefrom shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been true and correct as of such date), other than breaches of or inaccuracies in any such representations or warranties that have not had, and would not reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect.

7.2   Performance of Covenants.   Each covenant and obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3   Effective Registration Statement.   The Registration Statement shall have been declared effective by the SEC and shall remain effective through Closing.

7.4   Required Shareholder Vote.   This Agreement shall have been duly adopted by the Required Company Shareholder Vote.

7.5   Consents.   All consents, approvals and other authorizations of any Governmental Body (including from all applicable state securities regulatory authorities) required to consummate the Mergers and the other transactions contemplated by this Agreement (other than the delivery of the Certificate of Merger with the Department of State of the State of New York) shall have been obtained, free of any condition that would reasonably be expected to have a Material Adverse Effect on GTJ REIT or the Bus Companies.

7.6   No Restraints.   No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers by each of the Bus Companies shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers by each of the Bus Companies illegal.

7.7   No Proceedings.   There shall not be pending or threatened any Legal Proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Mergers or any of the other transactions contemplated by this Agreement; (ii) relating to the Mergers and seeking to obtain from each of the Bus Companies or GTJ REIT or any of their respective Subsidiaries any damages that may be material to each of the Bus Companies or GTJ REIT or any of its Subsidiaries; (iii) seeking to prohibit or limit in any material respect each of the Bus Company’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporations; (iv) which would materially and adversely affect the right of each of the Bus Companies, the Surviving Corporations or any Subsidiary of each of the Bus Companies to own the assets or operate the business of the Acquired Companies; or (v) seeking to compel each of the Bus

Companies or GTJ REIT, or any Subsidiary of each of the Bus Companies or GTJ REIT, to dispose of or hold separate any material assets, as a result of the Mergers or any of the other transactions contemplated by this Agreement.

SECTION 8
TERMINATION

8.1   Termination.   This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Bus Companies at the Shareholders’ Meeting):

(a)     by mutual written consent of each of the Bus Companies and GTJ REIT;

(b)     by either the Bus Companies or GTJ REIT, if the Mergers shall not have been consummated prior to January 31, 2007 (the “Termination Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1 (b) if the failure to consummate the Mergers by the Termination Date is primarily attributable to the breach by such party any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time. However, either the Bus Companies or GTJ REIT may extend the Termination Date, but no more than three times in the aggregate, and each time by no more than one month, but in no event beyond April 30, 2007, by providing written notice thereof to the other party between three and five business days prior to the next scheduled Termination Date if (i) the Mergers shall not have been consummated by that date because the requisite governmental approvals have not been obtained and are still being pursued and (ii) the party requesting such extension has satisfied all the conditions required to be satisfied by it and has not violated any of its obligations under this Agreement in a manner that was the cause of or resulted in the failure of the Mergers to occur on or before the Termination Date;

(c)     by either the Bus Companies or GTJ REIT, if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)     by either the Bus Companies or GTJ REIT, if (i) the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and GTJ REIT’s shareholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Shareholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Shareholder Vote;

(e)     by any Bus Company, if GTJ REIT breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Sections 6.1, 6.2 or 6.6 of the Agreement and (ii) has not been cured by the Company within 30 business days after the Company’s receipt of written notice of such breach from either Bus Company;

(f)                  by GTJ REIT, if any Bus Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (ii) has not been cured by the respective Bus Company within 30 business days after such Bus Company’s receipt of written notice of such breach from GTJ REIT.

8.2   Effect of Termination.   In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement.

SECTION 9
MISCELLANEOUS PROVISIONS

9.1   Amendment.   This Agreement may be amended with the approval of the respective boards of directors of GTJ REIT and each Bus Company at any time (whether before or after adoption of this Agreement by the shareholders of GTJ REIT); provided, however, that after any such adoption of this Agreement by the Bus Companies shareholders, no amendment shall be made which by law requires further approval of the shareholders of GTJ REIT without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2   Waiver.

(a)     No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)     No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c)     Any of the Parties to this Agreement may waive any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, but only by an instrument in writing executed by the party waiving compliance. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3   Non-survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of the Acquired Companies, their respective Affiliates and any of the officers, directors, employees or stockholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time. This Section 9.3 will not limit any covenant or agreement of the Parties which by its term contemplates performance after the Closing.

9.4   Entire Agreement.   This Agreement, the Ancillary Agreements and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

9.5   APPLICABLE LAW; JURISDICTION.   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NONEXCLUSIVE PERSONAL

JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND TO THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT THEREOF IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY WAIVES ANY OBJECTION AS TO VENUE AND FORUM NON CONVENIENS WITH RESPECT TO ANY SUCH ACTIONS BROUGHT IN ANY OF SUCH COURTS. PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE SERVED BY CERTIFIED MAIL ON ANY PARTY HERETO ANYWHERE IN THE WORLD WHERE SUCH PARTY IS FOUND AND MAY ALSO BE SERVED UPON ANY PARTY IN THE MANNER PROVIDED FOR THE SERVICE OF PROCESS UNDER THE LAWS OF THE STATE OF NEW YORK OR THE LAWS OF THE PLACE OR JURISDICTION WHERE SUCH PARTY IS FOUND.

9.6   Attorneys’ Fees.   In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7   Assignability.   This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of rights of GTJ REIT hereunder may be assigned by GTJ REIT or any Bus Company without the prior written consent of the Bus Companies with respect to GTJ REIT, and the consent of GTJ REIT with respect to the Bus Companies, and any attempted assignment of this Agreement or any of such rights by GTJ REIT, the Bus Companies, as the case may be, without the consent of the Bus Companies with respect to GTJ REIT, and the consent of GTJ REIT with respect to the Bus Companies, shall be void and of no effect.

9.8   Notices.   Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given on the day of delivery if delivered by hand or facsimile (with confirmation of delivery), or on the second business day after being sent by registered overnight mail, return receipt requested, by overnight courier or overnight express delivery service or by facsimile (in each case, with confirmation of delivery) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Bus Companies:

444 Merrick Road
Lynbrook, NY
Attn: Jerome Cooper, CEO

if to the Company:

GTJ REIT, Inc.
444 Merrick Road
Lynbrook, NY
Attn: Michael I. Kessman, Chief Accounting Officer

copies of all notices to (which copies shall not constitute notice):

Ruskin Moscou Faltischeck, P.C.
1425 Reckson Plaza
East Tower, 15th Floor
Uniondale, New York 11556
Attn:  Adam P. Silvers, Esq./Stuart M. Sieger, Esq.

9.9   Counterparts.   This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.10   No Third-Party Beneficiaries.   Except as provided in Section 5.4, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

9.11   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

9.12   Construction.

(a)     For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)     The parties have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

(c)     As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)     Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of and Exhibits to this Agreement.

9.13   Remedies.   Any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

9.14   Press Releases; Public Statements.   Any public announcement, press release or similar publicity with respect to this Agreement or the contemplated transactions will be issued, if at all, at such time and in such manner as the parties mutually agree, except as may be required by law. In the event of any press release that may be required by applicable law, the parties shall use reasonable best efforts to consult with each other before issuing, and to provide each other the opportunity to review and comment upon, any such press release or other public statement.

9.15   Specific Performance.   The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GREEN BUS LINES, INC.
By:	/s/ Jerome Cooper
Name:	Jerome Cooper
Title:	CEO
JAMAICA CENTRAL RAILWAYS, INC.
By:	/s/ Jerome Cooper
Name:	Jerome Cooper
Title:	CEO
TRIBORO COACH CORP.
By:	/s/ Jerome Cooper
Name:	Jerome Cooper
Title:	CEO
GTJ REIT, INC.
By:	/s/ Michael I. Kessman
Name:	Michael I. Kessman
Title:	Chief Accounting Officer
TRIBORO ACQUISITION, INC.
By:	/s/ Michael I. Kessman
Name:	Michael I. Kessman
Title:	Chief Accounting Officer
GREEN ACQUISITION, INC.
By:	/s/ Michael I. Kessman
Name:	Michael I. Kessman
Title:	Chief Accounting Officer
JAMAICA ACQUISITION, INC.
By:	/s/ Michael I. Kessman
Name:	Michael I. Kessman
Title:	Chief Accounting Officer

[schedules omitted]

ATTACHMENT B

SECTIONS 623 AND 910 OF THE NEW YORK BUSINESS CORPORATION LAW

§  623. Procedure to enforce shareholder’s right to receive payment for shares

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders’ authorization date, which term as used in this section means the date on which the shareholders’ vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters’ rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter’s rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders’ authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters’ rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders’ authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders’ authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

(2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter’s rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(3) All dissenting shareholders, excepting those who, as provided in paragraph  (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

(4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders’ authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder’s right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert’s reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

(5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following:  (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;  (B) that no offer or required advance payment was made by the corporation;  (C) that the corporation failed to institute the special proceeding within the period specified therefor;  or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

(8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

(1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation;  or

(2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

(3) The dissenting shareholder shall exercise such option under subparagraph  (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

§ 910. Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange

(a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder’s right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

(1) Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

(A) Any plan of merger or consolidation to which the corporation is a party;  except that the right to receive payment of the fair value of his shares shall not be available:

(i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations);  or

(ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

(iii) Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders’ approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

(C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation;  except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c)of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

(3) Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

ATTACHMENT C

June 26, 2006

Board of Directors
Jamaica Central Railways, Inc.
And Subsidiaries

Board of Directors
Green Bus Lines, Inc.
And Subsidiaries

Board of Directors
Triboro Coach Corporation
And Subsidiaries
444 Merrick Road
Lynbrook, NY 11563

Gentlemen:

You have asked Ryan, Beck & Co. (“Ryan Beck”) to advise you with respect to the fairness, from a financial point of view, to the holders of shares of beneficial interest in three sister New York corporations. These companies have historical roots in the operation of private bus routes in New York City, namely Green Bus Lines, Inc., (“Green”), Triboro Coach Corporation (“Triboro”) and Jamaica Central Railways, Inc. (“Jamaica”) (which are collectively referred to as the “Bus Companies”). Ryan Beck has been asked to advise you as to the fairness in valuation in the combination of the Bus Companies, and their subsidiaries, into a single holding company (the “Reorganization”). This would be determined by the allocation of shares of the Reorganized company between Green, Triboro and Jamaica. The Reorganized company shall be known as GTJ REIT, Inc.

Pursuant to the Reorganization, Green shareholders shall receive shares equal to 42.088% of GTJ REIT, Inc. Triboro shareholders shall receive shares equal to 38.287% of GTJ REIT, Inc.  Jamaica shareholders shall receive shares equal to 19.624% of GTJ REIT, Inc.

In arriving at our opinion, we have, among other things:

•       Reviewed Annual Reports for the Bus Companies for the years ending December 31, 2003 - 2005;

•       Reviewed certain interim reports and Quarterly Reports for the Bus Companies;

•       Reviewed certain business, financial and other information regarding the Bus Companies;

•       Reviewed seven appraisals, dated February 2, 2006, prepared by Cushman and Wakefield, Inc., relating to real estate owned by the Bus Companies;

•       Reviewed a valuation, prepared by Empire Valuation Consultants, relating to the fair market value of a minority common stock interest in GTJ Co., Inc. and Subsidiaries;

•       Participated in discussions among representatives of the Bus Companies and their financial and legal advisors;

•       Reviewed historical documentation regarding the formation and incorporation of the Bus Companies.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information. We have not assumed any responsibility for any independent verification of such information and have assumed such accuracy and completeness for purposes of this opinion. With respect to any financial forecast furnished to us by management, we have assumed that it has been reasonably prepared and reflects the best current estimates and judgments of management as to future financial performance. We assume no responsibility for, and express no view as to, financial projections or the assumptions upon which they are based. In arriving at our opinion, we have not prepared any independent evaluations or appraisals of the assets or liabilities of the Bus Companies, including any contingent liabilities.

Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. In addition, we express no view on the terms of the Reorganization. Our opinion does not address the relative merits of the Reorganization or other actions contemplated by the Reorganization compared with other business strategies or transactions that may have been considered by the Bus Companies’ management, their Board(s) of Directors or any committee thereof.

We, Ryan Beck, have been retained by the Board of Directors of the Bus Companies as an independent contractor to determine that the consideration offered the shareholders of the Bus Companies in the Reorganization is fair, from a financial point of view, as of this date. Ryan Beck will receive a fee for its services. A substantial portion is due upon delivery of this opinion.

Prior to these transactions, Ryan Beck did not have an investment banking relationship with the Bus Companies. Ryan Beck may solicit investment banking business from the company formed through the Reorganization in the future.

Our opinion is directed to the Board(s) of Directors of the Bus Companies and does not constitute a recommendation to any shareholder of the Bus Companies as to how shareholders should vote at any shareholder meeting held in connection with the Reorganization. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, or proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of this date, the consideration offered to the shareholders of the Bus Companies, as provided and described in the Reorganization, is fair to the Bus Companies’ shareholders from a financial point of view.

Very truly yours,
Ryan, Beck & Co.

COMMAND BUS COMPANY
NOTES TO FINANCIAL STATEMENTS (Continued)

Relative Valuation of Bus Companies

	Interest in
	G.T.J. Co., Inc.	Real Estate	Other Assets	Total Liabilities	Net Asset Value	Relative %
Green Bus and Subsidiaries	$17,958,000	$51,800,000	$10,760,888	$7,524,189	$72,994,699	42.088%
Triboro and Subsidiaries	$17,958,000	$39,400,000	$14,821,195	$5,777,060	$66,402,135	38.287%
Jamaica and Subsidiaries	$8,979,000	$23,100,000	$4,905,965	$2,950,002	$34,034,963	19.624%
Total	$44,895,000	$114,300,000	$30,488,048	$16,251,251	$173,431,797	100.0%

Green Bus Line, Inc. and Subsidiary
Final Balance Sheet (not including Real Estate and GTJ)

Cash	$5,706,873
Investments	798,345
Accounts Receivable	4,255,670
Total Assets	$10,760,888
Liabilities	7,524,189
Total Shareholders’ Equity		$3,236,699

Real Estate

Green Bus Lines, Inc. and Subsidiary leased to the City of New York the depot and facilities located at 165-25 147th Avenue, Jamaica, New York.

Building and Land Value—$42,600,000

As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

Green Bus Lines, Inc. and Subsidary leased to the City of New York the depot located at 49-19 Rockaway Beach Blvd., Arverna, New York.

Building and Lane Value—$9,200,000

As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

Triboro Coach Corporation and Subsidiaries

Final Balance Sheet (not including Real Estate and GTJ)

Cash	$5,575,184
Investments	2,674,051
Accounts Receivable	6,571,960
Total Assets	$14,821,195
Liabilities	5,777,060
Total Shareholders’ Equity		$9,044,135

Real Estate

Triboro leased to the City of New York a bus depot located in East Elmhurst, New York.

      Value - $39,400,000

As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

Jamacia Railways, Inc.

Final Balance Sheet (not including Real Estate and GTJ)

Cash	$1,711,130
Investments	297,647
Accounts Receivable	2,897,188
Total Assets	$4,905,965
Liabilities	2,950,002
Total Shareholders’ Equity		$1,955,963

Real Estate

Jamaica Bus Holding Corp. leased to the City of New York a bus depot located at 114-15 Guy Brewer Boulevard, Jamaica, New York.

      Value - $23,200,000

As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

GTJ Co., Inc.

Valuation Summary

Based on the opinion of Empire Valuation Consultants, LLC, which was engaged to evaluate GTJ Co., Inc., not including real estate, the fair market value of a minority interest in the common stock of GTJ Co., Inc. and Subsidiaries as of March 31, 2006, is reasonably stated at $29,000 per share, on a post-real estate divested basis.

Common Shares Outstanding		Share Price		Value
200	x	$29,000	=	$5,800,000

Real Estate

G.T.J. Co., Inc. has leased to Avis Rent-A-Car System an industrial building located at 23-85 87th Street East Elmhurst, New York.

      Value - $24,000,000

As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

G.T.J. Co., Inc. owns an industrial building located on 1.39 acres of land located at 612 Wortman Avenue, Brooklyn, New York.

      Value - $3,200,000

As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

G.T.J. Co., Inc. owns 9.0 acres of excess land located at 612 Wortman Avenue, Brooklyn, New York.

      Value - $11,800,000

As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

G.T.J. Co., Inc. owns a vacant site containing 0.072 acres of land at the North West corner of Rockaway Beach Blvd. and Beach 49th Street Arverne, New York.

      Value - $95,000

As per the Cushman & Wakefield, Inc. report dated February 2, 2006.

GTJ, Co. Inc.

Valuation Summary

Business Value(1)	$5,800,000
Real Estate(2)
23-85 87th Street East Elmhurst, NY	$24,000,000
Building at 612 Wortmon Avenue Brooklyn, NY	$3,200,000
Vacant land at 612 Wortmon Avenue Brooklyn, NY	$11,800,000
Vacant land at Rockaway Beach Blvd. and Beach 49th Street Arverne, NY	$95,000
TOTAL	$44,895,000

Ownership

Triboro Coach Corp. and Subsidiaries (40.0%)	$17,958,000
Jamaica Railways, Inc. and Subsidiaries (20.0%)	8,979,000
Green Bus Lines, Inc. and Subsidiaries (40.0%)	17,958,000
TOTAL	$44,895,000

(1)                Based on the opinion of Empire Valuation Consultants, LLC, dated March 31, 2006.

(2)                As per the Cushman & Wakefield, Inc. appraisals, dated February 2, 2006.

GTJ REIT, INC.

15,564,454 Shares of Common Stock

PROSPECTUS

_____________, 2006

Until ___________ (40 days from the date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30.                 Quantitative and Qualitative Disclosure About Market Risk

Quantitative and Qualitative Disclosures About Market Risk

The Registrant may be exposed to interest rate changes primarily to the extent that long-term debt may be used to acquire properties and make other permitted investments. The Registrant’s interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, the Registrant expects to borrow primarily at fixed rates or variable rates with the lowest margins available and in some cases, with the ability to convert variable rates to fixed rates. With regard to variable rate financing, the Registrant will assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

As the Registrant has yet to commence borrowing activities; the board of directors has not yet established policies and procedures regarding our use of derivative financial instruments for hedging or other purposes.

Item 31.                 Other Expenses of Issuance and Distribution

Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Registrant in connection with the issuance and distribution of the Shares.

Securities and Exchange Commission registration fee	$18,553
Printing and postage	$150,000
Legal fees and expenses	$500,000
Tax advisory fees	$350,000
Accounting fees and expenses	$1,200,000
Fairness opinion	$100,000
Proxy solicitation	$50,000
Blue Sky Expenses	$10,000
Miscellaneous	$21,447
Total	$2,400,000

**             To be filed by amendment.

Item 32.                 Sales to Special Parties

None.

Item 33.                 Recent Sales of Unregistered Securities

None.

Item 34.                 Indemnification of Directors and Officers

Subject to any applicable conditions set forth under Maryland law or below, (i) no director or officer of the Registrant shall be liable to the Registrant or its stockholders for money damages and (ii) the Registrant shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (A) any individual who is a present or former director or officer of the Registrant; or (B) any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise; from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity.

Notwithstanding anything to the contrary contained in clause (i) or (ii) of the paragraph above, the Registrant shall not provide for indemnification of or hold harmless a director (the “Indemnitee”) for any liability or loss suffered by any of them, unless all of the following conditions are met:

(i)    the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Registrant;

(ii)   the Indemnitee was acting on behalf of or performing services for the Registrant;

(iii)  such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a director (other than an independent director), or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an independent director;

(iv)  such indemnification or agreement to hold harmless is recoverable only out of net assets and not from stockholders; and

(v)    with respect to losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws, one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee; (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (C) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Registrant were offered or sold as to indemnification for violations of securities laws.

Neither the amendment nor repeal of the provision for indemnification in our charter, nor the adoption or amendment or amendment of any other provision of our charter or bylaws inconsistent with the provision for indemnification in our charter, shall apply to or affect in any respect the applicability of the provision for indemnification in our charter with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

The Registrant shall pay or reimburse reasonable legal expenses and other costs incurred by the directors in advance of the final disposition of a proceeding only if (in addition to the procedures required by the MGCL) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Registrant, (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the directors, officers, employees or agents provide the Registrant with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and undertake to repay the amount paid or reimbursed by the Registrant, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.

Item 35.                 Treatment of Proceeds from Stock Being Registered

None.

Item 36.                 Financial Statements and Exhibits

(a) Index to Financial Statements

The following financial statements of the Registrant are filed as part of this Registration Statement and included in the Prospectus:

GREEN BUS LINES, INC. AND SUBSIDIARY	F-2 - F-33
TRIBORO COACH CORPORATION AND SUBSIDIARIES	F-34 - F61
JAMAICA CENTRAL RAILWAYS, INC. AND SUBSIDIARIES	F-62 - F-89
GTJ CO., INC. AND SUBSIDIARIES	F-90 - F-116
COMMAND BUS COMPANY, INC.	F-117 - F-141

(b) Exhibits:

Exhibit
Number	Exhibit
1.1	Merger Agreement and Plan of Merger (included as Attachment A)
3.1	Articles of Incorporation of the Registrant
3.2	Bylaws of the Registrant
4.1	Specimen Common Stock Certificate
5.1*	Opinion of Ruskin Moscou Faltischek, P.C.
10.1	Form of 2006 Incentive Award Plan
10.2	Stockholder Rights Plan
10.3

Asset Purchase Agreement by and among Green Bus lines, Inc., Command Bus Company, Inc., Triboro Coach Corp., Jamaica Buses, Inc. Varsity Transit, Inc., GTJ Co., Inc. and the City of New York dated November 29, 2005.

10.4	Agreement of Lease between Green Bus Holding Corp., Landlord and the City of New York, Tenant: Premises 49-19 Rockaway Beach Boulevard, Arverne, New York for term commencing .
10.5	Agreement of Lease between Green Bus Holding Corp., Landlord and the City of New York, Tenant: Premises 165-25 147th Avenue, Jamaica, New York for term commencing .
10.6	Agreement of Lease between Jamaica Bus Holding Corp., Landlord and the City of New York, Tenant: Premises 114-15 Guy Brewer Boulevard, Jamaica, New York for term commencing .
10.7	Agreement of Lease between Triboro Coach Holding Corp., Landlord and the City of New York, Tenant: Premises 85-01 24th Avenue East Elmhurst, New York for term commencing .
10.8	Agreement of Lease betwen GTJ Co., Inc., Landlord and Avis Rent A Car System, Inc., Tenant: Premises 23-85 87th Street, East Elmhurst, New York for term commencing .
10.9	Lease by and between GTJ Co., Inc., Landlord and Varsity Bus Co., Inc., Tenant: Premises 626 Wortman Avenue, Brooklyn, New York and Cozine Avenue, Brooklyn, New York for term commencing .
23.1*	Consent of Ruskin Moscou Faltischeck, PC (included in Exhibit 5.1)
23.2	Consent of Weiser, LLP
24.1	Power of Attorney (included on Signature Page)

*                    To be filed by amendment.

Item 37.                 Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 34 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   That, all post-effective amendments will comply with the applicable forms, rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) in effect at the time such post-effective amendments are filed.

(4)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)   That, for the purpose of determining liability under the Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The Registrant undertakes to send to each stockholder at least on an annual basis a detailed statement of any transactions with the officers, directors or their affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the officers, directors or their affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The Registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full year of operations of the Registrant.

The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

The Registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10 percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 26 day of July, 2006.

GTJ REIT, INC.
By:	/s/ Jerome Cooper
Jerome Cooper,
Chief Executive Officer
By:	/s/ Michael Kessman
Michael Kessman
Chief Accounting Officer

POWER OF ATTORNEY

Each of the persons whose signature appears below hereby constitutes and appoints Jerome Cooper and Paul A. Cooper, and each of them or either of them as his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jerome Cooper	Chief Executive Officer and Director	July 28, 2006
Jerome Cooper
/s/ Paul Cooper	Vice President and Director	July 28, 2006
Paul Cooper
/s/ Douglas A. Cooper	Vice President and Director	July 28, 2006
Douglas A. Cooper
/s/ Michael Kessman	Chief Accounting Officer (Chief Accounting Officer)	July 28, 2006
Michael Kessman
/s/ John Feerick	Director	July 28, 2006
John Feerick
/s/ David Jang	Director	July 28, 2006
David Jang
/s/ John J. Leahy	Director	July 28, 2006
John J. Leahy
/s/ Donald M. Schaeffer	Director	July 28, 2006
Donald M. Schaeffer

EXHIBIT LIST

Exhibit
Number		Exhibit
1.1		Merger Agreement and Plan Merger (included as Attachment A)
3.1		Articles of Incorporation of the Registrant
3.2		Bylaws of the Registrant
4.1		Specimen Common Stock Certificate
5.1	*	Opinion of Ruskin Moscou Faltischek, P.C.
10.1		Form of 2006 Incentive Award Plan
10.2		Stockholders Rights Plan
10.3

Asset Purchase Agreement by and among Green Bus lines, Inc., Command Bus Company, Inc., Triboro Coach Corp., Jamaica Buses, Inc. Varsity Transit , Inc., GTJ Co., Inc. and the City of New York dated November 29, 2005.

10.4		Agreement of Lease between Green Bus Holding Corp., Landlord and the City of New York, Tenant: Premises 49-19 Rockaway Beach Boulevard, Arverne, New York for term commencing .
10.5		Agreement of Lease between Green Bus Holding Corp., Landlord and the City of New York, Tenant: Premises 165-25 147th Avenue, Jamica, New York for term commencing .
10.6		Agreement of Lease between Jamaica Bus Holding Corp., Landlord and the City of New York, Tenant: Premises 114-15 Guy Brewer Boulevard, Jamaica, New York for term commencing .
10.7		Agreement of Lease between Triboro Coach Holding Corp., Landlord and the City of New York, Tenant: Premises 85-01 24th Avenue East Elmhurst, New York for term commencing .
10.8		Agreement of Lease between GTJ Co., Inc., Landlord and Avis Rent A Car System, Inc., Tenant: Premises 23-85 87th Street, East Elmhurst, New York for term commencing .
10.9		Agreement of Lease between GTJ Co., Inc., Landlord and Varsity Bus Co., Inc., Tenant: Premises 626 Wortman Avenue, Brooklyn, New York and Cozine Avenue, Brooklyn, New York for term commencing .
23.1	*	Ruskin Moscou Faltischeck, P.C. (included in Exhibit 5.1)
23.2		Consent of Weiser, LLP (following this page)
24.1		Power of Attorney (included on Signature Page)

*                    To be filed by amendment.

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-11 of our reports dated July 21, 2006, related to the consolidated financial statements of Green Bus Lines, Inc. and Subsidiary, Triboro Coach Corporation and Subsidiaries, Jamaica Railways, Inc. and Subsidiaries and GTJ Co., Inc. and Subsidiaries and the financial statements of Command Bus Company, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, which appear in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

Weiser LLP
New York, NY
July 28, 2006